Exhibit 2
THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to what action you should take, you should immediately seek your own independent financial advice from your stockbroker, bank manager, solicitor or other independent professional adviser authorised under the Financial Services and Markets Act 2000 who specialises in advising upon investment in shares and other securities if you are resident in the United Kingdom or, if not, from another appropriately authorised financial adviser in your own jurisdiction. The whole of the text of this Prospectus should be read, but your attention is, in particular, drawn to Part II entitled “Risk factors” on pages 10 to 27 of this Prospectus for a discussion of the risks that might affect the value of your shareholding in Catlin.
If you have sold or otherwise transferred all of your Catlin Shares or Wellington Shares, please send this document and the accompanying documents to the purchaser or transferee or to the bank, stockbroker or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee.
The distribution of this document in jurisdictions other than the UK may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions. Any failure to comply with such restrictions may constitute a violation of the securities laws of any such jurisdiction.
This document, which comprises a prospectus relating to Catlin prepared in accordance with the Prospectus Rules has been approved as such by the Financial Services Authority in accordance with Section 85 of the Financial Services and Markets Act 2000. A copy of this document has been filed with the Financial Services Authority and has been made available to the public in accordance with paragraph 3.2.1 of the Prospectus Rules.

Applications will be made to the UK Listing Authority for the New Catlin Shares to be admitted to the Official List and to the London Stock Exchange for the New Catlin Shares to be admitted to trading on the London Stock Exchange’s market for listed securities. Admission to the Official List together with admission to trading on the London Stock Exchange’s market for listed securities constitutes admission to official listing on a stock exchange. It is expected that Admission will become effective and dealings in the New Catlin Shares will commence at 8.00 am on the Business Day following the day on which the Offer is declared unconditional in all respects.

Catlin Group Limited
incorporated and registered in Bermuda under registration number 26680

Proposed issue of up to 88,483,888 Common Shares in the Company to Wellington Shareholders
in connection with the Offer for Wellington Underwriting plc
and
Applications for admission of up to 88,483,888 Common Shares in the Company to the Official List
and to trading on the London Stock Exchange’s market for listed securities
JPMorgan Cazenove
Sponsor and Financial Adviser

Capitalised terms have the meanings ascribed to them in the “Definitions” section of this document.
JPMorgan Cazenove is acting exclusively for Catlin as sponsor and financial adviser in relation to the listing of the New Catlin Shares on the Official List and their admission to trading on the London Stock Exchange’s market for listed securities. JPMorgan Cazenove is not acting for, nor will be responsible to, any person other than Catlin for providing the protections afforded to its clients or for advising any other person on the contents of this Prospectus or any transaction or arrangement referred to herein.

Catlin and the Catlin Directors, whose names appear in Part IV of this document, accept responsibility for the information contained in this document. To the best of the knowledge and belief of Catlin and the Catlin Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.
The directors of Wellington accept responsibility for the Wellington Information contained in this document. To the best of the knowledge and belief of the directors of Wellington (who have taken all reasonable care to ensure that such is the case), the information in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

All references to the Common Shares or to Catlin Shares in this document shall be deemed, where the context permits, to be references to the Depositary Interests.
The Bermuda Monetary Authority (the “BMA”) must approve all issues and transfers of shares of a Bermuda exempted company under the Exchange Control Act of 1972 and regulations thereunder (the “ECA”). The BMA has given a general permission which will permit the sale of New Catlin Shares and the free transferability of such shares under the ECA so long as the Catlin Shares are admitted to trading on the London Stock Exchange. The BMA does not accept any responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed herein.
Any person who directly or indirectly becomes a shareholder controller of an insurer whose shares or the shares of its parent company are listed on any stock exchange recognised by the Bermuda Monetary Authority must notify the Bermuda Monetary Authority in writing within 45 days of becoming such a holder. The Bermuda Monetary Authority may, by written notice, object to any shareholder controller continuing to be a shareholder controller if it appears to the Bermuda Monetary Authority that the person is no longer fit and proper to be such a holder. An insurer must give notice to the Bermuda Monetary Authority, within 45 days, of the fact that any person has become or ceases to become a shareholder controller of the insurer. Failure to comply with any of the above constitutes an offence.
Notice to US holders of Wellington Shares
The Offer will be for the securities of a UK company and is subject to UK disclosure requirements, which are different from those of the United States. The Offer will be made in the United States pursuant to an exemption from the offer and registration requirements under the US securities laws and otherwise in accordance with the requirements of the City Code. The Offer will not be made available in any jurisdiction in the United States in which the making of the Offer or the right to tender Wellington Shares would not be in compliance with the laws of such jurisdiction or would be subject to restrictions. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and law. Financial statements included in this document have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of US companies.
The receipt of cash and shares, pursuant to the Offer by a US holder of Wellington Shares will be a taxable transaction for US federal income tax purposes and may be a taxable transaction under applicable US state and local, as well as foreign and other, tax laws. Each holder of Wellington Shares is urged to consult his independent professional adviser immediately regarding the tax consequences of acceptance of the Offer. For further information see “United States taxation” in Part XIII of this document.
It may be difficult for US holders of Wellington Shares to enforce their rights and any claim they may have arising under the US federal securities laws, since Catlin and Wellington are located in non-US jurisdictions, and some or all of their officers and directors may be residents of non-US jurisdictions, US holders of Wellington Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.
Neither the US Securities and Exchange Commission nor any US state securities commission has approved or disapproved the securities offered in connection with the Offer, or determined if this document or the Offer is accurate or complete. Any representation to the contrary is a criminal offence.
US securities laws may restrict the ability of US holders of New Catlin Shares to participate in certain rights offerings or share or security dividend alternatives which Catlin may undertake in the future, in the event Catlin is unable or chooses not to register those securities under the US securities laws and is unable to rely on an exemption from registration under those laws. While Catlin is not currently planning any transaction of this type, Catlin may take such actions in the future and there can be no assurance that it will be feasible to include US holders of New Catlin Shares in those actions.
If the Wellington Shares held by a US shareholder participating in the Offer are subject to restrictions on transfer under the US securities laws at the time of exchange then the New Catlin Shares acquired by such shareholder will also be restricted to the same extent and proportion as the Wellington Shares tendered by such shareholder in the Offer.

PART I
SUMMARY INFORMATION
The following summary should be read as an introduction to and in conjunction with the full text of this document. Any decision to invest in Catlin, the Acquisition and/or the Offer should be based on a consideration of the Prospectus as a whole.
Following the implementation of the relevant provisions of the Prospectus Directive (Directive 2003/71/ EC) (the “Prospectus Directive”) in each member state of the European Economic Area (“EEA”), civil liability attaches to those persons responsible for the summary, including any translation of the summary, but only if the summary is misleading, inaccurate or inconsistent when read together with the other parts of this document. Where a claim relating to the information contained in this document is brought before a court, the plaintiff investor might, under the national legislation of the EEA States, have to bear the costs of translating this document before legal proceedings are initiated.

1.	Introduction
On 30 October 2006, the Boards of Catlin and Wellington announced that they had agreed the terms of a recommended offer to be made by Catlin for the entire issued and to be issued share capital of Wellington.

2.	Summary terms of the Offer
The Offer is being made on the following basis:
for each Wellington Share 0.17 New Catlin Shares and 35 pence in cash
Based on the Closing Price of Catlin on 22 November 2006, the Offer values each Wellington Share at approximately 122 pence and values the existing issued share capital of Wellington at approximately £602 million.
A Mix And Match Facility will be available to Wellington Shareholders pursuant to which Wellington Shareholders accepting the Offer may, subject to availability, elect to vary the proportions in which they receive New Catlin Shares and cash in respect of their holdings of Wellington Shares.
Full acceptance of the Offer, were no options or awards existing under the Wellington Share Schemes to be exercised, would result in the issue of approximately 84 million New Catlin Shares representing approximately 34 per cent. of the issued common share capital of Catlin as enlarged by the Acquisition. In addition, Wellington Shareholders will receive cash consideration, in aggregate, of approximately £173 million.

3.	Background to and reasons for the Offer
Catlin and Wellington’s existing businesses are a strong complementary fit and the Acquisition is expected to bring material benefits to both businesses. The Enlarged Group will be a major international specialty insurance business with well established underwriting platforms in the United Kingdom and Bermuda and a significantly enhanced underwriting and distribution platform in the United States.
Both businesses have strong operational and underwriting expertise which will be further strengthened and diversified through the combination. While both Catlin and Wellington have among the largest Lloyd’s syndicates, Catlin has a well developed Bermuda platform — an area where Wellington, prior to the Announcement, had plans to expand. In the US, Wellington has a growing business generating approximately $280 million in gross premiums written in 2006 which will accelerate Catlin’s existing plans to develop in that market. The combination therefore creates the opportunity for both significant cost savings and revenue growth. Each of Catlin’s core operating platforms — the Catlin Syndicate, Catlin Bermuda, Catlin US and Catlin UK — will be strengthened as a result of the Acquisition.

4.	Financial effects on Catlin
The Acquisition is expected to be earnings neutral for Catlin in 2007 (after restructuring charges) and significantly earnings enhancing in 2008 and beyond, delivering post-tax synergies of $70 million, projected to be achieved in full by 2008. This statement does not constitute a profit forecast and should not be interpreted to mean that the earnings per Catlin Share in the first full financial year following the Acquisition, or in any subsequent period, would necessarily be greater than those in the preceding financial year. Had the Acquisition taken place on the first day of the last full financial year, it would have had a dilutive effect on Catlin’s earnings.

PART I — SUMMARY INFORMATION

5.	Financing the Offer
As part of the financing of the Acquisition, JPMorgan has provided Catlin with an underwritten bridge financing facility of $500 million. Catlin intends to refinance this facility with an issue of subordinated debt by the end of the first quarter of 2007, subject to market conditions.

6.	Information on Catlin
Established in 1984, Catlin is an international specialist property and casualty insurer and reinsurer, writing more than 30 classes of business from four underwriting platforms:

•	the Catlin Syndicate, which is one of the largest syndicates at Lloyd’s based on 2006 premium capacity of £480 million and is a recognised leader of numerous classes of specialty insurance and reinsurance;

•	Catlin Bermuda, which underwrites property treaty and casualty treaty reinsurance and property and casualty insurance and also provides reinsurance support for other Catlin underwriting platforms;

•	Catlin UK, which specialises in underwriting commercial non-life insurance for UK clients; and

•	Catlin US, a Texas-domiciled insurer expected to commence operations soon.
In addition to the underwriting platforms, Catlin maintains a network of international offices that source business locally and regionally for the underwriting platforms.
For the half year to 30 June 2006, the Catlin Group reported record net income and profit before tax on a US GAAP basis of $147.3 million (source: Catlin Group’s unaudited interim financial statements) and $167.4 million (source: Catlin Group’s unaudited interim financial statements) respectively and wrote gross premiums of $903.1 million (source: Catlin Group’s unaudited interim financial statements). As at 22 November 2006, Catlin had a market capitalisation of approximately £836 million.

7.	Information on Wellington
Wellington was established in its current form in November 1996, following the merger of Wellington Underwriting Holdings Limited with Wellington. The core of Wellington Group’s business is in the Lloyd’s insurance market where the Wellington Group manages and underwrites an diversified book of insurance and reinsurance business.
The Wellington Group currently conducts its underwriting activities through:

•	the management by WUAL of Syndicate 2020, and its participation on Syndicate 2020 through the Wellington Corporate Members;

•	WUI, an underwriting agency in the United States which underwrites or introduces insurance and reinsurance business to Syndicate 2020; and

•	WSIC, a non-admitted excess and surplus lines carrier in the United States which writes direct casualty and non-catastrophe property business for small commercial specialty risks in the United States and which has an AM Best rating of A- (excellent).
For the six months to 30 June 2006, the Wellington Group reported gross written premiums of £357.7 million and profits after tax (on an IFRS basis) of £17.6 million. As at 22 November 2006, Wellington had a market capitalisation of approximately £585 million.

8.	Further details of the Offer
The Offer is conditional, inter alia, on the approval of the Acquisition by Catlin Shareholders at the General Meeting to be held on 12 December 2006, on Catlin receiving acceptances to the Offer for 90 per cent. (or such lesser percentage greater than 50 per cent. as Catlin may decide) of the Wellington Shares to which the Offer relates and on the receipt of regulatory approvals. The Offer is also subject to other conditions customary for a transaction of this nature.

9.	Management and employees
Following the Acquisition, Catlin’s senior management will continue to lead the Enlarged Group in their current roles. The Board of Catlin, however, recognises the importance of the skills and experience of the existing management and employees of Wellington and believes that they will be an important factor for the continuing

PART I — SUMMARY INFORMATION

success of the Catlin Group. Catlin also recognises the importance of retaining and incentivising key Wellington people as the two businesses come together and therefore intends to put in place appropriate retention arrangements to ensure a smooth transition and appropriate recognition, with these arrangements being applied consistently to key people across the Enlarged Group.

10.	Current trading and prospects
Catlin released its unaudited interim results for the six months to 30 June 2006 on 8 September 2006. At that time, Catlin reported record net income of $147.3 million (source: Catlin Group’s unaudited interim financial statements) and gross premiums written increased by 15.5 per cent. to $903.1 million (source: Catlin Group’s unaudited interim financial statements). Catlin also reported on the positive rating environment in catastrophe exposed classes of business following the 2005 US Hurricanes. Catlin reported that weighted average premium rates for catastrophe exposed classes of business rose by 37 per cent. (source: Catlin Group’s unaudited management information) during the first six months of 2006, while weighted average premium rates for other classes of business decreased by 2 per cent. (source: Catlin Group’s unaudited management information). Weighted average premium rates for all classes increased by 12 per cent. (source: Catlin Group’s unaudited management information). The underlying trends that Catlin experienced in the period ended 30 June 2006 remained largely unchanged during the period ended 30 September 2006 with both premium volume and loss activity remaining within management’s expectations and the rating environment continued to be favourable.
The 2006 Atlantic hurricane season has been benign to date, in sharp contrast to the exceptional hurricane activity during 2005. Notwithstanding the fact that the Atlantic hurricane season has not yet concluded, the Catlin Directors are of the view that market conditions remain favourable and that Catlin is looking ahead with optimism to the remainder of 2006 and into 2007.
11.                2006 final dividend
The Board of Catlin expects to declare a 2006 final dividend of 17 pence, bringing the full year 2006 dividend to 23 pence per Catlin Share. This represents an increase of 48 per cent. on the full year 2005 dividend paid to Catlin Shareholders.
The New Catlin Shares will qualify for the 2006 final dividend which is expected to be paid to shareholders of the Enlarged Group in May 2007. The rebased dividend will deliver significant income uplift to Wellington Shareholders.

12.	Listing and dealing
Applications will be made to the UK Listing Authority for the New Catlin Shares to be admitted to the Official List and to trading on the London Stock Exchange’s market for listed securities. It is expected that Admission will become effective and that dealings for normal settlement in the New Catlin Shares will commence at 8 am on the Business Day following the day on which the Offer is declared unconditional in all respects.

13.	Risk factors
Investors should consider the risks normally associated with companies of a similar nature to Catlin. Summarised below are some of the key risks that apply to the Group.

a)	Risks relating to the Group and the insurance industry

•	the underwriting of insurance and reinsurance risks is, by its nature, a high risk business. Earnings can be volatile and losses might be incurred which would have an adverse effect on the Group’s financial results, condition and ability to pay dividends on the Shares (“adverse financial effects”)

•	the occurrence of catastrophe events could have adverse financial effects

•	the insurance business is historically cyclical and highly competitive

•	the failure of any of the loss limitation methods employed by the Group could have adverse financial effects

•	if actual losses exceed the Group’s loss and loss expense reserves, Catlin may suffer adverse financial effects

•	the Group is exposed to further losses from the 2005 US Hurricanes

•	the Group has significantly expanded its operations in recent years and plans to continue its growth and might not effectively manage the growth of its operations

PART I — SUMMARY INFORMATION

•	interest rate changes might have adverse financial effects on the Group’s investment performance

•	reinsurance may not be available at acceptable terms, or may not be adequate for actual loss experience

•	the Group is subject to the credit risk of its reinsurers

•	a deterioration in the financial strength ratings issued for Group companies by A.M. Best and Standard & Poor’s could affect the Group’s standing among brokers and customers

•	the Group’s operating results could be adversely affected by currency fluctuations

•	the terms of the credit facilities available to the Group impose restrictions on operations, and may restrict growth, result in a competitive disadvantage and adversely affect its ability to conduct business

•	the Group might require additional capital in the medium to long-term that might not be available or might only be available on unfavourable terms

•	the Group outsources a number of internal functions

•	the Group’s computer and data processing systems could fail

•	the protection provided by the US Terrorism Risk Insurance Act is uncertain

•	the Group depends on brokers and coverholders to distribute its products

•	the Group’s key operating subsidiaries are subject to regulation by, amongst others, the FSA, Lloyd’s and various US state insurance regulators and enforcement of current regulation or changes to regulation could have an adverse financial effect

•	the Group could be affected by the loss of one or more key employees

•	if the Group underestimates the outcome of litigation, it could suffer adverse financial effects

•	the Cessation Application may not be approved

•	the City Code does not apply to Catlin — Catlin Shareholders do not have the benefit of protections provided by the City Code in relation to takeover activity or a change of control of Catlin

b)	Risks relating to the Acquisition

•	the failure to realise the anticipated benefits and synergies of the Acquisition could have adverse financial effects

•	Catlin may waive the acceptance condition at a level of acceptances which does not allow a compulsory acquisition by Catlin of the remaining Wellington Shares

•	completion of the Acquisition is conditional on financial services regulatory and anti-trust clearances

c)	Risks relating to the Catlin Shares

•	the ability to declare and pay dividends on the Catlin Shares is limited by law and by the ability of subsidiaries to pay dividends or extend loans

•	Catlin’s Bye-laws restrict shareholders from bringing legal action against its officers and directors

d)	Risks relating to taxation

•	Catlin may become subject to taxes in Bermuda after 2016

•	the impact of the OECD’s review of harmful tax practices is uncertain

•	if Catlin were deemed to be engaged in business in the United States it could have an adverse financial effect

•	under certain circumstances, a shareholder may be required to pay taxes on his pro rata share of non-US subsidiaries’ related party insurance income of Catlin and its non-US subsidiaries

e)	Forward-looking statements

•	a number of factors could cause the actual results of the Group to differ materially from the forward-looking statements in this document

PART I — SUMMARY INFORMATION

14.	Additional information

a)	Significant change
There has been no significant change in the financial or trading position of the Catlin Group since 30 June 2006, being the date to which the latest unaudited published financial information of the Catlin Group was prepared. There has been no significant change in the financial or trading position of the Wellington Group since 30 June 2006, being the date to which the latest unaudited published financial information of the Wellington Group was prepared.

b)	Working capital
Catlin is of the opinion that, taking into account bank and other available facilities, the Catlin Group has sufficient working capital for its present requirements, that is, for at least 12 months following the date of this document.

c)	Expenses
The total costs and expenses payable by Catlin in connection with the Acquisition are expected to amount to approximately £13.4 million, excluding amounts in respect of VAT.

15.	Selected financial and other information for Catlin Group
The following table sets forth selected historical consolidated financial and other information for Catlin Group as at and for the six months ended 30 June 2006 (unaudited) and as at and for the years ended 31 December 2005, 2004 and 2003 (all audited). The selected historical consolidated financial information set forth below has been derived from Catlin’s unaudited interim consolidated financial statements and its audited consolidated financial statements. This selected consolidated financial information should be read in conjunction with and is qualified by reference to these financial statements and the related notes. The following consolidated statement of income and consolidated balance sheet data have been prepared in conformity with US GAAP.

PART I — SUMMARY INFORMATION

	As at and for
	the six months
	ended 30 June(5)		As at and for the year ended 31 December(6)

US$ thousands, except percentages	2006	2005	2005	2004	2003
Revenues
Gross premiums written	903,145	781,739	1,386,600	1,433,836	1,198,214
Reinsurance premiums ceded	(137,152)	(123,044)	(197,501)	(187,331)	(113,080)

Net premiums written	765,993	658,695	1,189,099	1,246,505	1,085,134
Change in net unearned premiums	(123,510)	(31,609)	27,343	(85,395)	(240,187)

Net premiums earned	642,483	627,086	1,216,442	1,161,110	844,947
Net investment income	51,922	36,849	82,147	46,974	23,796
Net realised (losses)/gains on investments	(7,633)	1,339	(1,520)	3,358	1,151
Net realised gains/(losses) on foreign currency exchange	28,314	(21,545)	(13,791)	8,865	10,024
Other income	172	284	741	759	52

Total revenues	715,528	644,013	1,284,019	1,221,066	879,970

Losses and loss expenses	316,564	305,273	865,285	660,437	424,625
Policy acquisition costs	157,157	159,548	305,539	302,791	250,111
Administrative expenses	61,790	40,968	61,865	57,294	43,674
Other expenses	12,348	11,889	23,665	26,602	15,210

Total expenses	547,859	517,678	1,256,354	1,047,124	1,047,124

Income before income tax expense	167,399	126,335	27,665	173,942	146,350
Income tax expense	(20,089)	(15,160)	(8,003)	(19,886)	(19,337)

Net income	147,310	111,175	19,662	154,056	127,013

Balance sheet information
Total investments and cash	2,498,911		2,371,360	1,982,712	1,237,215
Total assets	4,403,357		3,859,983	3,373,126	2,392,464
Unpaid losses and loss expenses	1,950,583		1,995,485	1,472,819	962,535
Unearned premiums	872,898		663,659	722,891	612,325
Total stockholders’ equity	1,091,214		931,081	971,187	638,637
Other information
Loss ratio(1)	49.3%		71.1%	56.9%	50.3%
Expense ratio(2)	35.4%		32.0%	32.5%	35.7%
Combined ratio(3)	84.7%		103.1%	89.4%	86.0%
Tax rate(4)	12.0%		28.9%	11.4%	13.2%

(1)	Calculated as losses and loss expenses divided by net premiums earned.

(2)	Calculated as the total of policy acquisition costs and other expenses, less financing and amortization expenses, divided by net premiums earned.

(3)	Total of loss ratio plus expense ratio.

(4)	Calculated as income tax expense divided by income before income taxes.

(5)	Source: Catlin Group’s unaudited interim financial statements.

(6)	Source: Catlin Group’s audited financial statements.

PART II
RISK FACTORS

Investors should carefully consider the following factors and other information in this document before making an investment decision. Some of these factors apply to the insurance business generally, while others are specific to the Group. The risks and uncertainties described below are not the only ones facing the Group. Additional risks and uncertainties not presently known or risks that are currently deemed immaterial may also impair the Group’s business operations. If any of the following risks actually occurs, the Group’s business, financial condition or results of operations could be materially adversely affected. In that event, the value of the Shares could decline, and investors might lose all or part of their investment.
Risks relating to the Group and the insurance industry
(a)   The underwriting of insurance and reinsurance risks is, by its nature, a high-risk business. Earnings can be volatile and losses might be incurred which would have the effect of reducing shareholders’ funds and the ability to pay dividends on the Shares
The assumption of insurance and reinsurance risks is, by nature, a high-risk business. It is not possible to predict with certainty whether a single risk or a portfolio of risks will result in a loss, or the timing and severity of any loss that does occur. As a result, earnings of the Group may be volatile. Further, the past results of Catlin and Wellington are a historical record and may not necessarily be a reliable guide to future prospects as, among other things: previously profitable business could become unprofitable; the nature of business written or market conditions could change; reserves created against future claims could prove to be inadequate; a reinsurance program could be insufficient or the Group’s reinsurers could fail.
It is inherently difficult to forecast the Group’s performance trends and returns. Not only do underwriting results change but investment returns, which form an important part of the financial return to the Group, are also affected by, among other things, interest rates, exchange rates, taxation changes and other economic events that are outside the Group’s control. Losses may impact the Group’s ability to pay dividends on the Shares.
(b)   The occurrence of catastrophic events could have a material adverse effect on the Group’s financial results, condition and ability to pay dividends on the Shares
The Group’s property and casualty insurance and reinsurance contracts cover catastrophic events such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, floods, riots, acts of terrorism and other natural or man-made disasters. Because the Group underwrites property and casualty insurance and reinsurance and thereby has large aggregate exposures to natural and man-made disasters, its loss experience generally will include infrequent events of great severity. These included, in 2005, Hurricanes Katrina, Rita and Wilma, which, in the case of Katrina, led to the largest insured loss in history. The frequency and severity of catastrophe losses are inherently unpredictable. Increases in the values and geographic concentrations of insured property and the effects of inflation have resulted in increased severity of industry losses in recent years and we expect that those factors will increase the severity of catastrophe losses in the future. The volatility is compounded by accounting principles that do not permit the Group to reserve for such catastrophic events until they occur. In addition, depending on the nature of the claim, the speed with which claims are made and the terms of the policies affected, the Group may be required to make large claims payments upon short notice. Consequently, losses from catastrophic or extreme events are likely to have a material adverse effect on the Group’s results of operations or financial condition and could impact the Group’s ability to pay dividends on the Shares.
(c)   The insurance business is historically cyclical and highly competitive, and as a result the Group expects to experience highly competitive periods with excess underwriting capacity and unfavorable premium rates
The insurance and reinsurance industry has historically experienced significant fluctuations in pricing and operating results due to competition, frequency or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Insurance and reinsurance capacity is related to prevailing premium rates, the level of insured losses and the level of industry surplus that, in turn, might fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industry and other factors. As a result, the insurance and reinsurance business historically has been a cyclical industry characterised by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels.

PART II — RISK FACTORS

Following the extreme hurricane-related losses from 2005, there has been substantial new capital entering into the insurance industry. This increase in capital, added to retained earnings from a period of profitable underwriting conditions, could suppress pricing, encourage less favorable policy terms and dilute demand for some or all of the Group’s products.
In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers might affect the cycles of the insurance and reinsurance business significantly. The Group expects to continue to experience the effects of this cyclicality, which, during down periods, could harm its financial condition, profitability or cash flows and its ability to pay dividends on the Shares.
In the reinsurance business, other financial institutions are now able to offer services similar to those that the Group offers. Financial institutions have also created alternative capital market products, such as reinsurance securitisation, that compete with reinsurance products. Such alternative products might be perceived to be more beneficial for some ceding companies than reinsurance offered by reinsurance companies and could result in lower demand for certain of the Group’s products.
Some of the Group’s competitors have greater name and brand recognition than Catlin. Many of them also have more (in some cases substantially more) capital and greater marketing and management resources, and might offer a broader range of products and more competitive pricing than the Group does.
The Group’s competitive position is based on many factors, including its perceived overall financial strength, ratings assigned by independent rating agencies, geographic scope of business, client relationships, premiums charged, contract terms and conditions, products and services offered (including the ability to design customised programs), speed of claims payment, reputation, experience and qualifications of employees and local presence. If competition limits the Group’s ability to write new business at adequate rates, its profitability and return on capital could be adversely affected.
(d)   The failure of any of the loss limitation methods employed by the Group could have a material adverse effect on the Group’s financial condition or its results of operations and on the Group’s ability to pay dividends on the Shares
The Group seeks to limit its exposure to insurance and reinsurance losses through a number of loss limitation methods, including internal risk management and security procedures, and through the purchase of outwards reinsurance. The underwriting processes employed by the Group includes the setting and monitoring of underwriting guidelines, the monitoring and control of risks written (including peer review) and the ongoing review of premium rate adequacy. Underwriting is a matter of judgment involving important assumptions about matters that are inherently unpredictable and beyond the Group’s control and for which historical experience and probability analysis might not provide sufficient guidance.
The Group seeks to limit its loss exposure by various means, including on occasion by writing coverage on an excess-of-loss basis, setting appropriate per-occurrence and/or aggregate limits, limiting aggregate exposures, excluding certain risks and otherwise restricting the terms and conditions it offers. Various provisions in the Group’s policies, such as limitations or exclusions from coverage or choice of forum, might not be enforceable in the manner the Group intends due to, among other things, disputes relating to coverage and choice of legal forum.
In addition, the Group seeks to limit its loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the definition of probable maximum losses, specification of the areas constituting the zones and the inclusion of a particular policy within a particular zone’s limits.
Notwithstanding the risk mitigation and underwriting controls employed, one or more catastrophic or other loss events could result in claims that substantially exceed the Group’s expectations, which could have a material adverse effect on their financial condition or results of operations, possibly to the extent of eliminating the Group’s shareholders’ equity, statutory surplus and ability to pay dividends.
(e)   If actual losses exceed the Group’s loss and loss expense reserves, the financial condition and results of operations, and the Group’s ability to pay dividends on the Shares, could be significantly adversely affected
Loss and loss expense reserves represent estimates involving legal analysis and interpretation, and actuarial and statistical projections of the Group’s expectations of the ultimate settlement and administration costs of claims incurred, including those incurred but not reported (IBNR). The Group utilises both proprietary and commercially available actuarial models as well as historical industry loss development patterns to establish appropriate loss and loss expense reserves. Unforeseen losses, the type and magnitude of which the Group cannot

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predict, or losses which exceed the amount estimated, may emerge in the future. Actual losses and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in the Group’s financial statements.
In addition, in relation to its third party reinsurance business, the Group does not separately evaluate each of the individual risks assumed under reinsurance treaties. As a result, the Group is dependent on the original underwriting and reserving decisions made by ceding companies. The Group is therefore subject to the risk that the third party ceding companies might not have adequately evaluated the risks to be reinsured and that the premiums ceded might not adequately compensate the Group for the risks it assumes or that claims may not have been adequately reserved or notified by the cedent.
To the extent that the Group purchases reinsurance, the uncertainties of estimating loss reserves are exacerbated by the significant periods of time that may elapse between the occurrence of an insured loss, the payment by the relevant member of the Group of claims in respect of that loss and the subsequent indemnification by the reinsurer (or retrocessionaire). The Group seeks to mitigate this exposure by purchasing reinsurance and retrocessional protections from parties whom it believes will have the financial resources to respond to claims. However, if that proves not to be the case, the relevant member of the Group may be required to increase its reserves at the time it identifies a meaningful risk of default with a corresponding reduction in net income and this could have an adverse impact on profitability.
Under US GAAP, the Group is not permitted to establish loss and loss expense reserves until an event occurs which might give rise to a loss. Once it becomes aware of such an event, reserves are established based upon estimates of the total losses incurred by the insured or the ceding insurers and an estimate of the portion of such loss the Enlarged Group has insured or reinsured. As a result, only loss and loss expense reserves applicable to losses incurred up to the reporting date (including IBNR) may be set aside, with no allowance for the provision of a contingency reserve to account for expected future loss events. Losses arising from future events will be estimated and recognised at the time the loss event is notified.
It is possible that losses in respect of events that have occurred could exceed the Group’s loss and loss expense reserves and have a material adverse effect on results of operations in a particular period, the Group’s financial position or its ability to pay dividends.
(f)   The Group is exposed to further losses from the 2005 US Hurricanes
As at 30 June 2006, Catlin estimated that the financial impact of the three hurricanes (Katrina, Rita and Wilma) that caused extensive damage in the Gulf of Mexico and the southeastern United States during the second half of 2005 would be a gross loss of approximately $639 million and a net loss after reinsurance recoveries of approximately $360 million. These estimated amounts have been accounted for in Catlin’s profit and loss accounts as shown in the financial statements included elsewhere in this document.
Syndicate 2020 provides capacity to both the direct and reinsurance markets that cover assets both onshore and offshore in the geographical area that was impacted by the 2005 US Hurricanes. As at 30 June 2006, the Wellington Group’s share of the claims is estimated to be £187 million (net of reinsurance and including reinstatement premiums). However, it is likely that the losses arising out of the 2005 US Hurricanes will only be finally determined after several years.
The Wellington Group’s reinsurance protection for hurricane Katrina is now exhausted and therefore its share of any further deterioration in the gross ultimate loss recorded by Syndicate 2020 beyond the estimate referred to above would impact the Group’s results on a pound for pound basis. Reinsurance protection for hurricanes Rita and Wilma in respect of property insurance and reinsurance classes is available; however, the whole account marine reinsurance programme protecting the hurricane Rita loss is exhausted and therefore the Wellington Group’s share of any deterioration in the ultimate gross loss arising from classes protected by this programme would also impact the Group’s result on a pound for pound basis.
Due to the normal course of claims resolution and payment, many of Catlin’s and Wellington’s exposures from these events are not yet fully settled. Hurricane Katrina is the largest insured loss in history and claims related to Katrina are still subject to uncertainty, both in respect of the amount of the original loss and the impact of claims on the reinsurance market. As a result, there is a risk that the Group’s final liability from these hurricane events will differ significantly from the loss currently estimated by Catlin and Wellington.
A substantial portion of the Group’s gross exposure to these events is reinsured. Should there be any significant failure of reinsurers to meet claims on time or at all, the Group will still be obliged to respond under the original

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insurance contracts, and its net losses will be increased to the extent of any such failure, which could have a material adverse effect on the Group’s results and/or liquidity.
(g)   The Catlin Group has significantly expanded its operations in recent years and might not effectively manage the growth of its operations
In recent years the Catlin Group has significantly expanded its operations through the commencement of its operations in Bermuda in 2002, the commencement of Catlin UK in the United Kingdom in early 2004. Members of the Catlin Group have recently opened offices in Cologne, Antwerp, Guernsey, San Francisco, Atlanta, New York, Calgary, Hong Kong, Toronto and Sydney. Catlin UK has also established various regional offices throughout the United Kingdom. These expansions have increased the Catlin Group’s gross premiums written and number of employees. The Group’s ability to manage its growth effectively will require it to enhance its operations, financial, management and underwriting controls, reporting systems, policies and procedures, and to train, motivate and manage its employees and, as required, to implement new management information and control systems. There can be no assurance that the Group will be able to enhance its management information and control systems in an efficient and timely manner or that, if implemented, such enhancements will be adequate to support the Group’s expanded operations. Any inability of the Group to manage successfully its expansion could have a material adverse effect on its business, results of operations and financial condition.
As part of the Group’s rapid growth, it will need to be closely familiar with the risk profile of its expanded operations and manage a more complex allocation of capital resources. If the Group is unable to evaluate properly the relevant risks and utilise appropriately its economic capital, the Group’s business, results of operations and financial condition could be materially adversely affected.
(h)   The Group’s reliance on binding authorities subjects it to certain risks
A proportion of the Group’s business is generated by third-party coverholders underwriting pursuant to binding authorities, under which authority coverholders write business on the Group’s behalf. There is no guarantee that, notwithstanding the risk evaluation and control procedures in place, a coverholder will observe or comply with the terms of its binding authority, including the parameters within which it may underwrite on the Group’s behalf. A coverholder that exceeds its authority to underwrite could expose the Group to unanticipated underwriting losses.
(i)   Interest rate changes and the Group’s investment performance might affect its financial condition and its ability to conduct business and pay dividends and the Group’s ability to pay dividends on the Shares
Catlin holds significant investments to support its liabilities and the Group’s profits will be affected by the returns achieved on its invested assets. These invested assets contain interest sensitive instruments such as bonds, which could be adversely affected by changes in interest rates. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond the Group’s control. Although the Group attempts to manage the risks of investing and borrowing in a changing interest rate environment, it might not be able to mitigate interest rate sensitivity effectively, and a significant increase in rates could have a material adverse effect on the Group’s book value. Over the past year, rising US interest rates have caused a decline in the market value of a number of Catlin’s interest-sensitive assets.
The Group is also exposed to interest rate changes by virtue of the amounts outstanding under its credit facilities Borrowings under its credit facilities bear interest at rates that may fluctuate (including where rates are linked to LIBOR). Increases in interest rates would adversely affect the Group’s income and the cash flow that would be available for the payment of interest and principal under its credit facilities and could affect the ability of the Group to pay dividends on the Shares.
(j)   If reinsurance arrangements are not available under acceptable terms, the financial condition and results of operations of the Group could be adversely affected
From time to time, market conditions have limited, and in some cases have prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance that they consider adequate for their business needs. For example, following the events of the 2005 hurricane season in the United States, terms and conditions in the reinsurance and retrocessional markets generally became less attractive for purchasers of reinsurance as the supply contracted, terms tightened and premium rates increased. The Group believes it has been able to arrange appropriate reinsurance for 2006 and will attempt to do so for 2007. However, should this not be the case or

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should a similar market disruption occur in the future, the Group might not be able to obtain its desired amounts of reinsurance or retrocessional reinsurance. In addition, even if the Group is able to obtain such reinsurance or retrocessional reinsurance, it might not be able to negotiate terms that it deems appropriate or acceptable in terms of price or scope of coverage or obtain such reinsurance or retrocessional reinsurance from entities with satisfactory creditworthiness.
Since the Group purchases most of its reinsurance cover on a calendar year basis, there is a mismatch between the risk exposure inwards which runs across a number of calendar years, and its reinsurance program. The Group therefore runs the significant risk of not being able to purchase sufficient reinsurance (either at all or at an acceptable price) to cover the unexpired portion of risks, with the result that a large loss or losses might not be protected by any reinsurance. Although the Catlin Group has in the past been able to purchase suitable reinsurance, there remains a risk that the Group may not be able to do so in the future.
(k)   Reinsurance purchased by the Group may not be adequate for actual loss experience
The Group follows the customary insurance practice of reinsuring and retroceding with other insurance and reinsurance companies a portion of the risks under the insurance and reinsurance contracts that it writes. These reinsurance and retrocession arrangements are maintained to protect the Group against the severity of losses on individual claims and unusually serious occurrences in which a number of claims produce a large aggregated loss. The amount of coverage purchased is determined by the Group’s risk appetite together with the price, quality and availability of such coverage. Coverages purchased for one year will not necessarily conform to purchases for another year. There can be no assurances that the Group’s reinsurance and retrocessional reinsurance protection will be sufficient for all eventualities. Reinsurance recoverables are the most significant credit risk to the Group.
(l)   The Group is subject to the credit risk of its reinsurers
Reinsurance recoverables are a significant credit risk to the Group. As of 30 June 2006, reinsurance recoverables for the Catlin Group totaled $522.4 million, representing approximately 12 per cent. of Catlin’s total assets and reinsurance recoverables for the Wellington Group totalled £623.3 million, representing approximately 29 per cent. of Wellington’s total assets. A reinsurer’s insolvency, or inability or refusal to make payments under the terms of any of its agreements with a member of the Group, could have a material adverse effect on the Group because that member of the Group remains liable to its insureds.
Although reinsurance does not discharge a Group member from its primary obligation to pay under an insurance policy for losses insured, or under a reinsurance agreement for losses assumed, reinsurance does make the assuming reinsurer or retrocessionaire liable to such Group member for the reinsured or retroceded portion of the risk. Collectability of reinsurance and retrocessions is largely a function of the solvency of reinsurers. The Group Reinsurance Security Committee assesses the security represented by individual reinsurers using both in-house procedures and market and financial information supplied by a third-party consultant. Despite these measures, a reinsurer’s insolvency or inability or unwillingness to make payments under the terms of a reinsurance or retrocession arrangement could have a material effect on the Group’s financial condition or results of operations.
(m)  Certain of the Group’s underwriting subsidiaries and the Catlin Syndicate and the Wellington Syndicate are rated by independent rating agencies and a decline in these financial strength ratings could affect their standing among brokers, agents and customers and cause their sales and earnings to decrease
Competition in the types of insurance and reinsurance businesses that Catlin and Wellington underwrite is based on many factors, including the perceived financial strength of the insurer or reinsurer and ratings assigned by independent rating agencies. The objective of these rating systems is to provide an opinion of an insurer’s financial strength and ability to meet ongoing obligations to its policyholders.
A.M. Best maintains a letter scale rating system ranging from “A++” (Superior) to “F” (In Liquidation). In 2005, A.M. Best affirmed the A (Excellent) ratings of Catlin Bermuda and the Catlin Syndicate. Upon its establishment in 2005, Catlin UK received an A (Excellent) rating. A.M. Best has recently placed the financial strength and issuer credit ratings of Catlin Bermuda and other Catlin Group companies under review with negative implications, and Catlin is actively engaged with A.M. Best to alleviate any concerns that A.M. Best may have. Standard & Poor’s maintains a letter scale rating from “AAA” (Extremely Strong) to “R” (Regulatory Action). In May 2006, Standard & Poor’s assigned a financial strength rating of “A-” to both Catlin Bermuda and Catlin UK. Standard & Poor’s assigned an interactive Lloyd’s Syndicate Assessment of “4–” to the Catlin Syndicate. The Wellington Syndicate is rated A (Excellent) by A.M. Best, 3pi by Standard & Poor’s

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and A2 by Moody’s. WSIC is rated A- (Excellent) by A.M. Best. There is no guarantee that these ratings will be maintained in the future or that they will not be adversely affected by the Acquisition. A downgrade in any of these ratings would adversely affect the Group’s competitive position in the insurance and reinsurance industries and make it more difficult to market its products. A downgrade could, therefore, result in a substantial loss of business as insureds, ceding companies, agents and brokers that place business with the Group companies might move to other insurers and reinsurers with higher ratings or insist on less favorable terms as a condition of continuing to do business. A credit rating downgrade might also give rise to a right of termination or amendment of the Group’s credit facilities and/or certain reinsurance contracts written by members of the Group.
The majority of cedents and brokers maintain a listing of acceptable reinsurers, generally based upon credit rating. Failure to qualify for such lists of acceptable reinsurers would seriously reduce the volumes of business presented to the Group’s reinsurance underwriters. In addition, the need to maintain a high rating could require additional capital in the future, particularly if the insurance market softens.
(n)   The Group’s operating results could be adversely affected by currency fluctuations
The Group is exposed to currency fluctuations, predominantly among US dollars, pounds sterling, Canadian dollars and euros, which could affect its earnings. The Group operates in a number of countries and therefore the results of its operations are subject to both currency transaction and translation risk.
Currency transaction risk arises from the mismatch of cash flows due to currency exchange fluctuations. For example, the UK operations incur expenses in pounds sterling but generate revenues in a number of other currencies in addition to sterling, predominantly US dollars and euros. These transactional exposures are managed by converting sufficient cash flows arising in currencies other than pounds sterling into pounds sterling, for example, including through the use of spot or forward exchange contracts and option contracts, to satisfy pounds sterling denominated expenses. The Wellington Group has hedged the sterling value of its investment in Aspen shares by the forward sale of US$ and has hedged the sterling value of the Aspen shares it could acquire under the options it has been granted to acquire Aspen shares (as further described in paragraph 12.4 of Part XIV of this document) by the use of currency options. Save as disclosed, no member of the Group currently engages in any hedging transactions.
Translation risk arises because the Group reports in US dollars, but a significant portion of the underlying premiums, reserves, operating expenses and acquisition costs are denominated in other currencies. A portion of the Enlarged Group’s loss reserves and investments is also in non-US currencies. The Group might, from time to time, experience losses resulting from fluctuations in the values of these currencies against the US dollar, which could adversely affect its reported results. To minimise exposure to changing rates of exchange, the Group seeks to match assets and liabilities by major currency. However, to the extent that there is a mismatch in net assets, the Group is exposed to currency fluctuations that could adversely affect the total profit/(loss) recognised for the financial period. To the extent that the records of subsidiaries might be maintained in currencies other than US dollars, the Group is subject to additional translation risk since, on consolidation, movements in currency exchange rates would affect its operational results.
(o)   The terms of the credit facilities available to the Group impose restrictions on operations, and may restrict growth, result in a competitive disadvantage and adversely affect its ability to conduct business
The terms of the credit facilities available to the Group contain numerous operating and financial covenants. These covenants limit the Group’s ability, among other things, to:

•	make acquisitions and disposals;

•	make investments;

•	pay dividends and make capital expenditures; and

•	borrow more money for operations or capital in the future.
These restrictions could reduce the Group’s flexibility to respond to changing business and economic conditions, including increased competition in the insurance industry, and could prevent the Group from expanding the business. The Group’s credit facilities are secured by a combination of fixed and floating charges. Further information on the Group’s credit facilities is given in Part XIV of this document.
Compliance with debt covenants in the Group’s credit facilities presents a risk that alternative financing may be required if covenants are breached. The debt covenants in the Group’s credit facilities contain a number of requirements, in particular, that the Group’s total and adjusted net worth remain above set limits and that the

PART II — RISK FACTORS

Lloyd’s Standard & Poor’s rating and the A.M. Best ratings of the Group’s underwriting subsidiaries do not drop two levels from their current position. These requirements represent considerable constraints as they add complexity to capital management and present a risk that alternative financing could be required if the covenants are breached.
(p)   The Group might require additional capital in the medium or long-term future that might not be available or might only be available on unfavourable terms
The Group’s future capital requirements depend on many factors, including loss experience, regulatory changes to capital requirements, the actions of various rating agencies and the Group’s ability to write business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that current capital is insufficient to fund future operating requirements, the Group might need to raise additional funds through financings or curtail its growth and reduce its assets. Any equity or debt financing, if available at all, could be on terms that are not favourable to the Group. If the Group cannot obtain adequate capital on favourable terms or at all, its business, financial condition or operating results could be adversely affected.
(q)  The Group outsources a number of internal functions
The Group makes extensive use of outsourcing to third parties to provide a number of functions, including certain of their loss and claims adjusting, claims payment, premium collection and bookkeeping functions, as well as investment management and investment accounting. The Group must effectively monitor and audit the performance of these third parties to ensure high standards of delivery. To the extent that these outsourcing arrangements impact the FSA-regulated entities within the Group they are also subject to the FSA’s rules and guidance on outsourcing by regulated firms. In the event that the FSA were to determine that the performance of these third parties, or any other aspect of the arrangements, was in some way unsatisfactory, the Group could be required to alter its existing arrangements or enter into arrangements with alternative service providers. There can be no assurance that such a change would not disrupt the Group’s operations, or that the Group would be able to find a suitable service provider or enter into new outsourcing arrangements on acceptable commercial terms. In addition, as regards the FSA-regulated entities within the Group, to the extent that any such change to existing outsourcing arrangements or the entering into of new arrangements were to be regarded as “material”, appropriate prior notification would have to be made to the FSA by those regulated entities in line with the FSA rules and guidance on outsourcing by regulated firms. A failure or delay in providing any such notice could be cause for sanction by the FSA.
(r)   The Group’s computer and data processing systems could fail, be perceived to be insecure or be subject to third party claims, which could adversely affect its business and damage its customer relationships
The Group’s business is highly dependent upon the successful and uninterrupted functioning of its computer and data processing systems. The Group has developed a proprietary underwriting system and data warehouse known as “the FRAME” which is used by most of the Group’s operating subsidiaries. The Group relies on these systems for critical elements of its business process, including, for example, entry and retrieval of individual risk details, premium and claims processing, monitoring aggregate exposures and financial and regulatory reporting. The Group has trained staff committed to the development and maintenance of these systems. However, the failure of these systems could interrupt the Group’s operations or materially impact its ability to conduct business. The Group relies on its own staff to repair any flaws or damage to the system and, if sustained or repeated, a system failure could result in the loss of existing or potential business relationships, or compromise the Group’s ability to pay claims in a timely manner or give rise to regulatory implications, which could result in a material adverse effect on the Group’s financial condition and results of operations. The Group’s insurance might not adequately compensate it for material losses that could occur due to disruptions in its service as a result of computer and data processing systems failure.
The Group retains confidential information regarding its business dealings in computer systems. Therefore, a security breach of the Group’s computer systems could damage their reputation or result in liability. The Group might be required to spend significant capital and other resources to protect against such breaches or to alleviate problems caused by such breaches. Any publicised compromise of security could deter transactions involving the transmission of confidential information. Despite existing security measures, the Group’s data infrastructure could still be vulnerable to physical break-ins, computer viruses, programming errors, infiltration or attacks by third parties or similar disruptive problems, any of which could have a material adverse effect on the Group’s financial condition and results of operations.

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(s)   The protection provided by the US Terrorism Risk Insurance Act is uncertain
The US Terrorism Risk Insurance Act, or TRIA, requires the Group in certain circumstances to offer coverage against acts of terrorism to US insureds. TRIA also imposes various administrative and record-keeping obligations on the Group. In exchange, the US government is required to reimburse insurers for certain losses arising out of certain terrorist acts in accordance with the terms of TRIA. No terrorist events have occurred since the passage of TRIA that would trigger its application, so there remains considerable uncertainty as to how the act would operate in practice. If in the event of a qualifying terrorist attack the US government did not provide reimbursement to the Group in accordance with the Group’s expectations, the Group’s financial results could be detrimentally impacted.
TRIA was originally scheduled to expire on 31 December 2005, but in 2005 was extended until 31 December 2007. There can be no assurance that TRIA will be continued beyond 2007.
(t)   The Group depends on brokers and coverholders to distribute its products; the loss of business provided by brokers and coverholders could have a material adverse effect
The Group relies heavily on brokers to distribute its products. Brokers are independent and therefore no broker is committed to recommend or sell the products of the Group. The Group’s relationships with its brokers are important, and the failure, inability or unwillingness of brokers to market the Group’s products could have a material adverse effect on its financial performance.
In addition, the Group uses a large number of coverholders to distribute its products. Coverholders could, subject to applicable notice provisions, cease doing business with the Group at any time. The loss or deterioration of one or more of these relationships could adversely affect the Group’s financial condition. The Group might not be successful in maintaining its current relationships with its significant coverholders, which could have a material adverse effect on its financial condition or its results of operations.
In addition, the brokers and coverholders present a credit risk to the Group. In accordance with industry practice, the Group generally pays amounts owed on claims under its insurance and reinsurance contracts to brokers, and these brokers, in turn, pay these amounts to the clients that have purchased insurance or reinsurance from the Group. If a broker fails to make such a payment, it is highly likely that the Group will be liable to the client for the deficiency because of local laws or contractual obligations. Likewise, in certain jurisdictions, when the insured or ceding insurer pays premiums for these policies to brokers for subsequent payment to the Group, these premiums might be considered to have been paid and the insured or ceding insurer will no longer be liable to the Group for those amounts, whether or not they actually received the premiums from the broker. Consequently, the Group assumes a degree of credit risk associated with brokers around the world with respect to most of its insurance and reinsurance business.
(u)   The regulatory systems under which the Group operates, and potential changes to these systems, could have a material adverse effect on its business
The conduct of insurance and reinsurance business activities is subject to legal requirements and governmental and quasi-governmental supervision in the various jurisdictions in which the Group operates.
The Group’s ability to conduct insurance and reinsurance business in different countries generally requires the holding and maintenance of various licences, permissions or authorisations, and compliance with rules and regulations promulgated from time to time in these jurisdictions.
A failure to comply with rules and regulations could, in any jurisdiction, lead to, among other things, disciplinary action, the imposition of fines or the suspension or revocation of licences, permissions or authorisations to conduct the Group’s business in that jurisdiction, which could have a material adverse effect on the continued conduct of the Company’s business in a particular jurisdiction. Among other things, insurance laws and regulations applicable to members of the Group could:

•	require the maintenance of certain solvency levels;

•	regulate transactions, including transactions with affiliates and intra-group guarantees;

•	in certain jurisdictions, restrict the payment of dividends or other distributions;

•	require the disclosure of financial and other information to regulators; or

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•	establish certain minimum operational requirements or customer service standards such as the timeliness of finalised policy language (“contract certainty”) or lead time for notice of non-renewal or changes in terms and conditions.
Over the past few years, the insurance industry in the United States, the United Kingdom, Bermuda, Europe and other markets in which the Catlin Group and the Wellington Group operate has been subject to increased scrutiny by regulatory bodies, and such increased scrutiny can be expected to continue in the future. This scrutiny has led to changes in certain legal and regulatory provisions which govern the operations of the Catlin Group and the Wellington Group, and it can be expected that further reviews and changes to applicable laws and regulations will occur in the future. The Group cannot predict the effect that any proposed or future law or regulation might have on its financial condition or results of operations. It is possible that Group entities could be adversely affected by changes in applicable laws or regulations or in their interpretation or reinforcement.
In particular, changes in regulatory capital requirements in the United States, the United Kingdom or Bermuda would impact upon the level of capital reserves required to be maintained by individual Group entities or by the Group.
The Council of Lloyd’s has certain wide discretionary powers to regulate members of Lloyd’s. It can, for instance, vary the method by which the capital solvency ratio is calculated or the investment criteria applicable to funds at Lloyd’s. Any such variation might affect both the Catlin Syndicate’s and the Wellington Syndicate’s overall premium limit or further restrict the use of the Group’s capital. In addition, US regulators require Lloyd’s syndicates trading in certain business in the United States to maintain minimum deposits (which are the subject of various trusts established in the United States, referred to as the US trust funds) as protection for US policyholders. Accordingly, in the event of a major claim arising in the United States, for example from a major catastrophe, syndicates participating in such US business may be required to make cash calls to meet claims payment and deposit funding obligations. Lloyd’s regulations currently restrict the distribution of monies to members of a syndicate for an underwriting year of account until a period of 36 months has expired, subject to the managing agent’s discretion to pay out interim profits after one year. There is also a limited ability for managing agents to withdraw funds from US trust funds other than at the quarterly revision periods.
Any increase in the capital requirements for the Catlin Syndicate or the Wellington Syndicate or an obligation to grant additional funding for the US trust funds would particularly affect the Group, which typically provides, through intra-group financing arrangements, the funds necessary to meet Lloyd’s requirements.
For further information please refer to section headed “Risks relating to Lloyd’s and other regulatory matters” below.
(v)   The Group could be affected by the loss of one or more key employees
The business of the Group might be adversely affected if certain key individuals cease to be employed by the Group or if their services otherwise cease to be available. It might be very difficult for the Group to compensate for the loss of certain key members of senior management. In addition, there is a risk that an underwriter or entire underwriting team for a class of business could leave the Group, which could limit its relevant underwriting platform’s ability to carry on business in certain classes of insurance.
(w)  If the Group underestimates the outcome of litigation, its profitability and ability to pay dividends might be adversely impacted
The Group is involved in litigation in the normal course of its insurance operations and the probable outcome of all such litigation is taken into account in the assessment of claims provisions. If the outcome of such litigation is underestimated, the Group’s results, and its ability to pay dividends, could be impacted accordingly.
Litigation (including litigation to which Group entities are not a party such as litigation involving their insureds under third party liability policies or their reinsureds) might have an adverse impact upon the Group’s business in that decisions of the courts may increase its claims costs under affected contracts or, more generally, might expand the scope of legal liabilities for the Group or its insureds and reinsureds. Such an expansion of liability could increase the amount of claims which have to be paid by the Group.

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(x)   The City Code does not apply to Catlin because it is incorporated in Bermuda. Shareholders will not have the benefit of protections provided by the City Code in relation to takeover activity or a change of control of Catlin
As Catlin is incorporated in Bermuda, the City Code does not apply to it. Bermuda law does not contain any provisions similar to those applicable in the UK which are designed to regulate the way in which takeovers are conducted. It is therefore possible that an offeror may be able to gain control of Catlin in circumstances where non-selling holders of Catlin Shares do not receive, or are not given the opportunity to receive, the benefit of any control premium paid to selling holders of Catlin Shares. The Company’s Bye-laws contain certain takeover related protections, although these do not provide the full protections afforded by the City Code and enforcement of such provisions is the responsibility of Catlin, not the Panel. The relevant provisions of the Company’s Bye-laws are summarised in Part XIV of this document.
(y)   Cessation Application
Wellington has applied to Lloyd’s for consent to the cessation of the Wellington Syndicate and has offered compensation for the proposed cessation to third-party capital providers currently supporting the Wellington Syndicate. There is no guarantee that the cessation application will be approved. If Lloyd’s does not grant its consent for the cessation, neither Wellington nor the Group will be obliged to pay the compensation, but it is expected that the Wellington Syndicate (to the extent supported by third-party capital) will continue in existence, will be managed by the Group and will accept insurance and reinsurance business in parallel with the Catlin Syndicate. In this eventuality, the Group would incur additional expenses to manage the Wellington Syndicate, might not achieve all of the revenue enhancements and cost synergies expected and may incur additional expense in the future to buy out the third-party capacity.
Risks relating to Lloyd’s and other regulatory matters
(a)   General
The Group operates in a regulated industry. Its underwriting activities are regulated by the FSA and franchised by Lloyd’s. The FSA has substantial powers of intervention in relation to the companies and members of Lloyd’s which it regulates, including the power to remove their authorisation to carry out or effect contracts of insurance.
European Directives affect the regulation governing the carrying on of insurance business in the United Kingdom. A new Directive covering the prudential supervision of insurance companies is being developed to replace the existing insurance Directives. The new insurance Directive is presently under consultation and is unlikely to come into force before 2009. Likewise, there is a new reinsurance Directive currently under consultation, which is likely to be implemented in the UK by the end of 2007. There can be no assurance that future legislation will not have an adverse effect on the Group.
(b)   Lloyd’s franchise obligations and the business plan
Following the introduction of the proposals made by the Chairman’s Strategy Group for the modernisation of the Lloyd’s market, all Lloyd’s managing agencies are required to comply with Lloyd’s franchise principles and have their syndicate business plan approved by the Lloyd’s Franchise Board. The Lloyd’s Franchise Board may require changes to any business plan presented to it for approval, which could lead to a change in business strategy which may have an adverse effect on the Group’s financial condition and operating results.
(c)   Value of Funds at Lloyd’s
A proportion of the Group’s Funds at Lloyd’s is provided by means of secured investments. The capital value of these investments may fall as well as rise and the income derived from them may fluctuate. Should the value of the Funds at Lloyd’s of the Group be reduced due to changes in value or to meet underwriting or other relevant liabilities, the Group’s underwriting capacity may be reduced. Lloyd’s also has the power to reduce the underwriting capacity of the Group or to prohibit the Group’s corporate members from underwriting if at any time the value of its total Funds at Lloyd’s falls by more than 10 per cent. from the funds required at the last coming into line exercise and such shortfall is not made good by the Group, which might not always be possible. A reduction in the Group’s underwriting capacity could adversely affect its financial condition and operating results.

PART II — RISK FACTORS

(d)   Risk based capital
The capital solvency ratio which is required by Lloyd’s to be maintained by the Group’s corporate members in the form of Funds at Lloyd’s to support the underwriting activities of such corporate member is determined by a risk based capital assessment in accordance with the rules in the FSA’s Lloyd’s specialist sourcebook and the integrated prudential sourcebook. This calculates the capital requirement by taking account of the type, volume and diversification of the business underwritten, and applying various stress tests and scenario analyses to allow for underwriting liquidity, market, operational and other risks. The process and the method by which the capital requirement is calculated may alter from year to year and the Group’s future underwriting capacity may be reduced as a consequence, which in turn may have material adverse consequences for the Group’s results. In addition, since 1 July 2006, Lloyd’s managing agents are now required to comply with the FSA’s prudential requirements, which provide for, inter alia, an enhanced capital requirement and a new requirement for managing agents to assess the financial resources needed to support the risks of the insurance business that they manage, taking account of the underlying risks, the effectiveness of controls that mitigate those risks and stress and scenario tests. This new individual capital adequacy requirement aims to achieve a better assessment of the capital needed to support each syndicate, based on modelling individual syndicate robustness under a number of possible scenarios. Any failure by the Group to comply with these requirements could affect the amount of business which the Group may underwrite and/or could result in sanctions being imposed by the FSA.
(e)   Risk of Equitas failure
In the event that Equitas, the entity into which 1992 and prior years have been reinsured, were to fail, Lloyd’s could be required to consider whether it wished to make good any shortfall or replenish the regulatory deposits which may have been used to meet policyholder claims. This might require the use of the New Central Fund (see below), following prior approval of the members of Lloyd’s in general meeting. If the New Central Fund were to be used for either of these purposes, an additional New Central Fund levy might be imposed, subject to approval by vote, on all members underwriting on the relevant year of account in proportion to their underwriting capacity, although this levy might be weighted towards continuing members having an exposure to any unpaid liability in respect of 1992 and prior underwriting years.
Regulatory authorities in a number of jurisdictions require the maintenance of deposits for the protection of policyholders as a condition of their regulatory approval and accreditation of Lloyd’s. If Equitas were to fail to meet its liabilities in full, the deposit in place at that time could be vulnerable to seizure by regulators or policyholders. The Lloyd’s market would have to consider making good any part of the deposit required to be used to meet its liabilities, or risk being unable to continue to do business in the relevant jurisdiction. The seizure of such deposits could have an adverse impact on the Group’s financial and operating results. While the risk of failure of Equitas has diminished following the agreement with National Indemnity Company, a subsidiary of Berkshire Hathaway Inc., to reinsure the bulk of Equitas’s liabilities, some risk of failure remains.
(f)   The New Central Fund
Despite the principle that each member of Lloyd’s is only responsible for the proportion of risk written on its behalf, the New Central Fund acts, inter alia, as a policyholders’ protection fund to make payments where other members have failed to pay valid claims. The Council may resolve to make payments from the New Central Fund for the advancement and protection of policyholders, which could lead to additional or special levies being payable by the Group. This, in turn, could adversely affect the Group’s financial and operating results.
(g)   Lloyd’s solvency
The FSA requires Lloyd’s to satisfy an annual solvency test. The solvency requirement is in essence that Lloyd’s has sufficient assets in the aggregate to meet all outstanding liabilities of its members, both current and in run-off. If Lloyd’s fails to satisfy the test in any year, the FSA may require Lloyd’s to cease trading and/or members to cease or reduce underwriting. In the event of Lloyd’s failing to meet any solvency requirement, either the Society of Lloyd’s or the FSA may apply to the court for a Lloyd’s Market Reorganisation Order (“LMRO”). On the making of an order a “reorganisation controller” is appointed, and for its duration, a moratorium is imposed preventing any proceedings or legal process from being commenced or continued against any party that is the subject of such an order, which if made, would apply to the market as a whole, including members, former members, managing agents, members’ agents, Lloyd’s brokers, approved run-off companies and coverholders unless individual parties are specifically excluded.

PART II — RISK FACTORS

(h)   Lloyd’s credit rating
The ability of Lloyd’s syndicates to trade in certain classes of business at current levels is dependent on the maintenance of a satisfactory credit rating issued by an accredited rating agency. The financial security of the Lloyd’s market is regularly assessed by three independent rating agencies, A.M. Best, Standard & Poor’s and Fitch Ratings. Syndicates 2003 and 2020 benefit from Lloyd’s current ratings and would be adversely affected if the current ratings were downgraded from their present levels.
(i)   Lloyd’s trading licences
Lloyd’s worldwide insurance and reinsurance business is subject to local regulation. Changes in such regulation may have an adverse effect on members generally and on the Group.
(j)   Lloyd’s charges
Lloyd’s imposes a number of charges on businesses operating in the Lloyd’s market, including, for example, annual subscriptions and central fund levies for members and policy signing charges. The bases and amounts of these charges may be varied by Lloyd’s and could adversely affect the Group’s financial and operating results.
(k)  Lloyd’s US trading arrangements
The US Situs Trust Deeds require syndicates transacting certain types of business in the United States to maintain minimum deposits as protection for US policyholders. These deposits represent the syndicates’ estimates of unpaid claims liabilities (less premiums receivable) relating to this business, adjusted for provisions for potential bad debt on premiums earned but not received and for any anticipated profit on unearned premiums. No credit is generally allowed for potential reinsurance recoveries. The New York Insurance Department and the US National Association of Insurance Commissioners currently require funding of 30 per cent. of gross liabilities in relation to insurance business classified as “Surplus Lines”. The “Credit for Reinsurance” trust fund is usually required to be funded at 100 per cent. of gross liabilities. The funds contained within the deposits are not ordinarily available to meet trading expenses. US regulators may increase the level of funding required or change the requirements as to the nature of funding.
Accordingly, in the event of a major claim arising in the United States, for example from a major catastrophe, syndicates participating in such US business may be required to make cash calls to meet claims payments and deposit funding obligations. This could adversely affect the Group’s financial performance.
(l)   Lloyd’s proceedings and investigations
The European Commission has commenced an inquiry into business insurance in the European Union in the context of applicable competition laws. This inquiry is at the information gathering stage. The European Commission is expected to publish its findings in late 2006. It is possible that individual enforcement action may then occur. There can be no assurance that the outcome will not have an adverse impact on the Group.
(m)  Judicial proceedings or regulatory action may affect business practices
A complaint filed by Eliot Spitzer, the Attorney General of New York State, on behalf of the people of the State of New York on 14 October 2004, in the Supreme Court of the State of New York County and New York made formal allegations of anti-competitive and fraudulent behaviour against Marsh & McLennan Companies, Inc. and Marsh Inc., and against certain insurance companies in the United States arising from broker remuneration practices. Also, other brokers including A J Gallagher, Aon and Willis were subject to investigation by other US agencies. That activity has resulted in settlements with Aon, A J Gallagher, Marsh, and Willis. Restitutionary funds amounting to some US$1.1 billion have been set up for policyholders to be compensated for broker use of contingent commission arrangements. Neither Catlin nor Wellington is a named party in these proceedings. Investigations have been undertaken by other Attorneys General from other States, including but not confined to the States of California and Connecticut. Some of these investigations have resulted in the filing of a complaint, whilst others are still at the information gathering stage. Catlin and Wellington have responded to queries from various state insurance commissioners but so far as Catlin is aware no investigation is ongoing with respect to the Group. These investigations have, however, created uncertainty over certain insurance business practices in the United States and there can be no assurance that the United States market will continue to operate in the same manner as that in which it currently operates or that other United States market participants will remain unaffected. Whilst the FSA has stated that it is monitoring events in the United States, it has not publicly stated that it is undertaking any investigation in relation to market practices in the United Kingdom. Any of the FSA’s

PART II — RISK FACTORS

or competition authority’s investigations or any other investigations of the regulatory systems under which the Group operates, and consequent potential changes thereto, could have a material adverse effect on the business of the Group.
(n)   Investigation by the Insurance Commissioner for the State of Georgia, United States
The Insurance Commissioner for the State of Georgia, United States, has announced that he is conducting an investigation into the use of finite insurance and reinsurance and potential manipulation of financial statements. The Georgia Insurance Department has issued subpoenas to a number of participants in the insurance market in the United States and Europe (including the United Kingdom). The investigation is at the information gathering stage. There can be no assurance that the results of this investigation will not affect insurance business practices. Catlin has responded to queries from the commissioner but so far as it is aware no investigation is ongoing with respect to the Group.
(o)   Investigation by the Securities and Exchange Commission and the US Attorney for the Southern District of New York
The Securities and Exchange Commission (“SEC”) and the US Attorney for the Southern District of New York (“USAO”) have started an investigation into the use of finite insurance and reinsurance products. The Society of Lloyd’s was requested by the SEC and USAO to gather information on insurance and reinsurance business of a finite nature from all managing agents conducting business through their syndicates at Lloyd’s. This investigation is at the information gathering stage. There can be no assurance that the results of this investigation will not affect insurance business practices. Catlin and Wellington have responded to queries from the SEC and USAO but so far as Catlin is aware no investigation is ongoing with respect to the Group.
Risks relating to the Acquisition
(a)   Dilution of ownership of Catlin Shares
The Offer is such that, on Admission, existing Catlin Shareholders will suffer a reduction in their proportionate ownership and voting interest in the issued common share capital of Catlin.
(b)  Failure to realise the perceived benefits of the Acquisition
The Group may not realise the expected benefits and synergies or may encounter difficulties in achieving these anticipated benefits. There can be no assurance that the Catlin Group will realise these benefits in the time expected or at all. In addition there can be no assurance that the costs of the implementation of the expense savings programme will not exceed those estimated by Catlin.
Following completion of the Acquisition it will be necessary to integrate the Wellington businesses into its own. Implementation of the planned integration (including realisation of the forecast benefits) will be challenging within the timeframe contemplated. Successful implementation of this programme will require a significant amount of management time and, thus, may affect or impair management’s ability to run the business effectively during the period of implementation. In addition, the Group may not have, or be able to retain, personnel with the appropriate skill sets for the tasks associated with the integration programme, which could adversely affect the implementation of the Group’s plans. This integration may take longer than expected or difficulties relating to the integration, of which the Directors are not yet aware, may arise. This could have a negative impact on the Enlarged Group’s results of operations and the price of Catlin Shares.
(c)   Catlin may waive the acceptance condition at a level of acceptances which does not allow a compulsory acquisition by Catlin of the remaining Wellington Shares.
It is not unusual, in public offers such as the Offer, for the offeror to waive the acceptance condition at a level of acceptances below the level stated in the acceptance condition (which is 90 per cent. in the case of the Offer) provided that acceptances in respect of at least 50 per cent. of the offeree’s shares have been received. The impact of such a waiver is usually to cause offeree shareholders who have not accepted the offer at the time that the acceptance condition is waived to accept the offer and the 90 per cent. level may therefore be reached. Upon acquiring 90 per cent. of the Wellington Shares, Catlin would be able to acquire compulsorily the remaining Wellington Shares which it does not own. However, if Catlin waives the acceptance condition having received acceptances in respect of less than 90 per cent. of the Wellington Shares, it could not be certain of obtaining in excess of 90 per cent. acceptances in due course. If Catlin completed the Acquisition at a level of acceptances

PART II — RISK FACTORS

below 90 per cent., the impact would depend upon the level of shareholding which Catlin ultimately achieves. With a Catlin shareholding of between 50 per cent. but less than 90 per cent. in Wellington:

•	Catlin would not be able to acquire compulsorily the remaining Wellington Shares, although it would be able to increase its shareholding in the market;

•	Catlin would be entitled to appoint the majority of the Board of Directors of Wellington;

•	Wellington could remain a listed company, although Catlin might be able to procure that Wellington de-lists from the London Stock Exchange provided that Catlin owns 75 per cent. of Wellington (and if Catlin were to own 75 per cent. or more, Wellington’s listing may, in any case, be suspended on the grounds of there being insufficient shares in public hands);

•	any transaction which Wellington carries out would have to be in the best interests of all Wellington Shareholders and any transaction regarding the sale or purchase of subsidiaries or businesses between Catlin and Wellington may require approval from holders of Wellington Shares, although Catlin would be entitled to vote its Wellington Shares; and

•	the full amount of the cost savings identified may not be obtained or may only be obtained over a longer period of time.
(d)   Implementation of the Acquisition
Completion of the Acquisition is conditional on financial services regulatory and anti-trust regulatory clearances. Any such body may refuse its approval or may seek to make its approval subject to compliance by Catlin or Wellington with onerous conditions. These conditions, if accepted, could have the effect of imposing significant additional costs on the Group, of limiting the Group’s revenues, requiring divestitures of certain assets or imposing other operating restrictions upon the businesses of the Group.
The Acquisition is reliant on debt financing. The terms on which this may be available are uncertain in that, for example, the interest rate payable on drawings under the bridge finance facility will be set at the time drawings are made and the interest coupon payable in relation to the proposed subordinated debt issue (the proceeds of which are expected to be used to repay the bridge finance facility) will be set at the time that such financing is taken to the market. If the terms are adverse to Catlin this will have an adverse effect on the results of operations of the Group.
Risks relating to the Shares
(a)   The ability to declare and pay dividends on the Shares will be limited by law and by the ability of subsidiaries to pay dividends or extend loans
The Group is subject to Bermuda regulatory constraints that will affect its ability to pay dividends and make other payments. Under the Bermuda Companies Act 1981 the Board may declare or pay a dividend or make a distribution out of contributed surplus only if, among other things, it has reasonable grounds for believing that the Company is, or would after the payment be, able to pay its liabilities as they become due or if the realisable value of its assets would thereby not be less than the aggregate of its liabilities and issued share capital and share premium accounts. The Company’s ability to pay dividends is also limited under the terms of the Group’s credit facilities. Any inability of the Company to pay dividends could cause the market price of the Shares to decline.
(b)   The Company is a Bermuda company and it may be difficult for investors to enforce judgments against the Company.
Catlin is a Bermuda company and a substantial portion of its assets are or may be located in jurisdictions outside the United States and/or the United Kingdom. It may therefore be difficult for investors to effect service of process against the Company or to enforce against the Company judgments of US courts and/or UK courts.
There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against the Company or its directors and officers depends on whether the US court that entered the judgment is recognised by the Bermuda court as having jurisdiction over the Company or its directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a US court that is final and for a sum certain based on US federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the US court, and the issue of submission and jurisdiction is a matter of Bermuda (not United States) law.

PART II — RISK FACTORS

In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a United States federal securities law that is either penal or contrary to public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Certain remedies available under the laws of US jurisdictions, including certain remedies under US federal securities laws, will not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the Company or its directors and officers in the first instance for violations of US federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on the Company or its directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.
A final and conclusive judgment of a foreign court against Catlin, under which a sum of money is payable (not being a sum of money payable in respect of multiple damages, or a fine, penalty tax or other charge of a like nature) will be enforceable in the Supreme Court of Bermuda against Catlin if the foreign court is situated in a country to which The Judgments (Reciprocal Enforcement) Act 1958 of Bermuda (the “1958 Act”) applies. The 1958 Act applies to the United Kingdom. Under the 1958 Act, a final and conclusive judgment obtained in the superior courts of a territory to which it applies would be enforced by the Supreme Court of Bermuda without the necessity of any retrial of the issues subject of such judgment or any re-examination of the underlying claims.
Where such foreign judgment is expressed in a currency other than Bermuda dollars, registration of the judgment will involve the conversion of the judgment debt into Bermuda dollars on the basis of the exchange rate prevailing at the date of such judgment. The present policy of the BMA is to give consent for the Bermuda dollar award made by the Supreme court of Bermuda to be paid in the original judgment currency.
No stamp duty or similar or other tax or duty is payable in Bermuda on the enforcement of a foreign judgement. Court fees will be payable in connection with proceedings for enforcement.
(c)   The Company’s Bye-laws restrict shareholders from bringing legal action against its officers and directors.
The Company’s Bye-laws contain a broad waiver by its shareholders of any claim or right of action, both individually and on its behalf, against inter alia any of its officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against the Company’s officers and directors unless the act or failure to act involves fraud or dishonesty.
Risks relating to taxation
(a)   The Company may become subject to taxes in Bermuda after 2016
The Company has received the standard assurance from the Bermuda Minister of Finance, under Bermuda’s Exempted Undertakings Tax Protection Act 1966, as amended, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to the Company or to any of its operations or to its shares, debentures or other obligations until 28 March 2016. Consequently, if the Company’s Bermuda tax exemptions are not extended past 28 March 2016, it may be subject to Bermuda tax after that date.
(b)   The impact of the OECD’s review of harmful tax practices is uncertain
The Organisation for Economic Cooperation and Development, or OECD, has published reports and launched a dialogue among members and non-members on measures to limit harmful tax practices. These measures are directed at counteracting the effects of tax havens and preferential tax regimes around the world.
Bermuda is not currently listed as a tax haven and, in response to the review, has committed to adopt international standards for fair tax competition, transparency and disclosure. It is not clear what further changes will result from this ongoing commitment or whether such changes will subject the Company to additional taxes.

PART II — RISK FACTORS

(c)  Shareholders’ investment could be materially and adversely affected if Catlin is deemed to be engaged in business in the United States
Catlin believes that Catlin and its non-US subsidiaries, other than Catlin Syndicate Limited and Catlin UK, operate in such a manner that they are not subject to US federal tax (other than US excise tax on reinsurance premiums and withholding tax on certain investment income from US sources) because they do not engage in a trade or business in the United States.
Nevertheless, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the US Internal Revenue Code of 1986, as amended, or regulations or court decisions, there can be no assurance that the US Internal Revenue Service (the “IRS”) will not contend that Catlin or one or more of such non-US subsidiaries are engaged in a trade or business in the United States, in which case your investment in Catlin could be materially and adversely affected.
Catlin Syndicate Limited is deemed to conduct business in the United States through a permanent establishment under an agreement between the IRS and Lloyd’s, and Catlin UK also conducts business in the United States through a permanent establishment. Although there can be no assurance, Catlin believes that Catlin Syndicate Limited and Catlin UK should be entitled to the benefits of the income tax treaty between the United Kingdom and the United States (the “UK-US Treaty). As a result each of Catlin Syndicate Limited and Catlin UK should only be liable for US federal income tax and branch profits tax (at a reduced rate) on income that is attributable to its permanent establishment.
(d)   Under certain circumstances, a Shareholder may be required to pay taxes on his pro-rata share of non-US subsidiaries related party insurance income of Catlin and its non-US subsidiaries
If in any taxable year 25% or more of the total combined voting power or total value of the shares of any non-US insurance company subsidiary of Catlin is owned by US persons (directly, indirectly or constructively), the non-US subsidiary would be a “controlled foreign corporation” (“CFC”) under the “related person insurance income” (“RPII”) provisions of the US Internal Revenue Code. In that event, if the RPII of the non-US subsidiary equals or exceeds 20% of its gross insurance income and direct or indirect insureds (and persons related to such insureds) own (or are treated as owning) 20% or more of the voting power or value of the non-US subsidiary’s shares, a US person that owns Shares directly or indirectly on the last day of the taxable year would be required to include in its income for US federal income tax purposes its share of the RPII of the non-US subsidiary, whether or not distributed, for the portion of the taxable year during which the non-US subsidiary was a CFC under the RPII provisions even though the US person may not have owned the Shares throughout such period. There can be no assurance that the RPII of any non-US insurance company subsidiary of Catlin will not equal or exceed 20 per cent. of the non-US subsidiary’s gross insurance income in any taxable year and that ownership of shares of the non-US subsidiary by direct or indirect insureds and related persons will not equal or exceed the 20 per cent. threshold described above.
If a US person disposes of shares in a non-US insurance company that is a CFC under the RPII provisions (even if the amount of RPII is less than 20 per cent. of the company’s gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20 per cent. threshold), any gain from the disposition will generally be treated as ordinary income to the extent of the shareholder’s share of the non-US insurance company’s undistributed earnings and profits that were accumulated during the period that the shareholder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, the shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the shareholder. Existing proposed regulations create some ambiguity as to whether the RPII provisions apply to a disposition of Shares if a non-US corporation is not a CFC but the non-US corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. Catlin believes that the RPII provisions should not apply to the disposition of Shares because Catlin will not be directly engaged in the insurance business. However, it is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made thereto and whether any such changes or any interpretation or application of the RPII rules by the IRS or the courts might have retroactive effect. Accordingly, application of the RPII rules to disposals of Shares is uncertain.

PART II — RISK FACTORS

Risks relating to forward-looking statements
A number of factors could cause the actual results of the Group to differ from the forward-looking statements in this document
While this Part II alludes to material risks, the risks listed above do not necessarily comprise all those associated with an investment in the Group. In addition, this document contains forward-looking statements which involve unknown risks, uncertainties and other factors which could cause the actual results, financial condition, performance or achievements of the Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in this section “Risk Factors”.
These forward-looking statements include estimates and assumptions related to economic, competitive and legislative developments. The Company may from time to time make written or oral forward-looking statements in reports to shareholders and in other communications. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, competitive strengths and weaknesses, business strategy and the trends anticipated in the industries and the political and legal environment in which the Company operates and other information that is not historical information.
Words such as “believe”, “anticipate”, “estimate”, “expect”, “intend”, “predict”, “project”, “could”, “may”, “will”, “plan” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
These forward-looking statements are subject to change and uncertainty which are, in many instances, beyond the Company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that the predictions, forecasts, projections and other forward-looking statements will not be achieved. These risks, uncertainties and other factors include, among other things, those listed under “Risk Factors”, as well as those included elsewhere in this document. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Actual results could differ materially from those expected by management, depending on the outcome of various factors. These factors include:

•	the ability to implement the Group’s business strategy across insurance market cycles;

•	the continuing acceptance of the Group’s security and financial condition by rating agencies, regulators, brokers, insureds and reinsureds;

•	the ability to maintain or improve the Group ratings, which may be affected by the ability to raise additional equity or debt financing, as well as other factors described herein;

•	general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Group operates;

•	competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•	the loss of key personnel;

•	the integration of businesses the Group may acquire into its existing operations, including the Acquisition;

•	the accuracy of the estimates and judgments utilised in the preparation of the Group’s financial statements, including those related to revenue recognition, loss and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation;

•	greater than expected loss ratios on business written by the Group and adverse developments on claim and/or claim expense liabilities on business previously written;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Group’s insurance or reinsurance business causing large losses and substantial volatility in the results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

________________________________________________________________________________ PART II — RISK FACTORS

•	the ability to integrate new management, staff and systems to manage successfully the Group’s business, particularly given its rapid growth;

•	the availability of reinsurance to manage gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents or others to meet their obligations to the Group;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated;

•	changes in accounting principles or the application of such principles by regulators or other relevant authorities;

•	statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers); and

•	rating agency policies and practices.
In addition, other general factors could affect the Group’s results, including: (a) developments in the world’s financial and capital markets and access to such markets; (b) changes in regulations or tax laws applicable to the Company and its subsidiaries, brokers or customers; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.
This list of important factors is not exhaustive. When relying on forward-looking statements, the foregoing factors and other uncertainties and events should carefully be considered, especially in light of the political, economic, social and legal environment in which the Group operates. Such forward-looking statements speak only as of the date on which they are made. Accordingly, the Company does not undertake any obligation to update or revise any of them, whether as a result of new information, future events or otherwise other than as required by applicable laws, the Prospectus Rules, Listing Rules and Disclosure Rules. The Company does not make any representation, warranty or prediction that the results anticipated by such forward-looking statements will be achieved, and such forward-looking statements represent, in each case, only one of many possible scenarios and should not be viewed as the most likely or standard scenario.

PART III
EXPECTED TIMETABLE OF PRINCIPAL EVENTS
REFERENCES TO TIMES IN THIS DOCUMENT ARE TO LONDON TIME UNLESS OTHERWISE STATED

2006

Announcement of the Offer	30 October
Date of this document	24 November
Latest time for receipt of Forms of Proxy for the General Meeting from holders of Depositary Interests	8.30 pm on 9 December
Latest time for receipt of Forms of Proxy for the General Meeting from holders of Common Shares	8.30 pm on 10 December
General Meeting (Bermuda time)	4.30 pm on 12 December
First Closing Date of the Offer	1.00 pm on 18 December
Admission is expected to become effective and dealings in the New Catlin Shares to commence at 8.00 am on the Business Day following the day on which the Offer is declared unconditional in all respects.

PART IV
DIRECTORS, SECRETARY AND ADVISERS
Directors

Sir Graham Hearne — Chairman
Stephen Catlin — Chief Executive and Deputy Chairman
Christopher Stooke — Chief Financial Officer
Alan Bossin — Non-executive director
Michael Crall — Non-executive director
Jean Claude Damerval — Non-executive director
Michael Eisenson — Non-executive director
Michael Harper — Non-executive director
Richard Haverland — Non-executive director
Michael Hepher — Non-executive director
Jonathan Kelly — Non-executive director
Gene Lee — Non-executive director
All of Cumberland House, 6th Floor, 1 Victoria Street, Hamilton HM11, Bermuda
Registered Office
Canon’s Court
22 Victoria Street
Hamilton HM12
Bermuda
Group General Counsel and Company Secretary
Daniel Primer

Sponsor and financial adviser
JPMorgan Cazenove Limited
20 Moorgate
London
EC2R 6DA
Solicitors
Debevoise & Plimpton LLP
Tower 42
International Financial Centre
Old Broad Street
London EC2N 1HQ

Auditors and Reporting Accountants
PricewaterhouseCoopers
Dorchester House
7 Church Street
Hamilton HM11
Bermuda

Registrar
Capita Registrars (Jersey) Limited
Victoria Chambers
Liberation Square
1/3 The Esplanade
St Helier
Jersey
JE2 3QA

PART V
INFORMATION ON THE OFFER

1.	Terms of the Offer

On 30 October 2006 the Boards of Catlin and Wellington announced that they had agreed the terms of a recommended offer to be made by Catlin for the entire issued and to be issued share capital of Wellington. The Offer, which is subject to a number of conditions and further terms, is being made on the following basis:
     for each Wellington Share                      0.17 New Catlin Shares and 35 pence in cash
Based on the Closing Price of Catlin on 27 October 2006 (the last dealing day prior to the announcement of the Offer), the Offer:

•	valued each Wellington Share at approximately 121 pence;

•	valued the then existing issued share capital of Wellington at approximately £591 million; and

•	represented a premium for Wellington Shareholders of approximately 25 per cent. to the Closing Price of Wellington on 23 October 2006 (the last dealing day prior to the announcement that Catlin and Wellington were in discussions).
Based on the Closing Price of Catlin on 22 November 2006 (the last practicable date prior to the publication of this document) the Offer:

•	values each Wellington Share at approximately 122 pence;

•	values the existing issued share capital of Wellington at approximately £602 million; and

•	represents a premium of approximately 1.8 per cent to the Closing Price of Wellington on 22 November 2006.

Full acceptance of the Offer, were no options or awards existing under the Wellington Share Schemes to be exercised, would result in the issue of approximately 84 million New Catlin Shares representing approximately 34 per cent. of the issued common share capital of Catlin as enlarged by the Acquisition. In addition, Wellington Shareholders will receive cash consideration, in aggregate, of approximately £173 million.
The Offer is also subject to the conditions including, inter alia, receipt of acceptances in respect of 90 per cent. (or such lesser percentage greater than 50 per cent. as Catlin may decide) of the Wellington Shares to which the Offer relates, that the admission of the New Catlin Shares (i) to listing on the Official List of the UK Listing Authority becomes effective in accordance with the Listing Rules of the UK Listing Authority and (ii) to trading on the London Stock Exchange’s market for listed securities becomes effective in accordance with the Admission and Disclosure Standards, all necessary regulatory approvals from the FSA, Lloyd’s and other regulatory bodies have been received, the Office of Fair Trading has not referred the Acquisition to the Competition Commission and the resolutions are passed at the General Meeting.

2.	Background to and reasons for the Offer
Catlin and Wellington’s existing businesses are a strong complementary fit and the Acquisition is expected to bring material benefits to both businesses. The Enlarged Group will be a major international specialty insurance and reinsurance business with well established underwriting platforms in the United Kingdom and Bermuda and a significantly enhanced underwriting and distribution platform in the US.
Both businesses have strong operational and underwriting expertise which will be further strengthened and diversified through the combination. While both Catlin and Wellington have among the largest Lloyd’s syndicates, Catlin has a well developed Bermuda platform — an area where Wellington has plans to expand. In the US, Wellington has a growing business generating approximately $280 million in gross premiums written in 2006 which will accelerate Catlin’s existing plans to develop in that market. The combination therefore creates the opportunity for both significant cost savings and revenue growth. Each of Catlin’s four operating platforms — the Catlin Syndicate, Catlin Bermuda, Catlin US and Catlin UK — will be strengthened as a result of the Acquisition.
In particular, the Catlin Board believes that the Acquisition will provide the following benefits:
Major enhancement of Catlin’s operating platforms

•	Catlin will become the largest underwriting operation at Lloyd’s based on 2007 combined stamp capacity of up to £1.3 billion

PART V — INFORMATION ON THE OFFER

•	The enlarged Catlin US will have aggregated gross premiums written in 2006 in excess of $300 million

•	Catlin Bermuda will grow through increased intercompany reinsurance cessions and further underwriting opportunities

•	Catlin UK will develop further through writing business classes also currently underwritten by Wellington
Accelerates development of Catlin’s US business

•	Acquisition of Wellington advances Catlin’s existing expansion plans in the US by approximately two years

•	Acquisition will enhance management, underwriting staff and range of products

•	Catlin’s US expense ratio will be significantly lowered for 2007/8
Further diversifies and strengthens Catlin’s underwriting operations

•	Combination will broaden Catlin’s already diversified underwriting portfolio

•	Additional non-catastrophe related risk added to the portfolio

•	Wellington brings strong reputation for underwriting skill

•	Addition of underwriting talent will bolster Catlin’s team
Strengthens Catlin’s balance sheet (see Part XI and paragraph 17.9 of Part XIV)

•	Greater financial resources will be a positive factor for clients, brokers and shareholders

•	Total investments, cash and cash equivalents increase 81 per cent. to $4.5 billion

•	Total net asset value increases 76 per cent. to $1.9 billion
Expected to deliver significant synergy benefits

•	Expected post-tax synergies from the combination of $70 million, projected to be achieved in full by 2008; a restructuring charge of approximately $20 million pre-tax is expected to be incurred in 2007

•	Reinsurance synergies expected due to greater diversification and therefore reduced insurance need, and economies of scale

•	Significant tax synergies expected through maintenance of capital in Catlin Bermuda, resulting in an anticipated Catlin Group tax rate not exceeding 15 per cent. at projected levels of profitability

•	Operating synergies expected to stem from scale efficiencies including information technology, professional services and office costs

•	Investment synergies expected as a result of increased portfolio size and reduced investment management fee rates

3.	Financial effects on Catlin
The Acquisition is expected to be earnings neutral for Catlin in 2007 (after restructuring charges) and significantly earnings enhancing in 2008 and beyond. This statement does not constitute a profit forecast and should not be interpreted to mean that the earnings per Catlin Share in the first full financial year following the Acquisition, or in any subsequent period, would necessarily match or be greater than those for the relevant preceding financial year. Had the Acquisition taken place on the first day of the last full financial year, it would have had a dilutive effect on Catlin’s earnings.
A pro forma statement of the net assets of the Enlarged Group is set out in Part XI of this document.

4.	Dividend policy

The Board of Catlin expects to declare a 2006 final dividend of 17 pence, bringing the full year 2006 dividend to 23 pence per Catlin Share. This represents an increase of 48 per cent. on the full year 2005 dividend paid to Catlin Shareholders.

PART V — INFORMATION ON THE OFFER

The New Catlin Shares will qualify for the 2006 final dividend which is expected to be paid to shareholders of the Enlarged Group in May 2007. The rebased dividend will deliver significant income uplift to Wellington Shareholders.
The Board of Catlin anticipates that the dividend will grow over time from this rebased level of 23 pence. The rebasing is driven by the expected enhancement to Catlin’s earnings as a result of the Acquisition and signals the Catlin Board’s confidence in the Catlin Group’s outlook.
Catlin remains committed to providing an attractive return to shareholders through the dividend and will continue its current policy under which payments are linked to recent trends in the performance of the Catlin Group and its future prospects.

5.	Mix and Match Facility
Wellington Shareholders (other than certain overseas persons) who validly accept the Offer will be entitled to elect, subject to availability, to vary the proportions in which they receive New Catlin Shares and cash in respect of their holdings of Wellington Shares. However, the total number of New Catlin Shares to be issued and the maximum aggregate amount of cash to be paid under the Offer will not be varied as a result of elections under the Mix and Match Facility. Accordingly, satisfaction of elections made by Wellington Shareholders under the Mix and Match Facility will depend on the extent to which other Wellington Shareholders make offsetting elections. Satisfaction of elections under the Mix and Match Facility will be effected on the basis of 508.5 pence in cash (being the closing middle market price of a Catlin Share on 27 October 2006, being the last Business Day prior to the Announcement) for each New Catlin Share (and vice versa). To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis. As a result, Wellington Shareholders who make an election under the Mix and Match Facility will not necessarily know the exact number of New Catlin Shares or the amount of cash they will receive until settlement of the consideration due to them in respect of the Offer. Elections under the Mix and Match Facility will not affect the entitlements of those Wellington Shareholders who do not make any such elections. The Mix and Match Facility is conditional upon the Offer becoming or being declared unconditional in all respects.

6.	Cessation of Syndicate 2020
In conjunction with the Offer, WUAL has applied to Lloyd’s for permission to cease Syndicate 2020 with effect from the end of 2006, with the capital provided by Wellington Corporate Members to that syndicate being made available to support underwriting on Syndicate 2003 for the 2007 year of account. For the 2006 year of account, Wellington’s underwriting capacity on Syndicate 2020 is 67 per cent. of £800 million. Following purchases in the 2006 capacity auctions, Wellington’s planned underwriting capacity for the 2007 year of account on Syndicate 2020, was, prior to the Announcement, expected to be approximately 70 per cent. of £850 million.
Catlin believes from experience, and Wellington concurs, that there are significant benefits to be derived from full ownership of syndicate capacity and, accordingly, underwriting capacity on Syndicate 2003 will not be made available to unaligned members of Syndicate 2020. If the Cessation Application is approved, compensation will be paid to the unaligned members for the cessation of Syndicate 2020. The terms of the proposed compensation allows the unaligned members of Syndicate 2020 to choose between receiving either; (i) 50 pence in cash for each £1 of prospective 2007 capacity on Syndicate 2020; or (ii) 40 pence in cash for each £1 of prospective 2007 capacity on Syndicate 2020 plus the option to maintain an equivalent amount of capacity on a new reinsurance syndicate that will write a whole account quota share reinsurance of Syndicate 2003 for at least the 2007 and 2008 years of account. Should all unaligned members choose the all cash option, compensation paid would total approximately £127 million. Members’ agents representing unaligned members of Syndicate 2020 recommend that all unaligned members of Syndicate 2020 for whom they act vote in favour of and accept the terms of the proposed compensation. Catlin and Wellington expect that the Cessation Application will be determined by early December 2006.
The Cessation Application and payment of compensation are conditional upon the Offer becoming or being declared unconditional in all respects but the Offer is not conditional upon approval of the Cessation Application and will proceed, provided all of the conditions to the Offer are satisfied, regardless of whether or not the Cessation Application is approved.

7.	Management and Employees
Following the Acquisition, Catlin’s senior management will continue to lead the Enlarged Group in their current roles. However, the Board of Catlin recognises the importance of the skills and experience of the existing

PART V — INFORMATION ON THE OFFER

management and employees of Wellington and believes that they will be an important factor for the continuing success of the Catlin Group.
The strength of the combination is founded on the quality of the people in both Catlin and Wellington. The Enlarged Group will draw on the combined and complementary talent of both organisations in pursuing its growth plans. Catlin recognises the importance of retaining and incentivising key Wellington people as the two businesses come together. Consistent with this, Catlin will put in place appropriate retention arrangements to ensure a smooth transition and appropriate recognition. These arrangements will be applied consistently to key people across the Enlarged Group.
Catlin has given assurances to the Wellington Board that, following the Offer’s becoming or being declared unconditional in all respects, Catlin expects that the existing employment rights and terms and conditions of employment of the Wellington Group’s employees will be fully safeguarded. Wellington’s pension obligations will also be complied with. Catlin has stated that it has no intention to make detrimental changes to the benefits provided under Wellington’s pension schemes.
Catlin’s plans do not involve any changes to the conditions of employment of the Wellington Group employees, nor are there any plans to change the principal locations of the Wellington Group’s business.

8.	Financing
As part of the financing of the Acquisition, JPMorgan has provided Catlin with an underwritten bridge financing facility of $500 million and JPMorgan may subsequently syndicate such facility to other financial institutions, in consultation with Catlin. Catlin intends to refinance this facility with an issue of subordinated debt by the end of the first quarter of 2007, subject to market conditions.

9.	Inducement fee
Catlin and Wellington have agreed that each party shall pay to the other an inducement fee of £5.9 million in certain circumstances. Further details of the inducement fee are included in paragraph 11 of Part XIV of this document.

10.	Wellington share schemes
The Offer will extend to any Wellington Shares which are issued or unconditionally allotted and fully paid (or credited as fully paid) while the Offer remains open for acceptances (or, subject to the City Code, by such earlier date as Catlin may decide), including Wellington Shares issued pursuant to the exercise of options or awards granted under the Wellington Share Schemes or otherwise.
Participants in the Wellington Share Schemes will be written to separately and appropriate proposals will be made to such participants in due course.

11.	Irrevocable undertakings
The Wellington Directors who hold Wellington Shares have given Catlin irrevocable undertakings to accept the Offer in respect of their own beneficial holdings of Wellington Shares, amounting in aggregate to 764,244 Wellington Shares, representing approximately 0.16 per cent. of Wellington’s existing issued share capital. The irrevocable undertakings will cease to be binding only if the Offer lapses or is withdrawn.

PART VI
INFORMATION ON CATLIN
Introduction

Catlin is an international specialty property and casualty insurer and reinsurer which is focused on achieving consistent underwriting profits and returns on equity across the insurance industry’s cycle. Catlin underwrites a broad variety of classes of specialty insurance and reinsurance. Catlin is based in Bermuda and its common shares have been traded on the London Stock Exchange since April 2004.
Over its 20 year-plus history, Catlin has expanded from its traditional base at Lloyd’s and has built a unique and efficient infrastructure which includes; a Bermuda holding company; underwriting platforms at Lloyd’s, in Bermuda, in the United States and in the UK company market; a new underwriting platform for the US commercial market; and a network of international offices in the United States, United Kingdom, Europe, Asia and Australia. This structure provides Catlin with considerable scope for earnings growth and a high degree of capital flexibility and allows Catlin to participate in the world’s major insurance and reinsurance marketplaces.
Catlin’s original underwriting platform consists of its Lloyd’s operations, now conducted through the Catlin Syndicate. The Catlin Syndicate is funded entirely by Catlin and is managed by Catlin Underwriting Agencies Limited, or CUAL. For 2006, according to Lloyd’s, the Catlin Syndicate accounts for 3 per cent. of Lloyd’s total capacity. The results of the Catlin Syndicate and its predecessor, Syndicate 1003, have consistently outperformed those of the Lloyd’s market as a whole over the past 20 years, as measured by return on allocated capacity, on a Lloyd’s accounting basis.
Today, the Group maintains four underwriting platforms:

•	the Catlin Syndicate — Syndicate 2003 at Lloyd’s, of which Catlin Syndicate Limited is the sole member and which is managed by Catlin Underwriting Agencies Limited;

•	Catlin Bermuda — a Bermuda-domiciled Class 4 insurer and reinsurer;

•	Catlin UK — an FSA-regulated UK insurer; and

•	Catlin US — a Texas-domiciled insurer expected to commence operations soon.
In addition to the underwriting platforms, Catlin maintains a network of international offices that source business locally and regionally for the underwriting platforms.
Catlin’s forward-looking approach to business, realistic and flexible approach to underwriting cycles and commitment to earning a gross underwriting profit have allowed it to grow significantly over its 20 year history. Catlin’s 2005 performance was significantly impacted by losses arising from Hurricanes Katrina, Rita and Wilma and it reported net income of $19.7 (source: Catlin Group’s audited financial statements) million, as compared with net income of $154.1 million in 2004, (source: Catlin Group’s audited financial statements), representing a 2.1 per cent. return on average equity (source: Catlin Group’s unaudited management information) as compared with a 19.1 per cent. return on average equity in 2004 (source: Catlin Group’s unaudited management information). Gross premiums written amounted to $1.387 billion in 2005, as compared with $1.434 billion in 2004 (source: Catlin Group’s audited financial statements). The reduction in gross premiums written reflected the Catlin Group’s firm commitment to underwriting discipline as the Catlin Group did not underwrite business at rates that it did not consider to be adequate. For the first six months of 2006, gross premiums written amounted to $903.1 million, as compared with $781.7 million for the six months ended 30 June 2005 (source: Catlin Group’s unaudited interim financial statements). The Catlin Group had a combined ratio of 103.1 per cent. in 2005, as compared with 89.4 per cent. in 2004 (source: Catlin Group’s unaudited management information). For the first six months of 2006, the Catlin Group had a combined ratio of 84.7 per cent., as compared with 82.3 per cent. for the same period in 2005 (source: Catlin Group’s unaudited management information).
As at 31 December 2005, the Catlin Group had total assets of $3.860 billion compared with $3.373 billion as at 31 December 2004 and total stockholders’ equity of $931.1 million compared with $971.2 million as at 31 December 2004 (source: Catlin Group’s audited financial statements). As at 30 June 2006, the Catlin Group had total assets of $4.403 billion compared with $3.568 billion as at 30 June, 2005 and total stockholders’ equity of $1.091 billion compared with $1.057 billion as at 30 June 2005 (source: Catlin Group’s unaudited interim financial statements).
All three currently active Catlin Group underwriting platforms — the Catlin Syndicate, Catlin Bermuda and Catlin UK, have a financial strength rating of “A” (Excellent) from A.M. Best Company. A.M. Best has recently placed the financial strength and issuer credit ratings of Catlin Bermuda and other Catlin Group companies under

PART VI — INFORMATION ON CATLIN

review with negative implications. Catlin is actively engaged with A.M. Best to alleviate any concerns that A.M. Best may have. In May 2006, Standard and Poor’s assigned a financial strength rating of “A-” to both Catlin Bermuda and Catlin UK, and an interactive Lloyd’s Syndicate Assessment of “4-” (low dependency) to the Catlin Syndicate.
Operating principles
Catlin has successfully grown from a Lloyd’s marine syndicate with gross premiums written of $6 million (source: Catlin Group’s unaudited management information) (on a Lloyd’s accounting basis) in 1985, its first full year of operation, to an international insurance and reinsurance group with $1.387 billion in gross premiums written in 2005 (source: Catlin Group’s audited financial statements) and $903.1 million in the first six months of 2006 (source: Catlin Group’s unaudited interim financial statements). Catlin now underwrites a wide range of business classes at Lloyd’s, in Bermuda, in the UK company market and with Catlin US. While during this period numerous competitors at Lloyd’s and in other insurance markets have been established and in some cases have exited the market fully or partially, Catlin’s record of managed growth and financial success over the past 20 years distinguishes it from many of its peers.
Catlin has established a core set of operating principles:
• Forward-looking approach
Catlin takes a long-term view of business and market conditions. Catlin aims to anticipate future market trends rather than simply react to current conditions. It seeks to concentrate on business activities that will produce long-term, sustainable earnings across underwriting cycles.
• Attractive return on capital
Property and casualty insurance and reinsurance is a cyclical business, with cycles often varying across different business classes. Returns on capital can vary greatly, depending upon market conditions and the occurrence of catastrophic losses. While it is not possible for an insurer or reinsurer to guarantee a minimum annual return on capital, Catlin strives to produce attractive returns on capital and, over the longer term, to rank consistently among the top performing companies in the insurance and reinsurance sector.
• Realistic and flexible approach to underwriting cycles
Catlin seeks to increase premium volume during periods of favourable rates and conditions and focus on profit rather than market share during times of declining market conditions. This philosophy extends to the specific underwriting cycles that are inherent to individual classes of business. Because it underwrites a diversified book of business, Catlin aims to profit from the specific favourable underwriting opportunities that can exist even when general market conditions are adverse.
• Focus on gross underwriting profits
Class underwriters report on a gross of reinsurance basis. Catlin expects each class to produce a gross profit in the aggregate through its cycle.
• Diversification by class and distribution
Catlin actively explores new classes of business and geographic markets to enlarge its core earnings base. Over the years, Catlin has diversified from its origins as a marine syndicate at Lloyd’s to write numerous classes of specialty property and casualty business, seeking opportunities for underwriting profit and the improvement of Catlin’s spread of uncorrelated risk. Catlin seeks a balance between volatile and non-volatile classes of business. Entry into a new region is carefully planned in keeping with Catlin’s forward-looking business philosophy.
• Conservative reserving philosophy
Catlin sets reserves conservatively within the actuarial range of estimates, reflecting inherent uncertainties in estimating insurance and reinsurance liabilities.

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•	Underwriting and corporate structure which maximises scope for earnings growth and provides flexibility
Catlin has established a distinctive and effective “multiple platform” underwriting structure (the Catlin Syndicate, Catlin Bermuda, Catlin UK and Catlin US), which provides Catlin with access to complementary business opportunities in the world’s major insurance and reinsurance markets. In addition to its underwriting platforms, Catlin has also established a network of offices in the United States, United Kingdom, Asia, Australia and continental Europe, which provides its underwriting platforms with flows of business that would otherwise be placed with local carriers, and which allows Catlin to strengthen relationships with local clients and retail brokers. Catlin owns 100 per cent. of its Lloyd’s syndicate capacity (since the 2003 year of account) as well as its other underwriting platforms. This structure enables Catlin to utilise its capital in a flexible and tax-efficient manner.
• Emphasis on capital preservation
Catlin seeks to underwrite business that presents the highest returns against the least risk, both to maximise profits and to protect its capital base. Catlin actively looks for opportunities to write new classes of business which produce an underwriting profit and, where possible, are uncorrelated to its existing portfolio. When making underwriting decisions, Catlin’s underwriters work to understand thoroughly the maximum potential downside risk associated with the business and compare that risk with its potential profitability. Catlin uses outwards third party reinsurance both to protect its capital base and to increase underwriting capacity. Catlin adopts a risk averse approach in the management of its investments with a portfolio comprised principally of highly-rated fixed income securities and cash. This emphasis on capital preservation aims to maximise returns for investors by allowing Catlin to respond quickly as market opportunities arise.
• Maximisation of relationships with core clients, brokers and other counterparties
Catlin aims to support core clients whose business is profitable over the long term, both during periods of constrained market capacity and after a large loss, recognising that a lasting profitable relationship should not be broken because of short term considerations. Catlin works closely with core clients to provide solutions to their needs and with brokers to offer consistent support and dependable capacity. Catlin seeks transparent relationships with all its counterparties.
• Continuous improvement of technical capabilities
Catlin recognises that ongoing investment in people, systems, processes and controls is essential to compete effectively. As Catlin grows, it continues to recruit high quality professionals in all areas of its operations to provide further depth to an already strong team. Catlin also continues to develop its proprietary underwriting system and data warehouse that have been designed to the specifications of its underwriters and that allow Catlin underwriting platforms and offices to share a single database.
• Culture that stresses open communication and accountability for actions
As it has grown, Catlin has retained a corporate culture that gives underwriters and other key employees significant responsibility for business decisions. Catlin culture is based on open communication and transparency, and is supported by a comprehensive control framework which enables Catlin to monitor effectively decisions made by employees. This culture includes a Catlin Group mentality, including a single profit-related bonus scheme for Catlin, that encourages employees to collaborate, to share information and to ensure that business is underwritten by the most appropriate platform. As well as contributing to Catlin’s success, this culture has also resulted in a low level of staff turnover, particularly at the management and underwriter level.
Strategy
In light of the principles described above, Catlin has formulated an integrated operating strategy of which the primary objectives are:

•	to develop and utilise Catlin’s distinctive “multiple platform” underwriting structure to maximise earnings and to produce controlled, sustainable and diversified growth;

•	To strengthen further its distribution network to provide Catlin with increased access to business in diverse geographic regions and business classes;

PART VI — INFORMATION ON CATLIN

•	to manage its capital efficiently and to adjust underwriting strategies to exploit prevailing conditions, both in the overall marketplace and in individual classes of business;

•	to manage risk through effective underwriting controls and procedures, rigorous analytical review, portfolio diversification, and the efficient use of reinsurance;

•	to continue enhancing and improving business processes and controls; and

•	to maintain underwriting talent, discipline and focus, including the continued development of the Catlin culture.

Evolution
Having established a superior underwriting track record and leadership positions across a number of business classes in the Lloyd’s market during the first 15 years of its existence, Catlin has since 1995 sought to build on that success by building its capital base and its international infrastructure to take advantage of opportunities in the specialty insurance and reinsurance markets worldwide, with a focus on markets offering the potential for good returns and requiring specialist skills. Catlin’s expansion of its underwriting platforms and offices provides direct access to the world’s major insurance markets and enables Catlin to establish and maintain closer ties to local markets and Catlin’s policyholders and their brokers.

A chart showing Catlin’s current structure appears below. All companies shown, other than Brighter Business Limited, are 100 per cent. owned.
A summary of the evolution of Catlin is set out below.

•	In 1984, CUAL was established by Stephen Catlin to manage newly formed Lloyd’s marine Syndicate 1003, which commenced underwriting for the 1985 year of account on behalf of capital provided by traditional Lloyd’s Names.

•	From 1985 to 1995, Syndicate 1003 grew under CUAL’s management from a start-up operation with capacity of £6 million ($10 million) (source: Catlin Group’s unaudited management information) into one of the largest syndicates trading at Lloyd’s with capacity of £170 million ($304 million) (source: Catlin Group’s unaudited management information). Syndicate 1003 established a track record as one of the most successful syndicates at Lloyd’s, not only by outperforming the market average since 1988 but also by closing every year of account at a profit during a period which saw unprecedented losses at Lloyd’s.

•	In 1995, following an investment in Catlin by Western General Insurance Ltd. of Bermuda for a majority ownership stake, the Catlin Syndicate was formed to write in parallel with Syndicate 1003 for the 1996 Lloyd’s year of account under the common management of CUAL. The Catlin Syndicate was and is entirely

PART VI — INFORMATION ON CATLIN

capitalised by Catlin through Catlin Syndicate Limited, a corporate member of Lloyd’s, while Syndicate 1003’s capital continued to be supplied by the traditional Lloyd’s Names. In late 2002, Catlin purchased the residual capacity of Syndicate 1003 from external capital providers. This capacity was assumed by Catlin Syndicate, thereby further increasing its capacity at Lloyd’s.

•	In 1999, building on its capital base and underwriting skills and in furtherance of its strategy of expanding its distribution and geographical diversification, Catlin established offices outside the UK, taking advantage of selective specialty insurance and reinsurance opportunities:

•	Catlin Asia Pte Ltd in Singapore and Catlin Labuan Limited in Malaysia were established to underwrite regional marine and non-marine business on behalf of Syndicate 1003 and Catlin Syndicate; and

•	in the same year, Catlin acquired Catlin Underwriting Agency US Inc. in Houston and Catlin Underwriting Agency US Inc. of Louisiana in New Orleans to underwrite US surplus lines business (primarily energy and medical malpractice risks) on behalf of Syndicate 1003 and Catlin Syndicate.

•	Catlin has carried forward this strategy by opening further international offices in Cologne (2003), Sydney (2004), Antwerp (2005), Toronto (2005), Guernsey (2005), San Francisco (2005) and, during 2006, Calgary, Hong Kong, New York City and Atlanta. These offices generate flows of business on behalf of the underwriting platforms that would otherwise usually be placed in local markets. These offices also allow Catlin to strengthen its relationships with clients and brokers in these regions.

•	Catlin has also carried forward this strategy by opening UK offices in Glasgow (2001), Leeds (2003), Derby (2003), Birmingham (2005), Watford (2005), Tonbridge (2006) and creating a joint-venture company, Brighter Business Limited, all of which underwrite business on behalf of Catlin UK or the Catlin Syndicate.

•	In 2001, Catlin saw an opportunity to expand its capital base and achieve attractive returns on capital across most classes of business, given the favorable pricing and underwriting environment. This led Catlin to raise $482 million (source: Catlin Group’s audited financial statements) in equity capital through the sale of equity interests in Catlin to a consortium of private investors in two separate tranches: $375 million (source: Catlin Group’s audited financial statements) in July 2002 and $107 million (source: Catlin Group’s audited financial statements) in November 2002. This additional capital was used to fund Catlin’s establishment of its corporate underwriting platforms, to purchase the entire capacity of Syndicate 1003 from external capital providers and to increase the underwriting capacity of Catlin Syndicate.

•	In August 2002, Catlin Bermuda began to underwrite business, having been established in Bermuda in 2000. Catlin Bermuda is licensed as a Class 4 insurance company under Bermuda law, authorising it to write virtually all classes of non-life insurance and reinsurance. Catlin’s presence in Bermuda allows it to participate in the active and growing Bermuda market and brings it closer to clients and their brokers who place significant amounts of business in that market. The majority of Catlin’s capital is maintained within Catlin Bermuda, which provides Catlin with increased flexibility and efficiency of capital usage while maximising its credit ratings.

•	In December 2003, Catlin received FSA approval to establish a UK branch of Catlin Bermuda in London and began to underwrite through this third platform in January 2004. In 2005, Catlin UK was established as a subsidiary of Catlin Bermuda, and the business written by the UK branch was transferred to this new company. Catlin UK complements Catlin Syndicate by writing UK commercial business not traditionally placed at Lloyd’s, particularly smaller and medium-sized commercial risks. Catlin UK also writes classes of business that are written by the Catlin Syndicate.

•	In 2004, with the pricing environment remaining favorable and attractive returns on capital being available for most classes of business, Catlin again sought to increase its capitalisation through an initial public offering of Common Shares. Catlin raised $182.6 million, (source: Catlin Group’s audited financial statements) net of expenses, through the primary offering of 31.2 million new Common Shares. Catlin Shares began trading unconditionally on the London Stock Exchange on 6 April 2004.
Recent developments
On 9 March 2006, Catlin successfully placed 7,704,900 new common shares of US$0.01, each at a placing price of 500 pence per share. The placing raised approximately $65 million, (source: Catlin Group’s unaudited interim financial statements) net of expenses.

PART VI — INFORMATION ON CATLIN

In May 2006, Catlin completed the acquisition of a shell insurance company which is an admitted insurer in 27 US states. That company, now named Catlin Insurance Company Inc., is expected to become a key part of Catlin US’s operations.
On 17 November 2006, Catlin Bermuda entered into a catastrophe swap agreement that provides up to $200.25 million in coverage in the event of a series of severe natural catastrophes. Catlin Bermuda has purchased the catastrophe swap from a special purpose vehicle, Bay Haven Limited (“Bay Haven”). Bay Haven has issued to investors $200.25 million in three-year floating rate notes, divided into Class A and Class B notes. The proceeds of those notes comprise the collateral for Bay Haven’s obligations to Catlin Bermuda under the catastrophe swap. Further details are contained in paragraph 11 of Part XIV of this document.
Catlin released its unaudited interim results for the six months to 30 June 2006 on 8 September 2006. At that time Catlin reported record net income of $147.3 million (30 June 2005: $111.2 million) (source: Catlin Group’s unaudited interim financial statements). Gross premiums written increased by 15.5 per cent. to $903.1 million (30 June 2005: $781.7 million) (source: Catlin Group’s unaudited interim financial statements). At that time, Catlin also reported on the positive rating environment in catastrophe exposed classes of business following the 2005 US Hurricanes. Catlin reported that weighted average premium rates for catastrophe exposed classes of business rose by 37 per cent. (source: Catlin Group’s unaudited management information) during the first six months of 2006, while weighted average premium rates for other classes of business decreased by 2 per cent (source: Catlin Group’s unaudited management information). Weighted average premium rates for all classes increased by 12 per cent (source: Catlin Group’s unaudited management information).
The underlying trends that Catlin experienced in the period ended 30 June 2006 remained largely unchanged during the period ended 30 September 2006, with both premium volume and loss activity remaining within management’s expectations. The rating environment continued to be favourable.

The 2006 Atlantic hurricane season has been benign to date, in sharp contrast to the exceptional hurricane activity during 2005. Notwithstanding the fact that the Atlantic hurricane season has not yet concluded, the Catlin Directors are of the view that market conditions remain favourable and that Catlin is looking ahead with optimism to the remainder of 2006 and into 2007.
Industry overview
Historically, the property and casualty insurance and reinsurance industry has been cyclical, characterised by periods of favourable market conditions with high premium levels followed by periods of price competition, with some variation between individual classes of business. During 2001, a number of factors combined to create an attractive pricing and underwriting environment. Factors such as the losses sustained by insurers as a result of 11 September 2001, the need by many insurers worldwide to strengthen loss reserves due to deterioration from prior years, and poor investment returns from the equity market have significantly eroded the combined capital of the industry. The resulting loss of capacity, the rating downgrades of certain insurers and reinsurers and the full or partial exit of a number of market participants resulted in sharp rate increases and improved underwriting terms across many classes of business. Well-capitalised insurance and reinsurance companies with access to diverse markets have been able to benefit significantly from these opportunities.
Average premium rates increased significantly over the following three years, fuelled by the reduced underwriting capacity and a reaction to historical losses, together with an increased demand for insurance and reinsurance capacity in certain sectors. In addition to improved rates, insurers and reinsurers were able to introduce more favourable underwriting terms and conditions. This environment of improved underwriting and pricing discipline created the opportunity for companies to generate higher profitability and to preserve or improve financial strength. In addition, as individual insurance and reinsurance classes experience varying underwriting cycles and pricing trends, companies with access to different business classes and geographic regions have significant prospects to capture specific business opportunities.
While rates for many classes of business began to decrease during late 2004 and in 2005 despite heavier than expected hurricane losses in the second half of 2004, market conditions again hardened, particularly for catastrophe exposed business, following the record hurricane losses of 2005. These losses included Hurricane Katrina, which devastated the US Gulf Coast, including New Orleans, and stands as the largest insured loss event on record; Hurricane Rita, which caused extensive damage to the Texas and Louisiana coasts, as well as energy installations in the Gulf of Mexico; and Hurricane Wilma, which caused heavy damage to sections of Florida. These losses reduced insurers’ profits worldwide and eroded the capital of some insurers, particularly those which specialise in underwriting catastrophe reinsurance and other coverages with significant hurricane

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exposures. Insurers worldwide reported that rates for classes of business impacted by the 2005 US hurricanes rose significantly during the 1 January and 1 July 2006 renewal seasons.

Competition
The international insurance and reinsurance markets are highly competitive, encompassing a range of niche and multi-product insurance and reinsurance underwriters. Catlin’s principal competitors vary by sector. At Lloyd’s, key competitors include syndicates managed by Amlin, Beazley, Brit, Hiscox, Liberty, Limit and Kiln. In the UK outside of Lloyd’s, key competitors include multi-line insurers such as Royal & SunAlliance, Aviva, and Zurich Financial Services, together with the London operations of many leading international insurers and reinsurers. The Bermuda market includes established underwriters formed; in the wake of the capacity shortage of the mid-1980s, such as Ace and XL; following Hurricane Andrew in 1992, in response to the capacity crisis in the property catastrophe reinsurance sector, such as Renaissance Re, IPC Re and Partner Re; post-11 September, 2001, such as Allied World, Aspen, Axis, Arch, Endurance Specialty, Montpelier Re and Platinum; or following the 2005 US Hurricanes, including Amlin Bermuda, Hiscox Bermuda and Lancashire. Another group of insurers and reinsurers participate globally (and/or in the UK); these companies include Munich Re, Swiss Re, FM Global, Industrial Risk Insurers, Hannover Re and units of American International Group, Berkshire Hathaway and St Paul-Travelers.
Insurers’ ability to compete effectively in their target sectors is predicated on numerous factors, including:

•	experience and skill of the management team and underwriters;

•	breadth and depth of broker and intermediary relationships;

•	access to clients across markets and regions;

•	range of products offered;

•	capital strength;

•	attractiveness of rates, terms and client service;

•	extent of regulatory licenses obtained and maintained; and

•	financial strength ratings.
In recent years, particularly in light of the unprecedented losses sustained by the property and casualty insurance industry following 11 September 2001 and the 2005 US Hurricanes, financial strength has become an increasingly important competitive factor. Clients and brokers focus on the financial strength of insurers and reinsurers, relying largely on the financial strength ratings assigned by independent credit rating agencies such as A.M. Best and Standard & Poor’s, to differentiate between alternative insurance providers. Many prominent insurers and reinsurers have seen their financial strength ratings downgraded over the past five years, including Munich Re, Swiss Re, Allianz, Axa, Gerling, Scor, XL, Montpelier Re and GE Employers Re.

Business segments
Catlin underwrites specialty classes of property and casualty insurance and reinsurance for a worldwide client base through its underwriting platforms, the Catlin Syndicate, Catlin Bermuda and Catlin UK. Operations of a fourth platform, Catlin US, are expected to commence soon. Business is introduced to those platforms by third-party brokers, inter-group reinsurance and through Catlin’s network of international offices that underwrite business on behalf of Catlin’s underwriting platforms. These offices are located in the United States, United Kingdom, Canada, Germany, Belgium, Guernsey, Singapore, Malaysia, Hong Kong and Australia.
Catlin currently has four reporting segments:

•	Catlin Syndicate Direct comprises direct insurance underwritten by the Catlin Syndicate and encompasses a diverse group of business classes, including property, casualty, energy, marine, aerospace and other business classes. This segment generated gross premiums written of $698.8 million (Source: Catlin Group’s audited financial statements) for the year ended 31 December 2005 and $453.3 million for the first six months of 2006 (source: Catlin Group’s unaudited interim financial statements).

•	Catlin Syndicate Reinsurance comprises reinsurance underwritten by the Catlin Syndicate and includes property catastrophe and per-risk excess, proportional treaty, marine and aviation excess of loss, casualty reinsurance and motor excess of loss business classes. This segment generated gross premiums written of

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$278.5 million (source: Catlin Group’s audited financial statements) for the year ended 31 December 2005 and $206.4 million (source: Catlin Group’s unaudited interim financial statements) for the first six months of 2006.

•	Catlin Bermuda comprises direct insurance and reinsurance underwritten by Catlin Bermuda, including property catastrophe reinsurance and casualty treaty reinsurance. This segment generated gross premiums written of $566.8 million (source: Catlin Group’s audited financial statements) (before intra-Group reinsurance eliminations) for the year ended 31 December 2005 and $393.1 million (source: Catlin Group’s unaudited interim financial statements) for the first six months of 2006. After intra-Group reinsurance eliminations, Catlin Bermuda wrote gross premiums of $177.2 million (source: Catlin Group’s audited financial statements) for the year ended 31 December 2005 and $126.7 million (source: Catlin Group’s unaudited interim financial statements) for the first six months of 2006.

•	Catlin UK comprises direct insurance and reinsurance underwritten by Catlin UK. This includes property/casualty business written for smaller and medium size commercial clients as well as other lines of business that are also underwritten by the Catlin Syndicate. This segment generated gross premiums written of $232.1 million (source: Catlin Group’s audited financial statements) for the year ended 31 December 2005 and $116.6 million (source: Catlin Group’s unaudited interim financial statements) for the first six months of 2006.

Classes of business
Catlin underwrites more than 30 classes of business. Some classes of business are underwritten by more than one of Catlin’s underwriting platforms. The business underwritten by Catlin is broadly divided into three categories: property direct, casualty direct and reinsurance.

(i)	Property direct
Property direct insurance comprised $649.2 million (source: Catlin Group’s unaudited management information) in gross premiums written in 2005. Property direct insurance includes the following classes of business:

•	Aviation — coverage against losses arising from use, manufacture or operation of aircraft;

•	Cargo — coverage of goods transported by land, sea or air;

•	Construction and engineering — coverage of construction and engineering projects (excluding construction of energy-related installations);

•	Contingency — coverage of financial loss arising from uncertain events (eg revenue lost due to cancellation of an event because of an external factor);

•	Crisis management — coverage of financial losses and related expenses arising from the recall of a product for specific reasons, including government order or malicious tampering. This class of business also includes coverage of financial costs associated with the kidnapping or abduction of certain employees;

•	Energy — coverage of physical damage exposures related to oil and gas exploration, extraction and refining operations, including construction;

•	Equine and livestock — coverage of horses, bloodstock, livestock and other animals;

•	Marine hull — coverage of damage to or the total loss of the hull of a ship or yacht;

•	Non-marine binding authorities — coverage written by third-party agents with limited delegated binding authority. Classes written under non-marine binding authorities primarily include property, personal lines and auto physical damage insurance;

•	Political risk and terrorism — coverage for loss arising from expropriation of property by a foreign government and for property damage related to terrorism;

•	Property facultative — coverage for damage to non-marine property risks;

•	Satellite — coverage for partial or total loss of a satellite or spacecraft during launch or subsequent deployment;

•	Specie — coverage of valuable items, including fine art, jewelry, precious metals, cash in transit, travellers’ checks, credit cards, postage stamps, share certificates, etc;

•	Trade credit — coverage of trade payments and receivables;

•	UK commercial property — coverage of UK property risks; and

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•	War risk: marine and aviation — coverage of damage or loss of vessels or aircraft due to warfare or terrorism.

(ii)	Casualty direct
Casualty direct insurance comprised $304.3 million (source: Catlin Group’s unaudited management information) in gross premiums written in 2005. Casualty direct insurance includes the following classes of business:

•	Financial institutions — coverage written for banks, insurers and other financial institutions primarily consisting of bankers’ blanket bond, crime and professional indemnity risks;

•	General liability — coverage of liability arising from bodily injury and property damage to a third party caused by the insured;

•	Marine and energy liability — coverage of liability arising from bodily injury and property damage to a third party arising from marine or energy risks;

•	Personal accident — coverage of personal accidents (such as travel, disability, professional athletes);

•	Professional and healthcare liability insurance — coverage of a person or organisation for injury or loss to third parties arising from negligence or malfeasance in rendering professional services; the coverage included in this segment is primarily medical malpractice and other healthcare risks;

•	UK commercial crime — coverage of UK businesses for direct financial loss arising from dishonest or fraudulent acts on the part of employees and losses suffered by the assured arising from third party computer fraud;

•	UK directors’ and officers’ liability — legal liability coverage of directors and officers of UK companies or institutions for liability arising from wrongful acts;

•	UK general liability — coverage for liability arising from bodily injury and property damage, written for UK small to medium size clients; and

•	UK professional indemnity insurance — coverage that indemnifies for injury or loss to third parties arising from negligence or malfeasance in rendering professional services; this coverage is written for UK solicitors, accountants, engineers, architects, insurance brokers and other professionals.

(iii)	Reinsurance
Reinsurance comprised $433.4 million (source: Catlin Group’s unaudited management information) in gross premiums written in 2005. Reinsurance includes the following classes of business:

•	Casualty reinsurance — treaty reinsurance of casualty risks, primarily professional liability and medical malpractice insurance;

•	Marine and aviation reinsurance — excess of loss reinsurance of marine and aviation risks;

•	Motor excess of loss — excess of loss reinsurance for motor insurers;

•	Property reinsurance — excess of loss coverage for events causing severe loss, injury or damage, primarily natural disasters; along with risk excess business and proportional treaty reinsurance of property-related risks; and

•	Structured risk — tailored reinsurance protection against significant adverse experience within retentions.

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Distribution and marketing
Virtually all of Catlin’s business is produced by either retail or wholesale insurance brokers. A breakdown of Catlin’s 2005 and 2004 gross premiums written on a percentage basis by its top ten brokers is set out below:

	2005	2004

	%	%
Marsh	15.9	16.9
Aon	13.3	11.9
Willis	9.8	9.5
JLT	6.9	7.4
Benfield Group	6.7	6.0
Miller	2.6	2.4
BMS Group	2.4	2.5
Heath Lambert Group	2.2	2.6
HSBC	2.0	2.1
Denis M Clayton	2.0	2.2
Source: Catlin unaudited management information
No individual broking house accounted for more than 17.0 per cent. of Catlin’s gross premiums written in 2005 or 2004 and the top five broking houses accounted for approximately 50 per cent. of Catlin’s gross premiums written in each of those years. Overall, Catlin’s business is sourced through more than 100 brokers worldwide and Catlin makes wide use of smaller specialty and regional brokers. Catlin believes that the diversity and strength of its underlying broker relationships create a robust distribution network for Catlin.
Distribution for Catlin’s business can also be sub-divided between brokers, third party coverholders and Catlin’s international offices.

(i)	Brokers
This category refers to business in which a broker acts as a retail or wholesale intermediary between Catlin and the purchaser of its insurance and reinsurance products. Except in specific cases where Catlin delegates authority to brokers (see paragraph (ii) below), brokers do not have authority to bind Catlin with respect to insurance and reinsurance agreements, nor does Catlin commit in advance to accept any portion of the business that brokers submit to it. All new and renewal business is subject to acceptance by Catlin. More than half of Catlin’s gross premiums written in 2005 were generated through this source, including brokers accredited by Lloyd’s, or Lloyd’s brokers, in the case of the Catlin Syndicate. Many of these trading relationships have existed since Catlin commenced trading in 1985.

(ii)	Third party coverholders
A binding authority is a contractual arrangement pursuant to which Catlin delegates specific underwriting authority to a third party “coverholder”, typically a wholesale insurance agent dealing in a variety of classes of local business, but, in some cases, niche brokers. While a binding authority is typically, but not exclusively, introduced to Catlin by a broker, it differs from brokered business by virtue of the delegation of underwriting authority from the underwriter to the coverholder and the nature of the business it covers, which tends to comprise higher volume, lower value transactions that would not normally be individually placed in the international insurance markets.
Binding authority arrangements, or binders, and relationships are an important part of Catlin’s business, particularly since they provide access to markets that would not otherwise be readily available to Catlin and facilitate business that would not be economic for Catlin to transact on an individual contract basis. Catlin has over 600 binding authority agreements in place annually, writing a wide range of primarily property business and providing a significant stream of premium income to Catlin.
The Catlin Syndicate is a leader in the Lloyd’s binding authority business, particularly in US-based surplus lines property binding authorities. Catlin also focuses on establishing economically meaningful and long-term relationships with its coverholders. This has given Catlin the ability to focus on and control to a greater degree the business through the cycles.

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Catlin’s current binding authorities are primarily with agents with whom Catlin has long-term relationships and who are specialists in individual classes of business. Some of these relationships have been in existence for more than a decade.
Catlin places a strong emphasis on the selection, management and monitoring of its binding authorities, which requires specific skills in sub-contracting, and has established a separate team to oversee its binding authority business. The underwriting of all binding authorities is subject to Catlin’s underwriting processes and procedures, including limits on the size of risks underwritten and peer review of new binding authorities by Catlin’s coverholder class underwriter and at least one other class underwriter in addition to a compliance review and approval by the Group Binding Authority Management team. Large, material binding authorities are typically audited by an external audit provider at least annually. Smaller binding authorities are typically audited at least once every two years. Monthly or quarterly bordereau checks (detailed statements of binding authority accounts) are performed by each class underwriter.
In addition to the underwriting and other controls applied to binding authorities, Catlin strives to ensure that the agreements with coverholders are structured in such a way as to align the economic interests of the parties. This means that the coverholder will receive commission by way of contribution towards its overheads, but will rely on a profit commission based on the actual underwriting result for a significant part of its remuneration. Further, the profit commissions are usually structured so that any deficits in individual years can be clawed back.

(iii)	International network of offices
Over the past seven years, Catlin has established offices in the United States, the UK, Canada, Germany, Belgium, Guernsey, Singapore, Malaysia, Hong Kong and Australia. For legal and regulatory reasons, many of these offices operate under binding authority arrangements with one or more Catlin underwriting platforms. These differ from third-party binding authorities in that the offices are owned by Catlin, and therefore the underlying relationships remain within Catlin rather than with external companies.
These local offices were established as part of Catlin’s strategy of broadening its distribution network, accessing local, niche markets and developing closer relationships between Catlin Group underwriters and Catlin Group clients (both buyers and retail brokers). The particular locations of the offices reflect both strategic growth plans and opportunistic underwriting propositions. Certain of these offices specialise in particular classes of business — for example, Catlin Underwriting Agency US Inc.’s Houston office specialises in underwriting medical malpractice insurance, while the Guernsey office specialises in underwriting general aviation risks — and other offices (including the Singapore, Sydney and Toronto offices) underwrite several classes of business. Offices established in the United Kingdom outside of London — Glasgow, Leeds, Derby, Birmingham and Watford — underwrite property and casualty business that is produced by regional UK brokers.
Catlin believes that its network of offices creates a competitive advantage by establishing access to markets not otherwise available and by facilitating the development of closer relationships with insureds and brokers in local markets.
Information technology
Catlin recognises that high quality information technology is vital to its growth and profitability and has established a comprehensive information technology strategy which encompasses all elements of Catlin’s business.
To facilitate enhanced risk selection and to strengthen the underwriting control framework, Catlin has developed a proprietary underwriting system and data warehouse known as “the FRAME”. The FRAME is accessible by all relevant Catlin Group employees in offices worldwide through standard internet browser software. The FRAME records details of each underwriting transaction from initial quotations through to any applicable claims activity. Detailed information about each risk to be underwritten by Catlin is entered into the system, together with relevant documentary support for the underwriting decision. Data entered into the FRAME is subsequently loaded and stored into Catlin’s data warehouse, which is the vehicle used to create underwriting management reports. The data warehouse also provides information feeds directly to Catlin’s general ledger systems. The FRAME provides Catlin underwriters and management worldwide with instant access to information regarding the business underwritten by Catlin. It creates a clear audit trail on underwriting decisions and is an integral component of Catlin’s extensive system of underwriting controls.

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Catlin continues to develop and enhance the FRAME to meet its changing business needs. It is intended to be sufficiently scaleable to support anticipated future business expansion. In addition, other systems may be used by certain offices in coordination with the FRAME or relevant financial reporting systems.
IT security and business continuity is of paramount importance to Catlin. A number of technologies and processes are employed to defend Catlin’s systems and networks. A disaster recovery plan is in place, including secure offsite data storage for data backups and secondary offsite data processing facilities, with the goal of having the FRAME operational within 24 hours of the occurrence of a disaster event.
Catlin has established a document management system for non-risk related documentation. The bulk of Catlin’s other IT-related needs are met through the use of commercially available general ledger, word processing, spreadsheet and database programs.
Underwriting

(i)	Underwriting philosophy and culture
Catlin’s underwriting philosophy and culture is designed to align the interests of its underwriters with those of Catlin and its shareholders. The main facets of this philosophy and culture are:

•	Underwriting for gross profitability across cycles

Class underwriters report on a gross basis and Catlin expects each class to produce a gross profit in the aggregate through its cycle. Catlin strives to expand underwriting when market opportunities support targeted returns and to restrain income in less profitable market conditions. Catlin uses its tailored management information (including up-to-date analysis of rate movements and rate adequacy compared with target levels) to anticipate and react to changes in premium rates and manage underwriting profitability through the underlying insurance cycles of its various classes of business.

•	Catlin Group mentality

Catlin’s underwriting activities are managed as a single profit centre across its multiple platforms. Individual risks are allocated to platforms where capital can be efficiently deployed (taking into account client preference and platform strategies approved by Catlin Board). Underwriters’ incentive compensation is linked to Catlin’s overall profitability directly and by way of broadly distributed share and option ownership — nearly all class underwriters are share or option holders in Catlin. This Catlin Group mentality encourages underwriters to communicate, share knowledge and direct risks to the most appropriate area within Catlin; it also assists in removing potential conflicts arising from internal profit transfer.

•	Responsibility and accountability

Underwriters are given significant, formally defined individual responsibility in terms of their underwriting authority. However, they are also accountable to both management and their peers for the quality and ultimate profitability of the risks they accept. Catlin applies a stringent system of underwriting and risk management controls, including formal documentation of underwriting practices, regular monitoring, peer reviews and performance analyses.

•	Controlled expansion

Catlin’s expansion into new markets and risk classes is undertaken in a controlled manner based on detailed research. This ordinarily requires recruiting or developing dedicated teams of underwriters with the necessary specialist skills and experience. Catlin’s controlled approach is targeted at reducing the volatility inherent in new product lines, and is supported by the recruitment of appropriate resources to provide future profitable growth as market conditions change through insurance cycles.

•	Diversification and reduction of correlated risk

Catlin believes that diversification has the effect of reducing exposure to correlated risk, and so has deliberately spread its insured exposure by type, class, distribution channel and geographic area.

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(ii)	Underwriting governance
Catlin has established an internal underwriting board, which is led by Catlin’s Chief Underwriting Officer and includes senior underwriting managers, referred to as underwriting directors, from across the Group. The underwriting board has broad responsibility to establish Catlin’s underwriting best practices and procedures and to monitor the execution of the underwriting plan.
Each of Catlin’s underwriting platforms has an underwriting committee that is responsible for the implementation and oversight of the individual platform’s underwriting strategy. These committees include underwriting directors, the platform CEO and representatives from claims, finance and actuarial. The underwriting committees meet regularly and monitor and control the activities of the platform’s underwriting to ensure that the underwriting strategy is effectively executed in accordance with the terms of the underwriting policy and business plan approved by Catlin and platform boards.
Within each platform, certain classes of business are grouped together to form business groups that are each overseen by one of the platform’s underwriting directors, who are referred to as business group leaders. Each business group meets at least three times a week. At these meetings, each class underwriter presents his or her analysis of the accounts that are under current review, discusses pricing levels and market conditions, and provides an update on any major loss activity. For those classes of business that have potential exposure to large industry losses or natural disasters, the business group monitors current accumulated exposure levels against the approved platform limits. A primary purpose of the business group meetings is to ensure a high quality of underwriting analysis and decision-making, as well as compliance with Catlin underwriting policies. Formal peer review is conducted at these meeting as described more fully below.

(iii)	Controls and procedures

(A)	Business planning and monitoring

Catlin’s underwriting board develops an annual underwriting plan for the consideration of platform and Catlin Group management. Once the annual underwriting plan is approved by the platform and Catlin Group boards, the underwriting board monitors its execution throughout the year.

During each quarter, Catlin’s underwriting board meets with the class underwriters and platform underwriting directors in each business group for an in-depth review of the performance and progress of business initiatives for each class of business. The review compares planned and actual results, and reviews rate change and rate adequacy levels, major account activity including large losses, updated estimates of full year results, market conditions including competitive pricing, and any strategic or operational issues that might have emerged during the quarter. At the end of the quarter, the underwriting board accumulates the revised forecasts and updates management with a new estimate of the annual underwriting results.

In addition, the platform underwriting committees monitor performance against plan for each class of business on a monthly basis.

(B)	Rigorous technical underwriting analysis

Catlin has invested in the development of custom-built analytical tools to assist in the understanding of risks written and to facilitate more accurate pricing of those risks. These include internally developed rating models. Catlin also utilises the risk model RMStm in respect of certain of its natural catastrophe exposures, alongside its own internal catastrophe models. Each underwriter is required to use the appropriate tools as part of the underwriting analysis.

Catlin believes that actuarial support for underwriting is best applied in conjunction with underwriters’ risk selection and assessment skills, business judgment and trading relationships, rather than in isolation from, or substitution for, those skills. Catlin therefore makes extensive use of actuarial tools and methodologies to complement the underwriting analysis. Actuarial input is achieved in the following ways:

•	Actuarial resources are assigned to each business group and to each platform. Members of Catlin’s actuarial staff — which includes ten qualified actuaries — regularly attend underwriting meetings to develop a day-to-day understanding of the trading environment.

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•	Actuarial staff, in conjunction with class underwriters, have developed rating models for most of the classes of business written by Catlin. These rating models are used extensively in pricing business and in measuring rate adequacy and rate movements.

•	On individual large or complex risks, and in particular in statistically oriented classes such as casualty reinsurance, actuarial staff work with the underwriters in pricing the individual risks.

•	As part of the peer review process on risks that have already been underwritten, actuarial staff will audit the “rate increase/decrease” and “rate adequacy” assigned by the underwriters for a sample of risks.

Catlin has also invested in wording specialists, including qualified lawyers, who assist underwriters in assessing and developing policy wordings in order to ensure that contracts reflect underwriters’ intent. This is of particular importance in classes such as energy where the use of tailored rather than standard wording is widespread.

(C)	Peer review

Each underwriter must adhere to established authority limits, underwriting guidelines, systems and controls. These rules govern risk appetite, line size, type of risk, referral parameters and data entry requirements, among other things. Peer review is a key control to assure compliance with these standards and to provide a second, experienced view of the judgment factors in the underwriting analysis. A peer review of each account is performed on both a pre- and post-underwriting basis. As part of the peer review, the underwriter is required to explain and justify underwriting decisions to management and to peers.

Pre-underwriting. The extent of the pre-underwriting peer review depends largely on the size and complexity of the risk. Routine risks are discussed prior to acceptance at the discretion of the relevant underwriter and business group leader, while the business group’s meetings offer underwriters the opportunity to discuss individual risks. More significant risks, and a selection of routine risks, will be subject to discussion and peer review at this stage. Risks beyond the normal parameters of Catlin’s underwriting guidelines must be approved by an underwriting director or Catlin’s Chief Underwriting Officer.

Post-underwriting. Every risk underwritten is subject to peer review which requires, at a minimum, written approval of one other class underwriter. Depending on certain risk characteristics (for example, line size), the required number of sign-offs is increased to ensure that risks beyond the normal parameters of Catlin’s underwriting guidelines are reviewed at the appropriate management or underwriting level.

(D)	Binding authorities

As described above, binding authorities comprise an important element of Catlin’s distribution strategy. Catlin recognises that granting underwriting authority to third party “coverholders” or “managing general agents” presents certain risks and has therefore established a dedicated team and detailed procedures for vetting, controlling and monitoring delegated underwriting authorities. In addition to addressing pure business concerns (particularly the alignment of Catlin’s interests and those of the coverholders), Catlin intends to satisfy or exceed any regulatory requirements relating to binding authorities.

Considerable effort, including detailed review of previous underwriting track record, site visits, meetings and/or third-party audits, is expended prior to granting a binding authority.

Each coverholder is subject to limitations on the business it underwrites in respect of, among other things, premium, class of business and maximum risk limits. The coverholder must also conform to specified reporting standards. The terms of the binding authority are subject to peer review as set forth above, and compliance with those terms is monitored by the underwriter and a dedicated binder management team. Binding authorities are subject to a rolling audit program, some conducted by Catlin Group staff and some involving third-party coverholder auditors, which supplements visits by the underwriter and/or claims staff. The frequency and depth of these reviews and visits depend on the nature and scale of the delegated authority. In addition, regular monthly or quarterly bordereau checks are performed by each class underwriter responsible for the binding authority, with profitability being closely monitored. Profitability is a key factor in determining whether a binding authority is renewed, together with the quality of management controls within the coverholder.

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Catlin has reduced the number of binding authorities outstanding over the past several years, while simultaneously increasing the average income per binding authority.

(E)	IT system and operational support

All of Catlin’s management reviews, governance meetings and processes are underpinned by a sophisticated underwriting account management system and underwriting information database. A Catlin Group underwriter enters detailed information about each account into Catlin’s underwriting system, the FRAME. All levels of underwriting management have continuous access to all relevant underwriting information. Submission levels, broker activity, rate changes and rate adequacies, limits and aggregate accumulations by catastrophe exposure regions, underwriting analysis including the use of the various technical models, and loss activity are some of the key elements that can be reviewed by account or in summary. All key underwriting documents are scanned into the FRAME and are stored with the individual account file. The FRAME includes the entire underwriting file to facilitate the post-underwriting peer review and to create an audit trail for the peer review process. Account servicing information is captured including the timeliness of finalising policy wordings (“contract certainty”).

The procedures and systems necessary to enable the controls and processes described above are extensive and essential to the control framework. Catlin has put in place an operations board to support the effective operation of the underwriting and other Catlin Group systems, best practices and standards. This board is led by Catlin’s Chief Operating Officer and includes or meets monthly with representatives of Catlin’s underwriting, claims, actuarial, finance, reinsurance recoveries, overseas office management, IT, compliance and risk management teams. The board serves as a forum to review the performance of the operational systems and procedures and to identify any further development needs. It ensures the assignment of responsibility and allocation of resources for development projects and monitors the progress of the agreed initiatives.

The operations board also monitors many of the key control measures of the underwriting process through reports developed from the FRAME and through review of individual account files. Data quality reviews, the peer review process and exception reports are areas of particular focus for the operations board, the platform compliance staff and Catlin Group management.
Claims management
The cost of claims is the largest component of Catlin Group expenses. Catlin aims to adjust claims fairly and economically in accordance with policy terms and conditions, and to pay claims promptly upon their resolution. It is also important that underwriters remain aware of the scale and nature of claims activity in their accounts. The claims staff therefore interact closely and regularly with the underwriters, both on an ad hoc basis and by regular attendance at underwriting meetings. The claims staff also liaises regularly with actuarial staff with respect to the quantification of loss reserves and the treatment of disputed claims.
Catlin employs a team of claims adjusters who are responsible for applying policy terms and conditions to the circumstances of a loss and to determine the extent of policy coverage and Catlin Group liability. The claims adjusters specialise in particular classes of business to ensure that appropriate familiarity and expertise is brought to bear on the adjustment process. In addition, Catlin employs lawyers qualified in the United States, the United Kingdom and/or Bermuda who are dedicated entirely or in part to the claims team. This in-house legal expertise facilitates a technically proficient claims adjustment process and reduces the need for, and expense of, outside counsel.
Catlin outsources virtually all of its loss adjusting activities which entail physical appraisal and valuation of losses. Given the geographical spread of Catlin Group business, the diverse technical non-insurance skills required to assess losses and the number and quality of loss adjusting specialists available worldwide, it would be neither economic nor practical to handle this function in-house.
Upon the occurrence of a loss, a loss adjuster will typically be appointed by the lead underwriter, the insured or its broker, depending on policy terms. This loss adjuster will report his/her analysis of the loss to the relevant Catlin Group claims adjuster, who will consider the report and analyze the extent of coverage afforded. Once the insurance liability is reasonably quantifiable, a loss reserve will be established. The loss will be paid in stages or in full as it is finally quantified.
Individual claims adjusters within Catlin work within prescribed limits of authority, with larger and more complex claims being referred to more senior claims staff. Areas of potential dispute are referred to in-house

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legal staff, who advise on coverage issues and may, depending on the value and complexity of the issues presented, refer to outside legal counsel as well. Catlin strives to minimise coverage disputes with its insureds and reinsureds and endeavors, where possible, to achieve commercial resolutions to disputed matters. Denial of claims and litigation are pursued where appropriate.
The lead underwriter on the policy will ordinarily be responsible for claims adjustment for the other underwriters. In circumstances where Catlin is not the lead underwriter, Catlin will be advised of claim quantum and significant claims adjustment issues. Catlin monitors claims, with particular attention to large or complex claims in respect of which it is not the lead underwriter and, subject to policy terms, it may choose to become more actively involved in the adjustment process.
Risk management
Catlin operates in a dynamic business environment, and it continues to grow and expand its operations consistent with its strategic objectives. In pursuing its goals, Catlin faces a wide range of business and operating risks. A thorough understanding of the risks potentially affecting Catlin, together with a disciplined risk mitigation program, is critical to Catlin’s prospects from commercial, regulatory and rating agency perspectives, and can provide competitive advantages. Catlin uses a formal risk management program to analyze its risk profile and adopt appropriate risk mitigation strategies. The risk identification and assessments and control reviews are updated and refreshed regularly to ensure that risk management adapts to changing conditions and that risk mitigation is continuously strengthened.
Catlin’s risk management program is supervised by a Chief Risk Officer who provides guidance and support for risk management practices across Catlin and within the various departments. The Chief Risk Officer reports to Catlin’s Chief Executive and to the Catlin Board and its Audit Committee. Responsibility for risk management is spread throughout the organisation and is embedded in the operational responsibilities of each manager. The Chief Risk Officer works with Catlin’s Chief Actuary on risk-based capital modeling, with Catlin’s Chief Compliance Officer and the Head of Internal Audit on risk-based audit planning and compliance reviews, and on other specific initiatives to evaluate and address risk within targeted areas.
The chief executive of each underwriting platform is responsible for developing and executing a strategy and business plan subject to the approval of Catlin’s Chief Executive and the Catlin Board and underwriting platform boards. In managing a platform’s operations, the chief executive of that platform is responsible for identifying and managing the risks to the platform’s objectives. The platform CEO is charged with establishing and ensuring compliance with appropriate policy, procedures and other controls that reflect Catlin Group policy and procedures and with all applicable external regulatory requirements.

(i)	Risk management framework
Under the direction of the Chief Risk Officer, Catlin conducts a regular formal risk assessment process within each of its operating platforms. The risk staff works with the management team of each platform to identify the key risks and the related controls within five categories of risk: insurance risk, credit risk, liquidity risk, market investment risk and operating risk. The level of risk and the effectiveness of the controls is assessed by management and reviewed by the Chief Risk Officer and the risk team. Where control improvements are in development, the risk team monitors the progress of the projects. The risk and control assessments are updated quarterly and reviewed by platform management and Catlin risk staff.
The risk team works together with the actuarial staff to review and assess the residual risk remaining following the application of the mitigating controls. The team uses various models including sophisticated stochastic modeling to quantify Catlin’s risk and the related capital required to bear the unmitigated risk within the risk appetite of the Board. They further evaluate capital requirements through stress and scenario tests and develop capital levels for each operating platform as its own entity and for Catlin as a whole, recognising the diversification and correlations between the platforms. The results of this modeling are included in the reports to Catlin Board as part of the annual planning discussions.
The internal audit and the compliance teams review the risk assessment and the critical controls used by the risk team in developing the annual plan for internal audits and compliance reviews.
Annually, each platform prepares a formal document that details the platform’s risk governance, policies and controls, risk assessment and other aspects of a comprehensive risk management program. The document includes the current results of the ongoing risk assessment activity and the results of the capital modeling. The document is reviewed and approved by management and the relevant board.

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(ii)	Management of insurance risk
Catlin Underwriting Board and the underwriting committee of each platform are responsible for overseeing Catlin’s underwriting operations. For more information regarding the underwriting philosophy, governance, procedures and control framework in place to address the underwriting aspect of insurance risk, see “Underwriting” above.
The Group Claims Director directs claim operations across the Group. The systems and procedures for claims are supported and monitored by Catlin’s operations board. The Head of Claims is responsible for identifying the risks to effective claim processes and for ensuring a claim organisation is capable of managing those risks. Internal and, if appropriate, third party reviews of claim operations are conducted to ensure that the control framework is effective.
The Chief Actuary oversees Catlin’s reserving processes. In addition, Catlin receives independent external analyses of its reserve requirements annually.

(iii)	Management of investment risk
All Catlin Group and subsidiary assets are managed at Group level by the Chief Investment Officer, whose duties are defined by written policies and instructions established by the Investment Committee of the Board (the “Investment Committee”). The broad investment strategy adopted by the Board is focused on capital preservation and, in that context, on maximising return while maintaining a low risk portfolio. The bond portfolio, which comprised 74 per cent. (source: Catlin Group’s audited financial statements) of Catlin’s investments as of 31 December 2005 and 68 per cent. (source: Catlin Group’s unaudited interim financial statements) as of 30 June 2006, is held in bonds with a rating of “A” or above. Of this portfolio, 94 per cent. (source: Catlin Group’s audited financial statements) was in bonds with a rating of “AA” or better as of 31 December 2005 and 95 per cent. (source: Catlin Group’s unaudited management information) in bonds with a rating of “AA” or better as of 30 June 2006. The balance of Catlin’s investments are held in cash and short-term investments. Investment management has been outsourced to professional fund managers selected by the Investment Committee and approved by the Board. The performance of these managers is monitored by the Chief Investment Officer and tracked by both management and the Investment Committee.
In summary, investment risk is managed by deliberately holding a low volatility portfolio and through the diligent oversight of the outside fund managers.

(iv)	Management of credit risk
The major credit risk to which Catlin is exposed is credit risk from reinsurance recoverables. The Group Reinsurance Security Committee, chaired by the Chief Financial Officer, manages this risk at Group level. This committee establishes security standards applicable to all reinsurance purchases and monitors the financial status of all reinsurance debtors. A centralised team executes the reinsurance collection process and the committee monitors the financial status of all reinsurance debtors.

(v)	Management of liquidity risk
The Chief Investment Officer monitors cash flow and manages liquid assets and debt facilities to ensure that cash is available to meet obligations and works with the finance officers of the underwriting platforms to ensure proper controls over cash management and to identify, understand and meet operational liquidity needs.

(vi)	Management of operational risk
The Chief Executive Officer of each underwriting platform and each “head of function” is responsible for managing the operational risk in his or her area. Each is required to establish and adhere to appropriate operational policies and procedures. Internal audit and other management teams oversee compliance with these policies and procedures.
The Head of Internal Audit directs an internal audit process across all operations and subsidiaries of the Group. The internal audit process is designed to provide management and the Board, through its Audit Committee, with reasonable assurance that Catlin’s controls and procedures are able to contain risks within acceptable limits.

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(vii)	Summary of high level controls
The Board has adopted a number of controls to ensure the satisfactory operations of Catlin. The Board receives detailed financial data on a quarterly basis. These financial reports are reviewed by the Audit Committee. Accounting policy is set by the Board through the Audit Committee.
The Board receives a quarterly report from the Chief Executive, Chief Underwriting Officer, Chief Operating Officer, Chief Financial Officer, Chief Risk Officer and the platform chief executives on current operations and on any areas of high risk.
The Board meets annually with management to conduct an in-depth review of Catlin’s annual business plan and to assess the risks embedded in the plan. New initiatives and other major projects are presented and discussed.
Each year, the internal audit team assesses the effectiveness of Catlin’s control framework and reports to the Board.
Through its Investment Committee, the Board reviews the investment performance and asset management practices of Catlin. Through its Compensation Committee, the Board reviews human resources policy and the remuneration of senior staff. Through its Audit Committee, the Board monitors the activities and reports of external actuaries, the external auditors and the internal auditors and monitors the key risks associated with the financial reporting.
The Audit Committee or the full Board receives reports from the outside auditors, internal auditors and the external actuaries at least once a year. The Audit Committee also regularly meets those parties in private sessions, at which management and executive directors are not present.
Reinsurance
Catlin purchases reinsurance to limit and spread its exposure, protect against catastrophic losses and in some instances to increase its insurance underwriting capacity. These agreements recover a portion of losses and loss expenses from reinsurers.

(i)	Reinsurance strategy
When purchasing reinsurance, Catlin aggregates many of its risks across the Group. Catlin believes that by leveraging its purchasing power, it achieves favourable terms and pricing for its reinsurance protections. Catlin’s principal reinsurance arrangements provide coverage for the aggregated losses incurred by its individual underwriting platforms, as well as those incurred by Syndicate 1003 (the third-party capital Lloyd’s syndicate that ceased operations after the 2003 year of account). Reinsurance protecting a specific portfolio or underwriting platform may also be purchased by Catlin. Catlin’s reinsurance purchases are ordinarily centralised, with the exception of facultative reinsurance. Facultative reinsurance is purchased against an individual risk (for example, to cover specific exposures or to reduce the impact of gross line sizes).
The Chief Underwriting Officer is responsible for the purchase of reinsurance. In determining which reinsurance protections to purchase, Catlin analyzes, among other things, net retained risk appetite, capital position, rate adequacy of inwards business, price and quality of reinsurance available, individual and correlated or aggregated risk exposure, exposure to potential multiple events, regulatory requirements or restrictions and a cost versus value analysis of the proposed program.
Catlin’s reinsurance strategy is predominantly based on the purchase of non-proportional protections, with elements of proportional and facultative reinsurance. Most of the reinsurance program covers losses on a “losses occurring during” basis, although some coverage is on a “risks attaching” basis. In addition, intra-group reinsurance is placed with Catlin Bermuda.
Catlin uses reinsurance to control and limit its exposure to risks, including catastrophic risks. For example, as at 31 December 2005, Catlin estimated that its gross losses arising from the three major hurricanes of 2005 (Katrina, Rita and Wilma) amounted to $615.1 million (source: Catlin Group’s audited financial statements). However, Catlin’s net loss (after reinsurance recoverables and including the cost of reinstating reinsurance coverage exhausted by the loss, the benefit of reinstatement premium protection coverage and additional inwards reinstatement premiums) was estimated to be $350.2 million (source: Catlin Group’s audited financial statements). The difference between gross and net loss reflects the effectiveness of Catlin’s reinsurance strategy in addressing, in this case, a series of catastrophic events.

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(ii)	Reinsurance processes and controls
Catlin’s Reinsurance Security Committee is composed of the Chief Financial Officer, other Catlin Group executives, and underwriting and claims representatives, and is advised by an independent reinsurance analyst. The Reinsurance Security Committee ordinarily meets on a monthly basis and is responsible for:

•	establishing a core list of approved reinsurers, based on financial strength and market information, all of which must maintain a minimum financial strength rating of “A” from Standard & Poor’s (S&P) or “A-” from A.M. Best;

•	monitoring the minimum financial strength requirements for Catlin’s reinsurers;

•	monitoring exposure to individual reinsurers; and

•	monitoring reinsurance recoverables and reinsurance bad debt.
Since Catlin remains liable to its policyholders regardless of whether or not reinsurers meet their obligations (as is the case with most reinsurance arrangements), evaluating the financial condition of Catlin’s reinsurers and monitoring concentrations of credit risk on an ongoing basis are key responsibilities of Catlin Reinsurance Security Committee. More than 95 per cent. (source: Catlin Group’s unaudited management information) of Catlin’s reinsurance recoverables outstanding as at 31 December 2005 are owed by reinsurers with a financial strength rating of at least A-(A.M. Best) or equivalent. Catlin maintains provisions to cover balances due, or anticipated to be due, from reinsurers that are expected to be unable to pay amounts due, and to account for contractual disputes. For additional information, please refer to “Risk Factors”.
At 31 December 2005, there were four reinsurers which accounted for more than 5 per cent. of Catlin’s total reinsurance recoverable:

	% of
	Reinsurance	A.M. Best
	Recoverable	Rating

National Indemnity Company	14	A++
ERC Frankona Ruckversicherungs A.G	11	A
Hannover Ruck A.G	8	A
Munich Re	8	A+
Source: Catlin Group’s 2005 audited financial statements.
Any purchase of reinsurance from reinsurers not on the core list requires prior approval of the Reinsurance Security Committee. The Reinsurance Security Committee also provides information on key reinsurance performance and security parameters to the Board.
Loss and loss expense reserves

(i)	Creation of loss and loss expense reserves
Losses arising from claims, and expenses associated with handling those claims (both allocated and unallocated, known as loss adjustment expenses, or LAE), comprise the bulk of Catlin Group expenses in any given year. To comply with insurance laws and regulations and with US GAAP, Catlin establishes reserves for such losses and expenses. The reserves represent estimates of amounts that Catlin may have to pay for claims and claims handling expenses in the future, and are carried on the balance sheet as liabilities. The reserves encompass not only losses that have been reported to Catlin but also losses that have occurred but have not yet been reported.
Catlin aims to establish prudent loss and LAE reserves through an iterative process considering, among other things, underwriters’ and management’s views of rate adequacy and expected loss ratios, known case reserves, historical experience, actuarial and statistical analysis and underlying loss trends. Catlin does not discount its reserves for the time value of money. Catlin sets reserves conservatively within the actuarial range of estimates, reflecting the inherent uncertainties in estimating insurance and reinsurance liabilities.

(ii)	Reserving methodology
The starting point for reserving an underwriting year is the loss ratio projected for business planning purposes for each class of insurance or reinsurance written by Catlin. The initial projections represent the collective views of class underwriters, actuaries and management as to expected loss experience and rate adequacy, and are in part an output of the process of rating and pricing business. They are based upon historical experience, comparative

PART VI — INFORMATION ON CATLIN

rating levels and underlying loss trends and are modeled for most classes of business by proprietary actuarial and statistical analytical models.
As losses are notified to Catlin, specific loss reserves are established. Where Catlin is a lead underwriter on a given risk, the amount of the reserve is typically calculated by Catlin Group claims, underwriting and/or legal staff, often with the assistance of outside consultants, such as loss adjusters or counsel. Catlin may also seek external actuarial advice on specialist areas of an account. Where Catlin is a following underwriter, the reserve is typically advised by the leading underwriter, although Catlin may independently appraise the suggested reserve, particularly on large or disputed claims.
Reserves are reviewed quarterly by line of business on a collaborative basis among underwriting, claims, legal, actuarial and finance staff. Reported claims experience during the quarter is compared with previous projections and historical experience, by way of loss triangulations, and expected loss is reassessed using standard actuarial methodologies. Individual large losses are subject to ongoing monitoring and review, and any reserve movements would be calculated separately from the generalised line of business review.
The quarterly reserve analysis is subject to review and approval by the Chief Actuary and is signed off both by the finance team and management. In addition to Catlin’s internal actuarial reserving process, Ernst & Young provides an annual independent analysis of reserves. As at 31 December 2005, Catlin was within Ernst & Young’s range of reasonable best estimates and exceeded their best estimate of reserves. In performing its work, Ernst & Young relied, without performing its own audit or verification, on data supplied by Catlin. Their work is subject to the same inherent uncertainties as the internal analysis. The assumptions and results of Catlin’s actuarial work are also reviewed by the auditor’s actuarial team, as part of the annual audit of Catlin’s financial statements. This work is solely for the purposes of that audit.

(iii)	Uncertainty
Catlin’s in-house actuarial team, comprising ten qualified actuaries, conducts a full review of Catlin’s overall reserves for claims and claims handling expenses on a quarterly basis. Any releases or required strengthening identified in the review are reflected in current income. Adjustments to reserves are based upon a combination of objective factors such as actual claims advice, plus assumptions derived from historical experience and estimates as to current and future trends. A significant element of professional judgment on the part of Catlin underwriters, actuaries and management and external professional advisers (including lawyers, actuaries and auditors) is incorporated into the reserve analysis. All of these factors introduce a significant element of uncertainty.
Reserving is a fundamentally uncertain process of projecting future costs of known and unknown events. The degree of reserving uncertainty differs from class to class. Short-tail property exposures, for example, represent one of the less complex classes to quantify; however, significant uncertainty remains due to reporting lags, difficulty in ascertaining the quantum of individual losses and the potential for coverage disputes. Long-tail classes, such as general liability and professional indemnity, are significantly more difficult to reserve accurately because ultimate claims costs take many years to ascertain and are subject to unforeseeable trends in areas such as, for example, medical costs and the courts’ attitude towards tort liability generally. Those uncertainties are magnified in reinsurance classes owing to, among other factors, delays in reporting and the fact that reinsurers have less intimate knowledge of the underlying claims matters that may ultimately affect the reinsurance. As a result, the loss and loss expense reserves held by Catlin at any time may be inadequate, perhaps materially, to meet Catlin’s liabilities.

(iv)	Reserves for asbestos and environmental liability
Catlin does not consider that it has material exposure to claims arising from US asbestos or environmental liability arising out of occurrence-based liability policies insured prior to 1986, which primarily relate to the period before Catlin was formed.

PART VI — INFORMATION ON CATLIN

(v)	Analysis of unpaid losses and loss expenses
The analysis of unpaid losses and loss expenses for Catlin for the years ended 31 December 2005, 2004 and 2003 and for the six months ended 30 June 2006 and 2005 is as follows:

	For the six months ended		For the year ended
	30 June(1)		31 December(2)

	2006	2005	2005	2004	2003

	(in thousands)
Gross unpaid losses and loss expenses, beginning of year	$1,995,485	$1,472,819	$1,472,819	$962,535	$695,168
Reinsurance recoverable on unpaid loss and loss expenses	(575,522)	(359,154)	(359,154)	(242,187)	(214,174)

Net unpaid losses and loss expenses beginning of year	1,419,963	1,113,665	1,113,665	720,348	480,994

Net incurred losses and loss expenses for claims related to:
Current year	320,765	308,839	959,492	698,706	391,995
Prior years	(4,201)	(3,566)	(94,207)	(38,269)	32,630

Total incurred losses and loss expenses	316,564	305,273	865,285	660,437	424,625

Net paid losses and loss expenses for claims related to:
Current year	(24,047)	(11,719)	(115,128)	(94,432)	(49,189)
Prior year	(271,115)	(167,723)	(363,449)	(281,483)	(166,447)

Total paid losses and loss expenses	(295,162)	(179,442)	(478,577)	(375,915)	(215,636)

Loss portfolio transfer of remaining net liability in Syndicate 1003	—	—	—	66,926	—
Foreign exchange adjustment	53,421	(46,110)	(80,410)	41,869	30,365

Net unpaid losses and loss expenses end of year	1,494,786	1,193,386	1,419,963	1,113,665	720,348
Reinsurance recoverable on unpaid loss and loss expenses	455,797	289,014	575,522	359,154	242,187

Gross unpaid losses and loss expenses, end of year	$1,950,583	$1,482,400	$1,995,485	$1,472,819	$962,535

(1)	Source: Catlin Group’s unaudited interim financial statements.

(2)	Source: Catlin Group’s audited financial statements.
As a result of the changes in estimates of insured events in prior years, the provision for losses and loss expenses net of reinsurance recoveries decreased by $4.2 million (source: Catlin Group’s unaudited interim financial statements) in the first half of 2006, compared with a decrease of $3.6 million (source: Catlin Group’s unaudited interim financial statements) in the first half of 2005. Included in this amount are incurred losses of $26.0 million (source: Catlin Group’s unaudited interim financial statements), caused by a reassessment of expected ultimate loss costs relating to the 2005 US Hurricanes offset by net decreases in estimated loss reserves in other classes of business of $30.2 million (source: Catlin Group’s unaudited interim financial statements). In the first half of 2006 and 2005, these decreases were due to changes in estimates of insured events in previous years resulting from reductions of expected ultimate loss costs, settlement of losses at amounts below previously estimated loss costs and reduction in uncertainty surrounding the quantification of the net cost of claim events.

PART VI — INFORMATION ON CATLIN

2005 US Hurricanes
The following table summarizes the gross and net losses for the Catlin Group as at 31 December 2005 in respect of the three hurricanes (Katrina, Rita and Wilma) that caused extensive damage in the Gulf of Mexico and southeastern United States during the second half of 2005.

As at 31 December 2005

(in thousands)
Gross losses	$615,097
Reinsurance recoveries	(281,591)

Net loss prior to reinsurance costs	333,506
Net reinstatements due on ceded business	48,258
Reinsurance restatements on assumed business	(31,540)

Net loss	$350,224

Source: Catlin Group’s 2005 audited financial statements.
Net incurred losses and loss expenses for claims for 2006 include $26.0 million (source: Catlin Group’s unaudited interim financial statements) of net losses incurred (prior to reinstatement costs) in respect of these hurricanes.
The figures above represent management’s best estimate of the likely final losses to the Catlin Group from the three hurricanes. These losses were most pronounced in the property/catastrophe insurance lines. In making this estimate, management has used the best information available, including estimates performed by Catlin’s underwriters, actuarial and claims staff, and retained external actuaries, outside agencies and market studies. Hurricane Katrina is the largest insured loss in history and claims related to Katrina are still subject to particular uncertainty, both in respect of the amount of the original loss and the impact of claims on the reinsurance market. Management’s best estimate is based on an assessment of individual contracts in which the Catlin Group participates. Where affected classes of business underwritten by Catlin are covered by reinsurance, management’s best estimate of losses is within the limits of reinsurance protections in respect of all three hurricanes. Where affected classes of business are not covered by reinsurance, any changes to management’s best estimate will be fully reflected in net losses and loss expenses in that period.
The overall management best estimate of net unpaid losses is sensitive to both individual large losses and the overall portfolio of business. In respect of the 2005 US Hurricanes, management has particularly considered sensitivities relating to gross losses on direct and reinsurance accounts, the underlying loss experience of cedents and reinsurance coverage and security issues.
Investments

The Catlin Group’s investment strategy seeks to preserve its capital and maintain liquidity for the prompt payment of claims, while maximizing the investment return of high quality, diversified invested assets. It also seeks to match assets and liabilities by currency and duration. The Catlin Group uses expert external investment managers to manage its investments. The Catlin Group Investment Committee is comprised of five Catlin Group Directors, and its meetings are attended by the Catlin Group Chief Financial Officer, Christopher Stooke, and the Chief Investment Officer, Barry McDonald. The Investment Committee establishes investment policies and guidelines for its external fund managers, which specify criteria on credit quality, type, concentration and liquidity characteristics of the various portfolios and include limitations on the size of certain holdings as well as restrictions on purchasing certain types of securities. Performance reports are received from the investment managers on a monthly basis. The Catlin Group’s investment managers are BlackRock, Credit Agricole, Weiss Peck & Greer and Alliance Capital.
As at 31 December 2005, fixed income securities and cash and cash equivalents held by the Catlin Group totalled $2.371 billion (source: Catlin Group’s audited financial statements). The Catlin Group’s fixed income portfolio of $1.744 billion (source: Catlin Group’s audited financial statements) consisted of US and non-US  sovereign government obligations, corporate bonds and short-term securities. As at 30 June 2006, fixed income securities and cash and cash equivalents held by the Catlin Group totaled $2.499 billion (source: Catlin Group’s unaudited interim financial statements) and its fixed income portfolio totaled $1.694 billion (source: Catlin Group’s unaudited interim financial statements). Of these assets, more than 90 per cent. (source: Catlin Group’s unaudited management information) were rated AA- or Aa3 or better by either Standard & Poor’s or Moody’s, with an overall weighted average rating of AAA. The Catlin Group’s investment guidelines limit its aggregate exposure

PART VI — INFORMATION ON CATLIN

to any single issuer to 5 per cent. for securities rated AA-/Aa3 or above, and to 2 per cent. of the Catlin Group’s portfolio for securities rated between A-/A3 to A+/A1, other than with respect to US Government and Agency securities and securities issued by other member governments of the Organization for Economic Co-operation and Development (OECD).
The current duration target varies by individual invested asset with an average target of two to four years. The duration of an investment is based on the maturity of the security and also reflects the payment of interest and the possibility of early principal payment of such security. Management reviews and periodically amends the Catlin Group’s investment guidelines based on business and economic factors, including the average duration of the Catlin Group’s liabilities. As at 31 December 2005, the Catlin Group’s investment assets, including cash and short-term instruments, had an approximate average duration of 2.32 years (source: Catlin Group’s unaudited management information)(after taking into account the inflation factor built into the Catlin Group’s treasury inflation linked securities which shortens the duration for these securities).
The fair values and amortised costs of fixed maturities as at 30 June 2006 and 2005 and 31 December 2005, 2004 and 2003 were as follows:

	As at 30 June(1)				As at 31 December(2)

	2006		2005		2005		2004		2003

	Fair	Amortised	Fair	Amortised	Fair	Amortised	Fair	Amortised	Fair	Amortised
	value	cost	value	cost	value	cost	value	cost	value	cost

	(in thousands)
US government and agencies	$857,888	$886,125	765,592	757,448	$860,839	$869,655	$741,900	$728,857	$390,865	$385,316
Non-US governments	334,325	340,053	201,094	200,375	378,339	381,449	140,768	140,737	36,916	36,814
Corporate securities	235,395	240,044	304,025	306,355	277,575	281,500	301,601	302,889	190,847	190,542
Asset-backed securities	266,110	269,060	260,939	261,739	227,290	229,364	267,929	268,531	137,277	137,379

Total fixed maturities	$1,693,718	$1,735,282	1,531,650	1,525,917	$1,744,043	$1,761,968	$1,452,198	$1,441,014	$755,905	$750,051

(1)	Source: Catlin Group’s unaudited interim financial statements.

(2)	Source: Catlin Group’s audited financial statements.
The composition of the amortised cost of fixed maturities by ratings assigned by ratings agencies as at 30 June 2006 and 31 December 2005, 2004 and 2003 were as follows:

	As at 30 June(1)				As at 31 December(2)

	2006		2005		2005		2004		2003

	Amortised		Amortised		Amortised		Amortised		Amortised
	cost	%	cost	%	cost	%	cost	%	cost	%

	(in thousands, except percentages)
US government and agencies	$886,126	51%	757,448	50%	$869,655	49%	$764,867	53%	$385,316	51%
Non-US governments	340,053	20%	200,375	13%	381,449	22%	102,879	7%	36,814	5%
AAA	337,650	19%	400,286	26%	337,923	19%	375,386	26%	163,084	22%
AA	84,080	5%	59,209	4%	74,210	4%	78,914	6%	56,576	8%
A	87,373	5%	108,599	7%	98,731	6%	117,562	8%	108,261	14%
BBB	—	—%	—	—%	—	—%	1,406	—%	—	—%

Total fixed maturities	$1,735,282	100%	1,525,917	100%	$1,761,968	100%	$1,441,014	100%	$750,051	100%

(1)	Source: Catlin Group’s unaudited interim financial statements.

(2)	Source: Catlin Group’s audited financial statements.

PART VI — INFORMATION ON CATLIN

Fixed maturities as at 30 June 2006 and 31 December 2005, by contractual maturity, are shown below. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.

	As at 30 June 2006(1)		As at 31 December 2005(2)

	Fair	Amortised	Fair	Amortised
	value	cost	value	cost

	(in thousands)
Due in one year or less	$272,453	$274,832	$104,323	$105,281
Due after one through five years	726,847	743,285	905,707	914,919
Due after five years through ten years	425,606	445,229	503,939	509,625
Due after ten years	2,702	2,877	2,783	2,779

	1,427,608	1,466,223	1,516,752	1,532,604
Asset-backed securities	266,110	269,059	227,291	229,364

Total	$1,693,718	$1,735,282	$1,744,043	$1,761,968

(1)	Source: Catlin Group’s unaudited interim financial statements.

(2)	Source: Catlin Group’s audited financial statements.
The following table shows net investment income, net realized (losses)/gains on investment and total investment income including unrealized investment gains:

	For the six months ended		For the year ended
	30 June(1)		31 December 31(2)

	2006	2005	2005	2004	2003

	(in thousands)
Net investment income	$51,922	$36,849	$82,147	$46,974	$23,796
Net realized (losses)/gains on investments	(7,633)	1,339	(1,520)	3,358	1,151
Net unrealized (losses)/gains on investments	(23,441)	(5,417)	(29,015)	5,254	3,697

Total investment return	$20,848	$32,771	$51,612	$55,586	$28,644

(1)	Source: Catlin Group’s unaudited interim financial statements.

(2)	Source: Catlin Group’s audited financial statements.

PART VII
INFORMATION ON WELLINGTON

1.	Overview
Wellington is the holding company of an international insurance and reinsurance group which is listed on the London Stock Exchange. Wellington was established in its current form in November 1996, following the merger of Wellington Underwriting Holdings Limited with Wellington. The core of the Wellington Group’s business is in the Lloyd’s insurance market where the Wellington Group manages and underwrites a diversified book of insurance and reinsurance business.
The Wellington Group currently conducts its underwriting activities through:

•	the management by WUAL of Syndicate 2020, and its participation on Syndicate 2020 through the Wellington Corporate Members. The Wellington Group’s participation on Syndicate 2020 amounted to 56 per cent. for the 2004, 66 per cent. for the 2005 and 67 per cent. for the 2006 years of account. Participation for the 2007 year of account was, prior to the Announcement, expected to increase to 70 per cent.

•	WUI, an underwriting agency in the United States of America which underwrites or introduces insurance and reinsurance business to Syndicate 2020

•	WSIC, a non-admitted excess and surplus lines carrier in the United States of America which writes direct casualty and non-catastrophe property business for small commercial specialty risks in the United States of America and which has an A.M. Best rating of A- (Excellent)
Syndicate 2020 has premium income capacity of £800 million for the 2006 year of account and, prior to the Announcement, was expected to have premium income capacity of £850 million for the 2007 year of account. Syndicate 2020 underwrites a diverse book of business which includes exposures from around the world in the following areas: accident and health, aviation, energy, liability, marine and war, property and reinsurance risks. Syndicate 2020 is rated A (Excellent) by A.M. Best, 3pi by Standard & Poor’s and A2 by Moody’s.
For the year to 31 December 2005, the Wellington Group reported gross written premiums of £523.4 million, a post-tax loss (on an IFRS basis) of £13.7 million, primarily as a result of the impact of the 2005 US Hurricanes, and declared a full year dividend of 4.0 pence per Wellington Share. For the six months to 30 June 2006, the Wellington Group reported gross written premiums of £357.7 million, profits after tax (on an IFRS basis) of £17.6 million and declared an interim dividend of 1.6 pence per Wellington Share payable in respect of the six months ended 30 June 2006 to Wellington Shareholders on the register as at 15 September 2006. As at 30 June 2006, the Wellington Group had total shareholders’ equity of £358.2 million, equivalent to 74.3 pence per Wellington Share.
The Wellington Group has the following principal income streams:

(a)	underwriting profits from:

(i)	the Wellington Corporate Members’ participations in the Lloyd’s underwriting market through Syndicate 2020 representing 67 per cent. in 2006 (66 per cent. in 2005 and 56 per cent. in 2004) of the underwriting capacity of Syndicate 2020; and

(ii)	WSIC, which is a stand-alone insurance company which underwrites excess and surplus lines business in the United States;

(b)	investment income on funds at Lloyd’s and other capital;

(c)	managing agency fees and profit commissions earned by WUAL in its capacity as managing agent for Syndicate 2020; and

(d)	fees and profit commission earned by WUI, the Group’s distribution platform in the United States, which currently underwrites business on behalf of Syndicate 2020.
Wellington also has an investment in Aspen which is a Bermuda based insurance holding company with operations in the insurance and reinsurance markets in London, Bermuda and the United States of America. As previously announced, Wellington is progressively reducing its Aspen holding, which now amounts to approximately 1 million Aspen shares (representing approximately 1.1 per cent. of Aspen’s issued share capital) and options to acquire approximately 3.8 million further Aspen shares (representing approximately 3.6 per cent. of Aspen’s issued share capital and, together with Wellington’s shareholding referred to above, approximately 4.5 per cent. of Aspen’s share capital on a fully diluted basis).

PART VII — INFORMATION ON WELLINGTON

2.	The Wellington Group’s underwriting operations
Syndicate 2020
Underwriting at Lloyd’s through Syndicate 2020 is the core of the Wellington Group’s business. Syndicate 2020 underwrites long and short-tail exposures from around the world in the following areas: accident and health, aviation, energy, liability, marine and war, property and reinsurance risks.
The Wellington Group participates in Syndicate 2020 through the Wellington Corporate Members. Prior to the Announcement, it was expected that Syndicate 2020’s underwriting capacity would increase from £800 million in 2006 to £850 million in 2007 and that the Wellington Corporate Members’ participations on Syndicate 2020 for the 2007 year of account would increase from 67 per cent. to 70 per cent.. The remaining share of the underwriting capacity on Syndicate 2020 (being 33 per cent. in 2006 and, prior to the Announcement, expected to be 30 per cent. in 2007) is provided by unaligned members (Lloyd’s names).
WUAL is a wholly-owned subsidiary of Wellington. WUAL operates as the sole managing agent for Syndicate 2020 and is regulated by the FSA. Further summary details in relation to the FSA’s regulation of insurance in the UK are contained in Part XII of this document. WUAL receives managing agency fees equal to 0.6 per cent. of capacity and profit commission equal to 17.5 per cent. of Syndicate 2020’s net underwriting result from the unaligned members on Syndicate 2020 which contributes to the Wellington Group’s results.
The majority of Syndicate 2020’s business is generated through Lloyd’s-registered brokers. The remaining business is sourced through Wellington’s wholly-owned service company, Wellington Syndicate Services Limited (“WSSL”) which is based in London, and, in the US, through the Wellington Group’s reinsurance intermediary, WUI. WSSL underwrites UK and international commercial business into Syndicate 2020 through both Lloyd’s and non-Lloyd’s brokers.
Syndicate 2020 underwrites a commercial account, comprising specialist lines in the classes set out in the table below. The business is a mix of long and short-tail risks, sourced internationally, with the United States being the principal single market for Syndicate 2020’s products. The majority of the business is reinsurance. Syndicate 2020 underwrites as part of a subscription market. Claims are centrally managed by a Lloyd’s market entity.

PART VII — INFORMATION ON WELLINGTON

The table below provides details of the classes of business underwritten by Syndicate 2020 in respect of the 2005 year of account together with details of the gross written premiums:

	2005 Syndicate 2020
	gross written
	premium
Classes of business underwritten
	£m	%
Accident and health which underwrites keyman, group PA, business travel, credit card and repatriation business	58.3	7.3
Aviation which underwrites airline hull and liabilities, products and manufacturers, general aviation, airports and contractors, refuellers, war and allied perils, space liability, contingent and financial risks	89.2	11.2
Energy which underwrites exploration and production, offshore construction, transmission and distribution, operational risks both upstream and downstream, including power and utility businesses, energy (onshore and offshore) and liability business	147.9	18.6
Marine and non-marine liability which underwrites construction liability, trucking operators’ liability, railroad and transport operators’ liability, public transit authorities, yachts and small craft, ocean-going vessels, crew liability, ship-repair and ship-building liability, warehousing liability, port authorities, terminal operators, stevedores freight forwarders, pollution liability including hazardous substances, waste and nuclear cargo business	84.1	10.6
Non-UK binders which underwrites, through managing general agents and local agents, high value homeowners, dealers open lot, excess flood, financial institution and small to middle-market commercial property business	25.3	3.2
Non-UK property which underwrites international property insurance and facultative reinsurance	102.2	12.8
Other classes of business which include livestock, contingency and run-off business	11.7	1.5
Property treaty reinsurance catastrophe excess, risk excess, prorata, aggregate excess and US casualty reinsurance (from January 2006) which underwrites excess of loss, treaty, medical malpractice, workers’ compensation, professional liability and general liability business	122.7	15.4
UK property and liability which underwrites industrial, commercial, retail business, householders’ comprehensive and incidental liability	51.4	6.5
War, political risk and terrorism which underwrites government expropriation, contract frustration, war on land, aviation and marine war (including in active or potential war zones), political violence, terrorism (conventional or otherwise), credit, brand protection and marine classes which underwrites hull and machinery, marine liability, cargo, specie, logistics, transportation and marine construction business	103.5	12.9
Wellington Underwriting Inc.
WUI is Wellington’s distribution platform in the US. It has been strategically developing since 1999 and enables the Wellington Group to underwrite business that would not ordinarily be written in the London market.
WUI writes primarily non catastrophe-exposed direct property facultative and property treaty reinsurance for the surplus lines market through branch offices located throughout the US. It also underwrites brokered property facultative business and certain accident and health products including workers compensation reinsurance as well as sourcing insurance business on a programme basis for analysis and underwriting by Syndicate 2020. In 2005, WUI underwrote $195 million gross written premium on behalf of Syndicate 2020 and contributed £6.3 million net profit to the Wellington Group (£6.7 million in 2004).
WUI is a licensed reinsurance intermediary in all jurisdictions in the US which license reinsurance intermediaries. Key licences exist in jurisdictions in which WUI has an underwriting office, and which require licensing (Connecticut, New Jersey, Ohio and California). The state insurance departments regulate the activities of licensed reinsurance intermediaries operating in their jurisdiction and have the power to remove the reinsurance intermediary licence. Further summary details in relation to insurance regulation in the United States are contained in Part XII of this document.
Wellington Specialty Insurance Company
WSIC is a stand-alone insurance company which underwrites small and medium surplus lines casualty business through a network of general agents in the US. It commenced business in late 2004 and operates outside the

PART VII — INFORMATION ON WELLINGTON

Lloyd’s market. Gross premiums written in 2005 totalled $16.3 million. WSIC is an admitted insurer in the State of Delaware and is also authorised as a non-admitted excess and surplus lines insurer in 42 US states and the District of Columbia. Surplus lines insurers do not come under the jurisdiction of insurance regulators in the same manner as the admitted insurance market. Surplus lines insurers are generally required to make filings with state regulators in order to obtain and maintain eligibility to operate as a surplus lines insurer.
3. Investment in Aspen
Wellington also has an investment in Aspen which is a Bermuda based insurance holding company with operations in the insurance and reinsurance markets in London, Bermuda and the United States. Aspen is listed on the New York Stock Exchange with a market capitalisation as at 22 November 2006 of approximately $2.5 billion.
Wellington acquired its stake in Aspen during 2002 and, at the time of Aspen’s initial public offering in December 2003, Wellington held a 22.4 per cent. equity shareholding in Aspen. In early 2005 Wellington re-evaluated the strategic purpose of its holding and concluded that its monetary value should be realised for the Wellington Group over time. Accordingly, during 2005 and up to 16 November 2006, Wellington sold 10,262,048 shares in Aspen and its remaining investment of 1,000,412 Aspen shares as at 16 November 2006 comprises 1.1 per cent. of Aspen’s issued share capital exclusive of Wellington’s option to acquire 3,781,120 Aspen shares representing 3.6 per cent. of Aspen’s issued share capital on a fully diluted basis (see paragraph 12.4 of Part XIV of this document for more details of this option). If Wellington were to exercise this option in full, the shares acquired following the option exercise combined with Wellington’s holding of issued Aspen shares, would result in Wellington owning 4.5 per cent. of Aspen’s share capital on a fully diluted basis.
Wellington returned to its shareholders, by way of a buyback programme, about £11.6 million of the proceeds of its disposals of Aspen shares made during 2005 and, in December 2005, the remaining proceeds from such disposals were applied to the funds at Lloyd’s supporting the Wellington Group’s share of Syndicate 2020 in the wake of the losses occasioned by the 2005 US Hurricanes. The proceeds of disposals in 2006 have been used by Wellington for general corporate purposes only.
4. Current trading
Wellington released its interim results for the six months to 30 June 2006 on 31 August 2006. The rate increases experienced in the hurricane exposed classes early in the year have continued as a result of tightening capacity and significant rate increases for reinsurance programmes renewed over the course of the year. The Wellington Group has benefited from this shift in the market throughout the year in both its direct and reinsurance classes of business while closely managing exposures. As at 30 September 2006, the Wellington Group’s rate indices showed a total rate increase on new and renewed business of 16 per cent. for the first nine months of 2006, across all lines of business, of which 3 per cent. was related to non-hurricane exposed classes of business which is within the Wellington Group’s expectations. Catastrophe exposed lines have increased more markedly, driving the majority of the overall rate increase. Syndicate 2020 remains on track to write approximately $1.7 billion (£905 million) of gross written premiums in 2006 and, prior to the Announcement, its underwriting capacity was expected to increase for the 2007 year of account.
Wellington’s US operations (WUI and WSIC) remain on track to underwrite or introduce approximately $280 million of gross written premium in 2006 (of which approximately $230 million is business underwritten or introduced to Syndicate 2020 by WUI and approximately $50 million is business written by WSIC). This is expected to grow further in 2007.

As at the date of this document, although still exposed to catastrophe risk, the Wellington Group is not aware of any significant catastrophe losses having occurred in 2006 to date which would be likely to have a material impact on underwriting results. Loss experience for non-catastrophe classes of business has been in line with or better than the Wellington Board’s assumptions in the period to 30 September 2006. The Wellington Group recently completed its quarterly internal review of Syndicate 2020’s loss reserves as at 30 September 2006, which indicate no material change in respect of 2005 and prior accident year reserves to the overall position reported in the interim results for the period to 30 June 2006. Trading conditions, loss experience and cash flow within Syndicate 2020 have been, to date, in line with or better than the Wellington Board’s expectations.
The information provided above on loss experience and Syndicate 2020’s reserves does not necessarily mean that there will be an improvement in the Wellington Group’s profitability either in the periods referred to or for the full financial year. This is principally because losses in respect of the periods referred to which have not so far been reported or anticipated may arise.

PART VIII
OPERATING AND FINANCIAL REVIEW OF CATLIN
The following discussion and analysis of the Group’s financial condition and results of operations should be read in conjunction with the Group’s consolidated financial statements and the related notes to those financial statements incorporated by reference in Part IX of this document. Investors should not just rely on the information contained in this Part VIII. All financial information in this Part VIII is extracted from the financial information in Part IX without material adjustment. The Group’s consolidated financial statements have been prepared in accordance with US GAAP and, unless noted otherwise, financial statement amounts set forth in this document have been prepared on that basis and under the existing Catlin Group accounting policies. The majority of the Group’s cash flows are in US dollars and therefore the Group has selected US dollars as its reporting currency in order to minimise the currency effects on its financial statements. The information on forward-looking statements in Part III of this document should also be read for information about the presentation of forward-looking information.
The following is a discussion and analysis of Catlin Group’s results of operations and financial condition, which have been prepared on a consolidated basis, in accordance with US GAAP, and compares the results of operations and financial condition for the six months ended 30 June 2006 and 2005 and for the years ended 31 December 2005, 2004 and 2003.
General
Overview
Catlin underwrites specialty classes of property and casualty insurance and reinsurance for a worldwide client base, and Catlin has established itself as a leader within Lloyd’s for numerous classes of business, including property catastrophe, motor excess of loss, energy, marine hull and liability, specie and terrorism business. The results of the Catlin Syndicate and its predecessor, Syndicate 1003, have consistently outperformed those of the Lloyd’s market as a whole over the past 20 years, as measured by return on allocated capacity, on a Lloyd’s accounting basis. Building on its strength and success in the Lloyd’s market, in the past five years Catlin has adopted a “multiple platform” underwriting strategy. While remaining committed to the Lloyd’s market, this strategy — which has included the establishment of Catlin Bermuda, Catlin UK and Catlin US — allows Catlin to underwrite business worldwide and provides increased flexibility with regard to Catlin’s allocation of capital and optimisation of returns.
For the six months ended 30 June 2006, the Catlin Group’s gross premiums written and total assets were $903.1 million and $4,403.4 million respectively. For the year ended and as at 31 December 2005, the Catlin Group’s gross premiums written and total assets were $1,386.6 million and $3,860.0 million respectively.
Material items affecting results
Major loss events
Catastrophic events that occur during a given financial year impact the Catlin Group’s losses and loss expenses and, in turn, its results for that year. Once such an event occurs, reserves are established based upon estimates of the total losses incurred by the insured or the ceding insurers and an estimate of the portion of such loss the Catlin Group has insured or reinsured. It is possible that losses in respect of events that have occurred could exceed the Catlin Group’s loss and loss expense reserves and have a material adverse effect on results of operations in a particular period, their financial position or their ability to pay dividends.
During 2005, Hurricanes Katrina, Rita and Wilma struck the United States, Mexico and the Caribbean. The Catlin Group incurred a gross loss of $615.1 million, or $333.5 million net of reinsurance during 2005 for these three hurricanes. After inward and outward reinstatement premiums, the net loss recorded in the Catlin Group’s 2005 results was $350.2 million. The total losses to the Catlin Group resulting from these three hurricanes may be adjusted in subsequent periods as claims experience develops. In the first half of 2006 Catlin Group recorded additional reserves in respect of the three hurricanes of $26.0 million net of reinsurance.
During 2004, the Catlin Group incurred net losses of $114.6 million as a result of Hurricanes Charley, Frances, Ivan and Jeanne.
During 2003, there was a relatively low incidence of catastrophic loss for the Catlin Group.

PART VIII — OPERATING AND FINANCIAL REVIEW OF CATLIN

Reinsurance
The Catlin Group’s results may vary significantly from year to year depending on the occurrence of, and the Catlin Group’s exposure to, natural and other disasters, such as windstorms, earthquakes, floods, fires, explosions, terrorism and other catastrophic events. The frequency and severity of these types of events is inherently uncertain. To manage this exposure to large loss events, the Catlin Group has established risk management procedures, including policies for managing aggregation of risk and the use of reinsurance. See Part VI of this document for further information on the Catlin Group’s risk management procedures.
Catlin Group purchases its third party outwards reinsurance to protect the total Catlin Group portfolio, based on specific risks assumed by each of its underwriting platforms. It purchases a significant portion of its reinsurance program on a “losses occurring” basis. Premiums in respect of these reinsurance contracts are allocated to the Catlin Group’s risk-taking subsidiaries in accordance with their participation in the Catlin Group program and are expensed over the period of coverage, which is generally 12 months from the date of inception of the policy.
Intra-group reinsurance contracts
As of 30 June 2006 and 31 December 2005, there were three types of intra-Group reinsurance contracts in place that ceded risk from Catlin Syndicate to Catlin Bermuda:

•	Whole account qualifying quota share contracts on the 2003 (30 per cent.) and 2004 (10 per cent.) years of account;

•	A long-tail stop loss contract, covering certain long-tail casualty classes of business; and

•	A whole account 50 per cent. corporate quota share contract.
In addition, there is a 60 per cent. whole account quota share contract, which cedes Catlin UK risk to Catlin Bermuda.
At the end of 2004, the qualifying quota share, corporate quota share and the long tail stop loss contracts were in place. The corporate quota share was put in place at the end of 2004, covering 2004, 2005 and 2006 underwriting years. Because the corporate quota share contract was put in place at the end of 2004, the reinsurance for the 2004 underwriting year is deposit accounted, and not recorded as premium income, since it is considered to be a retrospective contract. The reinsurance provided thereunder for the 2005 underwriting year is accounted for as a normal reinsurance contract. As a result of this contract, related party reinsurance premiums increased substantially in 2005 compared with 2004.
At the end of 2003, the 30 per cent. qualifying quota share contract covering the 2003 year of account was in place, as well as the long tail stop loss contract.

PART VIII — OPERATING AND FINANCIAL REVIEW OF CATLIN

Catlin Group’s consolidated statement of operations for the six months ended 30 June 2006 and 2005

	For the six months
	ended 30 June

	2006	2005

	US$ in thousands
Revenues
Gross premiums written	903,145	781,739
Reinsurance premiums ceded	(137,152)	(123,044)

Net premiums written	765,993	658,695
Change in unearned premiums	(123,510)	(31,609)

Net premiums earned	642,483	627,086
Net investment income	51,922	36,849
Net realised (losses)/gains on investments	(7,633)	1,339
Net realised gains/(losses) on foreign currency	28,314	(21,545)
Other income	172	284

Total revenues	715,258	644,013

Expenses
Losses and loss expenses	316,564	305,273
Policy acquisition costs	157,157	159,548
Administrative expenses	61,790	40,968
Other expenses	12,348	11,889

Total expenses	547,859	517,678

Income before income taxes	167,399	126,335
Income tax expense	(20,089)	(15,160)

Net income	147,310	111,175

Loss ratio(1)	49.3%	48.7%
Expense ratio(2)	35.4%	33.6%
Combined ratio(3)	84.7%	82.3%
Tax rate(4)	12.0%	12.0%

Notes:

(1)	Calculated as losses and loss expenses divided by net premiums earned.

(2)	Calculated as the total of policy acquisition costs and administrative and other expenses, less financing and amortisation expenses, divided by net premiums earned.

(3)	Total of loss ratio plus expense ratio.

(4)	Calculated as income tax expense divided by income before income taxes.

PART VIII — OPERATING AND FINANCIAL REVIEW OF CATLIN

Segment results for the six months ended 30 June 2006

	Catlin	Catlin
	Syndicate	Syndicate	Catlin	Catlin
	Direct	Reinsurance	Bermuda	UK	Intra-Group	Total

	(US$ in thousands, except percentages)
Gross premiums written	$453,343	$206,427	$393,147	$116,632	$(266,404)	$903,145
Reinsurance premiums ceded	(233,681)	(97,708)	(5,944)	(66,223)	266,404	(137,152)

Net premiums written	219,662	108,719	387,203	50,409	—	765,993

Net premiums earned	199,204	76,932	307,867	58,480	—	642,483
Losses and loss expenses	(67,909)	(38,824)	(174,503)	(35,328)	—	(316,564)
Policy acquisition costs	(85,236)	(27,989)	(47,867)	(22,868)	26,803	(157,157)
Administrative and other expenses	(11,987)	(3,460)	(29,712)	(2,176)	(26,803)	(74,138)

Net underwriting result	34,072	6,659	55,785	(1,892)	—	94,624

Net investment income and net realised losses on investments	13,732	5,303	21,223	4,031	—	44,289
Net realised gains on foreign currency exchange	8779	3,390	13,568	2,577	—	28,314
Other income	52	21	83	16	—	172

Income before income tax expense	$56,635	$15,373	$90,659	$4,732	$—	$167,399

Loss ratio	34.1%	50.5%	56.7%	60.4%		49.3%
Expense ratio	48.2%	40.3%	24.6%	42.2%		35.4%
Combined ratio	82.3%	90.8%	81.3%	102.6%		84.7%
Segment results for the six months ended 30 June 2005

	Catlin	Catlin
	Syndicate	Syndicate	Catlin	Catin
	Direct	Reinsurance	Bermuda	UK	Intra-Group	Total

	(US$ in thousands, except percentages)
Gross premiums written	$379,035	$187,848	$290,455	$115,237	$(190,836)	$781,739
Reinsurance premiums ceded	(185,015)	(88,319)	(6,580)	(33,966)	190,836	(123,044)

Net premiums written	194,020	99,529	283,875	81,271	—	658,695

Net premiums earned	282,136	95,419	156,018	93,513	—	627,086
Losses and loss expenses	(134,607)	(38,729)	(78,414)	(53,523)	—	(305,273)
Policy acquisition costs	(93,092)	(31,141)	(25,010)	(19,340)	9,035	(159,548)
Administrative and other expenses	(19,716)	(6,668)	(10,903)	(6,535)	(9,035)	(52,857)

Net underwriting result	34,721	18,881	41,691	14,115	—	109,408

Net investment income and net realised gains on investments	17,181	5,811	9,501	5,695	—	38,188
Net realised (losses) on foreign currency exchange	(9,694)	(3,278)	(5,360)	(3,213)	—	(21,545)
Other income	128	43	71	42	—	284

Income before income tax expense	$42,336	$21,457	$45,903	$16,639	$—	$126,335

Loss ratio	47.7%	40.6%	50.3%	57.3%		48.7%
Expense ratio	39.8%	39.4%	22.8%	27.5%		33.7%
Combined ratio	87.5%	80.0%	73.1%	84.8%		82.4%

PART VIII — OPERATING AND FINANCIAL REVIEW OF CATLIN

Six months ended 30 June 2006 compared with six months ended 30 June 2005
Gross premiums written have increased $121.4 million or 15.5 per cent. in the first half of 2006 compared with the same period in 2005. The increase in premiums is largely attributable to the effect of the positive rating environment after the 2005 hurricanes, with the Group experiencing rate increases of 12 per cent. across all classes of business during the first half. Group rate adequacy also remained strong in the first half of 2006. In addition, the first half of 2005 was affected by a lag in the timing of written premiums, which caused gross premiums written to be lower than expected at the half year compared with the prior period, and which reversed by the year end.
Net premiums earned have increased $15.4 million or 2.5 per cent. Net premiums earned typically lag net premiums written with around half of premiums written being earned in the subsequent calendar year. Accordingly, the increase in net premiums earned over the previous period reflects the increases in classes which experienced growth in gross premiums written in 2005, particularly in Catlin Bermuda and Catlin UK, partially offset by decreases in Catlin Syndicate. In addition, additional reinstatement premiums have been received in 2006 relating to the 2005 US Hurricanes, which are fully earned when due.
Losses and loss expenses have increased $11.3 million or 3.7 per cent., and the loss ratio has increased 0.6 percentage points to 49.3 per cent. Current year loss experience has been benign for the Group, the major loss being a satellite loss of $19 million, which impacted the Catlin UK segment. Losses and loss expenses include $26.0 million of deterioration with respect to the 2005 hurricane losses in the first half of 2006, primarily affecting the Catlin Syndicate Reinsurance and Catlin Bermuda segments.
Policy acquisition costs have decreased $2.4 million or 1.5 per cent. and administrative and other expenses have increased $21.3 million or 40.3 per cent.. The administrative and other expense ratio has increased 2.8 percentage points to 11.0 per cent. The main driver behind the increase in administrative costs is the increase in employee numbers across the Group over the last year which has generated additional salary and related costs, as well as increased IT costs which reflect increased investment in automation and data quality projects in the Group. During the first half of 2006, the Group realised a gain on foreign exchange of $28.3 million, compared with a loss of $21.5 million in the prior year. The GBP/ USD exchange rate moved from 1.72 at year end 2005 to 1.85, a strengthening of sterling against the US dollar of more than 7.5 per cent. during the half year. During the first half of 2005, the US dollar strengthened by 6.8 per cent. against sterling, from 1.92 to 1.79. The Group’s foreign exchange gain results from the strengthening of sterling and the consequent translation effect on significant sterling assets held by US dollar reporting companies, including balances due under intra-Group reinsurance contracts.
Annualised return on average investments

	For the six months ended
	30 June

	2006	2005

	US$ in thousands
Total investments, as at 30 June	2,498,911	2,219,010

Net investment income	51,922	36,849
Net realised (losses)/gains on investments	(7,633)	1,339
Net unrealised (losses)/gains on investments	(23,441)	(5,417)

	20,849	32,771

Realised return on average investments	3.6%	3.6%

Total return on average investments	1.7%	3.1%

During the first six months of 2006, short-term US interest rates have continued their rising trend with yield curves remaining flattened, significantly impacting fixed income securities with a maturity of less than three years. As a result of the relatively short-term nature of the Group’s liabilities and therefore its matched assets, the Group has been heavily impacted by these rate rises, and continues to record substantial unrealised losses on its investment portfolios. In addition, there has been a sharp rise in rates in maturities of three, five and ten year bonds. These increases affected the Treasury Inflation Protected Securities (“TIPS”) portfolios in particular, which carry longer dated bonds. Interest rate rises during the period continue to trigger accretion in the TIPS portfolios, which contributed to the increase in net investment income during the year. The 2006 realised loss mainly reflects rebalancing of the portfolio to reflect revised payout patterns.

PART VIII — OPERATING AND FINANCIAL REVIEW OF CATLIN

Catlin Syndicate Direct
Gross premium written has increased $74.3 million or 19.6 per cent. Major increases in written premium have occurred in the non-marine facultative and the hull cost centres due to opportunities arising after the 2005 US Hurricanes. Other cost centres, such as general liability and aviation, have increased due to new business opportunities during the year to date.
Catlin Syndicate Reinsurance
Gross premium written has increased $18.6 million or 9.9 per cent. The major increases have occurred in the marine excess of loss and catastrophe reinsurance cost centres which have increased as a result of post 2005 US Hurricane opportunities. This was offset by a decrease in gross premiums written in the non-marine treaty class of business, where some accounts were not renewed in order to reduce our aggregate exposure to this class.
Catlin Bermuda
Third party gross premium written has increased $27.1 million, or 27.2 per cent. Catlin Bermuda has achieved overall rate increases in the first half year. The main class of business contributing to the net increase was catastrophe treaty. Market conditions for catastrophe exposed business continue to be very favourable in peak zones, and as a result, Catlin management decided to grow this book to take advantage of these rate and capital efficiency opportunities.
The increase in catastrophe business has been partly offset by decreases in medical malpractice, proportional treaty and casualty treaty classes as some business was not renewed.
Catlin UK
Gross premium written has increased $1.4 million or 1.2 per cent. compared with the prior year. The largest increases in gross premium written have been in the aviation and general liability classes of business. The largest decrease was in the UK commercial class of business, which is a reflection of the challenging market conditions in this class.

PART VIII — OPERATING AND FINANCIAL REVIEW OF CATLIN

Catlin Group’s consolidated statement of operations for the years ended 31 December 2005, 2004 and 2003

	For the years ended 31 December

	2005	2004	2003

	US$ in thousands
Revenues
Gross premiums written	1,386,600	1,433,836	1,198,214
Reinsurance premiums ceded	(197,501)	(187,331)	(113,080)

Net premiums written	1,189,099	1,246,505	1,085,134
Change in unearned premiums	27,343	(85,395)	(240,187)

Net premiums earned	1,216,442	1,161,110	844,947
Net investment income	82,147	46,974	23,796
Net realised (losses)/gains on investments	(1,520)	3,358	1,151
Net realised (losses)/gains on foreign currency	(13,791)	8,865	10,024
Other income	741	759	52

Total revenues	1,284,019	1,221,066	879,970

Expenses
Losses and loss expenses	865,285	660,437	424,625
Policy acquisition costs	305,539	302,791	250,111
Administrative expenses	61,865	57,294	43,674
Other expenses	23,665	26,602	15,210

Total expenses	1,256,354	1,047,124	733,620

Income before income taxes	27,665	173,942	146,350
Income tax expense	(8,003)	(19,886)	(19,337)

Net income	19,662	154,056	127,013

Loss ratio(1)	71.1%	56.9%	50.3%
Expense ratio(2)	32.0%	32.5%	35.7%
Combined ratio(3)	103.1%	89.4%	86.0%
Tax rate(4)	28.9%	11.4%	13.2%

Notes:

(1)	Calculated as losses and loss expenses divided by net premiums earned.

(2)	Calculated as the total of policy acquisition costs and administrative and other expenses, less financing and amortisation expenses, divided by net premiums earned.

(3)	Total of loss ratio plus expense ratio.

(4)	Calculated as income tax expense divided by income before income taxes.

PART VIII — OPERATING AND FINANCIAL REVIEW OF CATLIN

Segment results for the year ended 31 December 2005

	Catlin	Catlin
	Syndicate	Syndicate	Catlin	Catlin
	Direct	Reinsurance	Bermuda	UK	Intra-Group	Total

	(US$ in thousands, except percentages)
Gross premiums written	$698,841	$278,450	$566,805	$232,129	$(389,625)	$1,386,600
Reinsurance premiums ceded	(360,037)	(122,814)	(8,341)	(95,934)	389,625	(197,501)

Net premiums written	338,804	155,636	558,464	136,195	—	1,189,099

Net premiums earned	478,670	186,191	395,727	155,854	—	1,216,442
Losses and loss expenses	(205,042)	(184,556)	(382,577)	(93,110)	—	(865,285)
Policy acquisition costs	(176,886)	(58,495)	(45,513)	(36,203)	11,558	(305,539)
Administrative and other expenses	(29,109)	(11,322)	(24,064)	(9,477)	(11,558)	(85,530)

Net underwriting result	67,633	(68,182)	(56,427)	17,064	—	(39,912)

Net investment income and net realised losses on investments	31,727	12,341	26,229	10,330	—	80,627
Net realised losses on foreign currency exchange	(5,426)	(2,111)	(4,487)	(1,767)	—	(13,791)
Other income	291	113	242	95	—	741

Income/(loss) before income tax expense	$94,225	$(57,839)	$(34,443)	$25,722	$—	$27,665

Loss ratio	42.8%	99.1%	96.7%	59.7%	—	71.1%
Expense ratio	42.8%	37.3%	17.4%	29.1%	—	32.0%
Combined ratio	85.6%	136.4%	114.1%	88.8%	—	103.1%
Segment results for the year ended 31 December 2004

	Catlin	Catlin
	Syndicate	Syndicate	Catlin	Catlin
	Direct	Reinsurance	Bermuda	UK	Intra-Group	Total

	(US$ in thousands, except percentages)
Gross premiums written	$870,363	$211,185	$242,814	$199,710	$(90,236)	$1,433,836
Reinsurance premiums ceded	(209,779)	(28,911)	(4,376)	(34,501)	90,236	(187,331)

Net premiums written	660,584	182,274	238,438	165,209	—	1,246,505

Net premiums earned	644,367	181,805	252,731	82,207	—	1,161,110
Losses and loss expenses	(354,783)	(105,623)	(150,161)	(49,870)	—	(660,437)
Policy acquisition costs	(213,495)	(41,503)	(40,717)	(21,969)	14,893	(302,791)
Administrative and other expenses	(38,295)	(10,804)	(15,020)	(4,884)	(14,893)	(83,896)

Net underwriting result	37,794	23,875	46,833	5,484	—	113,986

Net investment income and net realised gains on investments	27,932	7,881	10,955	3,564	—	50,332
Net realised gains on foreign currency exchange	4,920	1,388	1,930	627	—	8,865
Other income	421	119	165	54	—	759

Income before income tax expense	$71,067	$33,263	$59,883	$9,729	$—	$173,942

Loss ratio	55.1%	58.1%	59.4%	60.7%	—	56.9%
Expense ratio	38.3%	28.0%	21.3%	31.9%	—	32.5%
Combined ratio	93.4%	86.1%	80.7%	92.6%	—	89.4%

PART VIII — OPERATING AND FINANCIAL REVIEW OF CATLIN

Segment results for the year ended 31 December 2003

	Catlin	Catlin
	Syndicate	Syndicate	Catlin	Catlin
	Direct	Reinsurance	Bermuda	UK	Intra-Group	Total

	(US$ in thousands, except percentages)
Gross premiums written	$906,250	$234,991	$258,042	$—	$(201,069)	$1,198,214
Reinsurance premiums ceded	(261,151)	(52,637)	(361)	—	201,069	(113,080)

Net premiums written	645,099	182,354	257,681	—	—	1,085,134

Net premiums earned	528,340	152,268	164,339	—	—	844,947
Losses and loss expenses	(271,696)	(59,018)	(93,911)	—	—	(424,625)
Policy acquisition costs	(196,721)	(43,978)	(21,606)	—	12,194	(250,111)
Administrative and other expenses	(29,195)	(8,414)	(9,081)	—	(12,194)	(58,884)

Net underwriting result	30,728	40,858	39,741	—	—	111,327
Net investment income and net realised gains on investments	15,600	4,495	4,852	—	—	24,947
Net realised gains on foreign currency exchange	6,268	1,806	1,950	—	—	10,024
Other income	32	10	10	—	—	52

Income before income tax expense	$52,628	$47,169	$46,553	$—	$—	$146,350

Net loss ratio	51.4%	38.8%	57.1%	—	—	50.3%
Net expense ratio	41.9%	33.5%	17.8%	—	—	35.7%
Combined ratio	93.3%	72.3%	74.9%	—	—	86.0%
Year ended 31 December 2005 compared with year ended 31 December 2004
Gross premiums written decreased $47.2 million or 3 per cent. in 2005 compared with 2004. After a strong December, during which the effects of market changes following the 2005 US Hurricanes started to be seen, the Group has experienced a year-on-year weighted average rate decreases of less than 1 per cent. during the year. Group rate adequacy also remained high in 2005.
Net premiums earned increased $55.3 million or 5 per cent.. Gross premiums written grew by 20 per cent. in 2004 and a significant element of this has been earned in 2005. However, reinsurance premiums ceded have increased $10.2 million or 5 per cent., and reinsurance premiums ceded as a percentage of gross premiums written has increased 1.2 percentage points to 14.2 per cent., primarily due to reinstatement premiums due following the hurricanes during the second half.
Losses and loss expenses increased $204.8 million or 31 per cent., and the loss ratio has increased 14.2 percentage points to 71.1 per cent. Included in these numbers are net incurred losses of $333.5 million for the 2005 US Hurricanes, which had the effect of increasing the loss ratio by 27.4 percentage points. In addition, there was a release of reserves relating to claims incurred in the prior years of $94.2 million, compared with a release of $38.3 million in 2004.
The impact on the loss ratio of the hurricane large losses as well as the release of reserves is as follows:

		Loss		Loss
	2005	ratio	2004	ratio

	$ in thousands		$ in thousands
Losses and loss expenses, as reported	865,285	71.1%	660,437	56.9%
Less: 2005 US Hurricane large losses	(333,506)	(27.4)%	(114,616)	(9.9)%
Add: release of prior year reserves	94,207	7.8%	38,269	3.3%

	625,986	51.5%	584,090	50.3%

Administrative and other expenses increased $1.6 million or 2 per cent., and the administrative and other expense ratio has increased 0.4 points to 6.8 per cent. The increase is primarily due to greater employee numbers across the Group, combined with the expense involved in establishing new offices in the UK, Germany, Australia,

PART VIII — OPERATING AND FINANCIAL REVIEW OF CATLIN

Canada and Guernsey. In addition, significant professional fees were incurred in 2005 in relation to due diligence for the US carrier acquisition, as well as to establish the new Catlin UK insurance company structure and to organise the novation of business from the old branch to the new company.
During the year ended 31 December 2005, the Group realised a loss on foreign exchange of $13.8 million, compared with a gain of $8.9 million in the prior year. The GBP/ USD exchange rate declined from 1.92 at year end 2004 to 1.72, or a decrease of more than 10 per cent. during the year. During 2004, the rate increased by 7 per cent., from 1.79 to 1.92.
Annualised return on average investments

	For the year ended
	31 December

	2005	2004

	$ in thousands
Total investments, as at 31 December	2,371,360	1,982,712

Net investment income	82,147	46,974
Net realised (losses)/gains on investments	(1,520)	3,358
Net unrealised (losses)/gains on investments	(29,015)	5,254

	51,612	55,586

Realised return on average investments	3.6%	3.1%

Total return on average investments	2.3%	3.4%

During the year, short-term interest rates rose and yield curves flattened dramatically, significantly impacting fixed income securities with a maturity of less than three years. As a result of the relatively short-term nature of the Group’s liabilities and therefore its matched assets, the Group was heavily impacted by these rate rises, and recorded substantial unrealised losses on its investment portfolios.
In addition, the Group holds significant levels of Treasury Inflation Protected Securities (“TIPS”). The interest rate rises during the year triggered amortisation income in the TIPS, which has contributed to the increase in net investment income during the year. At the same time, the amortised cost of the portfolio has increased above market value, further contributing to the Group’s total unrealised loss position.
Catlin Syndicate Direct
Gross premium written has declined $171.5 million or 20 per cent.. The largest decreases occurred in industrial property, binders and general liability classes of business, largely as a result of dropped business due to rate reductions. The satellite class of business is also now being written in Catlin UK, resulting in a reduction in the Catlin Syndicate Direct segment.
Catlin Syndicate Reinsurance
Gross premium written has increased $67.3 million or 32 per cent.. The main classes contributing to the increase were catastrophe reinsurance and marine XL, as a result of hurricane reinstatement premiums and increased opportunities following the hurricanes of 2004 and 2005.
Catlin Bermuda
Third party gross premium written has increased $24.6 million, or 16 per cent.. The main class of business contributing to the increase were Catastrophe Treaty, reflecting the recruitment of an additional underwriter, a good rating environment, and reinstatement premiums and increased demand for back-up cover in the wake of the hurricanes during the quarter. In addition, medical malpractice increased after a consortium arrangement was not renewed during 2005, with the result that Catlin Bermuda wrote 100 per cent. of the business rather than sharing it. This was partly offset by decreases in political risk and medical expenses.
Catlin UK
Gross premium written has increased $32.4 million or 16 per cent. The main classes of business contributing to the increase were UK commercial, due to lineslips written later in the year in 2004, which are continuing to generate declarations in 2005. In addition, some line sizes have also increased during the year. Aviation also

PART VIII — OPERATING AND FINANCIAL REVIEW OF CATLIN

increased after the Group decided to write certain aviation contracts wholly into Catlin UK and no longer on a split stamp basis with the Catlin Syndicate.
Year ended 31 December 2004 compared with year ended 31 December 2003
Gross premiums written increased by $236 million, or 20 per cent., from $1,198 million in 2003 to $1,434 million in 2004. Gross premiums written in the Catlin Bermuda segment grew substantially, offset by decreases in gross premium written in the Catlin Syndicate segments.
Net premiums earned increased $316 million, or 37 per cent., from $845 million in 2003 to $1,161 million in 2004. This is due to the increased gross premium written in 2003 as a result of the buyout of the remaining Names capacity by the Catlin Syndicate with effect from the 2003 underwriting year of account. This is particularly evident in classes such as non-marine facultative, property catastrophe, risk excess, general liability and hull, which experienced large increases in gross premium written in 2003 resulting in increases in earned premium in 2004. In addition, the start-up of Catlin UK during 2004 contributed significantly to the increase in net premiums earned. Catlin Bermuda also wrote significantly more business during 2004, part of which is earned at the end of the year.
Net realised gain on foreign currency exchange decreased $1 million, or 10 per cent., from $10 million in 2003 to $9 million in 2004. In 2003, the year end closing sterling/ US dollar rate increased in value relative to US dollars by 11 per cent. compared with an increase of 7 per cent. in 2004. This was partly offset by an increase in the level of non-US dollar denominated net assets.
Losses and loss expenses increased $235 million, or 55 per cent., from $425 million in 2003 to $660 million in 2004. The Group’s loss ratio increased by 6.6 percentage points, from 50.3 per cent. in 2003 to 56.9 per cent. in 2004. This increase was chiefly a result of the four hurricanes (Charley, Frances, Ivan and Jeanne) that caused extensive damage in the Caribbean and the Southeastern United States in August and September 2004. The net loss incurred by these four hurricanes combined was $115 million. After allowing for normal loss projections for catastrophe activity, the net effect of the hurricanes on net income before tax was approximately $75 million, absent which the loss ratio would have been 50.4 per cent..
Policy acquisition costs increased $53 million, or 21 per cent., from $250 million in 2003 to $303 million in 2004; however, the policy acquisition cost ratio improved 3.5 percentage points. This is primarily due to higher than normal acquisition costs in 2003 as the Group refined its calculation of acquisition costs. Removing the effect of this one-off adjustment, average underlying acquisition cost rates are unchanged.
Administrative and other expenses increased $25 million, or 42 per cent., from $59 million in 2003 to $84 million in 2004. The Group hired additional staff throughout 2004 in all its locations to manage the growing business and also incurred some costs for the first time in 2004 as a result of becoming a public company, such as directors’ and officers’ insurance premiums, internal audit and a share registrar. In addition, Lloyd’s costs, which are not controllable by the Group, increased during 2004 largely due to a new charge levied by Lloyd’s on the qualifying quota share to Catlin Bermuda.
However, despite the increase in administrative and other expenses, these expenses as a percentage of net premiums earned decreased 0.3 percentage points in 2004 compared with 2003.
Annualised return on average investments

	For the year ended
	31 December

	2004	2003

	$ in thousands
Total investments, as at 31 December	1,982,712	1,237,215

Net investment income	46,974	23,796
Net realised gains on investments	3,358	1,151
Change in net unrealised gains on investments	5,254	3,697

	55,586	28,644

Annualised return on average investments	3.4%	2.8%

Net investment income and net realised gains on investments increased $25 million, or 100 per cent., from $25 million in 2003 to $50 million in 2004. The majority of the increase was due to a higher investment base

PART VIII — OPERATING AND FINANCIAL REVIEW OF CATLIN

(increase of $745 million or 60 per cent.), resulting from strong cash flows from operations as well as the successful initial public offering of Catlin in April 2004. In addition, although the absolute level of cash and short term instruments was comparable at an average of approximately $500 million in both periods, this represented only 35 per cent. of total invested assets in 2004 compared with 59 per cent. in 2003. As a result of the positive yield curve in existence in 2003 and 2004, the shift in investment mix to a higher portion of bonds generated higher net investment income.
Net unrealised gains on investments increased $5 million, from $6 million in 2003 to $11 million in 2004, primarily because overall investment rates for long term securities remained relatively flat between 2003 and 2004. Bonds (principally US Treasury Inflation Linked Securities) held between year end 2003 and December 2004 increased slightly in value due to overall declines in yields. New bonds purchased in April and May, as the duration of the fixed income portfolio was lengthened, occurred when yields were at their highest. Additional purchases occurred in December when rates rose again. These bonds have experienced larger unrealised gains as yields declined in the second half of 2004.
Catlin Syndicate Direct
Gross premiums written decreased by $36 million, or 4 per cent., from $906 million in 2003 to $870 million in 2004. The qualifying quota share from the Catlin Syndicate to Catlin Bermuda reduced from 30 per cent. in 2003 to 10 per cent. in 2004, which had the effect of reducing the underwriting capacity of the Catlin Syndicate. In addition, on 1 January 2004, Catlin UK began writing business for the first time, and some of its business was written jointly with Catlin Syndicate. In 2004, the Group began writing the medical malpractice book and it is therefore now reported in the Catlin Bermuda segment. Gross premium income also reduced due to the non-renewal of several accounts in the rig class of business.
Growth was contributed to in part by the new classes of business, non-marine construction, international professional indemnity and international D&O. In existing classes, the satellite, binders and hull classes of business grew as a result of increased lines sizes and average premium rate increases.
Catlin Syndicate Reinsurance
Gross premiums written decreased by $24 million, or 10 per cent., from $235 million in 2003 to $211 million in 2004.
Gross premiums written in the professional liability reinsurance class of business decreased partly because Catlin Bermuda is now writing some of this account. Gross premiums written in the non-marine treaty class of business declined as a result of average premium rate reductions and an increase in retention levels in a key account. Finally, the motor class of business lost some business in Australia and reduced some line sizes, resulting in a decline in gross premiums written. These decreases were partly offset by an increase in gross premiums written in the marine XL class of business after the recruitment of a new underwriter during 2003, in time for the 2004 renewal season.
Catlin Bermuda
Third party gross premiums written increased $95.6 million, or 168 per cent., from $57.0 million in 2003 to $152.6 million in 2004. The largest increases in gross premium written were experienced in catastrophe treaty and proportional treaty. In addition, Catlin Bermuda wrote a structured risk contract which is insurance accounted. No structured risk business was written in the prior year.
Catlin UK
Catlin UK started operations in 2004 as the UK branch of Catlin Bermuda, writing various classes of business including general liability, UK commercial and professional indemnity. Catlin UK wrote $199.7 million in premiums in its first year of operations.
Liquidity and capital resources

The principal sources of funds for the Group’s operations consist of insurance and reinsurance premiums and net investment income. The principal uses are the payment of claims related to insurance and reinsurance risks and operating expenses as well as capital expenditures, the purchase of reinsurance and servicing of the Catlin Group’s debt obligations. The Catlin Group paid dividends of $38.3 million in 2005 and $12.1 million in 2004. The Catlin Group did not pay dividends in 2003.

PART VIII — OPERATING AND FINANCIAL REVIEW OF CATLIN

The Catlin Group’s businesses are subject to both regulatory and solvency requirements. On both an individual company and on a consolidated basis, the Catlin Group exceeds minimum solvency requirements.
Liquidity requirements
As at 30 June 2006, the Catlin Group had outstanding debt of $50 million, representing borrowings under the 364-day $50 million revolving facility with a one year term-out option that comprises part of the Club Facility discussed below under “Capital Resources”. The facility is guaranteed by cross guarantees of material subsidiaries, including the Catlin Group. This debt bears interest at three month LIBOR plus 65 basis points and the Catlin Group is required to maintain free and unencumbered assets consisting of OECD government bonds, US agency bonds and corporate bonds, discounted by 10 per cent., in an amount sufficient to repay the loan at any time. This loan, which is available under one, two or three month renewal periods, can be repaid at any time at the discretion of the Catlin Group in increments of $10 million. The Catlin Group has the option to extend the revolving facility for 364 days, or to convert all cash advances into a term loan. The Group’s debt to equity ratio was 4.9 per cent. at 30 June 2006.

Liquidity sources
As at 30 June 2006, the Catlin Group’s consolidated total invested assets were $2,498.9 million, which included cash and short-term instruments of $802.7 million. The Catlin Group’s invested assets consist solely of highly liquid, highly rated investments. As at 30 June 2006, 95 per cent. of the Catlin Group’s invested assets were rated AA- or Aa3 or better by either Standard & Poor’s or Moody’s, with an overall weighted average of AAA. A key objective of the Catlin Group’s investment policy is to match the currency of its risks to the currency of its investments in order to avoid foreign exchange exposure.
Catlin Group’s cash flows from operations were $105.3 million in the first six months of 2006, $465.2 million in 2005, $550.7 million in 2004 and $339.0 million in 2003. Cash flows from the operations of Catlin Syndicate are subject to restrictions imposed by Lloyd’s. These cash flows can be used to pay expenses, including claims and reinsurance costs, in respect of Syndicate 2003. However, under the Lloyd’s accounting system, net profits for a given Lloyd’s underwriting year of account are only distributable from premium trust funds to members of a syndicate upon closure of the year of account (ordinarily 36 months from commencement of the year of account). At the managing agent’s discretion, profits may be paid out earlier than that as long as certain conditions set by Lloyd’s are met.
Catlin Group’s cash flows from investing activities were $(199.7) million in the first six months of 2006, $(133.7) million in 2005, $(709.7) million in 2004 and $(664.0) million in 2003. In all periods, the cash outflows largely represent the net purchase of securities as the Group increased its investment portfolio. In the first six months of 2006, the Group entered into a securities lending program, and therefore there is a cash outflow of $209.1 million representing the investment of collateral. This outflow is offset by an inflow of collateral in the financing cash flows.
Catlin Group’s cash flows from financing activities were $244.3 million in the first six months of 2006, $(38.3) million in 2005, $171.2 million in 2004 and $51.0 million in 2003. In the first six months of 2006, the cash flow from financing activities includes $65.8 million from the common share placing in March 2006, as well as an inflow from securities lending collateral described above. In 2005, no financing was raised and therefore the outflow represents the payment of dividends. In 2004, the inflow is a result of the share placing in the Group’s initial public offering, offset by dividends paid. Finally, the inflow in 2003 represents the $50 million of debt referred to above in “Liquidity requirements.”

Capital resources
As of 21 November 2006 (the last practicable date prior to the publication of this document), the Catlin Group has in place a letter of credit/ revolving loan facility (the “Club Facility”) with three banks. Each bank participates equally in the Club Facility. The Club Facility is comprised of three tranches as detailed in paragraph 11.1 of Part XIV. The Club Facility has been varied, amended and restated from time to time, most recently on 22 December 2005 when the credit available under certain tranches of the Club Facility increased from $150.0 million and £125.0 million to $250.0 million and £150.0 million respectively. The following amounts were outstanding under the Club Facility as at 21 November 2006:

(i)	Outstanding borrowings under the revolving facility in the amount of $50.0 million, discussed in “Liquidity Requirements” above.

PART VIII — OPERATING AND FINANCIAL REVIEW OF CATLIN

(ii)	A clean, irrevocable standby Letter of Credit of $285.0 million (£150.0 million) to support Catlin Syndicate’s underwriting at Lloyd’s. As at 21 November 2006, Catlin Syndicate has utilised this facility and deposited with Lloyd’s a letter of credit in the amount of $285.0 million (£150.0 million). In the event that Catlin Syndicate fails to meet its obligations under policies of insurance written on its behalf, Lloyd’s could draw down this letter of credit. This letter of credit became effective on 26 June 2006 and has an initial expiry date of 27 November 2009. Collateral of $76.0 million (£40.0 million) was provided by 16 August 2006 and a further $38.0 million (£20.0 million) must be provided by 1 August 2007. This facility is guaranteed by cross guarantees from material subsidiaries of the Catlin Group.

(iii)	A two-year $200.0 million standby letter of credit facility is available for utilisation by Catlin Bermuda and Catlin UK. At 21 November 2006, $117.2 million in letters of credit were outstanding, of which $115.1 million were issued for the benefit of Catlin Bermuda, with a single letter of credit of $2.1 million (£1.1 million) for the benefit of Catlin UK. Collateral of 110 per cent. of 50 per cent. of the face value of the utilised portion of the letter of credit under the standby facility must be provided for each letter of credit when drawn.

Capitalisation and indebtedness
The following tables show the capitalisation of the Catlin Group as at 30 June 2006 and the indebtedness of the Catlin Group as at 30 September 2006:

$000s

Capitalisation and indebtedness(1)
Total current debt
Guaranteed	Nil
Secured(2)	50,000
Unguaranteed/ unsecured	Nil

50,000

Total non-current debt (excluding current portion of the long term debt)
Guaranteed	Nil
Secured	Nil
Unguaranteed/ unsecured	Nil

Nil

Shareholders’ equity
Share capital	1,636
Legal reserves	Nil
Other reserves(3)	791,307

Total capitalisation and indebtedness	792,943

(1)	The information is unaudited.

(2)	Secured debt is in the form of a 364-day $50 million revolving facility with a one year term-out option, secured by floating charges on Group assets and cross guarantees from material subsidiaries. This loan, which is available under one, two or three month renewal periods, can be repaid at any time at the discretion of the Group in increments of $10 million. The Group has the option to extend the revolving facility for 364 days, or to convert all cash advances into a term loan.

(3)	Other reserves are comprised of:

$000s

Additional paid-in capital	791,859
Treasury stock	(552)

791,307

Retained earnings and accumulated other comprehensive income are excluded.

(4)	There has been no material change to the capitalisation of the Group since 30 June 2006.

PART VIII — OPERATING AND FINANCIAL REVIEW OF CATLIN

The following table sets out the net consolidated financial funds of the Catlin Group as at 30 September 2006(1).

$000s

Net indebtedness
Cash	758,103
Cash equivalents	73,883
Trading securities(2)	1,894,692

Total liquidity(4)	2,709,372

Current bank debt	50,000
Current portion of non current debt	Nil
Other current financial debt	Nil

Current financial debt	50,000

Net current financial funds	2,659,372

Non-current bank loans	Nil
Bonds issued	Nil
Other non-current financial debt	Nil

Non current financial indebtedness	Nil

Net financial funds	2,659,372

Notes:

(1)	As at 30 September 2006, the Group had the following Letters of Credit (“LOCs”) outstanding:

•	A clean, irrevocable standby LOC of $280.5 million (£150.0 million) is provided to support Catlin Syndicate Limited’s (‘CSL’) underwriting at Lloyd’s. Collateral of $74.8 million (£40.0 million) was provided by 16 August 2006 and a further $37.4 million (£20.0 million) must be provided by 1 August 2007.

•	A two-year $200 million standby LOC facility is available for utilisation by Catlin Bermuda and Catlin UK. At 30 September 2006, $128.3 million in LOCs were outstanding, of which $126.3 million are issued for the benefit of Catlin Bermuda, with a single LOC of $2.0 million (£1.1 million) being for the benefit of Catlin UK. Collateral of 110 per cent. of 50 per cent. of the face value of the utilised portion of the LOCs under the standby facility must be provided.

(2)	Trading securities are comprised of:

$000s

Fixed maturities	1,790,916
Short-term investments	41,535
Investment in fixed maturities fund	62,241

1,894,692

(3)	The Group does not have any derivative instruments as at 30 September 2006.

(4)	Included in these amounts are restricted assets as follows:

$000s

Cash and cash equivalents	143,635
Trading securities	932,865

1,076,500

The Group is required to maintain assets on deposit with various regulatory authorities to support its insurance and reinsurance operations. These requirements are generally promulgated in the statutory regulations of the individual jurisdictions. These funds on deposit are available to settle insurance and reinsurance liabilities. The Group also has investments in segregated portfolios primarily to provide collateral or guarantees for LOCs, as described in note 1 above. Finally, the Group also utilises trust funds where the trust funds are set up for the benefit of the ceding companies, and generally take the place of LOC requirements.

PART IX
FINANCIAL INFORMATION ON CATLIN
The following information, which has been filed with the document viewing facility of the FSA or announced through a regulatory information service, is incorporated by reference to this Part IX:

		Page in the
Information incorporated by reference	Reference document	reference document

Independent Auditor’s Report for year ended 31 December 2003	Catlin Annual Report 2003	23
Independent Auditor’s Report for year ended 31 December 2004	Catlin Annual Report 2004	35
Independent Auditor’s Report for year ended 31 December 2005	Catlin Annual Report 2005	40
Consolidated Statement of Operations for year ended 31 December 2003	Catlin Annual Report 2003	26
Consolidated Statement of Operations for year ended 31 December 2004	Catlin Annual Report 2004	38
Consolidated Statement of Operations for year ended 31 December 2005	Catlin Annual Report 2005	42
Consolidated Balance Sheet as at 31 December 2003	Catlin Annual Report 2003	25
Consolidated Balance Sheet as at 31 December 2004	Catlin Annual Report 2004	36
Consolidated Balance Sheet as at 31 December 2005	Catlin Annual Report 2005	41
Consolidated Cash Flow Statement as at 31 December 2003	Catlin Annual Report 2003	28
Consolidated Cash Flow Statement as at 31 December 2004	Catlin Annual Report 2004	40
Consolidated Cash Flow Statement as at 31 December 2005	Catlin Annual Report 2005	44
Notes to Financial Statements for year ended 31 December 2003	Catlin Annual Report 2003	29
Notes to Financial Statements for year ended 31 December 2004	Catlin Annual Report 2004	41
Notes to Financial Statements for year ended 31 December 2005	Catlin Annual Report 2005	45
Consolidated Balance Sheet (unaudited) as at 30 June 2006 and 2005	Catlin Interim Report 2006	2
Consolidated Statement of Operations (unaudited) for six months ended 30 June 2006 and 2005	Catlin Interim Report 2006	3
Consolidated Cash Flow Statement (unaudited) for six months ended 30 June 2006 and 2005	Catlin Interim Report 2006	5
Notes to Financial Statements (unaudited) for six months ended 30 June 2006 and 2005	Catlin Interim Report 2006	7

PART X
FINANCIAL INFORMATION ON WELLINGTON
The financial information in this Part X is set out in four parts as follows.

A	Financial information for the financial years 31 December 2005 and 31 December 2004, prepared in accordance with IFRS.

B	Financial information for the financial years ended 31 December 2004 and 31 December 2003, prepared in accordance with UK GAAP.

C	Financial information for the six months ended 30 June 2006 prepared using Wellington’s IFRS accounting policies.

D	A reconciliation of the consolidated net profit of Wellington for each of the financial years ended 31 December 2005, 31 December 2004 and 31 December 2003 and for the six months to 30 June 2006 and of Wellington’s consolidated net assets at the ends of each of those periods prepared under the accounting policies applied by Wellington in preparing its historical financial statements for those periods to the accounting policies applied by the Catlin Group in the preparation of its unaudited interim financial statements for the six months ended 30 June 2006.
The financial information concerning the Wellington Group contained in this Part X does not constitute statutory accounts within the meaning of Section 240 of the Act. Statutory accounts of Wellington in respect of the financial years ended 31 December 2003, 2004 and 2005 have been delivered to the Registrar of Companies. In respect of each of those accounts, Wellington’s auditors, KPMG Audit plc for year ended 31 December 2003 and PricewaterhouseCoopers LLP for the years ended 31 December 2004 and 31 December 2005, gave reports which were unqualified and did not contain a statement under Section 237(2) or 237(3) of the Act.
The financial information contained in this Part X in respect of the years ended 31 December 2003, 2004 and 2005 and six months ended 30 June 2006 has been extracted without material adjustment from Wellington’s consolidated audited financial statements for the years ended 31 December 2003, 2004 and 2005 and from Wellington’s unaudited interim financial statements for the six months ended 30 June 2006. Wellington’s financial statements for the years ended 31 December 2003 and 31 December 2004 were prepared in accordance with UK GAAP and for the year ended 31 December 2005 were prepared in accordance with IFRS. Wellington’s unaudited financial statements for the six months ended 30 June 2006 were prepared using Wellington’s IFRS accounting policies. The Wellington Group’s financial statements for the year ended 31 December 2005 include unaudited restated comparatives for the year ended 31 December 2004.
The following information, which has been filed with the document viewing facility of the FSA, is incorporated by reference into this Part X:

		Page in the
		reference
	Reference document	document

Independent Auditor’s Report for the year ended 31 December 2003	Wellington Annual Report 2003	37
Independent Auditor’s Report for the year ended 31 December 2004	Wellington Annual Report 2004	39
Independent Auditor’s Report for the year ended 31 December 2005	Wellington Annual Report 2005	43

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

Consolidated income statement

		Year ended		Year ended
		31 December		31 December
		2005		2004
	Note	£m		£m

Income
Net earned premiums		469.7		327.0
Aspen dividends and other related income	6	13.2		11.8
Investment return	7	31.1		17.6
Other income	8	54.8		43.6

Total income		568.8		400.0
Expenses
Net loss and loss adjustment expenses		433.3		180.0
Brokerage and other acquisition costs	22	106.5		80.0
Other expenses	9	52.5		60.0

Total expenses		592.3		320.0
Results of operating activities		(23.5)		80.0
Finance costs		(2.7)		(2.8)

Profit/(loss) before tax		(26.2)		77.2
Income tax benefit/(expense)	12	12.5		(18.2)

Profit/(loss) for the year		(13.7)		59.0

Earnings per share, expressed in pence per share, for profit/(loss) attributable to the equity shareholders of Wellington during the year
— Basic	14	(2.8	)p	12.1	p
— Diluted	14	(2.8	)p	12.0	p

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

Consolidated balance sheet

		As at	As at
		31 December	31 December
		2005	2004
	Note	£m	£m

Assets
Cash and cash equivalents	15	244.4	144.0
Financial assets
Financial assets at fair value through income	16	781.8	586.2
Investment in Aspen	6	61.3	151.8
Premium assets	17	195.1	180.4
Other receivables	18	55.9	44.8
Current tax assets		6.1	2.1
Deferred tax assets	19	47.6	9.1
Reinsurance assets	20	691.6	265.9
Other assets	21	11.6	12.7
Deferred acquisition costs	22	54.0	52.2
Intangible assets	23	34.0	33.3

Total assets		2,183.4	1,482.5

Liabilities
Insurance, reinsurance and other payables	24	159.0	109.5
Current tax liabilities		11.2	0.2
Deferred tax liabilities	19	38.0	33.5
Unearned premiums		264.5	260.4
Loss provisions	25	1,352.4	673.1
Provisions for other liabilities and charges		1.8	2.1

Total liabilities		1,826.9	1,078.8

Shareholders’ equity
Share capital	29	49.4	49.0
Share premium account		252.5	249.4
Treasury shares		(14.0)	(3.2)
Other reserves		18.8	28.5
Retained earnings		49.8	80.0

Total shareholders’ equity		356.5	403.7

Total liabilities and shareholders’ equity		2,183.4	1,482.5

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

Consolidated statement of changes in shareholders’ equity

				Share		Other reserves
			Share	premium				Retained
		Total	capital	account	Treasury	Other		earnings
	Note	£m	£m	£m	shares £m	£m	FX £m	£m

1 January 2005		403.7	49.0	249.4	(3.2)	47.4	(18.9)	80.0
Loss for the year		(13.7)	—	—	—	—	—	(13.7)
Change in unrealised gain on Aspen	6	(16.5)	—	—	—	(28.5)	12.0	—
Change in deferred tax on unrealised gain on Aspen	6	3.9	—	—	—	3.9	—	—
Currency translation adjustment on foreign subsidiaries		0.8	—	—	—	—	0.8	—
Treasury shares		(10.8)	—	—	(10.8)	—	—	—
Change in share-based compensation		1.5	—	—	—	1.5	—	—
Dividends	13	(16.5)	—	—	—	—	—	(16.5)
Other		4.1	0.4	3.1	—	—	0.6	—

31 December 2005		356.5	49.4	252.5	(14.0)	24.3	(5.5)	49.8

				Share		Other reserves
			Share	premium				Retained
		Total	capital	account	Treasury	Other		earnings
	Note	£m	£m	£m	shares £m	£m	FX £m	£m

1 January 2004		364.4	49.0	248.9	(1.7)	40.3	(5.9)	33.8
Profit for the year		59.0	—	—	—	—	—	59.0
Change in unrealised gain on Aspen	6	(14.2)	—	—	—	(1.8)	(12.4)	—
Change in deferred tax on unrealised gain on Aspen	6	7.4	—	—	—	7.4	—	—
Currency translation adjustment on foreign subsidiaries		(0.6)	—	—	—	—	(0.6)	—
Treasury shares		(1.5)	—	—	(1.5)	—	—	—
Change in share-based compensation		1.5	—	—	—	1.5	—	—
Dividends	13	(12.8)	—	—	—	—	—	(12.8)
Other		0.5	—	0.5	—	—	—	—

31 December 2004		403.7	49.0	249.4	(3.2)	47.4	(18.9)	80.0

The total recognised income and expense for the year consists of the profit/(loss) recognised in the consolidated income statement and amounts recognised directly in shareholders equity. The sum of the two amounts is £(23.4)m (2004 £53.1m).

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

Consolidated cash flow statement

		Year ended	Year ended
		31 December	31 December
		2005	2004
	Note	£m	£m

Profit/(loss) for the year		(13.7)	59.0
Adjusted for:
Depreciation of tangible assets		1.1	1.1
Realised gain on sale of Aspen shares	6	(9.2)	—
Interest and dividend income received		11.4	7.2
Interest expense paid		(2.9)	(0.8)
Income tax paid		(5.9)	(2.4)
Changes in operational assets and liabilities:
Change in other operational assets/liabilities		(42.4)	18.1
Change in creditors		53.5	20.4
Change in tax assets/liabilities		(20.6)	8.9
Change in trading securities and derivative financial instruments		(210.8)	(98.3)
Change in reinsurance recoverables		(406.3)	(31.3)
Change in claims outstanding and unearned premium		683.5	82.6
Change in other operational assets/liabilities		(6.2)	(1.7)

Net cash provided by operating activities		31.5	62.8
Purchase of tangible and intangible assets		(1.1)	(5.0)
Proceeds from disposal of Aspen shares		98.3	—

Net cash provided by/(used in) investing activities		97.2	(5.0)
Purchase of treasury shares	29	(11.7)	(1.6)
Issuance of shares		3.2	0.4
Dividends paid	13	(16.5)	(12.8)
Other		0.4	—

Net cash provided used in financing activities		(24.6)	(14.0)

Changes in cash and cash equivalents		104.1	43.8
Cash and cash equivalents — opening balance	15	144.0	103.2
Effect of FX changes on cash and cash equivalents		(3.7)	(3.0)

Cash and cash equivalents — closing balance	15	244.4	144.0

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

Notes to the financial statements

1	General information
Wellington Underwriting plc, the ultimate parent (Wellington), and its subsidiaries (collectively, the Wellington Group), consists of two main components:

•	Group Underwriting Operations — which underwrites predominantly at Lloyd’s through Syndicate 2020. The business underwritten by Syndicate 2020 comes from London brokers and through the US operations of Wellington Underwriting Inc. (WU Inc.). The Wellington Group’s participation on Syndicate 2020 was 66% for the 2005 underwriting year of account and 56% for the 2003 and 2004 underwriting years of account. The Wellington Group also underwrites non-Lloyd’s business through Wellington Specialty Insurance Company (WSIC) which is a non-admitted excess lines carrier in the United States (US); and

•	Investment in Aspen — which is a minority shareholding of 7% (2004 19%), on a fully diluted basis, in a Bermuda-based insurance and reinsurance company.
Wellington is a limited liability company incorporated and domiciled in the United Kingdom (UK) and has a listing on the London Stock Exchange. The address of its registered office is: 88 Leadenhall Street, London EC3A 3BA.
These consolidated financial statements were approved for issue by the Wellington Board on 20 March 2006.

2	Summary of significant accounting policies
The accounting policies applied in the preparation of the consolidated financial statements are set out below.

a)	Basis of preparation
These consolidated financial statements have been prepared in accordance with full International Financial Reporting Standards (IFRS) endorsed for use in the European Union (EU), International Financial Reporting Interpretations Committee (IFRIC) interpretations and with those parts of the Companies Act 1985 applicable to companies reporting under IFRS. To the extent that IFRS does not explicitly contain guidelines governing the accounting treatment of certain transactions, the standards allow the use of guidance from another authoritative body. The recognition and measurement of insurance contracts and related items is not explicitly addressed by IFRS. As a result, the Wellington Group has adopted the guidance on accounting for insurance business as set out in the revised Statement of Recommended Practice issued by the Association of British Insurers in December 2005.
These annual financial statements have been prepared under the historical cost convention, as modified by the revaluation of certain investments and derivative financial instruments. All amounts in the notes are shown in millions of pounds sterling, rounded to the nearest hundred thousand, unless otherwise stated.
These annual financial statements are the first the Wellington Group has produced using IFRS. The Wellington Group has made use of certain exemptions in IFRS 1, ‘First-Time Adoption of IFRS’, as set out below:

•	business combinations prior to the date of transition (1 January 2004) were not restated;

•	the actuarial loss on the defined benefit scheme was recognised, in full, at the date of transition;

•	share-based compensation prior to 7 November 2002 was not restated; and

•	the cumulative foreign currency translation adjustment on the net investment in foreign operations was set to nil on the date of transition.
The Wellington Group has not taken advantage of the exemption from the requirement to restate comparative information in the first year of adoption of IFRS for International Accounting Standard (IAS) 32 and IAS 39.
Reconciliations and descriptions of the effect of the transition from UK Generally Accepted Accounting Principles (GAAP) to IFRS on the Wellington Group’s profit and shareholders’ equity are provided in note 33.

b)	Consolidation
Subsidiaries are entities that are controlled by the Wellington Group. Subsidiaries are fully consolidated from the date control is transferred to the Wellington Group until the date control ceases. Inter-company balances, profits and transactions are eliminated on consolidation.

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

c)	Syndicate participation
The Wellington Group consolidates its share of the assets, liabilities, net assets, revenues, expenses and cash flows of Syndicate 2020.
The reinsurance to close (RITC) is a contract between the Lloyd’s members on one syndicate underwriting year of account and the members on another syndicate underwriting year of account (normally the following year of the same syndicate), whereby the members on the earlier year reinsure all their outstanding liabilities with the members on the later year. To the extent that members maintain their interest from one year to the next, there is no economic effect arising from this transaction. However, where members’ interests change from one underwriting year of account to the next, and the Wellington Group’s share of the syndicate changes as a consequence, there is an economic transfer arising from the RITC.
RITC is accounted for in the year in which the contract is signed. The Wellington Group discloses in gross premiums, written and earned, the amount of the RITC received relating to the increase in capacity from one underwriting year of account to the next, along with an equivalent increase in net claims incurred. The recognition of the RITC results in an increase to earned premium that is equally offset by an increase in incurred losses. As a result, there is no impact to consolidated net result. In addition, the recognition of the RITC results in an increase in reinsurance assets that is equally offset by an increase in loss provisions. As a result, there is no impact to net assets.

d)	Segment reporting
The Wellington Group’s reportable segments are presented in two different categories that are business (primary basis) and geographical (secondary basis).
A business segment is comprised of a group of assets and operations engaged in providing products or services which are subject to risks and returns that are separately identifiable from those of other business segments. The Wellington Group’s reportable business segments are comprised of Group Underwriting Operations and the investment in Aspen (which includes related items such as Aspen share options, hedging instruments and the related foreign exchange (FX) adjustment).
The Wellington Group’s reportable geographical segments are based on the location of where the business is underwritten. The geographical segments are UK (London Underwriting), North America (which includes WU Inc. and WSIC) and other which is primarily comprised of Aspen and related items.

e)	Foreign currency translation
Functional and presentation currency
Items included in the financial statements of each of the Wellington Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the ‘functional currency’). The consolidated financial statements are presented in pounds sterling, which is the Wellington Group’s presentation currency.
Transactions and balances
Foreign currency transactions are translated into the functional currency using average rates of exchange as a proxy for the transactional rates. FX gains and losses resulting from the settlement of such transactions, and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies, except available-for-sale securities, are recognised in the consolidated income statement. Retranslation differences on equities classified as available for sale are recognised in consolidated shareholders’ equity. Non-monetary assets and liabilities, including deferred acquisition costs (DAC) and unearned premium (UEP), are translated at the exchange rate prevailing at the time of the original transaction and are not retranslated at each year end.
Net investment in foreign subsidiaries
The results and financial position of foreign subsidiaries are translated from their functional currency into pounds sterling as follows:

•	for each balance sheet presented, assets and liabilities are translated at the year-end exchange rate; and

•	income and expenses are translated at average FX rates which represents a proxy of the transactional rate.

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

On consolidation, all resulting FX differences arising from the translation of the net investment in foreign subsidiaries are recognised in consolidated shareholders’ equity.
Goodwill and fair value adjustments arising on the acquisition of foreign subsidiaries are treated as assets and liabilities of the acquired entity and translated into pounds sterling at the closing rate. FX differences upon retranslation are recognised in consolidated shareholders’ equity.

f)	Insurance contracts
Product classification
Insurance contracts are those contracts that transfer significant insurance risk at the inception of the contract. Insurance risk is transferred when an insurer agrees to compensate a policyholder if a specified uncertain future event adversely affects the policyholder. Contracts that do not transfer significant insurance risk are classified as investment contracts. The Wellington Group has no contracts that do not transfer significant insurance risk.
Premiums
Premiums from the sale of general insurance products, including pipeline premiums, are recorded when written and recognised in earnings over the terms of the related policy coverage. Premiums written that have not been collected by the balance sheet date are recognised as premium assets on the balance sheet.
The Wellington Group purchases reinsurance protection to mitigate its exposure to insurance risk. The reinsurance premium is recognised over the term of the reinsurance contract.
Unearned premiums
The provision for UEP represents that part of gross premiums written and the reinsurers’ share that is estimated to relate to the unexpired term of the related policy coverage.
Losses
Losses and loss adjustment expenses are charged to the consolidated income statement as incurred. Loss reserves represent estimates of future payments of reported and unreported claims for losses and related expenses. The loss provision is estimated such that no adverse run-off deviation is envisaged. Reserving is a complex process dealing with uncertainty, requiring the use of informed estimates and judgments, and gives consideration to all information available through the date the financial statements are issued. The Wellington Group does not discount its loss reserves.
Brokerage and other acquisition costs
Brokerage and other acquisition costs include commissions, underwriting and policy issue expenses that are directly related to the production of new and renewal business. Such acquisition costs are deferred, to the extent they are recoverable, and amortised over the life of the related contracts.
Liability adequacy tests
At each balance sheet date, a liability adequacy test is performed to ensure the adequacy of loss provisions, net of related DAC. In performing these tests, current best estimates of future contractual cash flows, claims handling and administration expenses, as well as investment income are all considered. Any deficiency is immediately charged to the consolidated income statement by initially writing off DAC, and subsequently, by establishing an additional loss provision. Any DAC written off as a result of this test cannot be reinstated. No DAC has been written off and no additional loss provision has been established.

g)	Investment return
Investment return is comprised of interest income, dividends, realised gains and losses and the current-year change in unrealised gains on financial assets classified as fair value through income.
All financial assets are held for trading and classified as fair value through income, except the Aspen shares and receivable balances. For financial assets classified as fair value through income, realised gains and losses represent the difference between net sales proceeds and the purchase price (if acquired during the year), or fair value at the previous year end. For financial assets classified as available for sale (the Aspen shares), the cumulative gain or loss previously recognised in consolidated shareholders’ equity is recognised in the

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

consolidated income statement on disposal. The change in the fair value of available-for-sale financial assets (the Aspen shares) is not included in investment return but is recognised in consolidated shareholders’ equity.

h)	Other income and expenses
Other income and expenses comprise Agency income, WU Inc. commission, FX differences and the Wellington Group’s share of syndicate and administrative expenses.
Agency income is comprised of profit commission and managing agent fees received from third-party participations on Syndicate 2020. Profit commission is recognised in the year the related underwriting profit is recognised and managing agent fees are recognised evenly over the first 12 months of the related underwriting year.
WU Inc. commission represents the income received by WU Inc. on the production and profitability of new and renewal business. Commission based on the production of business is recognised when the policy is bound or effective, whichever is later. Profit commission is recognised in the year the related underwriting profit is recognised.
The Wellington Group’s share of syndicate and administrative expenses, including finance costs, is recognised in the consolidated income statement as incurred.

i)	Share-based compensation
The Wellington Group operates equity-settled share-based compensation plans. The fair value of the employee services received in exchange for the grant of the options is recognised as an expense. The total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted, excluding the impact of any non-market vesting conditions, which are included in assumptions about the number of options that are expected to become exercisable. At each balance sheet date, Wellington revises its estimates of the number of options that are expected to become exercisable. Wellington recognises the impact of the revisions of original estimates, if any, in the consolidated income statement, along with a corresponding adjustment to consolidated shareholders’ equity over the remaining vesting period.
The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and the share premium account when the options are exercised.

j)	Cash and cash equivalents
Cash and cash equivalents includes investments with original maturities of three months or less, including deposits with banks and other short-term highly liquid investments.

k)	Financial assets
Financial assets are recognised and de-recognised on the trade date. Financial assets held by the Wellington Group include investment securities held for trading that are classified as ‘fair value through income’ or ‘available for sale’ and receivable balances. Fair value through income financial assets include debt and equity securities that are managed to maximise total return. Available-for-sale financial assets are non-derivative financial assets that are not held to maturity, loans or receivable balances and are not classified as fair value through income (i.e. the Aspen shares). All financial assets classified as fair value through income or available for sale are carried at fair value. For financial assets designated as fair value through income, the change in fair value is recognised in the consolidated income statement. For financial assets designated as available for sale, the change in fair value is recognised in the consolidated statement of shareholders’ equity. Fair values are determined by reference to published bid prices. Receivable balances are carried at their estimated net recoverable amount.

l)	Derivative financial instruments
The Wellington Group uses derivative financial instruments to mitigate exposure to changes in FX rates in several different areas of its operations. Within Group Underwriting Operations, cash flow derivatives are purchased to protect future distribution of foreign currency profits paid in sterling from the syndicate to members (including Wellington). These FX cash flow derivatives are recorded at their fair value at the date of the contract and subsequent changes in fair value are recognised in the consolidated income statement.

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

The Wellington Group also protects its exposure to changes in FX which would impact the value of the investment in Aspen through derivatives, which include FX contracts designated as hedges (the ‘Aspen hedges’).
In order to be classified as hedging transactions for which hedge accounting is applied, the following conditions must be met:

•	there is a formal designation and documentation of the hedging relationship and the Wellington Group’s risk management objective and strategy for undertaking the hedge;

•	the hedge is expected to be highly effective in achieving offsetting changes in fair value attributable to the hedged risk, consistent with the originally documented risk management strategy for that particular hedging relationship;

•	the effectiveness of the hedge can be reliably measured; and

•	the hedge is assessed on an ongoing basis and determined to have been effective.
The change in the fair value of the Aspen hedges is recognised in the consolidated income statement. The foreign currency movement on the investment in Aspen shares, for which a hedging relationship has been established and designated, is also recognised in the consolidated income statement, to the extent that it has been designated effective.
The Wellington Group also holds share options in Aspen (the Aspen options). These options are derivative financial instruments and are carried at fair value, with changes in fair value recognised in the consolidated income statement. The fair value of these options is determined using the Black-Scholes valuation model. In addition, the Wellington Group holds a derivative designed to minimise the impact that fluctuating exchange rates may have on the exercise price of the Aspen options. This derivative (the currency option) is also carried at fair value, with changes in fair value recognised in the consolidated income statement.
The fair value of all derivative financial instruments is obtained from independent valuation sources, with the exception of the fair value of the Aspen share options which is estimated using the Black-Scholes valuation model.

m)	Investment in Aspen
The Wellington Group’s investment in the Aspen shares is classified as available for sale and carried at fair value. Unrealised gains and losses resulting from changes in the fair value of the Aspen shares are recognised in consolidated shareholders’ equity, net of tax. The Aspen options and the related currency options are described in l) above.
The Wellington Group has entered into forward contracts designed to hedge the FX exposure on the fair value of Aspen, the accounting for which is described in l) above. Retranslation of foreign currency amounts that do not qualify for hedge accounting described in l) above are recorded in consolidated shareholders’ equity.

n)	Deferred tax
Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.
Deferred income tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.
Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the Wellington Group controls the timing of the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

o)	Reinsurance assets
Reinsurance assets include amounts recoverable from reinsurers in respect of paid and unpaid losses (including incurred but not reported (IBNR) losses and loss adjustment expenses (LAE)) and unearned reinsurance premiums. Reinsurance assets are recorded gross in the balance sheet, unless a legally enforceable right of offset exists and it is management’s intention to settle on a net basis. The Wellington Group considers qualitative and

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

quantitative factors, such as reinsurers’ Standard & Poor’s (S&P) ratings and overall financial condition, when assessing the recoverability of reinsurance assets. When a reinsurance asset is considered impaired, a provision is provided to reduce the carrying value to its net recoverable amount.

p)	Impairment of assets
Assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment. Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value, less costs to sell, or its value in use. For the purpose of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows.

q)	Intangible assets
Syndicate capacity
Purchased syndicate capacity is estimated to have an indefinite useful life since the duration of the Wellington Group’s ownership interest in the syndicate is unlimited. Syndicate capacity is stated at historical cost and annually tested for impairment. Purchased syndicate capacity is recognised on the consolidated balance sheet when acquired.
Goodwill
Goodwill represents the excess of the cost of an acquisition over the fair value of the Wellington Group’s share of the net identifiable assets of the acquired subsidiary at the acquisition date. Goodwill arising on acquisitions prior to 31 December 1997 was written off to reserves in the year of acquisition. Goodwill previously eliminated in this manner was not reinstated upon adoption of IFRS. Goodwill arising on acquisitions after 1 January 1998 is capitalised and annually tested for impairment.

r)	Fixed assets
Fixed assets are comprised mainly of furniture and fittings, leasehold improvements, computers and other equipment and are stated at historical cost less accumulated depreciation. Fixed assets are depreciated in equal annual instalments over their estimated useful lives. The estimated useful lives for fixed assets are two to eight years and the remaining period of the lease for leasehold improvements.

s)	Employee benefits
The Wellington Group provides employee retirement benefits through defined contribution schemes and administers a defined benefit scheme which was closed to new members in 1993.
Contributions to the defined contribution schemes are charged to the consolidated income statement when incurred. The defined benefit scheme is valued annually by a qualified independent actuary, the rates of contribution payable being determined by the actuary. Since all participants in the defined benefit scheme are retired, actuarial gains and losses are recognised immediately in the consolidated income statement when the net cumulative unrecognised amounts at the end of the previous reporting year exceed 10% of the greater of the defined benefit obligation or the fair value of plan assets at that date.

t)	Shareholders’ equity
Shares are classified as shareholders’ equity when there is no obligation to transfer cash or other assets to third parties. Incremental costs directly attributable to the issue of share capital are included in shareholders’ equity as a deduction from the proceeds of the issue, net of tax.
Where any Wellington Group company, or the Employee Benefit Trust, purchases Wellington’s share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes), is deducted from consolidated shareholders’ equity. Where such shares are subsequently sold, reissued or otherwise disposed of, any consideration received is included in consolidated shareholders’ equity, net of any directly attributable incremental transaction costs and any related income tax effects.

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

u)	Dividend distribution
Dividend distribution to Wellington’s shareholders is recognised as a liability in the year in which the dividends are authorised and are no longer at the discretion of Wellington. Final dividends are accrued when approved by Wellington’s shareholders at the general meeting and interim dividends are recognised when paid.

v)	Standards, interpretations and amendments to published standards that are not yet effective
IFRS 7, ‘Financial Instruments: Disclosures’ will be effective from 1 January 2007 and introduces new disclosure requirements for financial instruments. It requires the disclosure of qualitative and quantitative information about exposure to risks arising from financial instruments, including specified minimum disclosures about credit risk, liquidity risk and market risk and a sensitivity analysis to market risk. IFRS 7 replaces IAS 30, ‘Disclosures in the Financial Statements of Banks and Similar Financial Institutions’ and the disclosure requirements in IAS 32, ‘Financial Instruments: Disclosures and Presentation’. It is applicable to all entities that report under IFRS. In connection with the issuance of IFRS 7, a corresponding amendment to IAS 1 has also been issued. The amendment to IAS 1 introduces disclosures about the level of an entity’s capital and how it manages capital.
IAS 19 ‘Employee Benefits’ (Amendment) is effective from 1 January 2006 and introduces an option for recognising the actuarial gain or loss in the statement of recognised income and expense (SORIE). The alternative accounting treatment detailed in the amendment is optional and if adopted, would not impact the consolidated profit or loss of the Wellington Group. This amendment is applicable to all entities that report under IFRS.
In addition to the issuance of the above standards and amendments the following standards, interpretations and amendments have been issued and are not anticipated to have a significant impact on the Wellington Group. None of these have been adopted early.

•	IAS 39 (Amendment), Cash Flow Hedge Accounting of Forecast Intra-group Transactions;

•	IAS 39 and IFRS 4 (Amendment, Financial Guarantee Contracts);

•	IFRIC 4, Determining whether an Arrangement contains a Lease; and

•	IFRIC 7, Applying the restatement approach under IAS 29, Financial reporting in hyperinflationary economies.

3	Critical accounting estimates and judgements in applying accounting policies
The consolidated financial statements contain amounts that are inherently subjective in nature and, as a result, the Wellington Board is required to make estimates, based on certain assumptions, to determine the reported values. These estimates and judgements are continually evaluated based upon historical experience and current market conditions and are considered to be reasonable. If actual events differ significantly from the underlying assumptions or estimates, there could be a significant effect on the future results of operations, financial condition and liquidity of the Wellington Group.

a)	Estimate of earned premium
Management makes estimates of ultimate gross premiums written which consist of an estimate of ultimate premium for risks written during the calendar year (i.e., an underwriting year). Premium earnings patterns are then applied to the estimated ultimate premium for each underwriting year to determine the amount of earnings that should be recognised in the calendar year. The earnings patterns are applied by class of business and are consistent with the risk profile of the underlying business. As additional premium information is received, variances from previous estimates are reflected in the period identified.

b)	Estimate of incurred losses
When developing the estimate of incurred losses management initially make estimates of ultimate underwriting year losses which represent the losses related to all policies incepting during a given calendar year. Underwriting year estimated ultimate gross losses are determined for each class of business and include reported losses as well as a provision for IBNR.
When calculating the ultimate estimated cost of unpaid claims, management makes certain assumptions concerning the ultimate settlement of these claims that are generally based on statistical analyses of historical experience combined with analysis based on exposure where appropriate. In most instances, management

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assumes the development pattern of current claims will be consistent with past experience. This approach is modified to account for changes or uncertainties which may create distortions in the underlying statistics or which might cause the cost of unsettled claims to vary when compared with the cost of previously settled claims. Examples of such changes are:

•	changes in processes which might accelerate or slow down the development and/or recording of paid or incurred claims compared with the statistics from previous periods;

•	changes in the legal environment;

•	the effects of inflation;

•	changes in the mix of business;

•	the impact of large losses; and

•	movements in industry benchmarks.
Incurred loss patterns are applied to ultimate gross losses, by class of business, to determine the year in which the losses should be recorded. The incurred loss occurrence patterns for non-catastrophe-exposed business are generally consistent with the premium earning patterns of the related business. These patterns give consideration to the actual losses that have arisen during the calendar year and estimates for losses which have been incurred but not yet reported for non-catastrophe-exposed business. Inherent in applying these assumptions is the sensitivity of allocation of the provision for ultimate gross and net IBNR between the current and future calendar years. For catastrophe-exposed business, the allocation of ultimate losses between years is determined by the accident year in which the loss has occurred.
The estimation of IBNR claims is subject to a greater degree of uncertainty than the estimation of the cost of settling claims already notified. Claims IBNR may often not be apparent until many years after the event giving rise to the claims has occurred. Classes of business where the IBNR proportion of the total reserve is high, such as liability business, will typically display greater variations between initial estimates and final outcomes as a result of the greater degree of difficulty in estimating these reserves. Actual paid losses generally vary less from the initial loss reserve for classes of business where claims are typically reported relatively quickly after the claim event, such as property business.

c)	Estimate of reinsurance recoveries
The Wellington Group’s estimate of reinsurance recoveries (including IBNR) is based on the relevant reinsurance programme in place for the calendar year in which the related losses have been incurred. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim reserves associated with the reinsured policy. An estimate for potential bad debts is provided to reduce the carrying value of reinsurance assets to their net recoverable amount.
The Board considers the loss reserves and related reinsurance recoveries to be fairly stated, based on the information currently available. The ultimate liability will vary as a result of inherent uncertainties and may result in significant adjustments to the amounts provided.

d)	Estimate of the fair value of Aspen share options
Management utilises the Black-Scholes model when estimating the value of the Aspen options. The key assumptions used as inputs to this model are as follows:

•	the Aspen share price is assumed to have a volatility of 22% per annum;

•	the estimated duration to exercise is assumed to be two years (2004 2.5 years); and

•	the risk-free interest rate is assumed to be 5%.

4	Insurance and financial risk management
The Wellington Group is exposed to insurance and financial risk. Insurance risk is the possibility that an insured event will occur and the uncertainty of the amount of the resulting claim. Financial risk is the risk of a possible future change in one or more of the following; a specified interest rate, financial instrument price, commodity price, FX rate, index of prices or rates, credit rating or credit index or other variable, provided in the case of a non-financial variable that the variable is not specific to a party to the contract.

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Insurance risk management
The risks associated with insurance contracts include the possibility of the occurrence of an insured event and the risk that the event will result in a claim. The occurrence of an insured event is random and the ultimate cost of settling a resulting claim is inherently difficult to predict. The historical frequency and severity of claims resulting from catastrophic events such as hurricanes, earthquakes and terrorist attacks demonstrate a greater degree of volatility which increases the inherent difficulty in predicting the occurrence and ultimate cost of settling such claims. The frequency and severity of claims resulting from non-catastrophic events are generally more predictable since greater reliance can be placed on statistical analysis of historical data and other information affecting the ultimate cost of settling claims.
The Wellington Group controls its exposure to insurance risk through the overall determination of its risk appetite, which is discussed and agreed by the Wellington Board. This is expressed through its approval of the business plan. Strict controls exist throughout the planning, underwriting, reinsurance purchasing, claims handling and reserve setting processes to ensure the Wellington Group adheres to the plan.
The Wellington Group’s primary processes and controls, with respect to insurance risk management, include planning, underwriting, reinsurance purchasing, claims handling and estimation of ultimate losses.

•	Planning

The preparation and continual monitoring of the annual business plan is designed to ensure that the business written, and retention levels established, are consistent with the plan agreed by the Wellington Board. The plan is constructed by line of business and then adjusted at an overall level to ensure the most efficient use of capital within the Wellington Group’s risk parameters. The planning process is dynamic and includes ongoing monitoring of aggregate premiums, target loss ratios and the interaction of these with the reinsurance programme in place.

•	Underwriting

The underwriting of individual risks is closely monitored by the Wellington Underwriting Agencies Limited (WUAL) and WSIC Boards which approve all individual underwriting authority limits. Rate changes are monitored and models are used for pricing, on a per risk basis, and each risk is peer reviewed and subject to independent underwriting review.

•	Reinsurance

The Wellington Board approves the reinsurance programme which is an integral element of the plan. The Reinsurance Steering Group (RSG) executes the plan and is responsible for the ongoing monitoring of the effectiveness of the planned programme. The Reinsurance Security Committee (RSC) is responsible for the approval of reinsurers and the ongoing monitoring of security-related issues. The Wellington Group primarily purchases excess of loss reinsurance coverage and may purchase specialised reinsurance protections as circumstances warrant and opportunities arise. The Wellington Group’s exposure to reinsurance counterparties and the credit quality of those counterparties is actively monitored.

•	Claims handling and estimates of loss provisions

Claims handling processes are in place which provide for the efficient and accurate payment of valid claims. All claims staff are subject to settlement authority limits and claims processes include peer review and use of third-party expertise for evaluation of certain complex or high value claims. Overall provisions for ultimate claims are set by line of business and reviewed on a quarterly basis by the Technical Reserving Group (TRG), a sub-committee of the WUAL Board. The TRG includes representatives of actuarial, planning, underwriting, finance and claims. These estimates are reviewed annually by independent consulting actuaries.

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Concentration of insurance risk
The Wellington Group’s share of the concentration of insurance risk, before and after reinsurance, by the estimated duration of the underlying claims and characteristics of the underlying business, is summarised in the table below:

	Gross			Net

	Case	IBNR		Case	IBNR	Total
Loss provisions as at 31 December 2005	£m	£m	Total £m	£m	£m	£m

Large catastrophe provisions, recently incurred	381.2	132.0	513.2	98.0	23.6	121.6
All other short-tail provisions	211.7	180.4	392.1	139.1	160.9	300.0
Long-tail provisions	231.5	215.6	447.1	132.3	193.5	325.8

	824.4	528.0	1,352.4	369.4	378.0	747.4

Loss provisions which have recently incurred (namely the large catastrophe (CAT) provisions as shown in the table above) represent losses arising from the 2005 hurricanes. All other short-tail provisions represent property-related coverages where the majority of claims are expected to be reported within two years after the claims incident. Long-tail provisions are comprised of liability-related losses such as aviation and marine liability.
Sensitivity
Short-tail provisions outstanding at the balance sheet date that were incurred in earlier accident years tend to have less uncertainty than the CAT losses.
For long-tail provisions the ultimate loss estimate gives consideration to historical experience and makes certain assumptions regarding the future development of claims. The future development of claims can be considered in two parts. The first part consists of business for which the syndicate has its own historical development patterns and the second part consists of business for which the syndicate has a lack of historical syndicate development patterns. This generally arises on newer lines of business. The development attributed to the second aspect is referred to as the tail factor. The tail factor is subject to greater uncertainty than the element of the projection based on historical experience, as less information is available. As a result, claims provisions on long-tail business are potentially more sensitive than short-tail provisions.
The table below shows the estimated impact that variances from initial loss development patterns of long-tail business will have on the consolidated income of the Wellington Group.

	Net impact	Impact
	to post-	as a % of
	tax profits	total net
	£m	provisions

Movement in tail factor:
50% increase	5.9	0.8
50% decrease	(5.9)	(0.8)

The hurricane losses incurred during 2005 were a significant loss event for the Wellington Group. The Wellington Group estimates that its total ultimate net loss will be £181m. Of this amount, £122m remains as a liability in the loss provision. The table below shows the impact of a 10% change in the gross ultimate losses arising from each event on the Wellington Group’s consolidated pre-tax profit.
The claims associated with Katrina have been reported to the Wellington Group more quickly in comparison with losses resulting from other historical hurricanes. As a result, management believes the Katrina reserves should be less susceptible to adverse deviation than would have been the case at an equivalent time for historical

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hurricanes. The following table illustrates the impact of a 10% change in the gross claims for each of the major 2005 hurricanes.
Sensitivity of Wellington Group result to a 10% change in gross ultimate claims:

	Net impact	Impact
	to post-	as a % of
	tax profits	total net
	£m	reserves

10% increase
Katrina	23.8	3.2
Rita	9.4	1.3
Wilma	1.8	0.2
10% decrease
Katrina	(22.8)	(3.1)
Rita	(7.8)	(1.0)
Wilma	(1.4)	(0.2)

Financial risk management
The Wellington Group’s overall objective is to manage its investment portfolio (comprising short dated bonds, equities, funds of hedge funds, high yield bonds) in a manner such that on an absolute basis the magnitude of any loss over one year, measured at a probability of 1 in 20, is managed to be broadly equivalent to that of an investment policy restricting investment to a 100% government bond policy.
Group financial instruments
Financial instruments are contracts that give the Group an interest in another entity’s financial assets or that give a third party an interest in a financial asset or equity instrument of the Wellington Group. The Wellington Group’s financial instruments are as follows:

•	Financial assets at fair value through income

— Bonds

— Funds of hedge funds

— Equity investments

•	Investment in Aspen

•	Reinsurance assets

•	Trade receivables

•	Insurance liabilities

•	Trade payables
Financial risks
The financial risks to which the Wellington Group’s financial instruments are exposed are summarised as follows:

•	Market risk (which includes three types of risk):

—	Currency risk — the risk that the value of a financial instrument will fluctuate because of changes in FX rates.

—	Fair value interest rate risk — the risk that the value of a financial instrument will fluctuate because of changes in market interest rates.

—	Price risk — the risk that the value of a financial instrument will fluctuate as a result of changes in market prices.

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Market risk embodies not only the potential for loss but also the potential for gain.

•	Credit risk — the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss.

•	Liquidity risk — the risk that an entity will encounter difficulty in raising funds to meet commitments associated with financial instruments.

•	Cash flow interest rate risk — the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates.
The Wellington Group’s financial instruments are exposed to these financial risks as shown in the table below:

		Fair value				Cash flow
	Currency	interest	Price	Credit	Liquidity	interest
Financial instrument	risk	rate risk	risk	risk	risk	rate risk

Bonds	✓	✓	✓	✓	✓	✓
Funds of hedge funds and equity investments	✓		✓		✓
Investment in Aspen	✓		✓		✓
Reinsurance assets	✓			✓	✓
Trade receivables	✓			✓	✓
Insurance liabilities	✓				✓
Trade payables	✓
Currency risk
The Wellington Group’s policy for managing currency risk in the underwriting business is to match assets and liabilities by major currency. The profit or loss of the syndicate payable to members over time is hedged through the use of cash flow hedging instruments. The objective of the policy is to minimise the economic impact that fluctuating exchange rates will have on the Wellington Group. The Wellington Group’s hedging activity is only transacted by banks that have previously been approved by the Investment Committee.
Fair value and cash flow interest rate risk
The Wellington Group’s portfolio is traded regularly, which reduces the sensitivity of unrealised gains in the investment portfolio to fluctuating interest rates. The Wellington Group’s policy is to hold a minimum of 80% of the investment portfolio in investment-grade bonds. The Wellington Group places the following restrictions on investments in its investment-grade bond portfolio:

•	a minimum of an aggregated 10% of the bond portfolio is required to be invested in the following categories:

— Government securities

— Government agency securities

— Cash

— Short-term money funds

— Securities maturing in less than one year

•	a maximum of 5% can be invested in securities with an S&P rating of BBB.

•	no investment can be made in securities with an S&P rating of less than BBB.

•	the bond portfolio should have a weighted average S&P rating of at least A+.
Price risk
The Wellington Group manages its exposure to price risk by establishing a policy that limits its investment in securities exposed to price risk. Specifically, the Wellington Group has established a policy that no greater than 20% of the investment portfolio can be held in diversified instruments such as equities in the investment portfolio, funds of hedge funds and high-yield bonds. The Wellington Group’s objective with respect to these investments is summarised below:

•	equity securities held in the investment portfolio are benchmarked against the S&P 500;

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•	funds of hedge funds are managed with the objective of achieving a standard cash rate of return plus an additional 3% to 5% and to have a low correlation to equity returns; and

•	non-investment-grade (i.e., high yield bonds) bonds are managed with the objective of outperforming the Merrill Lynch High Yield Index through investment in a diversified portfolio.
The Wellington Group’s investment in Aspen is not part of management’s long-term strategy. As a result, the objective of the Wellington Group has been to pursue a suitable disposal strategy for this investment.
Credit risk
The Wellington Group’s credit risk policies and objectives are summarised below:

•	Reinsurance assets: All reinsurers must be formally approved by the RSC which separately rates the creditworthiness of all reinsurers prior to use. The objective of the Wellington Group’s credit risk policies, as they relate to reinsurers, is to minimise its exposure to the risk that a reinsurer will not be able to fulfil its obligation to the syndicate.

•	Trade receivables: The Wellington Group has established a policy that requires all intermediaries to be approved by the RSC or the Coverholder Approval Committee prior to being used and imposes premium income limits on all intermediaries. The objective of the Wellington Group’s policy, as it relates to intermediaries, is to minimise the potential that funds collected on the Wellington Group’s behalf will not be submitted to the Wellington Group.

•	Bonds: The Wellington Group’s policy for managing credit risk inherent within the investment-grade bond portfolio is to limit exposure to any one corporate name such that, when assessed at an aggregate, the level of exposure to individual corporate issuers will be limited to 3% to AAA, 2% to AA, 1% to A and 0.5% to BBB. In the event that subsequent cash flows and market movements result in a limit being breached, the portfolio will be adjusted within six months to be within the guidelines.

•	Non-investment-grade bonds: The Wellington Group’s credit risk policy, as it relates to non-investment-grade bonds, is to invest in securities primarily having an S&P rating of B or BB with limited exposure to CCC-rated securities. Investments having an S&P rating of less than CCC are prohibited. In addition, no more than 2% of the non-investment-grade bond portfolio may be held in a single security. In the event that subsequent cash flows and market movements result in a limit being breached, the portfolio will be adjusted within six months to be within the guidelines.
Liquidity risk
The Wellington Group’s policy for managing liquidity risk is to ensure that its financial assets can be liquidated over a period that ensures that it will be able to meet its liabilities as they fall due. In particular, the following policies are in place:

•	Bonds: The bond portfolio is managed to have a duration of between one and four years and is realisable within 48 hours. The duration of the portfolio is broadly matched with the estimated duration of the insurance liabilities to ensure that funds will be available as insurance liabilities fall due.

•	Investment in Aspen: As previously stated, the investment in Aspen is not part of the Wellington Group’s overall long-term strategy and a disposal strategy is being pursued.

•	Reinsurance assets: The Wellington Group’s policy is to review all claims for the purpose of identifying those instances where a reinsurance recovery is applicable. A collection advice is sent to the broker or reinsurer as soon as a recovery has been identified. The recoverable amount is due upon receipt.

•	Trade receivables: The Wellington Group’s policy is to collect cash on written premiums within five days after the settlement due date. Ageing reports are closely monitored to ensure that cash is received in a timely manner. If cash collections are not made in a timely manner then the underlying policy will be cancelled pursuant to the terms of the agreement.

•	Insurance liabilities: The duration of the Wellington Group’s investment portfolio is managed to approximate the maturity of its insurance liabilities. Revised ultimate loss and cash flow patterns are regularly produced by the actuarial department to ensure that appropriate changes can be incorporated into the cash flow forecasts.

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

5	Segmental analysis
Business segments:
The Wellington Group’s primary business segments are:

•	Group Underwriting Operations — with total assets and liabilities of £2.1bn (2004 £1.3bn) and £1.8bn (2004 £1.1bn), respectively.

•	Investment in Aspen — with total assets of £61.3m (2004 £151.8m). The investment in Aspen has no liabilities. Additional information regarding the investment in Aspen is given in note 6.
Underwriting at Lloyd’s through the management of, and participation in, Wellington’s Syndicate 2020 is the core of Group Underwriting Operations. Total gross premiums written and ceded were £594.3m (2004 £447.8m) and £126.0m (2004 £77.0m), respectively. In addition, total losses incurred and ceded were £890.6m (2004 £242.7m) and £457.3m (2004 £62.7m), respectively. The impact of these items, after considering brokerage costs, syndicate and other income, produces an underwriting result of £(39.4)m (2004 £65.4m). These items reflect the Wellington Group’s proportional share for the relevant underwriting years of account (66% in 2005, 56% in 2004 and 2003). The Agency, a wholly-owned subsidiary, receives a 17.5% profit commission on the result of each underwriting year of account for management of the syndicate. The profit commission associated with the Wellington Group’s participation in the syndicate is eliminated on consolidation.
Geographical segments:
Gross premiums written are based on the geographical location of where the business is underwritten. The location of risk within the UK (London underwriters) is primarily within the UK and US. The assets within WU Inc. and WSIC represent those assets held within those individual companies’ balance sheets. All other assets are presented within UK (London underwriters).
For the year ended 31 December 2005:

	UK	North America
	(London
	underwriters)	WU Inc.	WSIC
	£m	£m	£m	Total £m

Gross premiums written	514.4	70.9	9.0	594.3
Total assets	2,121.6	33.4	28.4	2,183.4

For the year ended 31 December 2004:

	UK	North America
	(London
	underwriters)	WU Inc.	WSIC
	£m	£m	£m	Total £m

Gross premiums written	397.4	50.4	—	447.8
Total assets	1,427.2	27.5	27.8	1,482.5

6	Investment in Aspen
During 2002 Wellington acquired a 21.2% interest in Aspen. The founding management of Aspen until then was with Wellington Underwriting property reinsurance and UK liability business. Aspen is incorporated in Bermuda and is the parent company of Aspen Insurance UK Limited, a London-based insurance and reinsurance company. In January 2003 certain members of the syndicate exercised their right to purchase an interest in Aspen from the Wellington Group. This resulted in a reduction in the level of ownership to 19.8% and a realised gain of £0.1m.
In December 2003 Aspen made an initial public offering (IPO) on the New York Stock Exchange. The issue of 10.5m new shares reduced the Wellington Group’s level of ownership to 16.7%. Accordingly, subsequent to the IPO, the holding was recorded as an investment and was held at fair value.

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A comparison of the Aspen share price and Aspen net assets per share is as follows:

	Share	Net assets
	price	per share
	$	$

6 December 2003 (date of IPO)	22.50	18.20
31 December 2003	24.81	18.77
30 June 2004	23.23	20.92
31 December 2004	24.52	21.28
30 June 2005	27.56	23.07
31 December 2005	23.67	19.30

The cash flows distributed from the investment in Aspen will be received in US dollars. The investment in Aspen is not directly exposed to interest rate risk.
The investment in Aspen shares is protected against currency risk through a forward sale of US dollars. The forward contract has been designated as a fair value hedge.
The Wellington Group also holds 3.8m share options in Aspen which are exercisable at any time until June 2012. The exercise price is £10 per share plus interest of 5% per annum from June 2002, adjusted for dividend payments. The fair value of such options before tax was estimated to be £10.6m (2004 £9.6m). The Group has entered into an option contract (‘currency option’) to mitigate currency risk on the exercise price of these options.
During the year, the Wellington Group sold a total of 7.5m shares, representing 67% of its total share holding (excluding options), resulting in total realised gains of £9.2m. At 31 December 2005, the investment in Aspen now represents 4.0% of Aspen’s share capital (7.2% on a fully diluted basis).
The return from Aspen is recognised in the Wellington Group’s consolidated financial statements as follows:
Amounts recognised in the consolidated income statement:

	Year ended	Year ended
	31 December	31 December
	2005	2004
	£m	£m

Change in fair value of Aspen options	1.0	(5.4)
Change in fair value of currency options	(1.6)	—
Dividend income	3.0	0.7
Realised gain on sale of shares	9.2	—
Gain/(loss) on hedge contracts, net of gain/(loss) on effective portion of FX on investment	1.6	16.5

Pre-tax contribution from Aspen recognised in the year	13.2	11.8
Income tax benefit/(expense)	2.9	(0.3)

Net contribution from Aspen recognised in the consolidated income statement	16.1	11.5

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Amounts recognised in consolidated shareholders’ equity:

	Year ended	Year ended
	31 December	31 December
	2005	2004
	£m	£m

Movement in unrealised loss, excluding FX	(28.5)	(1.8)
Movement in FX	12.0	(12.4)
Pre-tax contribution from Aspen recognised in consolidated shareholders’ equity	(16.5)	(14.2)
Tax benefit	3.9	7.4

Net contribution from Aspen recognised in consolidated shareholders’ equity	(12.6)	(6.8)

Total pre-tax contribution from Aspen	(3.3)	(2.4)
Total tax impact on contribution from Aspen	6.9	7.1

Net contribution from Aspen	3.6	4.7

Internal rate of return on investment in Aspen, since inception	15.4%	19.2%

In November 2005, Wellington established Wellington Investment Holdings (Jersey) Limited (WIHJ) in Jersey and on 22 December 2005 transferred the investment in Aspen to WIHJ. The transfer is not anticipated to give rise to a taxable gain in WU plc. Going forward, any disposal of the Aspen shares by WIHJ will not be subject to UK tax. The gain on the transfer was subject to the substantial shareholding exemption (SSE). Consequently, the deferred tax provision previously recorded of £7.3m was released; £3.3m was released through the consolidated income statement and £4.0m was released through other reserves.
The cumulative deferred tax on the Aspen unrealised gain recognised directly in consolidated shareholders’ equity was nil (2004 £3.9m). The stated rate of the Aspen dividend was $0.60 per share (2004 $0.12 per share).
The Wellington Group’s investment in Aspen is comprised of the following:

	As at	As at
	31 December	31 December
	2005	2004
	£m	£m

Investment in Aspen shares	52.3	143.8
Foreign currency hedge contracts	(2.1)	(1.6)
Aspen share options	10.6	9.6
Currency options	0.5	—

	61.3	151.8

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

7	Investment return

	Year ended	Year ended
	31 December	31 December
	2005	2004
	£m	£m

Wellington Group share of syndicate investment return:
Change in fair value of assets classified as fair value through income	4.0	1.9
Realised losses	(0.8)	(2.5)
Interest income	19.6	11.8

Total Wellington Group share of syndicate investment return	22.8	11.2

Wellington Group investment return:
Change in fair value of assets classified as fair value through income	(0.1)	—
Realised gains	0.1	0.1
Interest income	3.0	3.1
Dividend income	6.3	3.9

Total Wellington Group investment return	9.3	7.1

Total investment return	32.1	18.3
Investment expenses	(1.0)	(0.7)

Total net investment return	31.1	17.6

	Year ended	Year ended
	31 December	31 December
	2005	2004

	%	%
Wellington Group share of syndicate investment return	3.6	2.4
Wellington Group investment return	4.5	4.4

Combined investment yield	3.8	2.8

8	Other income

	Year ended	Year ended
	31 December	31 December
	2005	2004
	£m	£m

Retranslation of opening balances	23.9	—
Gain on syndicate FX contracts	—	11.0
WU Inc. commission income	15.6	16.1
Agency fees and profit commission	11.5	11.6
Aspen service fee income	3.8	3.8
Other income	—	1.1

	54.8	43.6

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

9	Other expenses

	Year ended	Year ended
	31 December	31 December
	2005	2004
	£m	£m

Retranslation of opening balances	—	10.7
Difference between average and year-end exchange rates	3.4	4.1
Loss on syndicate FX contracts and currency sales	6.7	1.6
Lloyd’s subscriptions and central guarantee fund	6.3	7.8
Staff costs	19.8	15.6
Defined contribution plans	2.4	3.1
Staff bonuses	0.8	6.3
Accommodation	2.4	2.0
Office costs	1.1	0.9
IT costs	0.9	1.8
Professional fees	2.8	1.6
Depreciation	1.1	1.1
Other	4.8	3.4

	52.5	60.0

10	Profit/(loss) before tax

	Year ended	Year ended
	31 December	31 December
	2005	2004
	£m	£m

Profit/(loss) before tax is stated after (charging)/crediting:
Operating lease charges — rent	(2.2)	(1.9)
Depreciation of tangible fixed assets	(1.1)	(1.1)
Auditors’ remuneration — audit services: Company	(0.1)	(0.1)
— audit services: Group	(0.2)	(0.2)
— non-audit assurance services	(0.1)	—
— Other services	(0.1)	(0.1)
— tax services	(0.2)	—
FX gains/(losses)	20.5	(14.8)

Total syndicate-related audit fees were £0.2m (2004 £0.2m). The Wellington Group’s share of syndicate-related audit fees is included within ’auditors’ remuneration — other services’ above. FX gains/(losses) exclude the gains on the foreign currency hedges.

11	Employees
The average number of persons (including executive directors) employed by the Wellington Group during the year is analysed by category in the table below:

	Year ended	Year ended
	31 December	31 December
	2005	2004
	£m	£m

Underwriting activities	126	122
Support and central services	274	263

	400	385

Ninety six members of staff (2004 84) included in the table above are employed in the US. Two people are employed in Italy (2004 two). All other staff are based in the UK.

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

The aggregate payroll costs, for all Wellington Group companies and managed syndicates, were as follows:

	Year ended	Year ended
	31 December	31 December
	2005	2004
	£m	£m

Remuneration	24.3	22.8
Performance-related payments	4.2	8.8
Social security costs	3.0	3.5
Pension costs	3.4	3.1

	34.9	38.2

12	Income tax benefit/(expense)
The amount reflected in the consolidated income statement is comprised of the following amounts:

	Year ended	Year ended
	31 December	31 December
	2005	2004
	£m	£m

Current tax:
For the year	(17.6)	1.6
Adjustments in respect of prior years	0.4	0.9

Total current tax	(17.2)	2.5

Deferred tax:
Underwriting	34.4	(28.0)
Release of deferred tax on Aspen	3.4	4.0
Other	(8.1)	3.3

Total deferred tax	29.7	(20.7)

Income tax benefit/(expense) for the year	12.5	(18.2)

Factors affecting the tax benefit/(expense) in the year, which account for the difference between the actual rate and the standard rate of corporation tax in the UK of 30% (2004 30%), are explained in the following table:

	Year ended	Year ended
	31 December	31 December
	2005	2004
	£m	£m

Profit/(loss) before tax	(26.2)	77.2

Tax benefit/(expense) at average UK corporation tax rate of 30% (2004 30%)	7.9	(23.2)
Effects of:
Expenses not deductible for tax purposes	(0.2)	(0.1)
Higher tax rates on overseas earnings	(2.1)	(0.2)
Over provision in previous year	0.4	0.9
Release of deferred tax provision on Aspen	3.4	4.0
Gain on sale of Aspen shares not taxable	2.8	—
Other	0.3	0.4

Tax benefit/(expense) for the year	12.5	(18.2)

Factors that may affect future tax charges are primarily related to the Wellington Group’s overseas earnings, in particular those from the US, which are subject to tax at different rates to those applicable in the UK.

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

13	Dividends

	Year ended	Year ended
	31 December	31 December
	2005	2004
	£m	£m

Prior-year final dividend paid of 2p (2004 1.65p) per ordinary share	9.7	8.0
Interim dividend paid of 1.4p (2004 1p) per ordinary share	6.8	4.8

	16.5	12.8

A final dividend in respect of 2005 of 2.6p (2004 2.0p) per ordinary share amounting to a total of £12.5m (2004 £9.7m) was proposed by the Wellington Board. The dividend proposed will not be accounted for until approved at the AGM.

14	Earnings per share
The calculation of basic and diluted earnings per share is based on the following:

	Year ended		Year ended
	31 December		31 December
	2005		2004
	£m		£m

Profit/(loss) for the year	£(13.7)		£59.0
Weighted average number of ordinary shares (excluding shares held by the Wellington Group) — Basic	483.9		486.6
Dilutive potential ordinary shares:
Employee share options	9.5		5.1

Weighted average number of ordinary shares (excluding shares held by the Wellington Group) — Diluted	493.4		491.7

Earnings per share
— Basic	(2.8	)p	12.1p
— Diluted	(2.8	)p	12.0p

15	Cash and cash equivalents

	Year ended	Year ended
	31 December	31 December
	2005	2004
	£m	£m

Cash and cash equivalents at the beginning of the year:
Wellington Group	38.1	18.6
Wellington Group share of syndicate	105.9	84.6

	144.0	103.2

Net Wellington Group cash flows	10.5	19.5
Net syndicate cash flows	89.9	21.3

	244.4	144.0

Cash and cash equivalents at the end of the year:
Wellington Group	48.6	38.1
Wellington Group share of syndicate	195.8	105.9

	244.4	144.0

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

16	Financial assets at fair value through income

	As at	As at
	31 December	31 December
	2005	2004
	£m	£m

Wellington Group share of syndicate assets:
Bonds	368.4	297.7
Diversified funds	115.6	85.2
FX contracts	—	10.6
Other	45.8	37.0

	529.8	430.5

Wellington Group assets:
Bonds	18.8	14.3
Diversified funds	156.9	88.7
FX contracts	—	52.2
Other	76.3	0.5

Total financial assets at fair value through income	781.8	586.2

Wellington Group assets of £232.2m (2004 £140.4m) are deposited with Lloyd’s under the Funds at Lloyd’s (FAL) arrangement and restricted in use.
There was £181.1m (2004 £100.7m) of bonds exposed to fair value interest rate risk and £187.3m (2004 £200.9m) exposed to cash flow interest rate risk. The weighted average effective interest rate of the Wellington Groups’ bond portfolio, including its share of the syndicate’s portfolio, was 4% (2004 3%).
The fair value of financial assets held as collateral was £32.2m (2004 £56.3m). Of this amount, £8.0m (2004 £15.1m) is included above, with the remainder primarily consisting of letters of credit (LOC) held.

17	Premium assets

	As at	As at
	31 December	31 December
	2005	2004
	£m	£m

Premium due in respect of direct insurance	171.2	167.9
Premium due in respect of reinsurance	23.9	12.5

	195.1	180.4

The current portion of premium assets is £194.5m.

18	Other receivables

	As at	As at
	31 December	31 December
	2005	2004
	£m	£m

Agency profit commission receivable	17.6	12.9
Service company trade debtors	29.6	23.9
Recoverable amount of expenses paid on behalf of the syndicate	8.7	6.7
Other debtors	—	1.3

	55.9	44.8

The current portion of other receivables is £53.0m.

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

19	Deferred tax assets/(liabilities)

	As at	As at
	31 December	31 December
	2005	2004
	£m	£m

Deferred tax asset relating to:
Trading losses	45.6	5.0
Provisions	1.6	1.6
Other timing differences	0.4	2.5

Deferred tax asset	47.6	9.1

Deferred tax liability relating to:
Underwriting profits	(34.6)	(23.4)
Aspen	—	(7.3)
Other timing differences	(3.4)	(2.8)

Deferred tax liability	(38.0)	(33.5)

Net deferred tax asset/(liability)	9.6	(24.4)

There was £1.7m (2004 £1.7m) of capital losses carried forward where no deferred tax has been recognised. Deferred tax assets are recognised for tax losses to the extent that the realisation of the related tax benefits through the future taxable profits is considered probable. The current portion of the deferred tax asset is £0.5m. The current portion of the deferred tax liability is £15.5m.

20	Reinsurance assets
Reinsurance assets, net of bad debts of £21.4m (2004 £10.0m), are comprised of the following amounts:

	As at	As at
	31 December	31 December
	2005	2004
	£m	£m

Reinsurers’ share of UEP	21.1	15.8
Reinsurers’ share of IBNR	151.9	61.7
Reinsurers’ share of outstanding losses	453.1	142.2
Reinsurers’ share of paid losses	65.5	46.2

	691.6	265.9

The current portion of reinsurance assets, net of bad debts, is £444.0m.

21	Other assets
Other assets are comprised of the following amounts:

	As at	As at
	31 December	31 December
	2005	2004
	£m	£m

Fixed assets	4.4	4.5
Deposits with ceding institutions	0.7	1.1
Prepaid expenses	2.2	2.4
Accrued income	1.6	0.5
Deferred subscriptions, fees and other expenses	2.7	4.2

	11.6	12.7

The current portion of other assets is £6.9m.

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

22	Deferred acquisition costs

	As at	As at
	31 December	31 December
	2005	2004
	£m	£m

DAC at the beginning of the year	52.2	41.1
Costs deferred during the year	108.3	91.1
Costs amortised during the year	(106.5)	(80.0)

DAC at the end of the year	54.0	52.2

The current portion of DAC is £49.3m.

23	Intangible assets

	Value of	Value of	Insurance
	Syndicate	Purchased	Licences and
	Capacity	Goodwill	Authorisations	Total
	£m	£m	£m	£m

Cost:
1 January 2004	26.9	3.3	—	30.2
Additions for the year	1.8	0.6	0.9	3.3
Exchange adjustment	—	(0.2)	—	(0.2)

31 December 2004	28.7	3.7	0.9	33.3
Additions for the year	0.2	—	—	0.2
Exchange adjustment	—	0.4	0.1	0.5

31 December 2005	28.9	4.1	1.0	34.0

The Wellington Group purchased £4.4m (2004 £70.9m) of capacity in Syndicate 2020 during the year, which, together with the capacity already held, gives the Wellington Group a share of 66.6% in the capacity of Syndicate 2020 for the 2006 underwriting year of account (2005 underwriting year of account 66.1%). WSIC was acquired in November 2004 for cash consideration of £13.5m ($24.7m). Goodwill of £0.6m arose in relation to the cost of acquisition. Insurance licences and authorisations totalling £0.9m ($1.8m) were obtained by the Wellington Group on its acquisition of WSIC. No impairment charge has been recognised.

24	Insurance, reinsurance and other payables
Insurance, reinsurance and other payables are comprised of the following amounts:

	As at	As at
	31 December	31 December
	2005	2004
	£m	£m

Trade creditors	36.3	35.6
Reinsurance premiums payable	72.0	26.7
Term loan	17.4	15.6
Accrued expenses	9.8	11.9
Claims advances received	4.7	6.5
LCA creditor balances	4.4	1.9
Other	14.4	11.3

	159.0	109.5

The current portion of insurance, reinsurance and other payables is £154.3m. The term loan that matures in July 2006, has a stated interest rate of 1.5% above LIBOR and is the only interest-bearing liability presented above.

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

25	Loss provisions
Year ended 31 December 2005:

	Gross	Reinsurance	Net
	£m	£m	£m

Notified claims	368.7	(142.2)	226.5
IBNR	304.4	(61.7)	242.7

Total at beginning of year	673.1	(203.9)	469.2
Cash paid for claims settled in the year	(299.3)	96.3	(203.0)
Increase in liabilities:
— arising from current-accident-year claims	791.4	(402.3)	389.1
— arising from prior-accident-year claims	(2.8)	(7.6)	(10.4)
— cession of reserves under reinsurance arrangement	—	(6.7)	(6.7)
— arising from increase in Wellington Group’s participation	105.4	(42.5)	62.9
Net exchange differences	84.6	(38.3)	46.3

Total at end of year	1,352.4	(605.0)	747.4

Notified claims	824.4	(455.0)	369.4
IBNR	528.0	(150.0)	378.0

Total at end of year	1,352.4	(605.0)	747.4

The current portion of the loss provision is £467.8m on a net basis.
Year ended 31 December 2004:

	Gross	Reinsurance	Net
	£m	£m	£m

Notified claims	346.6	(132.9)	213.7
IBNR	273.4	(71.0)	202.4

Total at beginning of year	620.0	(203.9)	416.1
Cash paid for claims settled in the year	(170.1)	62.9	(107.2)
Increase in liabilities:
— arising from current-accident-year claims	240.0	(47.5)	192.5
— arising from prior-accident-year claims	8.3	(13.0)	(4.7)
— arising from increase in Wellington Group’s participation	0.4	(0.1)	0.3
Net exchange differences	(25.5)	(2.3)	(27.8)

Total at end of year	673.1	(203.9)	469.2

Notified claims	368.7	(142.2)	226.5
IBNR	304.4	(61.7)	242.7

Total at end of year	673.1	(203.9)	469.2

The table below shows how the estimate of the respective balance sheet provision has developed over time. The development is attributable to payments made and to the re-estimate of the outstanding claims. The run-off result reflects the difference between the current estimate for the accident-year ultimate loss provision and the estimate

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

that existed at the previous calendar year end. The reserves for the historical accident years have been converted using the current year’s closing exchange rate to remove distortion caused by fluctuating exchange rates.

	1999 & prior*	2000	2001	2002	2003	2004	2005	Total
	£m	£m	£m	£m	£m	£m	£m	£m

100% Syndicate 2020
Gross development
Initial estimate of ultimate loss provision		366.0	894.0	460.3	349.5	435.7	1,266.2
One year later		388.3	908.5	446.0	321.8	443.2
Two years later		401.4	917.2	439.1	323.8
Three years later		408.9	956.8	434.9
Four years later		406.2	960.7
Five years later	1,768.7	398.2
Six years later	1,760.8
Current estimate of ultimate loss provision— gross	1,760.8	398.2	960.7	434.9	323.8	443.2	1,266.2	5,587.8
Cumulative payments to date	(1,598.0)	(324.0)	(729.1)	(272.1)	(178.6)	(221.4)	(114.9)	(3,438.1)

Remaining provision	162.8	74.2	231.6	162.8	145.2	221.8	1,151.3	2,149.7
Exchange movements								100.3
Other								3.8
Members’ share								(901.4)

Wellington Group share of provision								1,352.4

100% Syndicate 2020
Net development
Initial estimate of ultimate loss provision		192.8	305.5	264.4	252.0	343.7	623.3
One year later		162.7	327.1	278.5	240.5	326.9
Two years later		172.8	338.3	284.8	234.8
Three years later		179.1	334.0	286.2
Four years later		204.2	342.0
Five years later	1,042.2	188.4
Six years later	1,040.3
Current estimate of ultimate loss provision— net	1,040.4	188.4	342.0	286.2	234.8	326.9	623.3	3,042.0
Cumulative payments to date	(944.0)	(128.2)	(261.9)	(149.9)	(128.0)	(166.7)	(89.7)	(1,868.4)

Remaining provision	96.4	60.2	80.1	136.3	106.8	160.2	533.6	1,173.6
Exchange movements								51.0
Other(a)								40.6
Members’ share								(517.8)

Wellington Group share of provision								747.4

Run-off result positive/(adverse) development— 100%	1.9	15.8	(8.0)	(1.4)	5.7	16.8	—	30.8

a)	Other primarily comprises £25.2m of additional reserves resulting from commutation agreements with reinsurers, £12.3m of bad debt provisions and £1.9m net reserves for WSIC.
In 2005 the total syndicate net reserves showed positive development of £30.8m at the 100% level. Included within this amount is £12m (Wellington Group share of £6.7m) of existing reserves that were ceded under a new

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

reinsurance agreement. After this cession has been considered, total syndicate reserves show positive net development of £18.8m (Wellington Group share of £10.4m) for 2005.

26	Pension obligations
The charge to the consolidated income statement in respect of pension obligations for the year was £2.6m (2004 £3.3m). This includes £0.2m (2004 £0.2m) paid in lieu of staff bonuses and £1.2m (2004 £0.9m) being the Wellington Group’s share of the pension contributions paid by the managed syndicates.
Wellington Group Pension Scheme
The Wellington Group Pension Scheme is the principal scheme for all UK Wellington Group employees. The scheme is a defined contribution scheme and its funds are independent of the Wellington Group’s finances. Regular contributions, based on a percentage of employees’ earnings, are paid into the scheme and are allocated to accounts in the names of the individual members. The contributions are charged against profits in the year in which they are payable.
Fenchurch Pension Scheme
Until 30 September 1993 the Fenchurch Pension Scheme was the main scheme of WUHL and its subsidiary undertakings, which were acquired by Wellington during 1996. The scheme is a defined benefit scheme and its funds are independent of the Wellington Group’s finances. The scheme is closed to new members; the current membership consists only of pensioners and deferred members. The most recent valuation of the scheme was at 1 October 2004 and updated by a qualified independent actuary to assess the liabilities of the scheme at 31 December 2005.
Wellington’s policy is to recognise actuarial gains and losses falling outside of the 10% corridor immediately each year in the consolidated income statement.
Reconciliation of the present value of the defined benefit obligation:

	2005	2004
	£m	£m

Present value of defined benefit obligation at beginning of year	17.2	16.2
Interest cost	0.9	0.8
Actuarial (gain)/loss on plan liabilities	0.8	1.2
Benefits paid	(1.6)	(1.0)

Present value of defined benefit obligation at end of year	17.3	17.2

Reconciliation of the fair value of plan assets:

	2005	2004
	£m	£m

Fair value of plan assets at beginning of year	13.8	13.6
Expected return on plan assets	0.7	0.7
Actuarial gain/(loss) on plan assets	0.8	0.2
Contributions by Wellington	0.5	0.4
Benefits paid	(1.6)	(1.1)

Fair value of plan assets at end of year	14.2	13.8

Amounts recognised in the consolidated balance sheet:

	2005	2004
	£m	£m

Present value of defined benefit obligation	17.3	17.2
Fair value of plan assets	(14.2)	(13.8)
Actuarial loss, net	(1.0)	(1.0)

Net defined benefit obligation recognised in the consolidated balance sheet	2.1	2.4

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

Amounts recognised in the consolidated income statement:

	2005	2004
	£m	£m

Interest on obligation	0.9	0.8
Expected return on plan assets	(0.7)	(0.6)

Net amounts recognised in the consolidated income statement	0.2	0.2

The assets in the scheme were:

	2005	2005	2004	2004	2003	2003
	£m	%	£m	%	£m	%

Corporate bonds	10.3	72	9.3	67	4.7	35
UK gilts and government bonds	3.5	25	3.3	24	8.3	61
Other	0.4	3	1.2	9	0.6	4

Total fair value of assets	14.2	100	13.8	100	13.6	100

Expected rate of return on plan assets		4.6		5.1		4.9

The overall expected return on assets is calculated as the weighted average of the expected returns on each individual asset class. The return on gilts and bonds is the current market yield on long-term gilts and bonds. The expected return on other assets is the current interest rate set by the Bank of England.

	2005	2004
	£m	£m

Actual return on plan assets	1.4	0.9

Principal actuarial assumptions at the balance sheet date:

	2005	2004	2003
	%	%	%

Discount rate	4.8	5.3	5.4
Expected return on plan assets at the end of the year	4.6	5.1	4.9
Price inflation	3.0	2.9	2.9
Pension increases to pensions in payment	3.0	3.0	3.0

History of assets, liabilities and actuarial gains and losses:

	2005	2004	2003
	£m	£m	£m

Present value of defined benefit obligation	17.3	17.2	16.2
Fair value of assets	14.2	13.8	13.6

Surplus/(deficit)	(3.1)	(3.4)	(2.6)

Current-year movement in the actuarial loss on plan liabilities	(0.8)	(1.2)	(1.1)
Percentage of the present value of plan liabilities	(5)%	(7)%	(7)%
Current-year movement in the actuarial gain/(loss) on plan assets	0.8	0.2	(0.2)
Percentage of the present value of the plan assets	5%	2%	(1)%

The Wellington’s best estimate of contributions to be paid to the plan during the next year is £2.4m.

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

27	Group commitments
Operating lease commitments for the Wellington Group’s land and buildings arise on leases which expire in the following periods:

	2005	2004
	£m	£m

Not later than one year	2.0	1.6
Later than one year and not greater than five years	7.7	6.2
Later than five years	12.0	13.3

	21.7	21.1

The Wellington Group leases office space in London and Ipswich under non-cancellable operating lease agreements.
Under these non-cancellable sub lease agreements the Wellington Group is entitled to receive future minimum sublease payments of £0.4m (2004 £0.4m). The Wellington Group recognised a lease expense in the year of £2.1m (2004 £1.6m) and sub-lease income of £0.1m (2004 £0.1m).
With respect to the London office, the operating leases have a duration of 20 years and expire in 2019. The lease agreements provide for review dates where the rent payable is reviewed. The first review took place in 2004 and will occur every five years thereafter.
The operating lease agreement in respect of the Ipswich office has a duration of 25 years and expires in 2014. The rent payable under the agreement is subject to review every five years with the next review date in 2009.
There are no options to purchase the leased buildings after the expiration of the leases and the agreements do not contain any restrictions over the declaration of dividends, financing or further leasing arrangements.

28	Contingent liabilities
The Wellington Group has arranged a credit facility of £106.1m (2004 £120.0m) from a syndicate of banks led by Barclays Bank and Lloyds TSB. It is comprised of three elements. The first consists of a £75m (2004 £75m) LOC facility to support FAL. At 31 December 2005 the LOC had been drawn to a value of £75m (2004 £42.6m). The second is a £15m (2004 £15m) revolving credit facility for working capital purposes. At 31 December 2005 the revolving credit facility had been drawn to a value of nil (2004 nil). Lastly, it includes a £16.1m (2004 £30.0m) term loan facility secured over the Wellington Group’s assets (excluding FAL and the Wellington Group’s share of syndicate net assets) to support general corporate purposes. At 31 December 2005, the term loan facility had been drawn to a value of £16.1m (2004 £15.7m). The entire £16.1m term loan is repayable on 31 July 2006.
Wellington has given guarantees to the providers of these facilities in relation to the utilisation of these facilities by other Wellington Group companies. The fair value of assets pledged as collateral was nil (2004 £153.1m).

29	Share capital
The total authorised number of ordinary shares is 800m (2004 800m), with a par value of 10p per share (2004 10p). The total number of ordinary shares issued and outstanding is 494m (2004 490m) and 479m (2004 486m), respectively. All issued shares are fully paid.
During 2005, Wellington acquired 11.2m (2004 1.7m) of its own shares through a series of purchases on the London Stock Exchange. The total amount paid to acquire the shares, net of income tax, was £11.7m (2004 1.6m) and has been deducted from consolidated shareholders’ equity. The amount of treasury shares held was 15.0m (2004 3.9m). Wellington has the right to reissue these shares at a later date. Wellington has reserved 2.3m (2004 1.3m) shares for issuance under option contracts. All shares issued by Wellington were fully paid.

30	Share schemes
Options have been granted to certain directors and employees of the Wellington Group to acquire shares in Wellington, including options granted over WUHL shares which were rolled over into options over shares in Wellington and formed part of the agreed terms for the acquisition of WUHL. During 2005, grants have been made under the new Performance Share Plan which was established at the AGM on 8 June 2005 and under the Savings-Related Option Scheme (SAYE). Historically, options were granted under the following schemes;

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

Executive Share Option Schemes, Overseas Share Option Scheme, Deferred Equity Scheme and SAYE. Except as indicated below, all share schemes are equity settled. Wellington’s share schemes are summarised as follows:
Performance Share Plan
Participants are eligible to be granted the following:

•	Conditional allocations of free ordinary shares in Wellington automatically on the vesting of the award;

•	Nil (or nominal) cost options, which are exercisable for six months after vesting; or

•	Forfeitable shares, where the participant receives complete ownership of free shares automatically on the vesting of the award, but unlike conditional awards, they will receive certain shareholder benefits prior to the award vesting.
Awards vest three years after grant subject to performance conditions based on Wellington’s total shareholder return compared to the FTSE All-Share Insurance Sector.
Cash-based awards of an equivalent value to share-based awards may also be granted. Under the Performance Share Plan there were 4.662m conditional awards of free shares granted during the year (2004 nil). The market price at the grant date was 102.75p.
Executive Share Option Schemes and Overseas Scheme
Prior to the introduction of the Performance Share Plan, Wellington operated three share option schemes: one Inland Revenue approved, one unapproved and one for overseas employees. Options granted under these schemes normally vest over a three-year period and only if the individual remains an employee of Wellington and certain performance conditions were met. Options granted had a maximum term of ten years. No further awards will be made under these schemes.
There were no options granted during the year under the Executive Share Option Schemes and Overseas Schemes (2004 4.952m under the Executive Share Option Schemes and 0.353m under the Overseas Schemes at an exercise price of 96.83p).
Deferred Equity Scheme (DES)
There were two types of grants awarded under the DES:

•	Free shares:

Eligible participants received a deferred bonus in the form of ordinary shares. Awards do not normally vest for five years and only if the employee is still with Wellington at the end of that time. No further performance conditions were attached to the awards.

•	Bonus election:

Eligible participants have the option of investing up to 50% of their bonus, net of tax and national insurance, in Wellington Shares. If the participant elected for this option, they were granted a conditional award over an equal number of free shares. Awards do not normally vest for five years and only if the employee is still with the Company at the end of that time. No additional performance conditions were attached to these awards.
No additional awards will be made under DES
There were no free shares granted during the year under the DES (2004 0.62m) and 0.125m (2004 0.202m) granted under the bonus election. The share price at the grant date for the bonus election shares issued was 95.5p (2004 87.0p) and was 96.8p for the free shares issued in 2004 under the DES. No additional awards will be made under the DES.
Savings-Related Share Option Scheme (SAYE)
Under the Inland Revenue approved Savings-Related Share Option Scheme employees may elect to save up to £250 from their monthly salary for a period of three, five or seven years to purchase shares at an option price set on the date of grant. The option price is calculated by reference to the market price less 20%. At the end of the saving period, and provided the individual is still an employee, they may exercise their options and convert their savings to shares.

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

Under the SAYE there were 0.201m (2004 0.341m) options granted during the year at an exercise price of 73.0p (2004 72.0p).
The Wellington Group has no legal or constructive obligation to repurchase or settle the options in cash.
Movements in the number of share options outstanding and their related weighted average exercise prices are as follows:

	2005		2004

	Average		Average
	Exercise Price	Options	Exercise Price	Options
	Per Share		Per Share
	£	m	£	m

At beginning of the year	0.76	27.688	0.77	22.150
Granted	0.03	4.958	0.77	7.043
Forfeited	0.74	(0.347)	0.86	(1.286)
Exercised	0.27	(0.569)	0.80	(0.023)
Lapsed	2.26	(0.460)	1.35	(0.196)

At end of the year	0.63	31.270	0.76	27.688

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

Share options outstanding at the end of the year have the following exercise periods and prices:

			Number of shares
			(millions)
	Exercise price
Exercise period	Reference	per share	2005	2004

December 1999 to December 2006	a	1.261	0.201	0.212
June 2000 to June 2007	a	1.019	0.144	0.144
July 2001 to July 2005	a	2.347	—	0.385
July 2001 to July 2008	a	2.347	0.027	0.027
November 2001 to November 2005	a	1.785	—	0.060
November 2001 to November 2008	a	1.785	0.071	0.074
November 2001 to November 2005	a	1.831	—	0.016
November 2001 to November 2008	a	1.831	0.016	0.016
May 2002 to May 2006	a	1.546	0.107	0.107
October 2002 to October 2006	a	1.255	0.123	0.123
October 2002 to October 2009	a	1.255	0.175	0.179
November 2002 to 2009	b	1.227	0.096	0.098
April 2003 to April 2007	a	0.718	0.328	0.328
April 2003 to April 2010	a	0.718	0.125	0.157
April 2003 to April 2010	b	0.718	0.048	0.048
July 2003 to July 2007	a	0.935	1.508	1.529
July 2003 to July 2010	a	0.935	0.267	0.272
July 2003 to July 2010	b	0.935	0.013	0.013
July 2005 to July 2010	c	—	0.081	0.223
October 2003 to October 2010	b	0.988	0.051	0.062
July 2006 to December 2006	d	1.170	0.041	0.066
April 2004 to April 2008	a	1.385	0.406	0.417
April 2004 to April 2011	a	1.385	0.092	0.094
May 2006 to May 2011	c	—	0.303	0.307
May 2004 to May 2011	b	1.424	0.088	0.093
November 2005 to October 2012	b	0.595	0.700	0.700
November 2005 to October 2012	a	0.595	7.550	7.795
April 2006 to April 2013	a	0.833	4.636	4.672
April 2006 to April 2013	b	0.833	0.398	0.398
May 2006 to May 2013	a	0.872	0.150	0.150
June 2006 to June 2013	a	0.990	0.030	0.030
May 2008 to May 2013	c	—	0.535	0.618
June 2006 to December 2006	d	0.670	0.456	0.495
June 2008 to December 2008	d	0.670	0.408	0.446
June 2010 to December 2010	d	0.670	0.088	0.088
November 2006 to November 2013	b	0.799	0.450	0.450
March 2007 to March 2014	b	0.968	0.352	0.352
March 2007 to March 2014	a	0.968	4.683	4.715
April 2009 to April 2014	c	—	0.717	0.822
April 2007 to October 2007	d	0.720	0.210	0.217
April 2009 October 2009	d	0.720	0.109	0.109
April 2011 to October 2011	d	0.720	0.005	0.005
September 2007 to September 2014	c	—	0.576	0.576
April 2010 to April 2015	c	—	0.125	—
April 2008 to October 2008	d	0.730	0.123	—
April 2010 to October 2010	d	0.730	0.061	—
April 2012 to October 2012	d	0.730	0.010	—
June 2008 to December 2008	e	—	4.587	—

			31.270	27.688

a)	Share options granted under the Executive Share Option Scheme; total outstanding of 20.639m (2004 21.503m)

b)	Share options granted under the Overseas Share Option Scheme; total outstanding of 2.196m (2004 2.214m)

c)	Share options granted under the Deferred Equity Scheme; total outstanding of 2.337m (2004 2.545m)

d)	Share options granted under the Savings-Related Share Option Scheme; total outstanding of 1.511m (2004 1.426m)

e)	Share options granted under the Performance Share Plan; total outstanding 4.587m (2004 nil)

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

Out of the 31.27m outstanding options (2004 27.688m), 12.217m (2004 5.031m) were exercisable at the end of the period. The weighted average share price for share options exercised during the period was 27 pence (2004 80 pence).
The fair value of the Performance Share Plan awards granted during the year, determined primarily using the Monte Carlo valuation model, was £2.455m. The significant inputs into the model are as follows:

•	Share price at grant date of 102.75 pence;

•	Expected share price volatility of 41%;

•	Dividend yield of 3%; and

•	Risk-free interest rate of 4.7%.
The fair value of share options granted during 2004 under the General Share Option Scheme, determined primarily using the Black-Scholes valuation model, was £1.303m. The significant inputs into the model are as follows:

•	Share and exercise price at grant date of 96.8 pence;

•	Exercised at mid-point of term;

•	Expected share price volatility of 47%; and

•	Risk-free interest rate of 4.2%.
The share price volatility measured at the standard deviation of expected share price returns is based on statistical analysis of weekly share prices since 1995. The fair value of options is adjusted for future dividend income by reducing the share price at grant date by the value of dividend income to be received through the expected exercise date of the option, discounted at the risk-free rate. Future dividend income has been assumed to grow at 3% per annum.
The total amount expensed under share-based payments was £2.4m (2004 £2.0m). The total liability associated with share-based payment arrangements was £0.2m (2004 £0.2m).

31	Related party transactions
Key management personnel is comprised of the Wellington Board and members of the Wellington Executive Committee. No director or member of the key management personnel of Wellington or its subsidiaries is a member at Lloyd’s on the syndicates managed by the Wellington Group. No director or member of the key management personnel of Wellington has any insurance policies with Wellington Group companies or syndicates managed by the Wellington Group.
The total compensation for key management personnel was:

	2005	2004

	£m	£m
Short-term employee benefits	4.0	6.3
Post-employment benefits	0.5	0.4
Termination benefits	0.4	0.5
Share-based compensation	1.0	0.8

	5.9	8.0

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

32	Wellington Group companies

	Country of incorporation	Activity

Main subsidiary operating companies:
WUAL	England and Wales	Lloyd’s managing agency
Wellington Syndicate Services Limited	England and Wales	Lloyd’s Syndicate service company
Wellington (One) Limited*	England and Wales	Lloyd’s corporate underwriting member
Wellington (Two) Limited*	England and Wales	Lloyd’s corporate underwriting member
Wellington (Three) Limited*	England and Wales	Lloyd’s corporate underwriting member
Wellington (Four) Limited*	England and Wales	Lloyd’s corporate underwriting member
Wellington (Five) Limited*	England and Wales	Lloyd’s corporate underwriting member
Wellington Alpha Limited	Scotland	Lloyd’s corporate underwriting member
Wellington Beta Limited	Scotland	Lloyd’s corporate underwriting member
Wellington Delta Limited	Scotland	Lloyd’s corporate underwriting member
Wellington Gamma Limited	Scotland	Lloyd’s corporate underwriting member
Wellington Epsilon Limited	Scotland	Lloyd’s corporate underwriting member
Wellington Eta Limited	Scotland	Lloyd’s corporate underwriting member
Wellington Zeta Limited	Scotland	Lloyd’s corporate underwriting member
WU Inc.	US	Reinsurance intermediary manager
WSIC	US	Excess and surplus lines underwriter

Other subsidiary companies:
WUHI*	US	Intermediate holding company
WUHL*	England and Wales	Intermediate holding company
Wellington (PUL) Limited*	Scotland	Intermediate holding company
Wellington Investment Holdings (Jersey) Limited*	Jersey	Management of investment in Aspen
Wellington Underwriting Services Limited	England and Wales	Management services
Wellinsured Direct Limited	England and Wales	Lloyd’s Syndicate service company
Wellington Pension Trustee Limited	England and Wales	Pension scheme trustee
Wellington Insurance Limited	England and Wales	Dormant company
Wellington Reinsurance Limited	England and Wales	Dormant company

*	Subsidiaries directly owned by Wellington.
The above companies, which are wholly-owned subsidiary undertakings, are included in the consolidated accounts for the Wellington Group. WSIC was acquired by the Wellington Group in November 2004 and has been accounted for as an acquisition. WUHI, WU Inc. and WSIC operate from the US. All other companies operate within the UK.
All shares held are ordinary shares.

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

33	Reconciliation of historical UK GAAP to IFRS
The following table reconciles the profit on ordinary activities after tax previously reported under UK GAAP to the restated profit for the year under IFRS.

		Year Ended
		31 December
		2004
	Reference	£m

Profit on ordinary activities after tax — UK GAAP		59.7
IFRS pre-tax adjustments:
Reversal of amortisation	a	1.5
Foreign currency differences	b	(1.5)
Valuation of Aspen options	c	(15.5)
Unrealised gain on Aspen shares including related items	d	14.3
Other		0.2

Total IFRS pre-tax adjustments		(1.0)
Tax impact of IFRS adjustments		0.3

Profit for the year — IFRS		59.0

The following table reconciles the shareholders’ funds attributable to equity interests previously reported under UK GAAP to the restated consolidated shareholders’ equity under IFRS.

		As at	As at
		31 December	1 January
		2004	2004
	Reference	£m	£m

Shareholders’ funds attributable to equity interests:
UK GAAP		391.8	349.4
IFRS pre-tax adjustments:
Reversal of amortisation	a	8.1	6.6
Foreign currency differences	b	(8.3)	(9.3)
Valuation of Aspen options	c	—	15.0
Dividend recognition	e	9.7	8.0
Other		2.4	1.5

Pre-tax impact of IFRS adjustments		11.9	21.8
Tax impact of IFRS adjustments		—	(6.8)

Impact of IFRS adjustments		11.9	15.0

Shareholders’ equity — IFRS		403.7	364.4

a)	Reversal of amortisation
Under UK GAAP, goodwill and syndicate capacity were amortised over 20 years and reviewed for impairment. Under IFRS, goodwill and syndicate capacity are not amortised and are annually reviewed for impairment.

b)	Foreign currency differences
Under UK GAAP, income and expenses were recognised at current period average exchange rates. Exchange differences arising from the retranslation of brought forward balances to period-end exchange rates were recognised in the P&L. Differences between the average and period-end exchange rates were recognised in STRGL. Exchange differences arising from the retranslation of the net investment in foreign subsidiaries to period-end exchange rates were recognised in STRGL.
Under IFRS, income and expenses are recognised at average exchange rates, which represent a proxy for the transactional rate. Exchange differences arising from the retranslation of brought forward balances of monetary items to period-end exchange rates are recognised in the income statement. Non-monetary assets and liabilities

PART X  A — WELLINGTON 2005 & 2004 (IFRS)

are valued at historical exchange rates. Differences between the average and period-end exchange rates are recognised in the income statement. Exchange differences arising from the retranslation of the net investment in foreign subsidiaries to period-end rates are recognised in consolidated shareholders’ equity.

c)	Valuation of Aspen options
Under UK GAAP, the Aspen options were carried at current value with prudent regard to net realisable value and, consequently, were first recognised in 2004. Changes in the current value were recognised in the P&L.
Under IFRS, the Aspen options are carried at fair value and, consequently, are first recognised in 2003. Changes in fair value are recognised in the consolidated income statement.

d)	Unrealised gain on Aspen shares, including related items
Under UK GAAP, the change in the unrealised gain on the investment in Aspen shares, including changes in the fair value arising from fluctuating exchange rates, was recognised in the P&L.
Under IFRS, the change in the unrealised gain on the investment in Aspen shares is recognised in consolidated shareholders’ equity. The change in the fair value of Aspen arising from fluctuating exchange rates is recognised in consolidated shareholders’ equity, except for the element of FX designated as effective under hedge accounting which is recognised in the income statement.

e)	Dividend recognition
Under UK GAAP, dividends recommended by the Wellington Board were recognised in the period to which they related.
Under IFRS, dividends are recognised in the period they are declared by Wellington and, where applicable, approved by the Wellington Shareholders.
In addition to the differences noted above, the cash flow presentation differs from that previously presented under UK GAAP. Under UK GAAP, cash flows were presented separately for operating activities, returns on investments and servicing of finance, taxation paid, capital expenditures, acquisitions and disposals, equity dividends paid to shareholders and financing activities. Under IFRS, only three categories of cash flow activity are reported: operating, investing and financing activities.

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

Consolidated Profit and Loss Account: Technical Account — General Business
For the year ended 31 December

		2004	2003
	Notes	£m	£m

Earned premiums, net of reinsurance
Gross premiums written		447.5	421.3
RITC premium receivable	3	58.8	0.3

Total gross premiums written	3	506.3	421.6
Outward reinsurance premiums		(77.0)	(90.4)

Net premiums written	3	429.3	331.2

Change in the gross provision for unearned premiums		(44.8)	(30.6)
Change in the provision for unearned premiums — reinsurers’ share		(12.7)	(25.6)

Change in the net provision for unearned premiums		(57.5)	(56.2)

Net earned premiums	3	371.8	275.0
Allocated investment income transferred from the non-technical account	5	23.3	20.9
Other technical income, net of reinsurance		6.9	3.9

		402.0	299.8

Claims incurred, net of reinsurance
Claims paid
Gross amount		(170.1)	(217.1)
Reinsurers’ share		62.9	104.2

		(107.2)	(112.9)
Change in the provision for claims
Gross amount		(72.3)	43.4
Reinsurers’ share		(0.2)	(88.4)
RITC claim provision	3	(58.8)	(0.3)

		(131.3)	(45.3)

Net claims incurred	3	(238.5)	(158.2)
Net operating expenses	6	(93.9)	(80.3)

Balance on technical account — general business		69.6	61.3

The accompanying notes are an integral part of the consolidated financial statements.

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

Consolidated Profit and Loss Account: Non-Technical Account
For the year ended 31 December

		2004	2003
	Notes	£m	£m

Balance on technical account — general business		69.6	61.3
Investment income		15.8	13.2
Unrealised gain on investment in Aspen	4	8.3	42.1
Unrealised gains/(losses) on other investments		2.5	(1.2)
Investment expenses and charges	8	(3.3)	(2.6)

	5	23.3	51.5
Allocated investment return transferred to the technical account — general business	5	(23.3)	(20.9)

		—	30.6

Other income	7	36.2	51.0
Other charges	7	(27.7)	(26.2)

Profit on ordinary activities before tax		78.1	116.7
Tax on profit on ordinary activities	11	(18.4)	(33.9)

Profit on ordinary activities after tax		59.7	82.8
Dividends paid and proposed	12	(14.6)	(9.7)

Retained profit for the financial year		45.1	73.1

Earnings per share — basic	13	12.3p	17.0p
— diluted	13	12.1p	16.9p
Analysis of profit on ordinary activities before tax
Group Underwriting Operations:
Technical result of operations at Lloyd’s through participation in Syndicate 2020		69.6	61.3
WU Inc.		6.6	9.2
Managing Agency income		10.7	4.8
WSIC		(0.6)	—
Other Group income and expenses		(12.9)	(10.1)

Operating profit based on longer-term investment return before contribution from the investment in Aspen		73.4	65.2
Short-term fluctuations in investment return	5	(8.3)	(11.6)

Profit on ordinary activities before return on investment in Aspen		65.1	53.6
Return on investment in Aspen	4	13.0	63.1

Profit on ordinary activities before tax	9	78.1	116.7

The accompanying notes are an integral part of the consolidated financial statements.

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

Consolidated statement of total recognised gains and losses
For the year ended 31 December

	2004	2003
	£m	£m

Group profit for the financial year	59.7	67.0
Share of Aspen profit after tax for the financial year	—	15.8

Total profit after tax for the financial year	59.7	82.8
Currency translation differences on overseas operations	(0.6)	(12.8)
Currency translation differences between the average and closing rates of exchange	(2.9)	(7.9)
Taxation on currency translation differences between the average and closing rates of exchange	0.7	2.3
Gain on foreign currency hedge (net of tax)	—	8.5

Total recognised gains and losses relating to the financial year	56.9	72.9

Reconciliation of the movements in consolidated shareholders’ funds
For the year ended 31 December

	2004	2003
	£m	£m

Profit for the financial year	59.7	82.8
Dividends	(14.6)	(9.7)

Retained profit for the financial year	45.1	73.1
Currency translation differences on overseas operations	(0.6)	(12.8)
Currency translation differences between the average and closing rates of exchange (net of tax)	(2.1)	(5.6)
Gain on foreign currency hedge (net of tax)	—	8.5
Movement of own shares	(0.4)	0.3
Shares issued (net of issue costs)	0.4	—

Net increase in shareholders’ funds	42.4	63.5
Opening shareholders’ funds	349.4	285.9

Closing shareholders’ funds	391.8	349.4

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

Consolidated balance sheet
At 31 December

		2004	2003
	Notes	£m	£m

Assets
Intangible assets	14	25.1	23.6
Investments
Investment in Aspen	4	153.4	156.1
Other financial investments	17	675.5	539.3
Deposits with ceding institutions		1.1	3.5
Reinsurers’ share of technical provisions
Provisions for unearned premiums	26	15.0	28.9
Claims outstanding	26	244.8	203.9
Debtors
Debtors arising out of direct insurance operations		170.1	135.7
Debtors arising out of reinsurance operations	18	117.6	68.3
Other debtors	19	59.2	53.4

		346.9	257.4

Other assets
Tangible assets	20	4.5	4.5
Cash at bank and in hand	33	43.6	35.2
		48.1	39.7

Prepayments and accrued income
Deferred acquisition costs		50.1	49.7
Other prepayments and accrued income		7.1	7.3

Total assets		1,567.1	1,309.4

Liabilities
Capital and reserves
Called up share capital	22	49.0	49.0
Share premium account	24	249.3	248.9
Other reserves	24	7.7	8.1
Profit and loss account	24	85.8	43.4

Shareholders’ funds attributable to equity interests		391.8	349.4

Technical provisions
Provision for unearned premiums	26	249.2	216.5
Claims outstanding	26	775.2	620.0
Provisions for other risks and charges	27	28.3	8.0
Deposits received from reinsurers		6.3	16.8
Creditors
Creditors arising out of direct insurance operations		5.5	1.7
Creditors arising out of reinsurance operations		26.6	47.0
Other creditors including taxation and social security	29	70.4	35.9

		102.5	84.6

Accruals and deferred income		13.8	14.1

Total liabilities		1,567.1	1,309.4

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

Company balance sheet
At 31 December

			2003
		2004	(restated)
	Notes	£M	£M

Fixed asset investments
Investment in Wellington Group undertakings	15	65.9	65.9
Investment in Aspen	4	153.4	156.1
Other investments other than loans		15.0	—

		234.3	222.0
Current assets
Debtors: amounts falling due within one year
Amounts owed by Wellington Group undertakings		165.8	135.6
Other debtors		0.4	8.8

		166.2	144.4

Cash at bank and in hand		2.5	9.7

Total current assets		168.7	154.1

Creditors: amounts falling due within one year
Dividends payable		(9.7)	(8.0)
Other creditors		(3.2)	(0.9)

		(12.9)	(8.9)

Net current assets		155.8	145.2
Total assets less current liabilities		390.1	367.2
Provisions for other risks and charges		(7.6)	(11.5)

Net assets		382.5	355.7

Capital and reserves
Called up share capital	22	49.0	49.0
Share premium account	24	249.3	248.9
Other reserves	24	(1.1)	(0.7)
Revaluation reserve	24	54.0	55.8
Profit and loss account	24	31.3	2.7

Shareholders’ funds attributable to equity interests		382.5	355.7

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

Consolidated cash flow statement
For the year ended 31 December

		2004	2003
	Notes	£M	£M

Net cash inflow from operating activities	32	169.2	66.8
Returns on investments and servicing of finance
Interest received		7.2	5.2
Loan facility fees		(0.8)	(1.3)
Interest paid		—	(0.8)

		6.4	3.1
Taxation paid
Corporation tax paid		(2.4)	(2.8)
Capital expenditure
Purchase of tangible fixed assets		(1.8)	(2.4)
Purchase of intangible fixed assets		(3.3)	—

		(5.1)	(2.4)
Acquisitions and disposals
Disposal of shares in associate		—	8.1
Equity dividends paid to shareholders
Dividends paid		(12.9)	(1.7)
Net cash inflow before financing		155.2	71.1
Financing
Repayment of loans to the Wellington Group		—	18.2
Purchase of own shares		(1.5)	—
Repayment of loan notes		—	(1.6)
Proceeds from issue of shares (net of issue costs)		0.5	—
Advances received from bank lending facility		15.6	—
Advances returned to reinsurers		—	(13.3)

		14.6	3.3

Net cash inflow		169.8	74.4

Cash flows were invested as follows:
Increase/(decrease) in cash holdings	33	8.6	(13.5)
Purchase of investments		973.2	298.4
Sale of investments		(714.0)	(381.6)
Deposits with credit institutions		(98.0)	171.1

Net investment of cash flows		169.8	74.4

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

Notes to the Financial Statements

1	Accounting policies

a)	Basis of accounting and consolidation
The financial statements have been prepared in accordance with applicable accounting standards and under the historical cost convention, as modified by the revaluation of certain investments, in compliance with Sections 255 and 255A, Schedule 9A and other requirements of the Companies Act 1985. The Wellington Group has adopted the guidance on accounting for insurance business set out in the revised Statement of Recommended Practice issued by the Association of British Insurers in November 2003.
All accounting policies have been applied consistently in dealing with items which are considered material in relation to the Wellington Group’s financial statements except for the policy in respect of the valuation of Aspen in Wellington’s balance sheet, which is explained further in note 2.
Assets, liabilities and results of Wellington Group undertakings are included in the consolidated accounts on the basis of financial statements made up to 31 December. The balance sheet of Wellington has been prepared in accordance with Section 226 of, and Schedule 4 to, the Companies Act 1985. Certain subsidiary undertakings underwrite as corporate members of Lloyd’s on Syndicate 2020 managed by the Wellington Group. The Wellington Group’s share of the transactions of Syndicate 2020 is included in the consolidated financial statements on an annual accounting basis. Transactions between Wellington Group companies and between those companies and Syndicate 2020, to the extent of the Wellington Group’s participations, are eliminated on consolidation.
Wellington has taken advantage of the exemption under Section 230 of the Companies Act 1985, for not presenting its own profit and loss account.

b)	Premiums
Gross premiums written represent premiums on business incepting during the year together with adjustments to premiums written in previous accounting periods and estimates for “pipeline” premiums. Gross premiums written are stated before deduction of commissions but net of taxes and duties levied on premiums.
Earned premiums represent premiums written adjusted for the change in the provision for unearned premiums.
Outward reinsurance premiums are accounted for on an earned basis to match the premiums for the related direct or inwards reinsurance business.

c)	Unearned premiums
The provision for unearned premiums represents that part of gross premiums written and the reinsurers’ share that is estimated to be earned after the balance sheet date.

d)	Acquisition costs
Acquisition costs represent the expense, both direct and indirect, of acquiring insurance policies written during the financial year. The proportion of acquisition costs incurred in respect of unearned premiums is deferred at the balance sheet date and recognised in later periods when the related premium is earned.

e)	Claims
Claims incurred comprise claims and settlement expenses (both internal and external) paid in the year and the movement in the provision for outstanding claims and settlement expenses, including an allowance for the cost of claims incurred by the balance sheet date but not reported until after the year-end.
Provision is made at the year-end for the estimated cost of claims incurred but not settled at the balance sheet date, including the cost of claims incurred but not yet reported to Syndicate 2020. The estimated cost of claims includes expenses to be incurred in settling claims and a deduction for the expected value of salvage and other recoveries. Wellington takes all reasonable steps to ensure that it has appropriate information regarding its claims exposures. However, given the uncertainty in establishing claims provisions, the final outcome may be different from the original liability established.
The estimation of claims IBNR is generally subject to a greater degree of uncertainty than the estimation of the cost of settling claims already notified to Syndicate 2020, where more information about the claim event is generally available. Claims IBNR may often not be apparent to the insured until many years after the event

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

giving rise to the claims has happened. Classes of business where the IBNR proportion of the total reserve is high, such as liability business, will typically display greater variations between initial estimates and final outcomes because of the greater degree of difficulty of estimating these reserves. Classes of business where claims are typically reported relatively quickly after the claim event, such as property business, tend to display lower levels of volatility. In calculating the estimated cost of unpaid claims management uses a variety of estimation techniques, generally based upon statistical analyses of historical experience, which assumes that the development pattern of the current claims will be consistent with past experience. Allowance is made, however, for changes or uncertainties which may create distortions in the underlying statistics or which might cause the cost of unsettled claims to vary when compared with the cost of previously settled claims including:

•	changes in processes which might accelerate or slow down the development and/or recording of paid or incurred claims compared with the statistics from previous periods;

•	changes in the legal environment;

•	the effects of inflation;

•	changes in the mix of business;

•	the impact of large losses; and

•	movements in industry benchmarks.
A component of these estimation techniques includes the estimation of the cost of notified but not paid claims. In estimating the cost of these management has regard to the claim circumstance as reported, any information available from loss adjusters and information on the cost of settling claims with similar characteristics in previous periods.
Where appropriate large claims are assessed separately, being measured on a case by case basis or projected separately in order to allow for the possible distortive effect of the development and incidence of these large claims.
Where appropriate management adopts multiple techniques to estimate the required level of provisions. This assists in giving greater understanding of the trends inherent in the data being projected. The projections given by the various methodologies also assist in setting the range of possible outcomes. The most appropriate estimation technique is selected taking into account the characteristics of the business class and the extent of the development of each accident year.
Provisions are calculated gross of any reinsurance recoveries. A separate estimate is made of the reinsurers’ share of provisions for claims based on calculated amounts for outstanding claims and projections for IBNR, net of estimated uncollectible amounts. An assessment of the recoverability of reinsurance recoveries is made having regard to the reinsurance programme in place for the class of business, the claims experience for the year and the current security rating of the reinsurance companies involved. The Wellington Group’s actuaries use a number of statistical techniques to assist in making these estimates.
The provision for claims also includes amounts in respect of claims handling costs.
The directors consider that the provisions for gross claims and related reinsurance recoveries are fairly stated on the basis of the information currently available to them. However, ultimate liability will vary as a result of subsequent information and events and this may result in significant adjustments to the amounts provided. Adjustments to the amounts of claims provisions established in prior years are reflected in the financial statements for the period in which the adjustments are made.

f)	Unexpired risk provisions
A provision for unexpired risks is made when it is anticipated that unearned premiums will be insufficient to meet future claims and claims settlement expenses of business in force at the period end. In calculating such a provision all business segments are considered as a whole and no account is taken for future investment income. The provision for unexpired risks would be included within technical provisions in the balance sheet.

g)	Profit commission
Profit commission receivable from third party participations on Syndicate 2020 is recognised as earned as the related underwriting profit is recognised on an annual basis.

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

h)	Investments
Financial investments and forward exchange contracts are stated at their current value at the balance sheet date. Share options are stated at their estimated market value with prudent regard to their likely realisable value. Listed investments are stated at mid-market value at the close of business on the balance sheet date or the last Stock Exchange dealing day before the balance sheet date. The cost of Syndicate 2020 investments is deemed to be the aggregate of the market value at the previous balance sheet date and the cost of Syndicate 2020 investments purchased during the calendar year. The cost of other investments is the original purchase price of those investments.
Investments in Wellington Group undertakings recorded in Wellington’s own balance sheet are stated at cost less provisions for any impairment. The investment in Aspen recorded in Wellington’s own balance sheet is stated at market value with any movements accounted for in the revaluation reserve.

i)	Investment return
Investment income comprises interest and dividends receivable for the period.
Realised investment gains and losses represent the difference between net sales proceeds and purchase price or market value at the previous year end. Unrealised gains and losses on investments represent the difference between the valuation of investments at the balance sheet date and their purchase price, adjusted for previously recognised unrealised gains and losses on investments disposed of in the accounting period.
All investment income and gains and losses, including those arising from participation on Syndicate 2020, are accounted for in the non-technical account. An allocation is made from the non-technical account to the general business technical account to reflect the longer-term investment return on Syndicate 2020 funds and the Wellington Group’s invested capital supporting the underwriting business. The longer-term investment return is based on an estimate of the longer-term investment performance for the Wellington Group and Syndicate 2020, having regard to past performance, current trends and future expectations.

j)	Investment in associate undertaking
The equity method of accounting is used to account for interests in associate undertakings in the Wellington Group consolidated accounts. Results of associates are equity accounted from their most recent audited financial statements which, where appropriate, are adapted to the accounting policies followed by the Wellington Group. Equity accounting is applied for the period during which significant influence is held. After this date the interest is classified as an investment and is stated at mid-market value as noted above.

k)	Deferred taxation
Deferred taxation is recognised without discounting, in respect of all timing differences between the treatment of certain items for taxation and accounting purposes which have arisen but not reversed by the balance sheet date, except as otherwise required by FRS 19 “Deferred tax”.

l)	Other income
Other income, which is stated exclusive of Value Added Tax, is included in the accounts on a receivable basis.

m)	Pension costs
Contributions to defined contribution schemes are charged to the profit and loss account when payable.
The defined benefit scheme is closed to new members. The fund is valued every three years by a qualified independent actuary, the rates of contribution payable being determined by the actuary. In the intervening years the actuary reviews the continuing appropriateness of the rates. Pension costs are accounted for immediately in the profit and loss account.
The Accounting Standards Board issued FRS 17 “Retirement benefits” in November 2000. This standard will not be mandatory for the Wellington Group until the year ended 31 December 2005. The Wellington Group continues to adopt the required transitional disclosure provisions.

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

n)	Depreciation of tangible fixed assets
The cost of fixed assets is written off by equal annual instalments over their expected useful lives as follows:

Furniture and fittings	— eight years
Leasehold improvements	— remaining period of the lease
Computers and other equipment	— two to five years

o)	Leases and hire purchase contracts
Payments made under operating leases are charged to the profit and loss account in the period in which they become payable.

p)	Own shares
Own shares that are not allocated against employee share options are netted against other reserves at cost. As shares are allocated against share options the market value is charged to the profit and loss reserve. The cost of the allocated shares is transferred from other reserves to the profit and loss reserve and an adjustment is made in the profit and loss reserve for the difference between cost and market value.

q)	Goodwill
Goodwill arising on acquisitions prior to 31 December 1997 was written off to reserves in the year of acquisition. Goodwill previously eliminated in this manner was not reinstated on implementation of FRS 10 “Goodwill and intangible assets”.
Goodwill arising on acquisitions after 1 January 1998 is capitalised, classified as an asset on the balance sheet and amortised in equal annual instalments over its useful economic life, normally 20 years, subject to there being no impairment during this period.

r)	Intangible assets
Intangible assets which represent purchased Syndicate 2020 capacity and licenses are stated at historical cost less amortisation. Purchased Syndicate 2020 capacity is generally amortised over 20 years, subject to there being no impairment during this period, from the date at which associated underwriting results are first recognised in the technical account. Amortisation is charged through the non-technical account.

s)	Foreign exchange
Premium trust funds are maintained in US dollars, Canadian dollars, Australian dollars, Japanese yen and euros. Underwriting assets and liabilities are recorded at the rates of exchange ruling at the balance sheet date. Income and expenditure items are translated at average rates of exchange for the period. Underwriting transactions recorded in other currencies are included in the accounts at the rates of exchange prevailing at the transaction date.
The difference between income and expenditure items translated at the average rate and balance sheet items translated at the closing rate is recorded as a movement on reserves. Differences relating to the retranslation of opening currency balances are dealt with in the technical account. Other differences are dealt with in the non-technical account except those arising from the conversion of overseas subsidiaries and associate operations which are accounted for as movements through reserves.

2	Change in accounting policy and prior year adjustments
Accounting for investment in Aspen
Wellington has changed its accounting policy for its investment in Aspen. Previously this investment was carried at cost in the Wellington balance sheet. It is now carried at market value to be consistent with the accounting treatment adopted by the Wellington Group with any movements in the market value being transferred to the revaluation reserve. This policy is permitted by the alternative accounting rules for fixed asset investments in accordance with Schedule 4 to the Companies Act 1985. The directors consider the revised accounting policy to be more appropriate as it better reflects the economic value of the investment to Wellington and is consistent with the accounting policy followed in the consolidated balance sheet.

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

The change in policy has resulted in the restatement of the comparative information in the Wellington balance sheet only. This change resulted in an increase in Wellington’s net assets as at 31 December 2003 of £44.5 million. There was no impact on the profit and loss account.

3	Segmental analysis
An analysis of the net assets of the Wellington Group is as follows:

	2004	2003
	£m	£m

Net assets
Underwriting at Lloyd’s	179.0	176.0
Managing Agency and related activities	16.6	11.1
Investment in Aspen	168.5	153.3
WU Inc.	10.4	9.0
WSIC	17.3	—

	391.8	349.4

The activities and net assets of WU Inc. and WSIC are based in the US. Aspen is a company incorporated in Bermuda. All other activities and net assets of the Wellington Group are based in the United Kingdom, including underwriting. For the purposes of SSAP 25, “Segmental Reporting”, the Lloyd’s insurance market has been treated as one geographical segment.
An analysis of the technical account of the Wellington Group is as follows:

	2004

	Accident		Energy and	General
	and health	Aviation	special risks	non-marine	Marine	Reinsurance	WTC	RITC	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Gross premiums written	31.4	55.6	109.5	143.6	83.5	24.7	(0.8)	58.8	506.3
Net premiums written	30.7	36.3	87.8	118.9	74.7	22.9	(0.8)	58.8	429.3
Net earned premiums	26.8	35.9	80.2	93.3	63.9	13.7	(0.8)	58.8	371.8
Net claims incurred	(13.8)	(11.2)	(31.3)	(67.1)	(43.5)	(14.3)	1.5	(58.8)	(238.5)
Net operating expenses	(7.8)	(10.7)	(22.3)	(33.3)	(17.1)	(2.7)	—	—	(93.9)
Other technical income	0.1	(0.6)	(1.5)	4.4	3.4	1.1	—	—	6.9

	2003

	Accident		Energy and	General
	and health	Aviation	special risks	non-marine	Marine	Reinsurance	WTC
	£m	£m	£m	£m	£m	£m	£m	Total £m

Gross premiums written	28.8	69.6	117.6	124.6	83.8	(2.9)	0.1	421.6
Net premiums written	27.7	48.1	89.9	96.4	73.1	(1.7)	(2.3)	331.2
Net earned premiums	21.0	35.1	69.9	75.6	47.6	28.1	(2.3)	275.0
Net claims incurred	(10.2)	(20.7)	(36.7)	(44.9)	(35.7)	(12.6)	2.6	(158.2)
Net operating expenses	(5.8)	(8.0)	(18.6)	(26.7)	(13.0)	(8.2)	—	(80.3)
Other technical income	0.2	(0.3)	0.2	1.4	0.4	2.0	—	3.9

4	Investment in Aspen
During 2002 Wellington acquired a 21.2% interest in Aspen. Aspen is incorporated in Bermuda and is the parent company of Aspen Insurance UK Limited, a London based insurance and reinsurance company. In January 2003 certain names of Syndicate 2020 exercised their right to purchase an interest in Aspen from the Wellington Group. This resulted in a reduction in the level of ownership to 19.8% and a realised gain of £0.1 million.
In December 2003 Aspen made an IPO on the New York Stock Exchange. The issue of 10.5 million new shares reduced the Wellington Group’s level of ownership to 16.7%, resulting in the Wellington Group no longer having significant influence. Accordingly, subsequent to the IPO, the investment was recorded as a fixed asset investment and is held at market value. Previously it was accounted for as an associate undertaking. In connection with the IPO, the Wellington Group’s holding was subject to the terms of a lock-up arrangement which ended six months subsequent to the IPO.

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

Shares in Aspen initially traded at $22.50, compared with the net assets per share value of $18.20. This resulted in an unrealised gain which increased to £42.1 million before tax as Aspen’s share price rose during December 2003 to $24.81.
A comparison of the Aspen share price and Aspen net assets per share value is as follows:

	Share price	Net assets per share

6 December 2003 (date of IPO)	$22.50	$18.20
31 December 2003	$24.81	$18.77
30 June 2004	$23.23	$20.90
31 December 2004	$24.52	$21.28
3 March 2005	$25.90
The investment in Aspen was protected through a forward sale of US dollars in 2003 which continued to be renewed on a rolling basis during 2004.
The Wellington Group also holds 3,781,120 share options in Aspen which are exercisable at any time until June 2012. The exercise price is £10 per share plus interest of 5% per annum from June 2002, adjusted for dividend payments. The value of such options at 31 December 2004 was £9.6 million.
The pre-tax contribution from the investment in Aspen is summarised as follows:

	2004	2003
	£m	£m

Share in operating profit of Aspen pre-IPO	—	21.0
Unrealised (loss)/gain on shares	(1.8)	42.1
Unrealised gain on options	10.1	—
Dividend income	0.7	—
Foreign exchange loss on brought forward balance*	(10.6)	—
Realised/unrealised gain on foreign currency hedge*	14.6	—

Return on investment in Aspen	13.0	63.1

*	All foreign currency movements relating to the investment in Aspen during 2003, when it was an associate undertaking, were shown in the consolidated statement of recognised gains and losses.
The Wellington Group’s investment in Aspen and the change in the value of this investment is summarised as follows:

	2004	2003
	£m	£m

Balance brought forward	156.1	120.2
Change in the Wellington Group’s share of Aspen’s net assets and goodwill	—	15.8
Interest disposed of to Names	—	(8.0)
Unrealised (loss)/gain on shares	(1.7)	42.1
Unrealised gain on options	9.6	—
Currency translation differences	(10.6)	(14.0)

	153.4	156.1

During 2004 the Wellington Group continued to provide support services to Aspen, predominantly for IT services. The total fee payable to the Wellington Group for its services was £3.7 million (2003 £6.5 million). Notice of the termination of the contract for services has been given to the Wellington Group and actual services are anticipated to cease in the third quarter of 2005.

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

5	Investment return
The following table summarises the actual and longer-term returns on the Wellington Group and Syndicate 2020 funds but excludes the unrealised loss of £1.8 million (2003 gain of £42.1 million) from the Wellington Group’s investment in Aspen.

	2004	2004	2003	2003
	£m	Yield %	£m	Yield %

Actual return
Funds at Lloyd’s and other corporate funds	7.1	4.4	3.5	2.4
Share of Syndicate 2020 funds	11.2	2.4	8.4	2.1
Investment expenses, interest payable and similar charges (note 8)	(3.3)		(2.6)

	15.0		9.3

Longer-term return
Funds at Lloyd’s and other corporate funds	7.1	4.4	5.1	3.6
Share of Syndicate 2020 funds	19.5	4.1	18.4	4.6
Investment expenses, interest payable and similar charges (note 8)	(3.3)		(2.6)

	23.3		20.9

Short-term fluctuations	8.3		11.6

			Longer-term
	Actual return		return

	2004	2003	2004	2003
Investment return on Funds at Lloyd’s and other corporate funds	£m	£m	£m	£m

Shares, other variable yield securities and unitised trust funds	3.4	2.1	3.4	1.8
Debt securities and other fixed income securities	0.2	—	0.2	1.9
Deposits with credit institutions	3.4	1.6	3.4	1.6
Other interest	0.1	(0.2)	0.1	(0.2)

	7.1	3.5	7.1	5.1

Investment return on the Wellington Group share of Syndicate 2020 funds
Shares, other variable yield securities and unitised trust funds	5.4	1.8	4.7	4.7
Debt securities and other fixed income securities	4.2	4.6	12.5	11.4
Deposits with credit institutions	1.1	1.6	1.8	1.9
Other interest	0.5	0.4	0.5	0.4

	11.2	8.4	19.5	18.4

Investment expenses, interest payable and similar charges (note 8)	(3.3)	(2.6)	(3.3)	(2.6)

	15.0	9.3	23.3	20.9

The actual investment return from Funds at Lloyd’s and other corporate funds may be further analysed as follows:

	2004	2003
	£m	£m

Income	6.6	5.6
Realised losses	(0.1)	(0.9)
Movement in unrealised losses	0.6	(1.2)

	7.1	3.5

A 1% change in the longer-term rate of investment return would result in a change in longer-term investment return of £3.4 million (2003 £4.1 million).

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

The longer-term return is based on a combination of historical experience and current expectations for each category of investment. The longer-term return is calculated using the following rates of return:

	2004	2003
	%	%

Equities	7.0	7.0
Fixed income securities	5.0	5.0
The actual return on investments attributable to general business for the five year period from 1 January 2000 to 31 December 2004 is compared below with the aggregate longer-term return over the same period.

	2000-2004	1999-2003
	£m	£m

Longer-term investment return	96.6	80.7
Actual investment return	70.0	63.0

Effect of short-term fluctuations over the period	26.6	17.7

6	Net operating expenses

	2004	2003
	£m	£m

Brokerage and other business acquisition costs	86.3	78.5
Reinsurers’ share of acquisition costs	0.4	(7.0)
Change in deferred brokerage and other business acquisition costs	(15.8)	(7.8)
Administration costs	23.0	16.6

	93.9	80.3

7	Other income and charges

	Other	Other	Net
	income	charges	contribution
For the year ended 31 December 2004	£m	£m	£m

Managing Agency	11.6	(0.9)	10.7
WU Inc.	16.0	(9.4)	6.6
Investment in Aspen	4.7	—	4.7
WSIC	—	(0.6)	(0.6)
Other Wellington Group income and expenses	3.9	(16.8)	(12.9)

	36.2	(27.7)	8.5

	Other	Other	Net
	income	charges	contribution
For the year ended 31 December 2003	£m	£m	£m

Managing Agency	5.6	(0.8)	4.8
WU Inc.	17.8	(8.6)	9.2
Investment in Aspen	21.0	—	21.0
Other Wellington Group income and expenses	6.6	(16.8)	(10.2)

	51.0	(26.2)	24.8

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

8	Investment expenses, interest payable and similar charges

	2004	2003
	£m	£m

Loan facility fees	1.3	0.7
Investment expenses	0.7	0.8
Interest payable	0.7	0.8
Other charges	0.6	0.3

	3.3	2.6

9	Profit on ordinary activities before taxation

	2004	2003
	£m	£m

Profit on ordinary activities before taxation is stated after charging/(crediting):
Operating lease charges — rent	0.8	0.9
Depreciation of tangible fixed assets	1.0	1.0
Amortisation of Syndicate capacity	1.3	1.3
Amortisation of goodwill	0.2	0.2
Auditors’ remuneration — audit services: Company	0.1	0.1
— audit services: Group	0.2	0.2
— other services	0.1	0.1
— tax services	—	0.1
Exchange losses/(gains)	16.4	(3.9)

Syndicate-related audit fees totalled £0.2 million (2003 £0.2 million). The Wellington Group’s share of syndicate-related audit fees is included within “Auditors’ remuneration — other services” above.
Exchange losses/(gains) excludes the gains on the foreign currency hedges.

10	Employees
The average number of persons (including executive directors) employed by the Wellington Group during the year is analysed by category in the table below.

	2004	2003

Underwriting activities	122	106
Support and central services	263	226

	385	332

84 members of staff (2003 65) included in the table above are employed in the US. Two people are employed in Italy (2003 one). All other staff are based in the UK.
The aggregate payroll costs, for all Wellington Group companies and managed Syndicates, were as follows:

	2004	2003
	£m	£m

Remuneration	22.8	19.7
Performance-related payments	8.8	8.7
Social security costs	3.5	2.9
Pension costs	4.1	2.9

	39.2	34.2

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

11	Tax on profit on ordinary activities

	2004	2003
	£m	£m

UK corporation tax at 30% (2003 30%)	(0.8)	1.1
US tax	—	3.4
(Over)/under provision in previous year	(0.9)	0.2
Associate tax on profit on ordinary activities	—	5.2

Current tax (credit)/charge for the year	(1.7)	9.9
Deferred tax charge	20.1	24.0

Total tax on profit on ordinary activities	18.4	33.9

The current tax assessed for the period is lower, as a percentage of profit before tax, than the standard rate of corporation tax in the UK of 30%. Factors affecting the tax charge in the period, which account for the difference between the actual rate and the standard rate, are explained in the following table:

	2004	2003
	£m	£m

Profit on ordinary activities before tax	78.1	116.7

Tax charge at average UK corporation tax rate of 30% (2003 30%)	23.4	35.0
Effects of:
Expenses not deductible for tax purposes	0.1	0.2
Higher tax rates on overseas earnings	0.2	(1.2)
(Over)/under provision in previous year	(0.9)	0.2
Timing differences relating to the recognition of underwriting results	(26.1)	(11.8)
Other short-term timing differences	0.7	(12.5)
Other	0.9	—

Current tax charge for the year	(1.7)	9.9

Factors that may affect future tax charges:

—	Timing differences whereby income and expenditure are accounted for in a period that is different to that in which they are subject to corporation tax. This is particularly relevant to underwriting results which, under UK statute, are taxed in the year in which they are settled.

—	The Group’s overseas earnings, in particular those from the US, are subject to tax at different rates to those applicable in the UK.

—	Substantial Shareholding Exemption should be available on any future sale of the Wellington Group’s investment in Aspen, depending on the circumstances at that time. At 31 December 2004 a partial provision has been made for the tax liability on the unrealised gain in respect of this investment.

12	Dividends

	2004	2003
	£m	£m

Interim dividend paid of 1.0p (2003 0.35p) per ordinary share	4.9	1.7
Proposed final dividend of 2.0p (2003 1.65p) per ordinary share	9.7	8.0

	14.6	9.7

13	Earnings per share
The calculation of basic earnings per share is based on profit on ordinary activities after tax for the year of £59.7 million (2003 £82.8 million), and on 486.6 million (2003 487.4 million) ordinary shares, being the weighted average number of ordinary shares in issue during the year excluding the shares held by the Wellington Group.

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

The calculation of diluted earnings per share is based on profit on ordinary activities after tax for the year of £59.7 million (2003 £82.8 million), and on 491.7 million (2003 488.5 million) ordinary shares, calculated as follows:

	2004	2003
	million	million

Basic weighted average number of ordinary shares	486.6	487.4
Dilutive potential ordinary shares:
Employee share options	5.1	1.1

	491.7	488.5

14	Intangible assets

	Value of	Value of	Insurance
	Syndicate	purchased	licenses and
	capacity	goodwill	authorisations	Total
	£m	£m	£m	£m

Cost:
1 January 2004	26.9	4.3	—	31.2
Additions for the year	1.8	0.6	0.9	3.3
Exchange adjustment	—	(0.3)	—	(0.3)

31 December 2004	28.7	4.6	0.9	34.2

Amortisation:
1 January 2004	6.6	1.0	—	7.6
Charge for the year	1.3	0.2	—	1.5

31 December 2004	7.9	1.2	—	9.1

Net book value
31 December 2004	20.8	3.4	0.9	25.1

31 December 2003	20.3	3.3	—	23.6

The Wellington Group purchased £70.9 million (2003 £0.8 million) of capacity in Syndicate 2020 during the year, which, together with the capacity already held, gives the Wellington Group a share of 66% in the capacity of Syndicate 2020 for the 2005 year of account (2004 year of account 56.2%). WSIC was acquired in November 2004 for a cash consideration of £13.5 million ($24.7 million) which was equal to the fair value of its net assets. Goodwill of £0.6 million arose in relation to the costs of acquisition. Insurance licences and authorisations totalling £0.9 million ($1.8 million) were obtained by the Wellington Group on its acquisition of WSIC.

15	Investment in Wellington Group undertakings

	Shares	Loans	Total
	£m	£m	£m

Valuation at 1 January 2004	45.0	20.9	65.9
Movements in the year	—	—	—

Valuation at 31 December 2004	45.0	20.9	65.9

Details of Wellington’s subsidiary undertakings are shown in note 36.

16	Syndicate assets
The consolidated balance sheet includes assets of £1.1 billion (2003 £913.4 million) comprising the Wellington Group’s share of the assets of Syndicate 2020. Other than for amounts representing closed year profits, the assets are only available for the payment of claims and certain other expenses incurred by Syndicate 2020.

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

17	Other financial investments

	2004		2003

	Market		Market
	value	Cost	value	Cost
	£m	£m	£m	£m

Debt securities and other fixed income securities	312.7	313.7	195.8	196.9
Deposits with credit institutions	89.5	88.9	188.7	188.4
Shares, other variable yield securities and unitised trust funds	273.3	269.8	154.8	155.1

	675.5	672.4	539.3	540.4

Share of Syndicate 2020’s assets
Debt securities and other fixed income securities	298.4	299.4	195.8	196.9
Deposits with credit institutions	37.3	37.3	43.4	43.1
Shares, other variable yield securities and unitised trust funds	160.7	157.1	154.8	155.1

Total held within Syndicate premium trust funds	496.4	493.8	394.0	395.1

Wellington Group funds
Debt securities and other fixed income securities	14.3	14.3	—	—
Deposits with credit institutions	52.2	51.6	145.3	145.3
Shares, other variable yield securities and unitised trust funds	112.6	112.7	—	—

Total Wellington Group funds	179.1	178.6	145.3	145.3

	675.5	672.4	539.3	540.4

All financial investments are listed on recognised stock exchanges with the exception of asset backed securities and corporate bonds (both of which are included within “Debt securities and other fixed income securities” and “Deposits with credit institutions”). Funds at Lloyd’s required to support the Wellington Group’s underwriting total £183.0 million (2003 £187.9 million) and comprise Wellington Group funds of £140.4 million (2003 £145.3 million) and a letter of credit for £42.6 million (2003 £42.6 million) provided by a consortium of banks.
Unitised trust funds of market value £148.0 million previously reported as “Deposits with credit institutions” have been reclassified in the 2003 comparatives as “Shares, other variable yield securities and unitised trust funds”.

18	Debtors arising out of reinsurance operations
The Wellington Group’s participation in Syndicate 2020 increased from 46.4% for the 2002 year of account to 56.2% for the 2003 year of account. As a result of this change, “debtors arising out of reinsurance operations” includes an amount of £58.8 million relating to the difference between the Wellington Group’s share of the RITC paid by the 2002 year of account and the RITC received by the 2003 year of account.

19	Other debtors

	2004	2003
	£m	£m

Agency profit commission receivable	12.9	3.7
US federal income tax	0.2	0.1
Service company trade debtors	23.9	21.6
Gain on Wellington Group foreign currency hedge contract	0.4	8.8
Advanced distribution of 2002 year of account profits	—	8.7
Other debtors	21.8	10.5

	59.2	53.4

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

20	Tangible assets

	Furniture,	Computers
	Fixtures	and other
	and fittings	equipment	Total
	£m	£m	£m

Cost:
1 January 2004	4.7	7.2	11.9
Additions for the year	0.1	1.0	1.1
Disposals for the year	—	(0.3)	(0.3)

31 December 2004	4.8	7.9	12.7

Depreciation:
1 January 2004	1.3	6.1	7.4
Charge for the year	0.3	0.7	1.0
Disposals for the year	—	(0.2)	(0.2)

31 December 2004	1.6	6.6	8.2

Net book value
31 December 2004	3.2	1.3	4.5

31 December 2003	3.4	1.1	4.5

21	Own shares
The cost of own shares that have not been allocated against employee share options has been netted against other reserves. All own shares are held by the Employee Benefit Trust (the Trust). This is an offshore trust that is administered by an independent professional trustee and is financed by interest-free loans and contributions from participating Wellington Group companies. The trustee may provide shares in Wellington to be distributed to executive directors and employees under employee share schemes established by the Wellington Group.
The trustee currently holds less than 1% of Wellington’s issued share capital. It is intended that the trustee will never hold more than 5% of Wellington’s issued share capital.
Under the terms of the Trust Deed the trustee has waived all rights to receive a dividend.
Details of the trustee’s transactions in Wellington’s shares during the year are summarised in the following table:

	2004			2003

	Number	Market		Number	Market
	of shares	value	Cost	of shares	value	Cost
	million	£m	£m	million	£m	£m

Balance at 1 January	2.2	1.7	1.7	2.4	1.9	1.9
Purchases in the year	1.7	1.5	1.5	—	—	—
Sales and exercises in the year	—	—	—	(0.2)	(0.2)	(0.2)
Revaluation gains	—	0.2	0.2	—	—	—

Balance at 31 December	3.9	3.4	3.4	2.2	1.7	1.7
Less allocated shares	(2.6)	(2.2)	(2.2)	(1.2)	(0.9)	(1.0)

	1.3	1.2	1.2	1.0	0.8	0.7

The cost of the shares includes all associated transaction costs which are borne by the Trust.

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

22	Share capital

	Group and Company

	Authorised		Allotted, called-up
	Number		and fully paid
	million	£m	Number million	£m

Ordinary shares of 10p each
At 1 January 2004	800.0	80.0	489.6	49.0
Increase during year	—	—	0.6	—

31 December 2004	800.0	80.0	490.2	49.0

23	Share options
Options have been granted to certain directors and employees of the Wellington Group to acquire shares in Wellington, including options granted over WUHL shares which were rolled over into options over shares in

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

Wellington and formed part of the agreed terms for the acquisition of Wellington. At 31 December 2004 options over 27.7 million (2003 22.1 million) ordinary shares had been granted as follows:

	Granted under	Granted under	Granted under
	the general	the Savings	an overseas	Granted under a
	share	Related Share	share option	deferred equity		Exercise
	option scheme	Option Schemes	scheme	scheme	Total	price
Exercise period	million	million	million	million	million	£

December 1999 to December 2006	0.212				0.212	1.261
June 2000 to June 2007	0.144				0.144	1.019
July 2001 to July 2005	0.385				0.385	2.347
July 2001 to July 2008	0.027				0.027	2.347
November 2001 to November 2005	0.060				0.060	1.785
November 2001 to November 2008	0.074				0.074	1.785
November 2001 to November 2005	0.016				0.016	1.831
November 2001 to November 2008	0.016				0.016	1.831
May 2002 to May 2006	0.107				0.107	1.546
October 2002 to October 2006	0.123				0.123	1.255
October 2002 to October 2009	0.180				0.180	1.255
November 2002 to 2009			0.098		0.098	1.227
April 2003 to April 2007	0.328				0.328	0.718
April 2003 to April 2010	0.157				0.157	0.718
April 2003 to April 2010			0.048		0.048	0.718
July 2003 to July 2007	1.529				1.529	0.935
July 2003 to July 2010	0.273				0.273	0.935
July 2003 to July 2010			0.013		0.013	0.935
July 2005 to July 2010				0.223	0.223	—
October 2003 to October 2010			0.062		0.062	0.988
July 2006 to December 2006		0.066			0.066	1.170
April 2004 to April 2008	0.417				0.417	1.385
April 2004 to April 2011	0.094				0.094	1.385
May 2006 to May 2011				0.307	0.307	—
May 2004 to May 2011			0.093		0.093	1.424
November 2005 to October 2012			0.700		0.700	0.595
November 2005 to October 2012	7.795				7.795	0.595
April 2006 to April 2013	4.672				4.672	0.833
April 2006 to April 2013			0.398		0.398	0.833
May 2006 to May 2013	0.150				0.150	0.872
June 2006 to June 2013	0.030				0.030	0.990
May 2008 to May 2013				0.618	0.618	—
June 2006 to December 2006		0.495			0.495	0.670
June 2008 to December 2008		0.446			0.446	0.670
June 2010 to December 2010		0.088			0.088	0.670
November 2006 to November 2013			0.450		0.450	0.799
March 2007 to March 2014			0.353		0.353	0.968
March 2007 to March 2014	4.715				4.715	0.968
April 2009 to April 2014				0.822	0.822	—
April 2007 to October 2007		0.217			0.217	0.720
April 2009 October 2009		0.109			0.109	0.720
April 2011 to April 2011		0.005			0.005	0.720
September 2007 to September 2014	0.576				0.576	—

	22.079	1.427	2.214	1.969	27.688

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

24	Reserves

	Wellington Group			Wellington

		Share			Share
	Profit and	premium		Profit and	premium	Revaluation	Other
	loss account	account	Other reserves	loss account	account	reserve	reserves
	£m	£m	£m	£m	£m	£m	£m

Balance at 1 January 2004 as previously reported	43.4	248.9	8.1	14.0	248.9	—	(0.7)
Prior year adjustment (Note 2)	—	—	—	(11.3)		55.8	—

Balance at 1 January 2004 as restated	43.4	248.9	8.1	2.7	248.9	55.8	(0.7)
Retained profit for the year	45.1	—	—	25.3	—	—	—
Currency translation differences on overseas operations	(0.6)	—	—	—	—	—	—
Currency translation differences between the average and closing rates of exchange (net of tax)	(2.1)	—	—	(0.5)	—	—	—
Unrealised loss on movement in Aspen share price	—	—	—	—	—	(1.8)	—
Currency translation differences on investment in Aspen	—	—	—	(10.6)	—	—	—
Gain on foreign currency hedge (net of tax)	—	—	—	10.4	—	—	—
Deferred tax movement on investment in Aspen	—	—	—	4.0	—	—	—
Movement of own shares	—	—	(0.4)	—	—	—	(0.4)
Premium on shares issued in the year (net of expenses)	—	0.4	—	—	0.4	—	—

Balance at 31 December 2004	85.8	249.3	7.7	31.3	249.3	54.0	(1.1)

The cumulative amount of goodwill written off to other reserves amounts to £62.4 million at 31 December 2004 (2003 £62.4 million).

25	Reconciliation of the movement in shareholders’ funds

	Wellington

		2003
	2004	(restated)
	£m	£m

Profit for the financial year	39.9	12.8
Dividends	(14.6)	(9.7)

Retained profit for the financial year	25.3	3.1
Proceeds from issue of shares net of issue costs	0.4	—
Currency translation differences on associate	—	(14.7)
Currency translation differences between the average and closing rates of exchange (net of tax)	(0.5)
Unrealised loss on movement in Aspen share price	(1.8)
Currency translation differences on investment in Aspen	(10.6)
Gain on foreign currency hedge (net of tax)	10.4	8.5
Deferred tax movement on investment in Aspen	4.0	—
Movement of own shares	(0.4)	0.3

Net addition/(reduction) to shareholders’ funds as previously reported	26.8	(2.8)
Prior year adjustment (Note 2)	—	44.5

Net addition to shareholders’ funds as restated	26.8	41.7
Opening shareholders’ funds	355.7	314.0

Closing shareholders’ funds	382.5	355.7

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

26	Technical provisions

		Claims outstanding
	Provision for
	unearned	Reported	Claims
	premiums	claims	IBNR	Total
	£m	£m	£m	£m

Gross
1 January 2004	216.5	346.6	273.4	620.0
Exchange adjustments	(11.0)	(14.9)	(12.2)	(27.1)
Movement in the year	43.7	97.0	85.3	182.3

31 December 2004	249.2	428.7	346.5	775.2

Reinsurance
1 January 2004	28.9	132.9	71.0	203.9
Exchange adjustments	(1.4)	(6.8)	(3.7)	(10.5)
Movement in the year	(12.5)	40.9	10.5	51.4

31 December 2004	15.0	167.0	77.8	244.8

Net
31 December 2004	234.2	261.7	268.7	530.4

31 December 2003	187.6	213.7	202.4	416.1

27	Provisions for other risks and charges

	Deferred	Pension	Surplus
	taxation	obligations	accommodation	Total
	£m	£m	£m	£m

Balance at 1 January 2004	5.2	2.6	0.2	8.0
Movement in the year	19.4	0.8	0.1	20.3

Balance at 31 December 2004	24.6	3.4	0.3	28.3

The movements in the year are made up as follows:
Additional provisions	19.4	—	0.1	19.5
Pension costs	—	1.2	—	1.2
Contributions	—	(0.4)	—	(0.4)

	19.4	0.8	0.1	20.3

Further information on the provision for deferred taxation and pension obligations is provided in notes 28 and 30 respectively.
The provision for surplus accommodation costs represents the discounted value of future rent payable under the unexpired leases of premises no longer used by the Wellington Group. The amount is shown net of the discounted value of the rental income receivable from sub-letting.

28	Deferred taxation

	2004	2003
	£m	£m

Deferred tax liability relating to:
Profit commission	—	(0.1)
Underwriting results	23.4	(4.7)
Other timing differences	1.2	10.0

Deferred tax liability	24.6	5.2

Balance at 1 January	5.2	(16.4)
Amounts charged to profit and loss account	20.1	24.0
Currency translation differences between the average and closing rates of exchange	(0.7)	(2.4)

Balance at 31 December	24.6	5.2

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

29	Other creditors, including taxation and social security

	2004	2003
	£m	£m

Amounts payable within one year
UK corporation tax	0.2	4.3
Other taxes and social security	0.6	0.5
Term loan	15.6	—
Dividend	9.7	8.0
Service company trade creditors	35.6	22.3
Other	8.7	0.8

	70.4	35.9

The term loan relates to a $30 million drawdown on 19 November 2004 under the £30 million Wellington Group term loan facility (see note 34). The loan was taken out by WUH Inc. to fund the acquisition of WSIC. The loan is repayable in two instalments of $15 million on 31 July 2006 and 31 July 2007. Interest on the loan is chargeable at a rate of 1.5% above the US Federal Reserve rate.

30	Pension obligations
The charge to the profit and loss account in respect of pension obligations for the year was £4.1 million (2003 £2.9 million). This includes £0.2 million (2003 £0.1 million) paid in lieu of staff bonuses and £0.9 million (2003 £0.7 million) being the Wellington Group’s share of the pension contributions paid by the managed Syndicates.
Wellington Group Pension Scheme
The Wellington Group Pension Scheme is the principal scheme for all UK Wellington Group employees. The scheme is a defined contribution scheme and its funds are independent of the Wellington Group’s finances. Regular contributions, based on a percentage of employees’ earnings, are paid into the scheme and are allocated to accounts in the names of the individual members. The contributions are charged against profits in the year in which they are payable.
Fenchurch Pension Scheme
Until 30 September 1993 the Fenchurch Pension Scheme was the main scheme of WUHL and its subsidiary undertakings, which were acquired by Wellington during 1996. The scheme is a defined benefit scheme and its funds are independent of the Wellington Group’s finances. The scheme is closed to new members; the current membership consists only of pensioners and deferred members.
The most recent valuation of the scheme was at 1 October 2004 by a qualified independent actuary. The principal assumptions made by the actuary were that pensions would increase by 3% per annum, inflation would increase by 2.9% per annum and the rate used to discount the scheme liabilities was 5.3% per annum.
Disclosures required under FRS 17 “Retirement benefits”
The valuation used for FRS 17 disclosures has been based on the most recent actuarial valuation at 1 October 2004 and updated by a qualified independent actuary to consider the requirements of FRS 17 in order to assess the liabilities of the scheme at 31 December 2004. Scheme assets are stated at their market value at 31 December 2004. The principal assumptions used were:

	2004	2003	2002
	%	%	%

Inflation assumption	2.9	2.9	2.3
Rate of increase in deferred pensions	2.9	2.9	2.3
Rate of increase in pensions in payment	3.0	3.0	3.0
Discount rate	5.3	5.4	5.6

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

The assets in the scheme and the expected rate of return were:

	Long-term		Long-term		Long-term
	rate of return		rate of return		rate of return
	expected at	Value at	expected at	Value at	expected at	Value at
	31 December	31 December	31 December	31 December	31 December	31 December
	2004	2004	2003	2003	2002	2002
	%	£m	%	£m	%	£m

Corporate Bonds	5.3	9.3	5.4	4.7	5.6	3.1
Government Bonds and Debt	4.6	3.3	4.8	8.3	4.5	9.6
Other	4.4	1.2	3.4	0.6	3.5	0.9

Total market value of assets		13.8		13.6		13.6
Present value of scheme liabilities		(17.2)		(15.6)		(15.2)

Deficit in scheme		(3.4)		(2.0)		(1.6)
Related deferred tax asset		1.0		0.6		0.5

Net pension liability		(2.4)		(1.4)		(1.1)

Movements in the deficit during the year:

	2004	2003
	£m	£m

Deficit in scheme at beginning of year	(2.0)	(1.6)
Movement in year — contributions	0.4	0.4
— other finance costs	(0.2)	(0.2)
— actuarial loss	(1.6)	(0.6)

Deficit in scheme at the year end	(3.4)	(2.0)

Analysis of the amount that would be credited to other finance costs:

	2004	2003
	£m	£m

Expected return on pension scheme assets	0.6	0.6
Interest on pension scheme liabilities	(0.8)	(0.8)

Net return	(0.2)	(0.2)

Analysis of actuarial gains and losses:

	2004	2003
	£m	£m

Actual return less expected return on scheme assets	0.3	(0.2)
Experience losses arising on scheme liabilities	(0.3)	—
Changes in assumptions underlying the scheme liabilities	(1.6)	(0.4)

Actuarial loss recognised in the statement of total recognised gains and losses	(1.6)	(0.6)

History of experience gains and losses:

	2004	2004	2003	2003	2002	2002
	£m	%	£m	%	£m	%

Actual return less expected return on scheme assets	0.3	2	(0.2)	(1)	0.8	6
Experience gains and losses arising on scheme liabilities	(0.3)	(2)	—	—	(0.2)	(1)
Changes in financial assumptions underlying the present value of the scheme liabilities	—	—	(0.4)	(3)	(0.6)	(4)
Actuarial loss recognised in the statement of total recognised gains and losses	(1.6)	(9)	(0.6)	(4)	—	—

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

31	Wellington Group commitments
At 31 December 2004 there was no expenditure contracted for (2003 £nil).
At the end of the year annual operating lease commitments arise on leases which expire in the following periods:

	2004	2003
	£m	£m

Land and buildings
Within one year	—	—
Over five years	1.6	1.6

	1.6	1.6

32	Reconciliation of operating profit to net cash inflow from operating activities

	2004	2003
	£m	£m

Operating profit before tax based on longer-term investment return	86.4	128.3
Short-term fluctuations in investment return	(8.3)	(11.6)
Depreciation of tangible fixed assets	1.1	1.0
Amortisation of investment in Syndicate 2020 capacity	1.3	1.3
Amortisation of goodwill	0.5	0.2
Profit on sale of tangible fixed assets	(0.1)	—
Share of profit in associate undertaking	—	(63.1)
Realised and unrealised investment losses/(gains)	21.5	(4.9)
Interest payable	2.0	1.1
Interest received	(6.6)	(5.6)
(Increase)/decrease in debtors	(80.9)	80.6
(Increase) in prepayments and accrued income	(1.4)	(1.9)
Increase/(decrease) in technical provisions	194.8	(103.9)
(Increase)/decrease in reinsurers share of technical provisions	(28.8)	174.0
(Decrease) in creditors	(14.5)	(124.3)
Increase in accruals	1.9	0.5
Increase/(decrease) in provisions	0.3	(4.9)

Net cash inflow from operating activities	169.2	66.8

33	Movement in cash and financing

	At			At
	1 January	Currency		31 December
	2004	Movement	Cash flows	2004
	£m	£m	£m	£m

Cash at bank and in hand	35.2	(0.2)	8.6	43.6
Deposits with credit institutions	188.7	(1.8)	(97.4)	89.5

	223.9	(2.0)	(88.8)	133.1

34	Contingent liabilities
The Wellington Group has arranged a new credit facility of £120 million from a group of banks led by Barclays Bank and Lloyds TSB. It is comprised of three elements. The first consists of a £75 million letter of credit facility to support Funds at Lloyd’s for the 2004 and 2005 years of account. At 31 December 2004 letters of credit had been drawn to a value of £42.6 million (2003 £42.6 million). The second part is a £15 million revolving credit facility available for working capital purposes. Lastly, it includes a £30 million term loan, secured over the Wellington Group’s assets (excluding Funds at Lloyd’s and the Wellington Group’s share of Syndicate 2020 net assets), to support general corporate purposes. On 19 November 2004 the term loan was drawn to a value of $30 million (£15.6 million) to fund the acquisition of WSIC. These replace all previous facilities.

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

Wellington has given guarantees to the providers of these facilities in relation to the utilisation of these facilities by other Wellington Group companies.

35	Related party transactions
No director or member of the senior management of Wellington or its subsidiaries is a Name at Lloyd’s on the Syndicates managed by the Wellington Group. No director or member of the senior management of Wellington has any insurance policies with Wellington Group companies or Syndicates managed by the Wellington Group.
The Wellington Group has taken advantage of the exemption within FRS 8 “Related party disclosures” of not disclosing transactions with subsidiary companies whose results are consolidated within the Wellington Group accounts.

36	Wellington Group companies

	Country of incorporation	Activity

Main subsidiary operating companies:
WUAL	England and Wales	Lloyd’s managing agency
Wellington Syndicate Services Limited	England and Wales	Lloyd’s Syndicate service company
Wellington (One) Limited*	England and Wales	Lloyd’s corporate underwriting member
Wellington (Two) Limited*	England and Wales	Lloyd’s corporate underwriting member
Wellington (Three) Limited*	England and Wales	Lloyd’s corporate underwriting member
Wellington (Four) Limited*	England and Wales	Lloyd’s corporate underwriting member
Wellington (Five) Limited*	England and Wales	Lloyd’s corporate underwriting member
Wellington Alpha Limited	Scotland	Lloyd’s corporate underwriting member
Wellington Beta Limited	Scotland	Lloyd’s corporate underwriting member
Wellington Delta Limited	Scotland	Lloyd’s corporate underwriting member
Wellington Gamma Limited	Scotland	Lloyd’s corporate underwriting member
Wellington Epsilon Limited	Scotland	Lloyd’s corporate underwriting member
Wellington Eta Limited	Scotland	Lloyd’s corporate underwriting member
Wellington Zeta Limited	Scotland	Lloyd’s corporate underwriting member
WU Inc.	US	Reinsurance intermediary manager
WSIC	US	Excess and surplus lines underwriter
Other subsidiary companies:
WUHI*	US	Intermediate holding company
WUHL*	England and Wales	Intermediate holding company
Wellington (PUL) Limited*	Scotland	Intermediate holding company
Wellington Underwriting Services Limited	England and Wales	Management services
Wellinsured Direct Limited	England and Wales	Lloyd’s Syndicate service company
Wellington Pension Trustee Limited	England and Wales	Pension scheme trustee
Wellington Insurance Limited	England and Wales	Dormant company
Wellington Reinsurance Limited	England and Wales	Dormant company

*Subsidiaries directly owned by the Company
The above companies, which are wholly owned subsidiary undertakings, are included in the consolidated accounts for the Wellington Group. WSIC was acquired by the Wellington Group in November 2004 and has been accounted for as an acquisition. WUHI, WU Inc. and WSIC operate from the US. All other companies operate within the United Kingdom.
All shares held are ordinary shares.

PART X B — WELLINGTON 2004 & 2003 (UK GAAP)

37	Syndicate participations
The total Lloyd’s Syndicate participations of the Wellington Group for the 1997 (run-off), 2001, 2002, 2003 and 2004 years of account are as follows:

		1997
		Account	2002	2003	2004	2005
		(run-off)	Account	Account	Account	Account
Managing agent	Syndicate	£m	£m	£m	£m	£m

WUAL	2020	—	289.6	392.9	410.7	481.9
St Paul Syndicate Management Limited	340	1.7	—	—	—	—
Spectrum Syndicate Management Limited	1204	2.0	—	—	—	—

		3.7	289.6	392.9	410.7	481.9

PART X  C — WELLINGTON 2006 INTERIMS (IFRS)

Consolidated income statement

				Audited
		Six months to	Six months to	Year ended
		30 June 2006	30 June 2005	31 December 2005
	Note	£m	£m	£m

Income
Net earned premiums		229.1	245.4	469.7
Aspen dividends and other related income/(expenses)	3	(2.4)	11.8	13.2
Investment return	4	19.5	13.3	31.1
Other income	5	12.0	31.6	54.8

Total income		258.2	302.1	568.8

Expenses
Net loss and loss adjustment expenses		134.0	153.6	433.3
Other expenses	6	95.3	78.1	159.0

Total expenses		229.3	231.7	592.3

Results of operating activities		28.9	70.4	(23.5)
Finance costs		(1.5)	(1.4)	(2.7)

Profit/(loss) before tax		27.4	69.0	(26.2)
Income tax benefit/(expense)		(9.8)	(17.0)	12.5

Profit/(loss) for the period		17.6	52.0	(13.7)

Earnings per share for profit/(loss) attributable to the equity shareholders of Wellington during the period
— Basic	7	3.7p	10.7p	(2.8	)p
— Diluted	7	3.6p	10.5p	(2.8	)p
The Wellington Board is recommending an interim dividend of 1.6p per share (1.4p HY 2005). A total of £12.5m has been paid from profit after tax in this period for the 2005 final dividend.

PART X  C — WELLINGTON 2006 INTERIMS (IFRS)

Consolidated balance sheet

				Audited
		As at	As at	As at
		30 June 2006	30 June 2005	31 December 2005
	Note	£m	£m	£m

Assets
Cash and cash equivalents		198.5	196.1	244.4
Financial assets
Financial assets at fair value through income	8	888.5	667.3	781.8
Investment in Aspen	3	33.5	160.5	61.3
Premium assets		177.0	218.3	195.1
Other receivables		45.5	51.3	55.9
Tax assets		48.6	12.3	53.7
Reinsurance assets	9	623.3	363.7	691.6
Other assets		17.0	15.5	11.6
Deferred acquisition costs		64.9	62.2	54.0
Intangible assets		33.6	33.7	34.0

Total assets		2,130.4	1,780.9	2,183.4

Liabilities
Insurance, reinsurance and other payables		132.7	145.2	159.0
Tax liabilities		46.0	50.0	49.2
Unearned premiums		348.8	325.4	264.5
Loss provisions		1,225.6	801.0	1,352.4
Provisions for other liabilities and charges		0.3	2.2	1.8
Subordinated notes payable		18.8	—	—

Total liabilities		1,772.2	1,323.8	1,826.9

Shareholders’ equity
Share capital		49.7	49.3	49.4
Share premium account		254.0	251.6	252.5
Treasury shares		(14.0)	(5.5)	(14.0)
Other reserves		13.5	38.7	18.8
Retained earnings		55.0	123.0	49.8

Total shareholders’ equity		358.2	457.1	356.5

Total liabilities and shareholders’ equity		2,130.4	1,780.9	2,183.4

PART X  C — WELLINGTON 2006 INTERIMS (IFRS)

Consolidated statement of changes in shareholders’ equity

			Share
		Share	premium	Treasury	Other	Retained
	Total	capital	account	shares	reserves	earnings
	£m	£m	£m	£m	£m	£m

1 January 2006	356.5	49.4	252.5	(14.0)	18.8	49.8
Profit for the period	17.6	—	—	—	—	17.6
Change in unrealised gain on Aspen, net of tax	(3.1)	—	—	—	(3.1)	—
Currency translation adjustment on foreign subsidiaries	(1.6)	—	—	—	(1.6)	—
Treasury shares	—	—	—	—	—	—
Change in share-based payments	0.1	—	—	—	0.1	—
Dividends	(12.5)	—	—	—	—	(12.5)
Other	1.2	0.3	1.5	—	(0.7)	0.1

30 June 2006	358.2	49.7	254.0	(14.0)	13.5	55.0

1 January 2005	403.7	49.0	249.4	(3.2)	28.5	80.0
Profit for the period	52.0	—	—	—	—	52.0
Change in unrealised gain on Aspen, net of tax	8.2	—	—	—	8.2	—
Currency translation adjustment on foreign subsidiaries	0.8	—	—	—	0.8	—
Treasury shares	(2.3)	—	—	(2.3)	—	—
Change in share-based payments	1.2	—	—	—	1.2	—
Dividends	(9.7)	—	—	—	—	(9.7)
Other	3.2	0.3	2.2	—	—	0.7

30 June 2005	457.1	49.3	251.6	(5.5)	38.7	123.0

1 January 2005	403.7	49.0	249.4	(3.2)	28.5	80.0
Loss for the year	(13.7)	—	—	—	—	(13.7)
Change in unrealised gain on Aspen, net of tax	(12.6)	—	—	—	(12.6)	—
Currency translation adjustment on foreign subsidiaries	0.8	—	—	—	0.8	—
Treasury shares	(10.8)	—	—	(10.8)	—	—
Change in share-based payments	1.5	—	—	—	1.5	—
Dividends	(16.5)	—	—	—	—	(16.5)
Other	4.1	0.4	3.1	—	0.6	—

31 December 2005	356.5	49.4	252.5	(14.0)	18.8	49.8

PART X  C — WELLINGTON 2006 INTERIMS (IFRS)

Consolidated cash flow statement

			Audited
	Six months to	Six months to	Year ended
	30 June 2006	30 June 2005	31 December 2005
	£m	£m	£m

Net cash provided by/(used in) operating activities	(54.9)	35.4	31.5
Net cash provided by investing activities	22.6	24.9	97.2
Net cash used in financing activities	(10.2)	(9.5)	(24.6)

Changes in cash and cash equivalents	(42.5)	50.8	104.1
Cash and cash equivalents — opening balance	244.4	144.0	144.0
Effect of exchange rate changes on cash and cash equivalents	(3.4)	1.3	(3.7)

Cash and cash equivalents — closing balance	198.5	196.1	244.4

PART X  C — WELLINGTON 2006 INTERIMS (IFRS)

Notes to the financial statements

1.	General information
Wellington Underwriting plc, the ultimate parent (Wellington), and its subsidiaries (collectively, the Wellington Group), consists of two main components:

—	Group Underwriting Operations — which underwrites predominantly at Lloyd’s through Syndicate 2020. The business underwritten by Syndicate 2020 comes from London brokers and through the US operations of Wellington Underwriting Inc. (WU Inc.). The Wellington Group’s participation on Syndicate 2020 is 67% for the 2006 underwriting year of account, was 66% for the 2005 underwriting year of account and was 56% for the 2004 underwriting year of account. The Wellington Group also underwrites non-Lloyd’s business through Wellington Specialty Insurance Company (WSIC) which is a non-admitted excess lines carrier in the United States (US); and

—	Investment in Aspen — which is a minority shareholding of 5.4% (14.1% at 30 June 2005 and 7.2% at 31 December 2005), on a fully diluted basis, in a Bermuda-based insurance and reinsurance company.
Wellington is a limited liability company incorporated and domiciled in the United Kingdom (UK) and has a listing on the London Stock Exchange. The address of its registered office is: 88 Leadenhall Street, London EC3A 3BA.
These consolidated financial statements were approved for issue by the Board on 30 August 2006.

2.	Basis of preparation
These consolidated financial statements have been prepared in accordance with the Listing Rules, using the accounting policies that the Wellington Group expects to apply for the 2006 full year. The accounting policies used are consistent with those set out in the Group’s Annual Report for the year to 31 December 2005, and are based on International Financial Reporting Standards (IFRS) as endorsed for use in the European Union. The Wellington Group has elected not to apply IAS34 “Interim Financial Reporting” in the period.
The statements for the two interim periods are unaudited but have been reviewed by Wellington’s auditors, PricewaterhouseCoopers LLP, and their report for the six months ended 30 June 2006 is included within this report. The interim financial statements do not constitute statutory accounts as defined in section 240 of the Companies Act 1985 (the Act).
The financial information in this interim statement for the year ended 31 December 2005 does not constitute statutory accounts for that period as defined in section 240 of the Companies Act 1985, but is derived from those accounts. Statutory accounts for the year ended 31 December 2005 have been delivered to the Registrar of Companies. Those accounts received an unqualified audit opinion and did not contain statements under section 237(2) or (3) of the Act.

PART X  C — WELLINGTON 2006 INTERIMS (IFRS)

3.	Investment in Aspen
The return from Aspen is recognised in profit for the period and shareholders’ equity as shown below:

			Audited

	Six months to	Six months to	Year ended
	30 June 2006	30 June 2005	31 December 2005
	£m	£m	£m

Amounts recognised in the consolidated income statement:
Change in fair value of Aspen options	(4.5)	7.1	1.0
Realised gain on sale of shares	1.1	2.5	9.2
Dividend income and other	1.0	2.2	3.0

Pre-tax contribution/(loss) from Aspen recognised in profit for the period	(2.4)	11.8	13.2
Tax (charge)/benefit	—	1.5	2.9

Net contribution/(loss) from Aspen recognised in the consolidated income statement	(2.4)	13.3	16.1

Amounts recognised in consolidated shareholders’ equity:
Movement in unrealised gain, including foreign exchange	(3.1)	13.4	(16.5)
Tax (charge)/benefit	—	(5.2)	3.9

Net contribution/(loss) from Aspen recognised in consolidated shareholders’ equity	(3.1)	8.2	(12.6)

Total pre-tax contribution/(loss) from Aspen	(5.5)	25.2	(3.3)
Total tax impact on contribution/(loss) from Aspen	—	(3.7)	6.9

Net contribution/(loss) from Aspen	(5.5)	21.5	3.6

The Welllington Group’s investment in Aspen is summarised as follows:

			Audited

	As at	As at 30 June	As at 31 December
	30 June 2006	2005	2005
	£m	£m	£m

Investment in Aspen shares	23.9	150.9	52.3
Foreign currency hedge contracts	2.5	(8.1)	(2.1)
Options	7.1	17.7	11.1

	33.5	160.5	61.3

4.	Investment return

	Investment
	return
	£m	Yield

For the six months ended 30 June 2006
Wellington Group share of syndicate investment return	13.6	3.7%
Wellington Group investment return	7.0	4.4%
Investment expenses	(1.1)

Net investment return	19.5

	Investment
	return
	£m	Yield

For the six months ended 30 June 2005
Wellington Group share of syndicate investment return	9.2	3.2%
Wellington Group investment return	4.5	4.1%
Investment expenses	(0.4)

Net investment return	13.3

PART X  C — WELLINGTON 2006 INTERIMS (IFRS)

	Investment
	return
Audited	£m	Yield

For the year ended 31 December 2005
Wellington Group share of syndicate investment return	22.8	3.6%
Wellington Group investment return	9.3	4.5%
Investment expenses	(1.0)

Net investment return	31.1

5.	Other income

			Audited

	Six months to	Six months to	Year ended
	30 June 2006	30 June 2005	31 December 2005
	£m	£m	£m

Retranslation of opening monetary balances	—	14.3	23.9
Effects of change from average to year end exchange rates	—	2.3	—
Change in the fair value of syndicate foreign exchange contracts	—	1.0	—
WUI Inc. commission	8.0	6.1	15.6
Agency fees and profit commission	3.1	5.9	11.5
Aspen service fee income	0.9	2.0	3.8

	12.0	31.6	54.8

6.	Other expenses

			Audited

	Six months to	Six months to	Year ended
	30 June 2006	30 June 2005	31 December 2005
	£m	£m	£m

Brokerage and other acquisition costs	55.2	45.9	106.5
Retranslation of opening monetary balances	5.4	—	—
Effects of change from average to year end exchange rates	3.2	—	3.4
Other losses on foreign exchange contracts and currency sales	4.9	(0.5)	6.7
Other	26.6	32.7	42.4

	95.3	78.1	159.0

7.	Earnings per share
The calculation of basic and diluted earnings per share is based on the following:

			Audited

	Six months to	Six months to	Year ended
	30 June 2006	30 June 2005	31 December 2005
	£m	£m	£m

Profit/(loss) for the period	£17.6	£52.0	£(13.7)
Weighted average number of ordinary shares (excluding shares held by the Wellington Group) — Basic	480.6	485.9	483.9
Dilutive potential ordinary shares:
Employee share options	13.8	6.9	9.5

Weighted average number of ordinary shares (excluding shares held by the Wellington Group) — Diluted	494.4	492.8	493.4

	Six months to	Six months to	Year ended
	30 June 2006	30 June 2005	31 December 2005

Earnings per share
— Basic	3.7p	10.7p	(2.8)p
— Diluted	3.6p	10.5p	(2.8)p

PART X  C — WELLINGTON 2006 INTERIMS (IFRS)

8.	Financial assets at fair value through income

			Audited

	As at	As at	As at
	30 June 2006	30 June 2005	31 December 2005
	£m	£m	£m

Wellington Group’s share of syndicate assets:
Bonds	461.0	330.4	368.4
Diversified funds	116.0	120.3	115.6
Foreign exchange contracts	4.9	0.8	—
Other	51.2	49.0	45.8

	633.1	500.5	529.8
Wellington Group assets:
Bonds	80.3	55.5	75.5
Certificates of deposit	175.1	111.3	176.5

Total financial assets	888.5	667.3	781.8

Included within Wellington Group assets are FAL of £226.2m, £150.9m and £232.2m at 30 June 2006, 30 June 2005 and 31 December 2005, respectively.

9.	Reinsurance assets
Reinsurance assets, net of bad debts of £16.8m, £11.2m and £21.4m at 30 June 2006, 30 June 2005 and 31 December 2005, respectively, are comprised of the following amounts:

			Audited

	As at	As at	As at
	30 June 2006	30 June 2005	31 December 2005
	£m	£m	£m

Reinsurers’ share of unearned premiums	71.1	49.5	21.1
Reinsurers’ share of IBNR	111.2	89.2	151.9
Reinsurers’ share of outstanding losses	365.0	153.0	453.1
Recoverable on paid losses	76.0	72.0	65.5

	623.3	363.7	691.6

10.	Loss provisions
Loss provisions before and after reinsurance, by the estimated duration of the underlying claims and characteristics of the underlying business, are summarised in the tables below:

		Gross			Net
	Case	IBNR	Total	Case	IBNR	Total
Loss provisions as at 30 June 2006	£m	£m	£m	£m	£m	£m

Large catastrophe provisions, recently incurred	332.9	73.2	406.1	72.7	38.0	110.7
All other short-tail provisions	184.6	195.6	380.2	166.2	143.5	309.7
Long-tail provisions	212.3	227.0	439.3	125.9	203.1	329.0

	729.8	495.8	1,225.6	364.8	384.6	749.4

		Gross			Net
	Case	IBNR	Total	Case	IBNR	Total
Loss provisions as at 30 June 2005	£m	£m	£m	£m	£m	£m

Short-tail provisions	201.3	129.1	330.4	145.5	76.0	221.5
Long-tail provisions	222.8	247.8	470.6	125.6	211.7	337.3

	424.1	376.9	801.0	271.1	287.7	558.8

PART X  C — WELLINGTON 2006 INTERIMS (IFRS)

		Gross			Net
	Case	IBNR	Total	Case	IBNR	Total
Loss provisions as at 31 December 2005	£m	£m	£m	£m	£m	£m

Large catastrophe provisions, recently incurred	381.2	132.0	513.2	98.0	23.6	121.6
All other short-tail provisions	211.7	180.4	392.1	139.1	160.9	300.0
Long-tail provisions	231.5	215.6	447.1	132.3	193.5	325.8

	824.4	528.0	1,352.4	369.4	378.0	747.4

Loss provisions which have recently been incurred (namely the large catastrophe provisions as shown in the table above) represent losses arising from the 2005 hurricanes. All other short-tail provisions represent property-related coverages where the majority of claims are expected to be reported within two years after the claims incident. Long-tail provisions are comprised of liability-related losses such as aviation and marine liability. Other risks and uncertainties remain as described in Part A of this Part X.
The directors consider that the provisions for gross claims and related reinsurance recoveries are fairly stated on the basis of the information currently available to them. However, ultimate liability will vary as a result of subsequent information and events and this may result in adjustments to the amounts provided. The Wellington Group’s exposure to insurance and financial risk is described in Note 4 to the financial statements in Part A of this Part X.
The increase in net loss provisions of £2.0m in the period to 30 June includes £1.0m arising from prior accident-year claims.

11.	Contingent liabilities
The Wellington Group has arranged a credit facility of £90m (106.1m at 30 June 2005 and at 31 December 2005) from a syndicated group of banks led by Barclays Bank and Lloyds TSB. It is comprised of two elements. The first consists of a £75.0m letter of credit facility (£75.0m at 30 June 2005 and 31 December 2005) to support FAL. At 30 June 2006 letters of credit had been drawn to a value of £75m (£42.6m at 30 June 2005 and £75m at 31 December 2005). The second is an undrawn £15.0m revolving credit facility (£15.0m at 30 June 2005 and 31 December 2005) for working capital purposes.
Wellington has given guarantees to the providers of these facilities in relation to the utilisation of these facilities by other Wellington Group companies.

PART X D — RECONCILIATION TO US GAAP

The following unaudited reconciliations summarise the material adjustments which reconcile the Wellington Group’s consolidated profit/(loss) and consolidated net assets for each of the three years ended 31 December 2003, 2004 and 2005 and the six months ended 30 June 2006 as previously reported by Wellington to estimates of those that would have been reported had Wellington applied the accounting policies applied by Catlin Group in the preparation of the interim results for the six months ended 30 June 2006 using Wellington’s IFRS accounting policies. The consolidated profit/(loss) and consolidated net assets previously reported by Wellington for the year ended 31 December 2003 and the year ended 31 December 2004 were prepared under UK GAAP and for the year ended 31 December 2005 and six months ended 30 June 2006 were prepared using Wellington’s IFRS accounting policies. The financial information for the year ended 31 December 2004 was restated in the 31 December 2005 financial statements as the 2004 comparative financial information under IFRS. Catlin Group prepares its financial statements under US GAAP.
The adjustment to Wellington’s net assets at each period end is a cumulative adjustment to reflect Catlin Group’s US GAAP accounting policies as at that date. The net income adjustment in each period, in contrast, represents the effect for that reporting period only, and does not necessarily agree to the net assets adjustment amount.

			Six months ended	Year ended	Year ended	Year ended
			30 June	31 December	31 December	31 December
£ thousands	Note		2006	2005	2004	2003

Profit/(loss) as reported by Wellington
– UK GAAP					59,700	82,800
Pre-tax adjustments:
Reversal of amortisation	(a	)			1,500
Foreign currency differences	(b	)			(1,500)
Valuation of Aspen options	(c	)			(15,500)
Unrealised gain on Aspen shares including related items	(d	)			14,300
Other					200
Tax impact of IFRS adjustments					300

– IFRS			17,600	(13,700)	59,000
Adjustment for:
Functional currencies	(f	)	8,638	(20,422)	5,867	(2,123)
Derivatives & hedging	(g	)	—	—	—	23,800
Employee stock compensation	(h	)	—	—	—	502
Payroll taxes on employee stock compensation	(i	)	(455)	317	322	113
Deferred acquisition costs	(j	)	(1,497)	1,867	(1,331)	(1,440)
Reinstatement premiums	(k	)	(262)	(48)	304	—
Gains on investment in Aspen	(l	)	—	—	—	(42,100)
Goodwill	(n	)	—	—	—	200
Acquired syndicate capacity	(o	)	—	—	—	1,333
Tax effects of adjustments	(q	)	(1,927)	5,486	(1,548)	8,314

Net income/(loss) under Catlin Group’s US GAAP accounting policies			22,097	(26,500)	62,614	71,399

PART X D — RECONCILIATION TO US GAAP

			As at	As at	As at	As at
			30 June	31 December	31 December	31 December
£ thousands	Note		2006	2005	2004	2003

Net assets as reported by Wellington
– UK GAAP					391,800	349,400
IFRS Pre-tax adjustments:
Reversal of amortisation	(a	)			8,100
Foreign currency differences	(b	)			(8,300)
Valuation of Aspen options	(c	)			—
Dividend recognition	(e	)			9,700
Other					2,400
Tax impact of IFRS adjustments					—

– IFRS			358,200	356,500	403,700
Adjustment for:
Functional currencies	(f	)	5,420	(8,784)	8,188	—
Derivatives & hedging	(g	)	—	—	—	15,000
Employee stock compensation	(h	)	—	—	—	1,142
Payroll taxes on employee stock compensation	(i	)	432	888	571	417
Deferred acquisition costs	(j	)	(4,487)	(2,991)	(4,858)	(3,527)
Reinstatement premiums	(k	)	—	272	290	—
Defined benefit pensions	(m	)	(1,000)	(1,000)	(1,000)	—
Goodwill	(n	)	36,195	36,195	36,195	36,195
Acquired syndicate capacity	(o	)	(3,934)	(3,934)	(3,934)	2,636
Dividend recognition	(p	)	—	—	—	8,000
Tax effects of adjustments	(q	)	1,071	4,664	223	(4,700)

Net assets under Catlin Group’s US GAAP accounting policies			391,897	381,810	439,375	404,563

a)	Reversal of amortisation

Under UK GAAP, goodwill and syndicate capacity were amortised over 20 years and reviewed for impairment. Under IFRS, goodwill and syndicate capacity are not amortised and are annually reviewed for impairment.

b)	Foreign currency differences

Under UK GAAP, income and expenses were recognised at current period average exchange rates. Exchange differences arising from the retranslation of brought forward balances to period-end exchange rates were recognised in the P&L. Differences between the average and period-end exchange rates were recognised in STRGL. Exchange differences arising from the retranslation of the net investment in foreign subsidiaries to period-end exchange rates were recognised in STRGL.

Under IFRS, income and expenses are recognised at average exchange rates, which represent a proxy for the transactional rate. Exchange differences arising from the retranslation of brought forward balances of monetary items to period-end exchange rates are recognised in the income statement. Non-monetary assets and liabilities are valued at historical exchange rates. Differences between the average and period-end exchange rates are recognised in the income statement. Exchange differences arising from the retranslation of the net investment in foreign subsidiaries to period-end rates are recognised in consolidated shareholders’ equity.

c)	Valuation of Aspen options

Under UK GAAP, the Aspen options were carried at current value with prudent regard to net realisable value and, consequently, were first recognised in 2004. Changes in the current value were recognised in the P&L.

Under IFRS, the Aspen options are carried at fair value and, consequently, are first recognised in 2003. Changes in fair value are recognised in the consolidated income statement.

d)	Unrealised gain on Aspen shares, including related items

Under UK GAAP, the change in the unrealised gain on the investment in Aspen shares, including changes in the fair value arising from fluctuating exchange rates, was recognised in the P&L.

PART X D — RECONCILIATION TO US GAAP

Under IFRS, the change in the unrealised gain on the investment in Aspen shares is recognised in consolidated shareholders’ equity. The change in the fair value of Aspen arising from fluctuating exchange rates is recognised in consolidated shareholders’ equity, except for the element of FX designated as effective under hedge accounting which is recognised in the income statement.

e)	Under UK GAAP, dividends recommended by the Wellington Board were recognised in the period to which they related.

Under IFRS, dividends are recognised in the period they are declared by Wellington and, where applicable, approved by the Wellington Shareholders.

In addition to the differences noted above, the cash flow presentation differs from that previously presented under UK GAAP. Under UK GAAP, cash flows were presented separately for operating activities, returns on investments and servicing of finance, taxation paid, capital expenditures, acquisitions and disposals, equity dividends paid to shareholders and financing activities. Under IFRS, only three categories of cash flow activity are reported: operating, investing and financing activities.

f)	Under US GAAP, the Wellington Syndicate is deemed to have multiple functional currencies. In translating to reporting currency, each functional currency statement of operations is translated at average rates and each functional currency balance sheet is translated at closing rates. Translation differences arising are recorded in other comprehensive income within stockholders’ equity.

Under IFRS, the Wellington Syndicate is deemed to have a single functional currency, which is sterling. Monetary items are translated at closing rates and the resulting gains and losses on foreign exchange are recorded in the statement of operations. Non-monetary items are translated at historic rates.

Under UK GAAP, the Wellington Syndicate had six functional currencies. In translating to reporting currency, each functional currency statement of operations was translated at average rates, and the resulting translation difference was recorded in shareholders’ funds. Each functional currency balance sheet was translated at closing rates, and the resulting translation difference was recorded in the statement of operations.

The reconciling items in 2004, 2005 and the first half of 2006 are the net effect of moving the Wellington Syndicate from sterling as its sole functional currency under IFRS to multiple functional currencies under US GAAP. The reconciling item in 2003 represents the effect of moving the translation difference arising on the balance sheet from the statement of operations under UK GAAP to other comprehensive income under US GAAP.

g)	Under US GAAP and IFRS, all of the Wellington Group’s derivatives are carried at fair value, and changes in their fair value are recognised in the statement of operations.

Under UK GAAP, Wellington recorded forward exchange contracts at their current value, and share options at their estimated market value with prudent regard to their likely realisable value. Certain hedging gains and losses were recognised directly in stockholders’ equity.

The 2003 reconciling item shows the net effect of adjusting derivatives held under UK GAAP to their fair value, with changes in fair value recorded in the statement of operations.

h)	Under US GAAP and IFRS, Wellington recognises a charge for employee stock compensation awards granted after 2002 based on fair value.

Under UK GAAP, a charge was accrued for awards based on the difference between the exercise price and the market price (“intrinsic value”).

This reconciling item reflects the difference between the intrinsic value under UK GAAP and the fair value under US GAAP in 2003 with respect to stock compensation awards outstanding in 2003.

i)	Under US GAAP, a liability for payroll taxes arising from stock compensation is recognised when the amount is due to the taxing authority, for example on the exercise of stock options.

Under IFRS, Wellington records a liability for payroll taxes arising from stock-based compensation at the grant date, based on the intrinsic value of awards at the balance sheet date.

Under UK GAAP, Wellington recorded a liability for payroll taxes on all unapproved share options based on the difference between the exercise price and the market price at the balance sheet date.

This adjustment reverses the liability established under UK GAAP in 2003 and IFRS in 2004, 2005 and the first half of 2006.

j)	Under US GAAP, direct costs associated with the acquisition of business, including brokerage, premium taxes and premium levies, are deferred and amortised over the period in which the related premiums are earned.

Under IFRS and UK GAAP, Wellington also deferred some indirect costs of acquiring business, including salaries and other related costs.

This adjustment removes the deferred indirect acquisition costs and records them in the statement of operations in the period that they were incurred.

k)	Under US GAAP, reinstatement premiums, which are paid to reinstate insurance coverage after it has been exhausted, are recognised immediately when due.

Under IFRS and UK GAAP, Wellington earns reinstatement premiums over the period of the original contract under which they are due.

This reconciling item shows the net effect of recognising reinstatement premiums immediately when they are due.

PART X D — RECONCILIATION TO US GAAP

l)	Under US GAAP and IFRS, Wellington’s investment in shares of Aspen is designated as “available for sale.” The shares are carried at fair value and movements in fair value are recognised in other comprehensive income within stockholders’ equity.

Under UK GAAP, Wellington’s investment in Aspen shares was carried at fair value and movements in fair value were recognised in the statement of operations.

This reconciling item in 2003 reflects the reclassifications of gains and losses on Aspen from the statement of operations under UK GAAP to other comprehensive income under US GAAP.

m)	Wellington operated a defined benefit pension plan which was closed to new members in 1993. Under IFRS, which is consistent with US GAAP, Wellington recognises a liability representing the accrued defined benefit pension costs in excess of contributions made. Under US GAAP, an additional minimum liability is required to the extent that the accumulated benefit obligation exceeds the fair value of plan assets.

Under UK GAAP, Wellington recorded a liability on the balance sheet for pension obligations, and recognised contributions in the statement of operations when payable.

The reconciling items in 2004, 2005 and the first half of 2006 represent the recognition of the additional minimum liability under US GAAP.

n)	Under US GAAP, goodwill was amortised until 2001. From 2002, goodwill is deemed to have an indefinite life and no amortisation is recognised. Amortisation prior to 2002 is not reinstated.

Under IFRS, goodwill is also deemed to have an indefinite useful life and is therefore not amortised. On transition to IFRS, Wellington took advantage of the first-time adoption exemption which permitted the use of the UK GAAP carrying value of goodwill as at 31 December 2003 as the deemed IFRS cost as at 1 January 2004.

Under UK GAAP, prior to 1998, Wellington recorded goodwill directly in stockholders’ equity. From 1999, goodwill was recognised on the balance sheet and amortised over its useful life.

This reconciling item shows the effect of reinstating goodwill previously taken directly to equity under UK GAAP, and the reversal of amortisation recorded after 2001.

o)	Under US GAAP, purchased syndicate capacity was amortised until 2001. From 2002, it is deemed to have an indefinite life and is not amortised. Amortisation prior to 2002 is not reinstated.

Under IFRS, Wellington also considered purchased syndicate capacity to have an indefinite life.

Under UK GAAP, purchased syndicate capacity was amortised.

This adjustment reverses the amortisation recorded after 2001 under UK GAAP.

p)	Under US GAAP and IFRS, dividends are recognised in the period in which they are declared by Wellington and, where applicable, approved by Wellington’s shareholders.

Under UK GAAP, dividends recommended by the Wellington Board were recognised in the period of profits to which they related.

This adjustment reverses the dividends declared for the 2003 financial year, which were approved and paid in 2004.

q)	All of the reconciling items are presented before tax. This line item represents the tax effect of all the reconciling items.

PricewaterhouseCoopers
Dorchester House
7 Church Street
Hamilton HM11
Bermuda
The Directors
Catlin Group Limited
Cumberland House
1 Victoria Street
Hamilton
Bermuda HM11
JPMorgan Cazenove Limited (the “Sponsor”)
20 Moorgate
London EC2R 6DA
24 November 2006
Dear Sirs
Catlin Group Limited (the “Company”)
We report on the unaudited Reconciliation to US GAAP (the “Reconciliations”) of the consolidated net profit or loss of Wellington Underwriting plc (“Wellington”) for each of the three years ended 31 December 2005 and for the six months ended 30 June 2006 and of its consolidated net assets as at the end of each of those periods, prepared under the accounting policies applied by Wellington in preparing its historical financial statements for those periods to the accounting policies applied by the Company in preparing its unaudited interim financial statements for the six months ended 30 June 2006. The Company reports under accounting principles generally accepted in the United States of America. The Reconciliations are set out in Part D of Part X of the prospectus dated 24 November 2006 issued by the Company (the “Prospectus”).
Responsibility
It is the responsibility solely of the Directors of the Company to prepare the Reconciliations in accordance with item 13.5.27(2)(a) of the Listing Rules of the Financial Services Authority (the “Listing Rules”). It is our responsibility to form an opinion, as required by the Listing Rules, on the Reconciliations and to report our opinion to you.
The historical consolidated financial statements of Wellington for the six months ended 30 June 2006 were prepared under International Financial Reporting Standards as adopted for use in the European Union (“IFRS”) and were not audited by the UK firm of PricewaterhouseCoopers LLP or by ourselves but were reviewed and reported on by the UK firm of PricewaterhouseCoopers LLP in accordance with the provisions of Bulletin 1999/4 “Review of Interim Financial Information” issued by the Auditing Practices Board in the United Kingdom.
The Reconciliations incorporate significant adjustments to the historical consolidated financial statements of Wellington. The historical consolidated financial statements of Wellington for each of the three years ended 31 December 2005 are the responsibility of the Directors of Wellington and were audited by the UK firm of PricewaterhouseCoopers LLP for the years ended 31 December 2005 and 31 December 2004 and by KPMG Audit Plc for the year ended 31 December 2003, each of which firm gave unqualified reports thereon. We do not accept, and have been informed by the UK firm of PricewaterhouseCoopers LLP that they do not accept, any responsibility for any reports previously given by them on any financial information used in the compilation of the Reconciliations beyond that owed to those to whom those reports were addressed by the UK firm of PricewaterhouseCoopers LLP at the dates of their issue.
Save for any responsibility which we may have to those persons to whom this report is expressly addressed and for any responsibility arising under item 5.5.3R(2)(f) of the Prospectus Rules, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such person as a result of, arising out of, or in accordance with this report or our statement, required by and given solely for the purposes of complying with item 13.4.1R(6) of the Listing Rules, consenting to its inclusion in the Prospectus.
Basis of opinion
We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work, which involved no independent examination of any historical underlying financial information, consisted primarily of making enquiries of management of Wellington and its auditors to establish the accounting policies which were applied in the preparation of the historical underlying financial information.
We have considered the evidence supporting the Reconciliations and discussed the Reconciliations with the Directors of the Company.
Our work to support this opinion has not been carried out in accordance with auditing standards or other standards and practices generally accepted in the United States of America or auditing standards of the Public Company Accounting Oversight Board (United States) and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.
Opinion
In our opinion the adjustments made are those appropriate for the purpose of presenting the consolidated net profit or loss of Wellington (as adjusted) for each of the three years ended 31 December 2005 and for the six months ended 30 June 2006 and of its consolidated net assets as at the end of each of those periods (as adjusted), on the basis consistent in all material respects with the accounting policies of the Company, and the Reconciliations have been properly compiled on the basis stated.
Declaration
For the purpose of Prospectus Rule 5.5.3R(2)(f), we are responsible for this report as part of the Prospectus and we declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its impact. This declaration is included in the Prospectus in compliance with item 1.2 of Annex I and item 1.2 of item III to the PD Regulation.
Yours faithfully
PricewaterhouseCoopers

PART XI
PRO FORMA STATEMENT OF NET ASSETS OF THE ENLARGED GROUP
The following unaudited pro forma statement of net assets has been prepared to illustrate the effect on the net assets of the Catlin Group as if the acquisition of the Wellington Group and proposed cessation of Syndicate 2020 had occurred on 30 June 2006. The unaudited pro forma statement has been prepared for illustrative purposes only and, because of its nature, addresses a hypothetical situation and, therefore, does not represent Catlin Group’s actual financial position or results. This unaudited pro forma statement does not take into account trading of either the Catlin Group or the Wellington Group subsequent to the balance sheet date, 30 June 2006.
This unaudited pro forma statement has been prepared on the basis set out in the notes below.

		Adjustments

		Wellington	New	Acquisition	Cessation
	Catlin Group	Group	Financing	Accounting	Application	Pro forma
US$ thousands	Note 1	Note 2	Note 4	Note 5	Note 6	Total

Assets:
Total investments	1,704,414	1,406,185	—	—	—	3,110,599
Cash and cash equivalents	794,497	666,740	500,000	(330,280)	(219,173)	1,411,784
Securities lending collateral	209,137	—	—	—	—	209,137
Premiums and other receivables	768,133	411,625	—	—	—	1,179,758
Reinsurance recoverable	522,420	1,021,570	—	—	—	1,543,990
Reinsurers’ share of unearned premiums	112,103	128,003	—	—	—	240,106
Deferred acquisition costs	151,920	108,338	—	—	—	260,258
Intangible assets and goodwill	72,491	121,843	—	434,741	219,173	848,248
Other assets	68,242	121,360	—	—	—	189,602

Total assets	4,403,357	3,985,664	500,000	104,461	—	8,993,482

Liabilities:
Unpaid losses and loss expenses	1,950,583	2,267,360	—	—	—	4,217,943
Unearned premiums	872,898	628,295	—	—	—	1,501,193
Reinsurance payable	138,670	89,910	—	—	—	228,580
Notes payable	50,000	—	500,000	—	—	550,000
Subordinated debt	—	34,780	—	—	—	34,780
Accounts payable and other liabilities	72,569	211,211	—	—	—	283,780
Securities lending payable	209,137	—	—	—	—	209,137
Deferred taxes	17,559	29,099	—	—	—	46,658

Total liabilities	3,311,416	3,260,655	500,000	—	—	7,072,071

Net assets	1,091,941	725,009	—	104,461	—	1,921,411

This unaudited pro forma statement of net assets at 30 June 2006 is based on:

1.	The consolidated balance sheet of the Catlin Group at 30 June 2006, extracted without material adjustment from the unaudited Interim Report of the Catlin Group; and

PART XI — PRO FORMA STATEMENT OF NET ASSETS OF THE ENLARGED GROUP

2.	The consolidated balance sheet of the Wellington Group at 30 June 2006 as restated in accordance with the Catlin Group’s accounting policies, translated into US dollars at £1.00:US$1.85, being the closing rate of exchange on 30 June 2006. A reconciliation is set out below.

		Accounting
		Policy
	Wellington	Alignment	Wellington	Wellington
	Group	Adjustments	Group	Group
	Note i	Note ii	Adjusted	Adjusted

	(£ thousands)	(£ thousands)	(£ thousands)	(US$ thousands)
Assets
Total investments	760,100	—	760,100	1,406,185
Cash and cash equivalents	360,400	—	360,400	666,740
Securities lending collateral	—	—	—	—
Premiums and other receivables	222,500	—	222,500	411,625
Reinsurance recoverable	552,200	—	552,200	1,021,570
Reinsurers’ share of unearned premiums	71,100	(1,909)	69,191	128,003
Deferred acquisition costs	64,900	(6,339)	58,561	108,338
Intangible assets and goodwill	33,600	32,261	65,861	121,843
Other assets	65,600	—	65,600	121,360

Total assets	2,130,400	24,013	2,154,413	3,985,664

Liabilities:
Unpaid losses and loss expenses	1,225,600	—	1,225,600	2,267,360
Unearned premiums	348,800	(9,181)	339,619	628,295
Reinsurance payable	48,600	—	48,600	89,910
Notes payable	—	—	—	—
Subordinated debt	18,800	—	18,800	34,780
Accounts payable and other liabilities	113,600	568	114,168	211,211
Securities lending payable	—	—	—	—
Deferred taxes	16,800	(1,071)	15,729	29,099

Total liabilities	1,772,200	(9,684)	1,762,516	3,260,655

Net assets	358,200	33,697	391,897	725,009

i.	The net assets of the Wellington Group have been extracted from the consolidated balance sheet of the Wellington Group at 30 June 2006.

ii.	The accounting policy alignments are discussed further in Part D of Part X of this document, which deals with the reconciliation of Wellington Group’s and Catlin Group’s accounting policies.
                £ thousands

Part D — Reconciliation to US GAAP	DR/(CR)	Balance sheet item affected	DR/(CR)

(a) Functional currencies	5,420	Reinsurers’ share of unearned premiums	(1,909)
		Deferred acquisition costs(1)	(1,852)
		Unearned premiums	9,181

			5,420

(d) Payroll taxes on employee stock compensation	432	Accounts payable and other liabilities(2)	432
(e) Deferred acquisition costs	(4,487)	Deferred acquisition costs(1)	(4,487)
(h) Defined benefit pensions	(1,000)	Accounts payable and other liabilities(2)	(1,000)
(i) Goodwill	36,195	Intangible assets and goodwill(3)	36,195
(j) Acquired syndicate capacity	(3,934)	Intangible assets and goodwill(3)	(3,934)
(l) Tax effect of adjustments	1,071	Deferred taxes	1,071

	33,697		33,697

(1)	Total effect on Deferred acquisition costs is £(6,339).

(2)	Total effect on Accounts payable and other liabilities is £(568).

(3)	Total effect on Intangible assets and goodwill is £32,261.

3.	The unaudited pro forma statement of net assets has been prepared on the basis that the acquisition of the Wellington Group will be accounted for using acquisition accounting principles, with the excess purchase price being capitalised as goodwill and other intangibles. No account has been taken of any fair value adjustments which arise on this acquisition.

4.	A bridge financing facility has been arranged to fund (in part) the acquisition of the Wellington Group and to compensate unaligned members for the cessation of Wellington’s Syndicate 2020. It is intended that this amount will be refinanced through an issue of subordinated debt in the first quarter of 2007.

PART XI — PRO FORMA STATEMENT OF NET ASSETS OF THE ENLARGED GROUP

5.	The adjustment reflects the acquisition of the Wellington Group. The acquisition has been accounted for using the acquisition method of accounting. The excess of consideration over the book value of assets acquired has been reflected as goodwill and other intangibles. No account has been taken of any fair value adjustments which may arise on this acquisition.
     Goodwill has been calculated as follows:

US$ thousands
Cash consideration (Note i)	330,280
Equity consideration (Note ii)	803,981
Estimated Acquisition expenses	25,489

1,159,750

Net assets of the Wellington Group acquired as stated under US GAAP	725,009

Goodwill	434,741

i.	This is an estimated amount based on 35 pence per outstanding Wellington Share, translated at the forward rate of £1 = $1.91. Total outstanding share capital used for the purposes of this calculation is 494 million Wellington Shares. This amount will vary if the number of Wellington Shares outstanding changes, or if the exchange rate on the date of acquisition is different.

ii.	This is an estimated amount based on 0.17 Catlin Shares per outstanding Wellington Share. Total outstanding share capital used for the purposes of this calculation is 494 million Wellington Shares. The average Catlin share price two days before and two days after the transaction announcement date was 503.35 pence, and this amount has been translated at £1 = $1.90, which was the average rate in effect over the same period. This amount will vary if the number of Wellington Shares outstanding changes.

6.	If the Cessation Application is approved, compensation will be paid to unaligned members for the cessation of Syndicate 2020. Unaligned members have been offered the choice between receiving either i) 50 pence cash for each £1 of prospective 2007 capacity on Syndicate 2020; or ii) 40 pence cash for each £1 of prospective 2007 capacity on Syndicate 2020 plus the option to maintain an equivalent amount of capacity on a new reinsurance syndicate that will write a whole account quota share reinsurance of Syndicate 2003 for at least the 2007 and 2008 years of account. This adjustment assumes that the unaligned members will be evenly split between each option, and that the full amount of $219.2 million will be capitalised as an intangible asset. If all unaligned members choose the first option, the total compensation to be paid will be $243.5 million. If all unaligned members choose the second option, the total compensation to be paid will be $194.8 million. All amounts have been translated at the forward rate of £1 = $1.91.

PricewaterhouseCoopers
Dorchester House
7 Church Street
Hamilton HN11
Bermuda

The Directors
Catlin Group Limited
Cumberland House
1 Victoria Street
Hamilton HM 11
Bermuda
JPMorgan Cazenove Limited (the “Sponsor”)
20 Moorgate
London
EC2R 6DA
24 November 2006
Dear Sirs
Catlin Group Limited (the “Company”)
We report on the Pro forma Statement of Net Assets of the Enlarged Group (“the pro forma net assets statement”) set out in Part XI of the Company’s Prospectus dated 24 November 2006 (the “Prospectus”) which has been prepared on the basis described, for illustrative purposes only, to provide information about how the proposed acquisition of Wellington Underwriting plc might have affected the financial information presented on the basis of the accounting policies adopted by the Company in preparing its unaudited interim financial statements for the period ended 30 June 2006. This report is required by item 7 of Annex II to the PD Regulation and the Listing Rules of the UK Listing Authority (the “Listing Rules”), and is given for the purpose of complying with that PD Regulation and with the Listing Rules and for no other purpose.
Responsibilities
It is the responsibility of the directors of the Company to prepare the pro forma net assets statement in accordance with item 20.2 of Annex I to the PD Regulation and item 13.5.31R of the Listing Rules.
It is our responsibility, as required by item 7 of Annex II to the PD Regulation and the Listing Rules, to form an opinion as to the proper compilation of the pro forma net assets statement and to report our opinion to you.
In providing this opinion we are not updating or refreshing any reports or opinions previously issued by PricewaterhouseCoopers Bermuda or the UK firm of PricewaterhouseCoopers LLP on any financial information used in the compilation of the pro forma net assets statement, nor do we accept and have been informed by the UK firm of PricewaterhouseCoopers LLP that they do not accept, responsibility for such reports or opinions beyond that owed to those to whom those reports or opinions were addressed by us or by them at the dates of their issue.
Save for any responsibility which we may have to those persons to whom this report is expressly addressed and any responsibility arising under item 5.5.3R(2)(f) of the Prospectus Rules, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such person as a result of, arising out of, or in accordance with this report or our statement, required by and given solely for the purposes of complying with item 13.4.1R(6) of the Listing Rules, consenting to its inclusion in the Prospectus.
Basis of opinion
We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. The work that we performed for the purpose of issuing this report, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustments and discussing the pro forma net assets statement with the directors of the Company.
We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the pro forma financial information has been properly compiled on the basis stated and that such basis is consistent with the accounting policies of the Company.
Our work to support this opinion has not been carried out in accordance with auditing standards or other standards and practices generally accepted in the United States of America or auditing standards of the Public Company Accounting Oversight Board (United States) and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.
Opinion
In our opinion:

(a)	the pro forma net assets statement has been properly compiled on the basis stated; and

(b)	such basis is consistent with the accounting policies of the Company.
Declaration
For the purposes of Prospectus Rule 5.5.3R(2)(f), we are responsible for this report as part of the Prospectus and we declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Prospectus in compliance with item 1.2 of Annex I and item 1.2 of Annex III to the PD Regulation.
Yours faithfully
PricewaterhouseCoopers

PART XII
REGULATION
The Catlin Group operates its insurance underwriting activities through four underwriting platforms:

•	Catlin Bermuda

•	the Catlin Syndicate

•	Catlin UK

•	Catlin US (expected to commence operations soon).
The legal entities through which the Catlin Group’s underwriting platforms conduct business are identified and described in “Information on Catlin” in Part VI of this document.
The principal regulatory bodies for the Catlin Group’s insurance and reinsurance underwriting activities are:

•	for Catlin Bermuda: the Bermuda Monetary Authority

•	for the Catlin Syndicate: Lloyd’s and the FSA

•	for Catlin UK: the FSA

•	for Catlin US: the Texas Department of Insurance
Catlin Group companies are also licensed or subject to regulatory oversight in the United States, Europe, Australia, Canada and Asia.
The principal regulatory bodies for the Wellington Group’s insurance and reinsurance underwriting activities are:

•	for the Wellington Syndicate and WUAL: Lloyd’s and the FSA

•	for WUI: certain US state insurance departments

•	for WSIC: the Delaware Department of Insurance
Insurance regulation in Bermuda
The Insurance Act provides that no person shall carry on any insurance business in or from within Bermuda unless registered as an insurer by the Bermuda Monetary Authority under the Insurance Act. Insurance and reinsurance activities are regulated under the Insurance Act. Catlin Bermuda, which is licensed to carry on general insurance, is registered as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act. The continued registration of Catlin Bermuda as an insurer is subject to its complying with the terms of its registration and such other conditions as the Bermuda Monetary Authority may impose from time to time. The day-to-day supervision of insurers is the responsibility of the Bermuda Monetary Authority.
The Insurance Act also imposes auditing and reporting requirements and grants the Bermuda Monetary Authority powers to supervise, investigate, require information and the production of documents and intervene in the affairs of insurance companies. An insurer’s registration may be cancelled by the Bermuda Monetary Authority on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the Bermuda Monetary Authority, the insurer has not been carrying on business in accordance with sound insurance principles.
Catlin Bermuda is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. Without a reason acceptable to the Bermuda Monetary Authority, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days’ notice of the intention to do so is given in writing to the Bermuda Monetary Authority. As a registered Class 4 insurer, Catlin Bermuda is required annually to file a Statement of Actuarial Opinion regarding the reasonableness of the loss and loss adjustment reserves established by Catlin Bermuda.
Under the Bermuda Companies Act, Catlin Bermuda may declare or pay a dividend only if it has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or that the realisable value of its assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Catlin Bermuda may not declare or pay any dividend during any financial year if it would cause Catlin Bermuda to fail to meet its relevant margins pursuant to the Insurance Act.
The Insurance Act provides minimum solvency and liquidity standards for general business insurers. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75 per cent. of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments,

PART XII — REGULATION

unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the Bermuda Monetary Authority, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).
The Bermuda Monetary Authority may appoint an inspector with extensive powers to investigate the affairs of an insurer if it believes that an investigation is required in the interest of the insurer’s policyholders or persons who may become policyholders.
In order to verify or supplement information otherwise provided to the Bermuda Monetary Authority, the Bermuda Monetary Authority may direct an insurer to produce documents or information relating to matters connected with the insurer’s business.
If it appears to the Bermuda Monetary Authority that there is a risk of the insurers becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the Bermuda Monetary Authority may, among other things, direct the insurer (a) not to take on any new insurance business, (b) not to vary any insurance contract if the effect would be to increase the insurer’s liabilities, (c) not to make certain investments, (d) to realise certain investments, (e) to maintain in, or transfer to the custody of, a specified bank, certain assets, (f) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (g) to limit its premium income.
Any person who directly or indirectly becomes a shareholder controller of an insurer whose shares or the shares of its parent company are listed on any stock exchange recognised by the Bermuda Monetary Authority must notify the Bermuda Monetary Authority in writing within 45 days of becoming such a holder. The Bermuda Monetary Authority may, by written notice, object to any shareholder controller continuing to be a shareholder controller if it appears to the Bermuda Monetary Authority that the person is no longer fit and proper to be such a holder. An insurer must give notice to the Bermuda Monetary Authority, within 45 days, of the fact that any person has become or ceases to become a shareholder controller of the insurer. Failure to comply with any of the above constitutes an offence.
Insurance regulation in the United Kingdom
The transaction of insurance business in the United Kingdom is a regulated activity. The United Kingdom Financial Services Authority, or the FSA, regulates both UK insurance companies and Lloyd’s itself. Lloyd’s has retained certain of its supervisory functions in relation to the Lloyd’s market and carries out other supervisory functions in parallel with the FSA.
Lloyd’s itself, in relation to the insurance business carried on by its members (both current and in run-off) in the aggregate, is subject to capital adequacy requirements which are risk-based. Lloyd’s has for many years imposed capital requirements on its members. Lloyd’s continues to do so in order that it can meet its own aggregate capital requirements. Lloyd’s current capital requirements are based on its own risk based capital model to a level that there is a probability of insolvency of one in 200 years. Lloyd’s reviews this assessment and has the power to adjust it if deemed appropriate. Lloyd’s then applies an uplift of 35 per cent. to a level which will support Lloyd’s higher financial strength rating. As a transitional measure Lloyd’s has also continued to apply a minimum risk based capital ratio of 40 per cent. of capacity.
Managing agents are responsible for ensuring that syndicates managed by them have at all times sufficient financial resources to support the insurance business written by them. Managing agents must establish appropriate controls over risk affecting the insurance business carried on through syndicates.
The FSA’s requirements for firms carrying on insurance and/or reinsurance business cover areas such as:

•	conduct of business;

•	prudential supervision of insurers, insurance groups and investment firms, requiring insurers and reinsurers to maintain adequate margins of solvency (namely the margin by which assets exceed liabilities), and investment firms to maintain financial resources in excess of certain financial resources requirements;

•	internal systems and controls, including approval by the FSA of persons carrying on certain key functions which are identified in the FSA handbook; and

•	extensive periodic reporting requirements.

PART XII — REGULATION

Failure to comply with the relevant legal and regulatory requirements could lead to the FSA’s taking disciplinary and/or remedial action (including public statements and censure and/or financial penalties) against a firm, or employing measures to secure redress or restitution (such as requiring a firm to compensate its customers). The FSA also has the power to cancel or vary a firm’s permission, or to withdraw a firm’s authorisation.
Both the FSA and Lloyd’s have substantial powers of intervention in relation to the entities they regulate. The FSA’s wide powers of intervention and investigation under the FSMA allow it, among other things, to compel an insurance or reinsurance company to establish reserves to cover future liabilities and to require an insurance company to take such action as appears to the FSA to be appropriate to protect policyholders against the risk that the relevant company may be unable or unwilling to meet its liabilities. In certain circumstances, such action may include limiting a company’s declaration and distribution of dividends. The FSA also has the power to require an authorised firm to provide specified information or produce specified documents, to the extent such information or documents are reasonably required by the FSA in connection with the exercise of its functions under FSMA. If necessary, the FSA may in addition require an authorised firm (or any member of its group) to provide the FSA with a report (prepared by a person nominated or approved by the FSA) on any matter in relation to which it has required or could require information or production of documents.
Insurance regulation in the United States
Catlin Group and Wellington Group companies in the United States operate as licensed insurance carriers, non-admitted insurance carriers, surplus lines brokers or managing general agencies; in addition, the activities of the Catlin Syndicate, Catlin Bermuda, Catlin UK and the Wellington Syndicate are regulated in connection with their underwriting surplus lines business in the US market.
Catlin Underwriting Agency US, Inc. is licensed as a surplus lines broker and managing general agency by the Texas Department of Insurance. Catlin Underwriting Agency US, Inc. of Louisiana is licensed as a broker and as a surplus lines broker by the Louisiana Department of Insurance and holds non-resident licences as a broker and surplus lines broker in Mississippi, Illinois and New York. Catlin Insurance Services of California Inc. is licensed by the California Department of Insurance as a surplus lines broker. Catlin US is domiciled in Texas and is an admitted insurer in Texas and other US states. Catlin Bermuda is eligible to write surplus lines business in some 40 US states and Catlin UK is eligible in 39, with 6 pending, Catlin Underwriting Agency US, Inc. of New York is licensed as an excess lines broker by the New York Department of Insurance.
The Wellington Group has two licensed insurance subsidiaries domiciled in the United States, WUI and WSIC.
WSIC is domiciled in the state of Delaware and is authorised as a non-admitted excess and surplus lines insurer in 42 US states and the District of Columbia. Surplus lines insurers do not come under the jurisdiction of insurance regulators in the same manner as the admitted insurance market. Surplus lines insurers are generally required to make filings with state regulators in order to obtain and maintain eligibility to operate as a surplus lines insurer.
WUI is a licensed reinsurance intermediary in all jurisdictions in the US which license reinsurance intermediaries. Key licences exist in jurisdictions in which WUI has an underwriting office, and which require licensing (Connecticut, New Jersey, Ohio and California). The state insurance departments regulate the activities of licensed reinsurance intermediaries operating in their jurisdiction and have the power to remove the reinsurance intermediary licence.
Insurance business in the US is primarily regulated at the state level. States across the US all follow the same basic pattern for licensing insurers. Each state sets basic requirements for licensure, also referred to as “admission” requirements. Although there are variations, there are generally comparable solvency standards in all states. Each licensed company has a domestic state, usually the state where it was initially licensed, which serves as its primary regulator for solvency issues. In addition, there are multi-state checks on the domestic states, through the auspices of the National Association of Insurance Commissioners, or NAIC. Most insurance in the United States is written by a licensed insurance company.
Coverage for difficult to place risks is often written by insurers who operate in the surplus lines market. State laws provide a structure for the surplus lines market to operate. Generally, surplus lines policies are written for property and casualty lines of insurance, although some accident and health coverage is also written. Most states prohibit surplus lines insurers from writing life insurance. Regulation for surplus lines is much less restrictive than the admitted market; surplus lines insurers do not face rate or policy form regulation, nor are they usually subject to mandatory membership in state guaranty funds.

PART XII — REGULATION

The Catlin Syndicate and the Wellington Syndicate are subject to United States regulation in their ability to write surplus lines business in the US market. The Catlin Syndicate and the Wellington Syndicate are able to write surplus lines business under the eligibility criteria established by Lloyd’s as surplus lines insurers in all states except Kentucky. Each state has a statute establishing the minimum trust fund which must be maintained in the US for a Lloyd’s member to operate in that state.
Regulation of surplus lines brokers is also conducted by licensing being required at state level. Surplus lines brokers are typically required to verify that a “diligent effort” has been made to place the risk in the admitted market before seeking to place a risk in the surplus lines market. This requirement is the primary barrier to opening up the entire property and casualty insurance market to surplus lines policies. In approximately 13 states, lists of types of coverage automatically allowed to be placed in the surplus lines market are issued. In addition, surplus lines brokers are required by state laws and regulations to perform specified functions, such a verification of the eligibility of the carrier, collection and payment of premium taxes, and other required regulatory filings.
Catlin Bermuda, the Catlin Syndicate and the Wellington Syndicate write reinsurance for US risks. Regulation of reinsurance, similarly to direct insurance, is also primarily a function performed by state insurance departments. Reinsurance regulations include the regulation of the credit for reinsurance which may be taken in the financial statements by the direct insurers. For alien reinsurers, an important component of credit for reinsurance relates to the required collateralisation of the liabilities assumed. In addition to credit for reinsurance standards, there are key laws or regulations in place in every state which specify standards to determine that a transfer of risk has occurred, and the types of risk which constitute insurance risk.
It is necessary, at a minimum, to notify, and in some instances obtain approval of, the various US regulatory authorities in relation to a change of control of regulated entities.

PART XIII
TAXATION

1.	United Kingdom taxation

The following summary is intended only as a general guide and not as a comprehensive statement of United Kingdom (“UK”) tax issues. It is based on certain aspects of current UK legislation and HM Revenue and Customs’ published practice as at the date of this document, all of which are subject to change, possibly with retroactive effect. It relates to persons who are resident (and if individuals, ordinarily resident and domiciled) in the UK for UK tax purposes and who are the beneficial owners of Common Shares or Depositary Interests. This summary does not apply to certain classes of shareholder such as dealers in securities, insurance companies, collective investment schemes, dealers and tax-exempt investors, persons who do not hold the Common Shares or Depositary Interests as capital assets or persons that control or hold, either alone or together with one or more associated or connected persons, directly or indirectly a 10% or greater interest in the Company.
Further, this summary assumes that (i) there will be no share register in the UK in respect of the Common Shares or Depositary Interests; (ii) the Common Shares will not issued by a company resident for tax purposes in the UK; (iii) the Common Shares will be listed on a recognised stock exchange as defined in section 841 Income & Corporation Taxes Act 1988; and (iv) the Shares will not be paired with shares issued by a company incorporated in the UK.
Prospective investors are urged to consult their own tax advisors prior to investing with respect to their own particular circumstances and the particular tax considerations applicable to them relating to the purchase, ownership and disposition of the Common Shares.

1.1	Taxation of Dividends

1.1.1	Tax treatment of UK resident individual holders

UK resident individuals who hold Common Shares (whether directly or through a Depositary Interest) are generally subject to UK income tax on the amount of any cash dividend received from the Company. Higher rate taxpayers are currently subject to income tax on such dividends at the rate of 32.5%.

1.1.2	Tax treatment of UK resident corporate holders

A UK resident corporate holder who holds Common Shares (whether directly or through a Depositary Interest) will generally be subject to corporation tax on the amount of any cash dividend received from the Company at the prevailing corporation tax rate.

1.2	Taxation of capital gains

1.2.1	UK resident holders

A disposal of the Common Shares (whether through CREST or otherwise) by a holder who is (at any time in the relevant UK tax year) resident or, in the case of an individual, ordinarily resident in the UK for tax purposes, may give rise to a chargeable gain or an allowable loss for the purposes of UK taxation of chargeable gains, depending on the holder’s circumstances and subject to any available exemption or relief. A corporate holder should be entitled to an indexation allowance to reduce any gain to the extent such gains arises due to inflation. Indexation allowance may reduce a chargeable gain but will not create an allowable loss.

The principal factors that will determine the extent to which an individual holder is subject to capital gains tax on any gain realised on a disposal of Common Shares include the extent to which the individual holder realises any other capital gains in the tax year in which the disposal is made, the extent to which the individual has incurred capital losses in that or any earlier tax year, the level of the annual allowance of tax-free gains in that tax year (the “annual exemption”) and the amount of taper relief available in relation to the disposal.

The annual exemption for individuals is £8,800 for the 2006-2007 tax year and, under current legislation, this exemption is, unless the UK Parliament decides otherwise, increased annually in line with the rate of increase in the retail price index. Shareholders should be aware that the UK Parliament is entitled to withdraw this link between the level of the annual exemption and the retail price index or even to reduce the level of the annual exemption for future tax years below its current level.

The Common Shares may be regarded as non-business assets for taper relief purposes. On that basis, the proportion of any gain realised by an individual holder on the disposal of Common Shares that is brought into the charge to UK capital gains tax will be reduced by taper relief if the Common Shares have been

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held by the individual for at least three years. A reduction of 5% of the gain is made for each whole year for which the individual has held the Common Shares in excess of two years. The maximum reduction available is 40% if the Common Shares have been held for ten complete years.

1.3	Stamp Duty/Stamp Duty Reserve Tax (“SDRT”)

1.3.1	Issue

No stamp duty or SDRT should arise in respect of the issue of Common Shares or Depositary Interests.

1.3.2	Transfer

A transfer of Common Shares should not be subject to stamp duty provided that any instrument of transfer is not executed in the UK and does not relate to any property situated, or to any matter or thing done or to be done, in any part of the UK.

No SDRT should be payable on any transfer of the Depositary Interests within CREST.

1.4	UK inheritance tax

Since it is not intended that the Common Shares will be registered on a register in the UK, Common Shares should constitute assets located outside the UK for the purposes of UK inheritance tax. As a result, on the death of an individual shareholder, inheritance tax could be payable if, but only if, the individual is domiciled or deemed domiciled, in the UK for such purposes at the time of death. Inheritance tax may also be payable in certain circumstances in relation to Common Shares held in trust if the settlor of the trust is so domiciled, or deemed domiciled at the time the settlement was made.

1.5	Other UK tax considerations

Individuals ordinarily resident in the UK should note that Chapter III of Part XVII of the Taxes Act, which contains provisions for preventing avoidance of income tax by transactions resulting in the transfer of income to persons (including companies) abroad, may render them liable to taxation in respect of any of the Company’s undistributed income and profits if, by a transfer of assets, income becomes payable to persons resident or domiciled outside the UK.

2.	Bermuda taxation

The following statements are intended only as a general guide to current Bermuda tax legislation and to what is understood to be the current practice in Bermuda. Any person who is in any doubt as to his tax position or who is subject to tax in any jurisdiction other than Bermuda is strongly recommended to consult his professional advisers immediately.

At the present time, there is no Bermuda income or profits tax, capital gains tax, capital transfer tax, estate duty or inheritance tax, or withholding tax payable by the Company or by its shareholders in respect of its shares. The Company has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until 28 March 2016, be applicable to the Company or to any of its operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by it in respect of real property or leasehold interests in Bermuda held by it. An annual Government fee is payable to the Bermuda government based on the Company’s assessable capital. That fee is currently on a sliding scale with a maximum currently of 27,825 BMD. There can be no assurance that the Company will not be subject to any such tax after 28 March 2016.

3.	United States taxation

The following is a general summary of certain US federal income tax considerations relating to the ownership and disposition of the New Catlin Shares by US Holders (as defined below) that receive New Catlin Shares pursuant to the Offer and hold the New Catlin Shares as capital assets. This summary is based on the US Internal Revenue Code of 1986, as amended (the “US Internal Revenue Code”), Treasury regulations promulgated thereunder, administrative and judicial interpretations thereof and the UK-US Treaty, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This summary is for general information only and does not address all of the tax considerations that may be relevant to specific US Holders in light of their particular

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circumstances or to US Holders subject to special treatment under US federal income tax law (such as banks, insurance companies, tax-exempt entities, retirement plans, regulated investment companies, dealers in securities, brokers, real estate investment trusts, certain former citizens or residents of the United States, persons who have acquired the New Catlin Shares as part of a straddle, hedge, conversion transaction or other integrated investment, persons that have a “functional currency” other than the US dollar, persons that own (or are deemed to own) 10% or more (by voting power) of our stock or persons that generally mark their securities to market for US federal income tax purposes). This summary does not address any US state or local or non-US tax considerations or any US federal estate, gift or alternative minimum tax considerations.

As used in this summary, the term “US Holder” means a beneficial owner of the New Catlin Shares that is, for US federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to US federal income tax regardless of its source or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more US persons have the authority to control all of its substantial decisions, or an electing trust that was in existence on August 19, 1996 and was treated a domestic trust on that date.

If an entity treated as a partnership for US federal income tax purposes holds the New Catlin Shares, the tax treatment of such partnership and each partner thereof will generally depend upon the status and activities of the partnership and the partner. We urge a holder that is treated as a partnership for US federal income tax purposes to consult its own tax advisor regarding the US federal income tax considerations applicable to it and its partners of the purchase, ownership and disposition of the New Catlin Shares.

Each US Holder is urged to consult its own tax advisor as to the particular tax considerations applicable to it relating to the ownership and disposition of the New Catlin Shares, including the applicability of US federal, state and local tax laws and non-US tax laws.

Each taxpayer is hereby notified that: (A) any discussion of US federal tax issues in this document is not intended or written to be used, and cannot be used by the taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under US federal tax law; (B) any such discussion is written to support the promotion or marketing of the transactions or matters addressed herein; and (C) the taxpayer should seek advice based on its particular circumstances from an independent tax advisor.

Taxation of Catlin Group Limited

Catlin and its non-US subsidiaries will be subject to US federal income tax only to the extent that they derive US source income that is subject to US withholding tax or income that is effectively connected with the conduct of a trade or business in the United States. Although Catlin is a holding company and does not directly conduct any significant business operations, non-US subsidiaries of Catlin do provide coverage of US risks. Catlin believes that, except as described below with respect to Catlin Syndicate Limited and Catlin UK, none of the income of Catlin and its non-US subsidiaries should be treated as effectively connected with a US trade or business and expects to conduct its operations, and to cause its non-US subsidiaries other than Catlin Syndicate Limited and Catlin UK to conduct their operations, in a manner that will not cause such income to become treated as effectively connected with a US trade or business. However, because there is no definitive identification of activities which constitute being engaged in a trade or business in the United States for US federal income tax purposes, there can be no assurance that the Internal Revenue Service (“IRS”) will not contend, perhaps successfully, that one or more of Catlin and its non-US subsidiaries are engaged in a trade or business in the United States. A non-US corporation deemed to be engaged in a US trade or business would be subject to US federal income tax, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business, unless the corporation is entitled to relief under an applicable tax treaty.

The US Internal Revenue Code requires that non-US insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of US risks insured or reinsured by such companies. Thus, if a non-US insurance company subsidiary of Catlin is treated as

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doing business in the United States, a significant portion of the investment income of the non-US subsidiary may be subject to US federal income tax.

Under an agreement between the IRS and Lloyd’s, Catlin Syndicate Limited is deemed to conduct business in the United States through a permanent establishment. Catlin UK also conducts business in the United States through a permanent establishment. Although there can be no assurance, Catlin believes that Catlin Syndicate Limited and Catlin UK should be entitled to the benefits of the UK-US Treaty. As a result, each of Catlin Syndicate Limited and Catlin UK should only be liable for US federal income tax and branch profits tax (at a reduced rate) on income that is attributable to its permanent establishment.

A US excise tax equal to 4% for directly written casualty insurance premiums and 1% for reinsurance premiums will be imposed on premiums paid to each non-US member of the Catlin Group if the insured or reinsured risks are related to the United States and the premiums are not treated as effectively connected with a US trade or business. In addition to the excise tax described above, any such member would be subject to US withholding tax at a 30% rate (or such lower rate as may be provided by an applicable treaty) on certain interest, dividends and other investment income from US sources.

Catlin’s US subsidiaries will be subject to US tax on their worldwide income.

Taxation of Shareholders

Treatment of the Catlin Depositary Interests

A US Holder of the Catlin Depositary Interests should be treated for US federal income tax purposes as the owner of such US Holder’s proportionate interest in the uncertificated New Catlin Shares held by the Depositary (or its custodian) that are represented and evidenced by such Catlin Depositary Interests. Accordingly, any deposit or withdrawal of the uncertificated New Catlin Shares by a US Holder in exchange for Catlin Depositary Interests should not result in the realization of gain or loss to such US Holder for US federal income tax purposes.

Distributions

Subject to the controlled foreign corporation (“CFC”), related party insurance income (“RPII”) and passive foreign investment company (“PFIC”) rules described below, a US Holder that receives a distribution in respect of the New Catlin Shares generally will be required to include the distribution in gross income as a taxable dividend to the extent the distribution is paid from Catlin’s current or accumulated earnings and profits, as determined under US federal income tax principles. A distribution in excess of Catlin’s earnings and profits generally will first be treated as a non-taxable return of capital to the extent of the US Holder’s adjusted tax basis in the New Catlin Shares, and then, to the extent the amount of such distribution exceeds the adjusted tax basis, as gain from the sale or exchange of the New Catlin Shares. Catlin has not maintained and does not plan to maintain calculations of earnings and profits for US federal income tax purposes. US Holders will not be entitled to claim the dividends received deduction for dividend income in respect of the New Catlin Shares. Each US Holder should consult its own tax advisor with respect to the appropriate US federal income tax treatment of any distribution in respect of the New Catlin Shares.

Under current law, dividends received by non-corporate US Holders (including individuals) for taxable years beginning on or before 31 December 2010 on shares of certain non-US corporations may be subject to US federal income tax at lower rates than other types of income if certain conditions are met. Catlin does not expect that dividends received by non-corporate US Holders will be entitled to such reduced rates because Catlin does not meet the applicable conditions.

Classification of Catlin or its non-US Subsidiaries as Controlled Foreign Corporations

If US Shareholders (as defined below) own, in the aggregate, more than 50% (measured by voting power or value) of the shares of a non-US corporation (directly, indirectly or constructively), the non-US corporation will be a CFC. A “US Shareholder” is any US corporation, citizen, resident, or other US person that owns directly or indirectly through non-US persons, or is considered to own (by application of constructive ownership rules), 10% or more of the total combined voting power of all classes of stock of the non-US corporation. For purposes of taking into account insurance income, a CFC generally includes a non-US insurance company if US Shareholders own more than 25% (measured by voting power or value) of the shares of the non-US insurance company (directly, indirectly or

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constructively). If Catlin or any of its non-US subsidiaries is treated as a CFC, then all or a portion of the undistributed income of Catlin or the non-US subsidiary generally would be includible in the taxable income of US Shareholders. Each US Holder should consult its tax advisor regarding the applicable CFC rules if it believes it may become a US Shareholder of Catlin or any of its non-US subsidiaries.

The RPII CFC Provisions

“RPII” is any insurance income of a non-US insurance company that is attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a “RPII shareholder” or a “related person” with respect to such RPII shareholder. For this purpose, “RPII shareholder” means any US person that owns (directly or indirectly through non-US entities) any shares of the non-US insurance company, and “related person” means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by more than 50% of either the voting power or value of the shares applying certain constructive ownership principles. A non-US insurance company subsidiary (“Non-US Insurance Subsidiary”) of Catlin will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly or constructively) 25% or more of the shares of the Non-US Insurance Subsidiary.

RPII Exceptions and Inclusions

US Holders will not be subject to US federal income tax on undistributed income of a Non-US Insurance Subsidiary under the RPII rules if:

(a) direct and indirect insureds and persons related to such insureds, whether or not US persons, are treated as owning at all times during the taxable year (directly or indirectly through non-US entities) less than 20% of the voting power and less than 20% of the value of the shares of the non-US Insurance Subsidiary, (the “20% Ownership Exception”); or

(b) RPII, determined on a gross basis, is less than 20% of the gross insurance income for the taxable year of the Non-US Insurance Subsidiary, as applicable (the “20% Gross Income Exception”).

There can be no assurance that the 20% Ownership Exception or the 20% Gross Income Exception will apply in 2006 or in any future year.

If none of these exceptions applies each RPII shareholder in the Non-US Insurance Subsidiary on the last day of its taxable year will be required to include in its gross income for US federal income tax purposes its share of the RPII for the portion of the taxable year during which the Non-US Insurance Subsidiary was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to RPII shareholders at that date, but limited by the RPII shareholder’s share of the Non-US Insurance Subsidiary’s current-year earnings and profits, as reduced by such RPII shareholder share, if any, of certain prior-year deficits in earnings and profits.

A RPII shareholder’s tax basis in its New Catlin Shares will be increased by the amount of any RPII that the RPII shareholder includes in income. The RPII shareholder generally may exclude from income the amount of any distributions by Catlin out of previously taxed RPII income. The RPII shareholder’s tax basis in its New Catlin Shares will be reduced by the amount of such distributions that are excluded from income.

Determination of RPII

In order to determine how much RPII a Non-US Insurance Subsidiary has earned in each taxable year, the Non-US Insurance Subsidiaries may obtain and rely upon information from their respective insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto own (directly or indirectly through non-US entities) shares of Catlin and are US Persons. However, the Non-US Insurance Subsidiaries do not presently intend to request such information from their insureds and reinsureds. Moreover, even if the Non-US Insurance Subsidiaries do request such information, Catlin may not be able to determine whether any of the underlying direct or indirect insureds to which its Non-US Insurance Subsidiaries provide insurance or reinsurance are shareholders or related persons to such shareholders. Consequently, Catlin may not be able to determine accurately the gross amount of RPII earned by its Non-US Insurance Subsidiaries in a given taxable year. For any year in which Catlin determines that any Non-US Insurance Subsidiary’s gross RPII is 20% or more of such corporation’s gross insurance income

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for the year and such corporation does not meet the 20% Ownership Exception, Catlin may request information from its shareholders as to whether beneficial owners of New Catlin Shares at the end of the year are US persons so that the RPII may be determined and apportioned among such persons.

Uncertainty as to Application of RPII

Regulations interpreting the RPII provisions of the US Internal Revenue Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. The RPII provisions include the grant of authority to the US Treasury Department to prescribe “such regulations as may be necessary to carry out the purpose of this subsection including...regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.” Accordingly, the meaning of the RPII provisions and the application thereof to Catlin and the Non-US Insurance Subsidiaries is uncertain. In addition, it is not certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Each US Holder should consult its tax advisor as to the effects of these uncertainties.

Tax-Exempt Shareholders

Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity, as unrelated business taxable income. Each US Holder that is a tax exempt entity should consult its tax advisor as to the potential impact of the unrelated business taxable income provisions of the US Internal Revenue Code. A tax-exempt organisation that is treated as a US Shareholder or a RPII shareholder also must file IRS Form 5471 in the circumstances described below under Information Reporting.

Dispositions of Shares

Subject to the discussions below relating to the potential application of the US Internal Revenue Code section 1248 and the PFIC rules, a US Holder generally should recognise capital gain or loss for US federal income tax purposes on the sale, exchange or other disposition of New Catlin Shares. Such capital gain or loss will be long-term capital gain (taxable at a reduced rate for non-corporate US Holders, including individuals) or loss if, on the date of sale, exchange or other disposition, the New Catlin Shares were held by such US Holder for more than one year. The deductibility of capital losses is subject to limitations. Moreover, gain or loss, if any, from the sale, exchange or other disposition generally will be a US-source gain or loss for foreign tax credit limitation purposes.

US Internal Revenue Code section 1248 provides that if a US person sells or exchanges stock in a non-US corporation and such person owned, directly, indirectly through certain non-US entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC’s earnings and profits (determined under US federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments, including adjustments to reflect earnings and profits of certain subsidiaries that are or have been treated as CFC’s). Catlin has not maintained and does not plan to maintain calculations of earnings and profits for US federal income tax purposes. Each US Holder should consult its own tax advisor with respect to the appropriate US federal income tax treatment of the sale or exchange of the New Catlin Shares.

US Internal Revenue Code section 1248 also applies to the sale or exchange of shares in a non-US corporation if the non-US corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% US Shareholder or the 20% Gross Income or the 20% Ownership Exception applies. Existing proposed regulations create some ambiguity as to whether US Internal Revenue Code section 1248 would apply if a non-US corporation is not a CFC but the non-US corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. Catlin believes that the application of US Internal Revenue Code section 1248 under the RPII rules should not apply to the disposition of New Catlin Shares because Catlin will not be directly engaged in the insurance business. It is not certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the US Treasury Department will not amend the

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proposed regulations to provide that these rules will apply to dispositions of New Catlin Shares. US Holders should consult their tax advisors regarding the effects of these rules on a disposition of New Catlin Shares.

A US Holder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the US federal income tax or information return that it would normally file for the taxable year in which the disposition occurs.

Passive foreign investment company

A non-US corporation generally will be classified as a PFIC for US federal income tax purposes in any taxable year in which either:

(a) at least 75% of its gross income is “passive income”; or

(b) on average at least 50% of the gross value of its assets is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. In determining whether it is a PFIC, a non-US corporation is required to take into account a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value). The PFIC rules provide that income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business” is not treated as passive income. Under this exception, income derived by a bona fide insurance company generally is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business.

Catlin does not expect to be a PFIC for US federal income tax purposes in 2006. However, because the PFIC determination is fundamentally factual in nature and generally cannot be determined until the close of the taxable year in question, Catlin can provide no assurance that it will not be a PFIC for 2006 or for any subsequent taxable year. If Catlin is classified as a PFIC in any year that a US Holder is a shareholder, Catlin generally will continue to be treated as a PFIC for that US Holder in all succeeding years, regardless of whether Catlin continues to meet the income or asset test described above. As discussed below, if Catlin is classified as a PFIC in any year, special, possibly adverse, consequences would result for US Holders of New Catlin Shares.

If Catlin is a PFIC in any year during which a US Holder owns New Catlin Shares, such US Holder will be subject to additional US federal income taxes and interest charges on any “excess distributions” received from Catlin and any gain realised from the sale or other disposition of New Catlin Shares (whether or not Catlin continues to be a PFIC). A US Holder receives an excess distribution to the extent that distributions on the New Catlin Shares during a taxable year exceed 125% of the average amount received during the three preceding taxable years (or, if shorter, the US Holder’s holding period). Gain realised from the sale or other disposition of the New Catlin Shares is also treated as an excess distribution. To compute the tax on the excess distributions or any gain, (a) the excess distribution or the gain is allocated rateably over the US Holder’s holding period, (b) the amount allocated to the current taxable year and any year before Catlin became a PFIC is taxed as ordinary income in the current year, and (c) the amount allocated to other taxable years is taxed at the highest applicable marginal rate in effect for each year and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax attributable to each year. The interest charge is equal to the applicable rate imposed on underpayments of US federal income tax for such period.

A person who acquires New Catlin Shares from a deceased US Holder generally will be denied the step-up of the tax basis for US federal income tax purposes to fair market value at the date of such US Holder’s death, which would otherwise be available with respect to a decedent dying in any year other than 2010. Instead, such person will have a tax basis equal to the lower of such fair market value or such US Holder’s tax basis.

The foregoing results may be eliminated if a US Holder is eligible for and timely makes a valid “QEF election” (in which case the US Holder would be required to include in income on a current basis its pro rata share of Catlin’s ordinary income and net capital gains). However, in order for a US Holder to be able to make the QEF election, Catlin would have to provide such US Holder with certain information. Catlin does not expect to provide the required information.

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In addition, the foregoing results may be eliminated if a “mark-to-market” election is available and a US Holder validly makes such an election. If such election is made, the US Holder generally will be required to take into account the difference, if any, between the fair market value of and its adjusted tax basis in New Catlin Shares at the end of each taxable year as ordinary income or ordinary loss (to the extent of any net mark-to-market gains previously included in income). In addition, any gain from a sale, exchange or other disposition of New Catlin Shares will be treated as ordinary income, and any loss will be treated as ordinary loss (to the extent of any net mark-to-market gains previously included in income). A mark-to-market election is available to a US Holder only if New Catlin Shares are considered “marketable stock” for these purposes. Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable US Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. A non-US securities exchange will constitute a qualified exchange if it is regulated or supervised by a governmental authority of the country in which the market is located and meets certain trading, listing, financial disclosure and other requirements set forth in the Treasury regulations.

Each US Holder that holds a direct or indirect interest in a PFIC must make an annual return on IRS Form 8621 reporting distributions received and gains realised with respect to such PFIC.

If Catlin is a PFIC and a CFC in any given year, Catlin generally would not be treated as a PFIC with respect to any US Shareholder of Catlin.

All US Holders are urged to consult their own tax advisors regarding whether an investment in New Catlin Shares will be treated as an investment in PFIC stock and the consequences of an investment in a PFIC.

Foreign Tax Credit

If 50% or more (measured by voting power or value) of the shares of Catlin are owned (directly or indirectly) by US persons, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by the Catlin Group (including any gain from the sale of New Catlin Shares that is treated as a dividend under section 1248 of the US Internal Revenue Code) will be treated as foreign source income for purposes of computing a shareholder’s US foreign tax credit limitations. It is also likely that substantially all of the undistributed income of Catlin includible under the CFC rules in the taxable income of US Shareholders that is foreign source income would constitute either “passive” or “financial services” income for foreign tax credit limitation purposes (or, for tax years beginning after December 31, 2006, as “passive category income,” or, in the case of some US Holders, as “general category income”). Thus, it may not be possible for US Holders to utilise excess foreign tax credits to reduce US tax on such income.

Information Reporting and Backup Withholding

Under certain circumstances, US persons owning stock in a non-US corporation are required to file IRS Form 5471 with their US federal income tax returns. Generally, information reporting on IRS Form 5471 is required by:

(a) a person who is treated as a RPII shareholder;

(b) a US Shareholder of a non-US corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the non-US corporation, and who owned the stock on the last day of that year; and

(c) under certain circumstances, a US person who acquires stock in a non-US corporation and as a result thereof owns 10% or more of the voting power or value of such non-US corporation, whether or not such non-US corporation is a CFC.

Information returns may be required to be filed with the IRS in connection with distributions on the New Catlin Shares and the proceeds from a sale or other disposition of the New Catlin Shares unless the holder of the New Catlin Shares establishes an exemption from the information reporting rules. A holder of New Catlin Shares that does not establish such an exemption may be subject to US backup withholding tax on these payments if the holder is not a corporation or a non-US person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a US person will be allowed as a credit against the US person’s US federal

PART XIII — TAXATION

income tax liability and may entitle the US person to a refund, provided that the required information is furnished to the IRS.

Reportable Transactions

Under United States Treasury regulations, US Holders that participate in “reportable transactions” (as defined in the regulations) must attach to their US federal income tax returns a disclosure statement on Form 8886. US Holders should consult their own tax advisors as to the possible obligation to file Form 8886 with respect to the sale, exchange or other disposition of any non-US currency received as a dividend from the New Catlin Shares or as proceeds from the sale of the New Catlin Shares.

PART XIV
ADDITIONAL INFORMATION

1.	Responsibility

1.1	Catlin and the Catlin Directors, whose names are set out in Part IV of this document, accept responsibility for the information contained in this document. To the best of the knowledge and belief of Catlin and the Catlin Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2	The Wellington Directors, whose names are set out in paragraph 1.3 below, accept responsibility for the Wellington Information contained in this document. To the best of the knowledge and belief of the Wellington Directors (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.3	The Wellington Directors, each of whose business address is 88 Leadenhall Street, London EC3A 3BA, are:

John Barton	Non-executive chairman
Preben Prebensen	Chief Executive
Katherine Letsinger	Finance Director
David Ibeson	Executive Director
John Engestrom	Non-executive director
Paul Hamilton	Non-executive director
Julian Hance	Non-executive director

2.	Catlin

Catlin was incorporated in Bermuda under the Bermuda Companies Act as an exempted company with limited liability on 25 June 1999 with registered number 26680 under the name Catlin Westgen Group Limited. On 27 March 2003, the Company changed its name to Catlin Group Limited. The principal legislation under which the Company operates, and under which its securities have been created, is the Bermuda Companies Act. A summary of certain applicable provisions of Bermudian company law is set out in Part XV of this document. Catlin’s registered office is at Canon’s Court, 22 Victoria Street, Hamilton, HM12, Bermuda. Catlin’s head office is at Cumberland House, 6th Floor, 1 Victoria Street, Hamilton HM11, Bermuda. The telephone number there is + 441 296 0060. The Common Shares are listed on the Official List, their ISIN is BMG196F11004 and their common code is CGL.

3.	Share capital

3.1	The Common Shares are in registered form and are not capable of being held in uncertificated form. As described in paragraph 15 of this Part XIV, the Common Shares themselves are not admitted to CREST but dematerialised Depositary Interests issued by a subsidiary of the Company’s registrars in respect of the underlying Common Shares can be held and transferred through the CREST system. Applications will be made for Admission and it is expected that unconditional dealings in the New Catlin Shares will commence the Business Day following the day on which the Offer becomes or is declared wholly unconditional in all respects. Depositary Interests representing the Common Shares will be credited to CREST accounts on the date of Admission.

3.2	The Company was incorporated with an authorised share capital of $12,000 divided into 12,000 shares of $1.00 each. As at the date of this document, the Company has:

3.2.1	an authorised share capital of $2,500,000 divided into 250,000,000 Common Shares of US$0.01 each, and

3.2.2	an issued share capital of $1,638,608.75 divided into 163,860,875 Common Shares.

3.3	As at 1 January 2003, the first day covered by the historical financial information contained in this document, the authorised share capital was US$90,500 divided into: 300,000,000 ordinary common shares of par value US$0.0001 each; 110,000,000 class A preference shares of par value $0.0001 each; 470,000,000 class B-1 preference shares of par value $0.0001 each; and 25,000,000 class B-2 preference shares of par value $0.0001 each. As at the same date, 75,000,000 ordinary common shares of par value

PART XIV — ADDITIONAL INFORMATION

US$0.0001 each; 65,000,000 class A preference shares of par value US$0.0001 each; 457,000,000 class B-1 preference shares of par value at US$0.0001 each; and 25,000,000 class B-2 preference shares of par value US$0.0001 each were in issue.

3.3.1	On 27 October 2003:

(a)	of the 225,000,000 authorised but unissued ordinary common shares of US$0.0001 each of the Company, 25,000,000 were redesignated as non-voting ordinary common shares under the bye-laws of the Company as then amended;

(b)	the remaining 200,000,000 authorised but unissued ordinary common shares of US$0.0001 were redesignated as voting ordinary common shares under the bye-laws of the Company as then amended;

(c)	the 75,000,000 issued ordinary common shares of the Company were redesignated as voting ordinary common shares under the bye-laws of the Company as then amended; and

(d)	the 45,000,000 authorised but unissued class A preference shares of the Company were redesignated as non-voting ordinary common shares under the bye-laws of the Company as then amended.

3.3.2	On 3 December 2003, 1,109,082 options at a subscription price of US$1 each were exercised resulting in the issue of 1,109,082 voting ordinary common shares of US$1 each.

3.3.3	On 17 March 2004, 50,000,000 class A preference shares of par value US$0.0001 each and 1,000,000 voting ordinary common shares of par value US$0.0001 each were converted into 51,000,000 series Z common shares of par value US$0.0001 each.

3.3.4	On 17 March 2004, 36,228,891.37 non-voting ordinary common shares of par value US$0.0001 each were issued and allotted in satisfaction of payment in kind dividends on preference shares in respect of the years 2002 and 2003.

3.3.5	By resolutions passed on 30 March 2004:

(a)	the 51,000,000 issued series Z common shares of par value US$0.0001 each in the capital of the Company were repurchased and cancelled at a total cost to the Company of US$5,100;

(b)	the Company paid dividends in respect of the year 2004 accrued and dividends not already paid in respect of all class A preference shares, class B-1 preference shares and class B-2 preference shares by the issue and allotment of 5,967,074 non-voting ordinary common shares in accordance with the bye-laws at that time;

(c)	each of the 457,000,000 issued and 13,000,000 unissued class B-1 preference shares of par value US$0.0001 each were redesignated as a voting ordinary common share of par value US$0.0001 each having the rights and being subject to the restrictions and obligations set out in the bye-laws at that time;

(d)	each of the 25,000,000 issued class B-2 preference shares of par value US$0.0001 each was redesignated as a voting ordinary common share of par value US$0.0001 having the rights and being subject to the restrictions and obligations set out in the bye-laws at that time;

(e)	each of the issued 15,000,000 class A preference shares of par value US$0.0001 each was redesignated as a voting ordinary common share of par value US$0.0001 having the rights and being subject to the restrictions and obligations set out in the bye-laws at that time;

(f)	each of the 42,195,965 issued and 27,804,035 unissued non-voting ordinary common shares of par value US$0.0001 each was redesignated as a voting ordinary common share of par value US$0.0001 having the rights and being subject to the restrictions and obligations set out in the bye-laws at that time;

(g)	the authorised share capital was increased from US$90,500 to US$2.5 million by the creation of a further 24,095,000,000 voting ordinary common shares of par value US$0.0001 each ranking pari passu with and having the same rights and being subject to the same restrictions and obligations as the voting ordinary common shares of the Company as set out in the bye-laws at that time;

(h)	the Directors, having been authorised so to do, capitalised a sum not exceeding US$20 (being part of the sum standing to the credit of the additional paid-in capital account of the Company) in order to pay up, issue and allot to the holders of options under the Company’s Long Term Incentive Plan (and who had surrendered such options) 154,576 voting ordinary common shares of par value US$0.0001 each and allotted and distributed such shares to such holders so that such shares ranked pari passu with the existing issued voting ordinary common shares of par value US$0.0001 each;

PART XIV — ADDITIONAL INFORMATION

(i)	the Directors, having been authorised so to do, capitalised a sum not exceeding US$1.5m (being part of the sum standing to the credit of the additional paid-in capital account of the Company) in order to pay up in full at par up to a maximum of 11,675,000,000 voting ordinary common shares of par value US$0.0001 each and allotted and distributed such shares to the holders of the voting ordinary common shares of US$0.0001 each on the register of members after it had been made up pursuant to resolutions (b), (c), (d), (e), (f) and (h) above, on the basis of 19 new voting ordinary common shares of par value US$0.0001 each for every 1 existing voting ordinary common share of par value US$0.0001 each then held so that such shares ranked pari passu with the existing issued voting ordinary common shares of par value $0.0001 each; and

(j)	each of the 12,289,192,460 issued and 12,710,807,540 unissued voting ordinary common shares of par value US$0.0001 each, after the bonus issue reflected pursuant to resolution (i) above, were consolidated and divided into 250 million voting ordinary common shares of par value US$0.01 each in the capital of the Company and each of such issued and unissued voting ordinary common shares of par value US$0.01 were redesignated as a common share of par value US$0.01, resulting in 122,891,925 issued and 127,108,075 unissued Common Shares each having the rights and being subject to the restrictions and obligations set out in the Bye-laws.

3.4	On 6 April 2004, 31,180,000 Common Shares were issued pursuant to the Global Offer at a price of 350p per Common Share.

3.4.1	Pursuant to the terms of the Warrant Instrument described in paragraph 11.2 of this Part XIV, 100,322,580.65 Warrants were granted for nil consideration to the holders of class B preference shares (irrespective of whether they were class B-1 preference shares or class B-2 preference shares) to subscribe for 100,322,580.65 voting ordinary common shares at a cost upon exercise of US$1 per voting ordinary common share. Such warrants are exercisable in whole or in part at any time and from time to time prior to 4 July 2012. Following completion of the Global Offer, and to maintain economic equivalence following the share re-structuring described at paragraph 3.3.5 above, the number of Common Shares subject to the Warrants was consolidated on a five-to-one basis and the exercise price increased by a factor of five to US$5 per Common Share.

3.4.2	Immediately upon completion of the Global Offer, the outstanding options to subscribe for 82,333,622 voting ordinary common shares in favour of employees and directors of the Group under the LTIP (described in more detail at paragraph 5.1 below) were consolidated on a five-to-one basis, resulting in options to subscribe over 16,466,724 Common Shares. The exercise price of each option was increased by a factor of five.

3.4.3	Between the period 6 April 2004 and 31 December 2004, 26,064 options under the LTIP were exercised resulting in the issue of 26,064 Common Shares.

3.4.4	Between the period 1 January 2005 and 31 December 2005, 322,877 options were exercised under the LTIP resulting in the issue of 113,241 Common Shares. In the same period 5,120,465 Warrants were exercised resulting in the issue of 1,703,386 Common Shares.

3.4.5	Pursuant to a bookbuilt cash placing by the Company 7,704,900 Common Shares were issued on 14 March 2006 at a subscription price of £5.00 per Common Share.

3.4.6	In the period between 1 January 2006 and the date of this document, 526,044 options were exercised under the LTIP resulting in the issue of 241,359 Common Shares

3.5	The following is a reconciliation of the number of Common Shares outstanding at the beginning and end of the financial year ended 31 December 2005:

Date	Common Shares

31 December 2004	154,097,989
31 December 2005	155,914,616

3.6	All Common Shares are fully paid or credited as fully paid. The par value per Common Share is $0.01.

4.	Memorandum of association and Bye-laws

4.1	The memorandum of association of the Company provides that the Company’s principal object is to carry on the business of and act and perform all the functions of a holding company, to act and perform all the functions of an investment company and, since its alteration on 26 March 2003, to hold all the shares in a

PART XIV — ADDITIONAL INFORMATION

Bermuda “exempted” company whose business is that of insurance. The objects of the Company are set out in full in clause 6 of the Memorandum of Association which is available for inspection at the address specified in paragraph 18 of this Part XIV.

4.2	The Bye-laws contain provisions, inter alia, to the following effect:

4.2.1	Voting rights

(a)	At any general meeting, a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands. At a general meeting on a show of hands every shareholder who is present in person or by proxy has one vote. (Bye-laws 25.2 and 25.3)

(b)	On a poll every shareholder who is present in person or by proxy or (being a corporation) is present by a representative has one vote for every share in the capital of the Company of which he is the holder. (Bye-laws 25.2 and 26.2)

(c)	No shareholder may vote or be reckoned in a quorum at any general meeting if any call or other sum payable by him to the Company in respect of any share remains unpaid. (Bye-law 25.14)

(d)	The Bye-laws provide for unanimous written resolutions of members except in the case of the removal of auditors and directors. (Bye-law 21.2)

(e)	The Bye-laws provide a mechanism under which the Company shall before a vote of shareholders on any matter, reallocate a proportion of the voting rights held by or attributed to certain shareholders amongst other shareholders so as to ensure that those certain shareholders and their affiliates are not deemed to own shares possessing voting power comprising more than 9.5 per cent. of all voting power. Rights are granted in favour of the Company to investigate shareholders and apply sanctions of voting disenfranchisement to secure information and to avoid adverse tax or regulatory consequences of the Group itself. (Bye-law 25.16)

4.2.2	Class rights

Whenever the share capital of the Company is divided into different classes of shares, the rights attached to any class (subject to the Bermuda Companies Acts) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of 75 per cent. of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class voting in person or by proxy. (Bye-law 4.1)

4.2.3	Directors and officers

(a)	The business of the Company shall be managed by the Board, who may exercise all such powers as are not required to be exercised in general meeting, subject always to the provisions of the Bye-laws, the Bermuda Companies Act and to such directions as may be prescribed by the Company in general meeting. The Board may regulate its meetings as it sees fit and questions arising at a meeting shall be decided by a majority of votes. In the case of an equality of votes, the motion shall be deemed to have been lost. (Bye-laws 31.1 and 34.1)

(b)	For so long as the Company shall not be subject to the City Code, the Board shall, in managing and conducting the business of the Company and in exercising or refraining from exercising any and all powers, rights and privileges, use its reasonable endeavours to apply and to have the Company abide by the General Principles as set out in the City Code (“General Principles”) mutatis mutandis as though the Company were subject to the City Code. In the event that circumstances arise where, if the Company were subject to the City Code, the Company would be an offeree or otherwise the subject of an approach or the subject of a third party’s statement of firm intention to make an offer, the Board would comply and procure that the Company complies with the provisions of the City Code. In the event that the Board recommends to the shareholders of the Company or any class thereof any takeover offer made for shares in the Company from time to time, the Board would obtain the undertaking of the offeror(s) to comply with the provisions of the City Code in the conduct and the execution of the relevant offer. It is recognised in Bye-law 31.4 that the Panel on Takeovers and Mergers does not have jurisdiction and that, if and for so long as such may be the case, these provisions shall apply subject to the Bermuda Companies Act and to the requirement that the Board must be satisfied that the application of Bye-law 31.4 is in the best interests of the Company. (Bye-law 31.4)

(c)	The Board may confer on any Director, officer or other individual any of the Board’s powers. The Board may delegate any of its powers to a committee which may consist, in the minority, of non-Directors. The

PART XIV — ADDITIONAL INFORMATION

Board shall appoint Directors to the offices of president and vice-president or chairman and deputy chairman and the Board may also delegate powers to any officer for such period and on such terms as the Board may from time to time determine. The Board may appoint any person whether or not he is a Director to hold such other office in relation to the management of the business of the Company as the Board may decide. The Board may revoke any such appointment subject to the terms of any service contract entered into and without prejudice to any claim arising from such revocation. (Bye-laws 33.2, 33.3 and 35.1)

(d)	The number of Directors shall not be fewer than 11 nor more than such number as the Board may by resolution determine. Each of 4 major shareholders has the right to nominate one Director to the Board until whichever is the later of the third annual general meeting following 6 April 2004 or the annual general meeting following the date upon which their respective shareholding falls below 10 per cent. of the issued Common Shares. Of the Directors subject to election each is subject to retirement by rotation in successive 3 yearly cycles. A retiring Director is eligible for re-election. The quorum necessary for Board meetings is 7. The Bye-laws provide that notice must be given in writing not less than 120 days nor more than 150 days prior to the anniversary of the notice for the annual general meeting preceding the annual general meeting at which Directors are to be appointed for proposals by members to appoint any person as a Director (along with notice in writing signed by that person of his willingness to be appointed), other than a Director retiring at the same meeting or a person proposed for re-election or election as a Director by the Board. (Bye-laws 27 and 34.3)

(e)	Bye-law 34.8 provides for unanimous written resolutions of Directors.

(f)	The Board may appoint persons to be Directors either to fill a casual vacancy. The office of a Director shall be vacated in the event of death, his becoming of unsound mind, bankruptcy, disqualification, resignation or request for removal by not fewer than three-quarters of the other Directors. (Bye-laws 27.1 and 28)

(g)	A Director shall declare the nature of his interest in any contract or arrangement with the Company as required by the Bermuda Companies Act. A Director so interested shall not, except in particular circumstances, be entitled to vote or be counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting by reason of such interest. (Bye-laws 30.2 and 30.3)

(h)	The Bye-laws provide for the appointment of alternate Directors. (Bye-law 29)

(i)	The remuneration (if any) of any Director shall be determined by the Board, and may include the making of provisions for the payment to him, his spouse or other dependants, of a pension on retirement from the office or employment to which he is appointed and for the participation in pension and life assurance and other benefits. The Directors shall be paid out of the funds of the Company by way of fees for their services as Directors and such remuneration shall be deemed to accrue from day to day. Directors may also be paid all travel, hotel and other expenses properly and reasonably incurred by them in attending and returning from meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally. (Bye-laws 32 and 35.3)

(j)	For any subsidiary organised under a law other than that of the United States the board of directors shall comprise such people as may be appointed by the Nomination Committee of the Board acting in their individual capacity unless the shareholders of the Company shall vote otherwise. So far as possible, the constitutional documents of each such subsidiary will have to be made consistent with this provision. (Bye-law 27.10)

(k)	The officers of the Company must include a president and a vice president or a chairman and a deputy chairman, all of whom shall be deemed to be officers for the purposes of the Bye-laws. The Board shall appoint a president and a vice president or a chairman and a vice chairman, who shall be Directors, as soon as possible after the statutory meeting of the shareholders and after each annual general meeting. The election or appointment of any officer may be revoked at any time, and where the officer is also a Director his election or appointment as officer shall automatically terminate if such person ceases to be a Director for any reason. (Bye-law 35)

(l)	No Director shall vote or be counted as part of the quorum on any resolution concerning his own appointment or remuneration. (Bye-laws 30.4 and 32.1)

PART XIV — ADDITIONAL INFORMATION

(m)	The Bye-laws contain provision for the mandatory submission for re-election of a Director at each annual general meeting after he has reached the age of 70. (By-law 28.1.9).

(n)	A Director may be removed by a resolution of the shareholders at any general meeting convened in accordance with the Bye-laws and where the relevant Director has been served with not less than 28 days notice before the meeting and has the right to be heard on the motion for his removal. Section 93 of the Bermuda Companies Act does not apply to the Company. Any removal of a Director shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company. (Bye-law 28.1.8)

4.2.4	Indemnity

Subject to the Bermuda Companies Act, the Company indemnifies out of the assets of the Company, inter alios, every Director or officer of the Company against any liability, loss, damage or expense in respect of any act done, conceived in or omitted to be done in the conduct of the Company’s business and may:

(a)	purchase and maintain for any such Director or officer insurance against any such liability; and

(b)	indemnify any such Director or officer against any liability incurred by him by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or where proceedings are otherwise disposed of without any finding of any material breach of duty on his part or in which he is acquitted or in connection with any application in which relief from liability is granted to him by the court under the Bermuda Companies Act. (Bye-law 49)

4.2.5	Borrowing powers

The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property, assets and uncalled capital, or any part thereof, and may issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party. (Bye-law 31.2). The powers of the Company to borrow being in the memorandum of association, variations of such powers would be by variation of the memorandum of association.

4.2.6	Dividends

(a)	The Board may, subject to the Bye-laws and in accordance with Section 54 of the Bermuda Companies Act, declare a dividend to be paid to the members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in fully or partly paid shares. (Bye-laws 39.1 and 39.7)

(b)	Dividends unclaimed within six years of declaration are forfeited and revert to the Company. (Bye-law 39.6)

4.2.7	Power to issue shares

Subject to the provisions of the Bye-laws, all unissued shares (either part of the original or of any increased capital) shall be at the disposal of the Directors to allot, grant options over, offer or otherwise dispose of to such persons and generally on such terms and conditions as they may determine. (Bye-law 5.1)

4.2.8	Authority to issue shares

The Directors shall not exercise any power of the Company to allot “Relevant Securities” (meaning any shares of the Company, other than shares allotted in pursuance of any employee share scheme (as defined in the Bye-laws), or warrants exercised under the Warrant Instrument or any right to subscribe for or to convert any security into, shares in the Company) (other than shares allotted pursuant to any Employee Share Scheme and warrants issued under the Warrant Instrument as described in paragraph 11.2 below) unless authorised to do so by a shareholders’ resolution in a general meeting. Relevant Securities shall not include shares allotted or rights to subscribe for or convert any security into shares granted as part of any underwritten public offering of shares culminating in an “admission” (meaning the first occurring admission of any class of shares of the Company to the Official List and to trading on the London Stock Exchange’s market for listed securities), (including any shares so allotted or rights granted, whether before or after such an admission, in accordance with any over-allotment or stabilisation arrangements entered into by the Company in connection therewith). Any authority, whether it is unconditional or subject to conditions, or whether given generally or for a particular exercise, shall state the maximum

PART XIV — ADDITIONAL INFORMATION

amount of Relevant Securities that may be allotted under it and the date on which it will expire, to be no more than 5 years from the date on which the resolution is passed, unless previously revoked or varied by resolution of the shareholders in general meeting. Where the definition of Relevant Securities applies to any rights to subscribe for or to convert any security into shares, the authority relates to the maximum number of shares which may be allotted pursuant to such rights. The Directors may allot Relevant Securities after the expiry of the authority, in pursuance of an offer or agreement made by the Company before the expiry of such authority. No breach of these provisions shall affect the validity of any allotment of any Relevant Securities. (Bye-laws 5.3 to 5.9)

4.2.9	Pre-emption rights

The Bye-laws contain provisions giving pre-emption rights to holders of “Relevant Shares” (meaning the shares in the Company other than (a) those shares giving rights to a specified amount of dividend and capital in a distribution and (b) shares acquired or to be allotted pursuant to any employee share scheme) and of “Relevant Employee Shares” (being those shares in the Company which would be Relevant Shares save for the fact that they were acquired pursuant to an employee share scheme) entitling them to be offered “Equity Securities” meaning Relevant Shares and rights to subscribe for or convert securities into Relevant Shares, excluding shares or any rights to subscribe for or convert any security into shares as part of any underwritten public offering of shares culminating in an admission (as defined in the Bye-laws) (including any shares so allotted or rights granted, whether before or after admission, in accordance with any over-allotment or stabilisation arrangements entered into by the Company in connection therewith) and shares in the Company allotted pursuant to any right granted before “admission” in proportion to their existing shareholdings. These pre-emption provisions do not apply to allotments of Equity Securities which are wholly or partly paid otherwise than in cash (meaning where paid up otherwise than by cash received by the Company or cheque received by the Company in good faith, which the Directors have no reason to suspect will not be paid, or release of a liability of the Company for a liquidated sum or an undertaking to pay cash to the Company at a future date, where “cash” also includes foreign currency) and they do not apply to the allotment of securities which would be held under any Employee Share Scheme (as defined in the Bye-laws). Any Equity Securities which the Company has offered to a holder of Relevant Shares and Relevant Employee Shares may be allotted to him, or to anyone in whose favour he has renounced his right to their allotment, without contravening these provisions. Any offer made under these provisions must state a period of not less than 21 days during which it may be accepted and this offer shall not be withdrawn before the end of such period. (Bye-law 6)

4.2.10	Disapplication of pre-emption rights

The pre-emption rights summarised above in paragraph 4.2.9 of this Part XIV may be disapplied in whole or modified as the Directors determine, provided the Directors are given power by special resolution, which shall not be proposed unless recommended by the Directors and a notice is circulated to shareholders with a Directors’ statement setting out reasons for making such recommendation, the amount to be paid to the Company in respect of such allotment, and the Directors’ justification of such amount. (Bye-law 7)

4.2.11	Shares and transfer of shares

(a)	Subject to the Bermuda Companies Act and to any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, the Directors have the power to implement any arrangements as they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares. To the extent that such arrangements are so implemented, no provision of the Bye-laws shall have effect which is in any respect inconsistent with the holding or transfer of shares in an uncertificated form. Unless otherwise determined by the Directors and permitted by the Bermuda Companies Act and other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title of the share is evidenced otherwise than by a certificate and for so long as any transfers of that share may be made otherwise than by a written instrument (Bye-law 8.1).

Always subject to the Bermuda Companies Act and to any other applicable laws and regulations and the facilities and requirements of any relevant system concerned:

(i)	the Directors may in their absolute discretion convert certificated shares into uncertificated shares and vice versa, in such manner as they may think fit;

PART XIV — ADDITIONAL INFORMATION

(ii)	the Company shall enter on the register of members how many shares are held in uncertificated form and in certificated form and holdings in certificated form and uncertificated form shall be treated as separate holdings;

(iii)	a class of share is not to be treated as two classes by virtue of the fact that such class comprises both certificated shares and uncertificated shares or as a result of any provision of the Bye-laws or the Bermuda Companies Acts or any other applicable law or regulation which are applicable only in respect of certificated or uncertificated shares;

(iv)	the Directors are entitled to require the conversion of any uncertificated share into a certificated form. A member holding uncertificated shares may, in accordance with any arrangements under Bye-law 8.1 and subject to compliance with the Companies Acts and other applicable laws in relation thereto, require that such uncertificated shares be converted into certificated shares. (Bye-law 8)

(b)	Subject to the Bermuda Companies Act and any applicable laws and regulations and the facilities and the requirements of any relevant system concerned, the Directors have the power to implement and/or approve any arrangements which they may in their absolute discretion think fit in relation to the evidencing of title to and transfer of interests in shares in the capital of the Company in the form of depositary interests or similar interests, instruments or securities. To the extent that such arrangements are implemented, no provision of the Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or the transfer of depositary interests or the shares in the capital of the Company represented thereby. The Directors may from time to time take such actions and do such things as they may in their absolute discretion think fit in relation to the operation of any such arrangements. (Bye-law 10)

4.2.12	Destruction of documents

The Company is entitled to destroy:

(a)	any instrument of transfer or any other document which has been registered, or on the basis of which registration was made, at any time after the expiration of six years from the date of registration;

(b)	any dividend mandate (or cancellation or variation thereof or any notification of change of address) at any time after the expiry of two years from the date of recording thereof; and

(c)	any share certificate which has been cancelled at any time after the expiration of one year from the date of such cancellation.

It is to be conclusively presumed in favour of the Company that all entries in the register of members and recorded particulars in the books or records of the Company entered on the basis of instruments of transfer, share certificates and other documents so destroyed, have been duly and properly entered, provided always that the destruction of any relevant document has been made in good faith and without notice of the Company that the preservation of any such document is relevant to any claim. (Bye-law 46)

4.2.13	Untraced shareholders

The Company is entitled to sell, at the best price reasonably obtainable at the time of the sale, any share of any shareholder where for a period of 6 years no dividend has been claimed and no communication has been received by the Company from such shareholder, provided that:

(a)	during such period at least three dividends have become payable and none has been claimed;

(b)	the Company has, on or after expiry of such 6 year period, given notice of its intention to sell such share(s) by way of an advertisement in a national newspaper in the country and in a newspaper in the area where the shareholder’s last known address is located;

(c)	the Company has not received, within a three month period following the publication of such advertisements, any communication from the shareholder, and

(d)	where the shares are listed on a securities exchange, the Company has given notice thereto of its intention to sell such shares.

The net proceeds of any sale belong to the Company which must account to the former shareholder for an amount equal to the proceeds and enter his name in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt and such net proceeds and any interest earned on

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them may be employed in the business of the Company as the Directors may from time to time think fit. (Bye-law 47)

4.2.14	Lien

The Company has a first and paramount lien on any shares which are not fully paid shares. (Bye-law 11)

4.2.15	Capitalisation and scrip dividends

The Directors may capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts (including any share premium account) and appropriate the sum resolved to be capitalised either

(a)	to the holders of any class of shares who would have been entitled to it if it had been distributed by way of dividend and in the same proportions, with the Directors applying such sum on their behalf either in or towards paying up any amounts, if any, for the time being unpaid on any shares held by such holders of such shares respectively or in paying up in full unissued shares or debentures of the Company to be allotted credited as fully paid up to such shareholders in the proportions aforesaid, or partly in the one way and partly in the other or

(b)	to such holders of such Common Shares who may, in relation to any dividend or dividends, validly accept an offer or offers on such terms and conditions as the Directors may determine (and subject to such exclusions or other arrangements as the Directors may consider necessary or expedient to deal with legal or practical problems in respect of overseas shareholders or in respect of shares represented by depositary receipts) to receive new Common Shares, credited as fully paid up, in lieu of the whole or any part of any such dividend or dividends (any such offer being called a “Scrip Dividend Offer”) and the Directors shall apply such sum on their behalf in paying up in full at par unissued shares (in accordance with the terms, conditions and exclusions or other arrangements of the Scrip Dividend Offer) to be allotted credited as fully paid up to such holders respectively. The authority of the Company in general meeting, such authority not to end later than the fifth anniversary of the date at which the general meeting is held, shall be required before the Directors implement any Scrip Dividend Offer (which authority may extend to one or more offers). (Bye-law 41)

4.2.16	Distributions on liquidation to shareholders

On liquidation the liquidator may divide the whole or any part or parts of the assets of the Company among the shareholders, in whole or part, in specie or in kind, for such values as the liquidator may deem fair. (Bye-law 48)

4.2.17	General meetings

At least 21 clear days’ notice must be given of an annual general meeting or a meeting called for the passing of a special resolution. A meeting of the Company other than an annual general meeting or a meeting for the passing of a special resolution shall be called by not less than 14 clear days’ notice. At any general meeting of the Company any two shareholders present in person or by proxy and entitled to vote throughout the meeting shall form a quorum for the transaction of business. If within 5 minutes from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to such other day, time or place as the chairman of the meeting may determine. (Bye-laws 22.1, 24.1 and 24.2)

4.2.18	Demand for a poll at a general meeting

A poll may be demanded by at least three shareholders present in person or represented by proxy, or by the Chairman or by any shareholder(s) present in person or by proxy representing one-tenth of the total voting rights of shareholders entitled to vote at such meeting. (Bye-law 25.3)

4.2.19	Changes to the Bye-laws

No Bye-law may be rescinded, altered or amended and no new Bye-law shall be made until the same has been approved by a resolution of the Board passed by a majority of the Directors and by a resolution of the members by a 75 per cent. majority. (Bye-law 52).

4.2.20	Lloyd’s

The Bye-laws contain a provision, the purpose of which is to prevent any person acquiring any interest in the shares of the Company which would give or has given rise to a breach or non-compliance with the provisions of section 10 and/or 11 of the UK Lloyd’s Act 1982 (the “Lloyd’s Act”). These sections of

PART XIV — ADDITIONAL INFORMATION

the Lloyd’s Act seek to prevent Lloyd’s managing agents acting as brokers (and vice versa) and associations between Lloyd’s brokers and managing agents. The Board will have the right to request from any person (including any shareholder) information to determine whether a person has acquired a prohibited interest. If, to the knowledge of the Board, a person has a prohibited interest, the Board may give notice calling for relevant persons to dispose of such shares (or interests therein) which would remedy the breach of the Lloyd’s Act 1982. If the Board’s notice is not complied with, the Board may, so far as it is able, make the required disposal. Subject to applicable law, any registered holder of shares upon whom a notice has been served ceases to have the right, inter alia, to attend or vote at general meetings of the Company and at class meetings of the relevant class of share. Certain of the rights attaching to the relevant shares vest in the chairman of any such meeting. (Bye-law 58)

4.2.21	Disclosure of interests

Each shareholder who from time to time is or becomes interested in 3 per cent. of the relevant share capital of the Company is required to notify such interest to the Company upon acquisition of such interest or upon any transaction whereby his interest rises above 3 per cent. or falls below 3 per cent. Each shareholder is also required, to the extent that he is lawfully able to do so, to notify the Company if any other person acquires or ceases to have a notifiable interest in such shares of which he is the registered shareholder, or to use his reasonable endeavours to procure that such other person makes notification of his interests to the Company. Where a shareholder fails to make the requisite notification, the Company may direct by notice that, in respect of the shares in relation to which the default has occurred, the shareholder is no longer entitled to be present at general meetings and to vote on any question, or to be reckoned in a quorum. Where the default shares represent 0.25 per cent. or more in nominal value of the issued shares of the relevant class, the Company may also suspend payment of dividends which would have been payable in respect of the shares in relation to which the default has occurred, or treat any election made by the defaulting shareholder to receive shares instead of cash as ineffective. (Bye-laws 53 and 54)

4.2.22	Power of the Company to investigate interests in shares

The Company may give notice to a person, who it knows or has reasonable cause to believe to be, or in the previous 3 years to have been, interested in the Company’s shares, requiring that person to confirm or deny such interest and to give such further information, as may be requested. Where such person fails to give such information to the Company, the Company may, by notice to the relevant person, state that, in respect of the shares in relation to which the default has occurred (the “Default Shares”), the shareholder is no longer entitled to be present at general meetings and to vote on any question, or to be reckoned in a quorum. Where the Default Shares represent 0.25 per cent. or more in nominal value of the issued shares of the relevant class, the Company may also: suspend payment of dividends which would have been payable in respect of the shares in relation to which the default has occurred; treat any election made by the defaulting shareholder to receive shares instead of cash in respect of a dividend as ineffective; or, in certain circumstances, refuse to register a transfer of shares held by the defaulting shareholder. (Bye-law 55)

4.2.23	Takeover provisions

Bye-law 56 adopts certain of the provisions of the City Code, including provisions dealing with compulsory takeover offers and shareholder treatment along the lines of the General Principles (including “equal treatment”) and Substantial Acquisition Rules, which are to be administered by the Board. Bye-law 56 is to have effect only during such times as the City Code does not apply to the Company.

Pursuant to Bye-law 56, a person must not:

(a)	acting by himself or with persons determined by the Board to be acting in concert with him, seek to acquire shares in the Company, which carry 30 per cent. or more of the voting rights attributable to the shares in the Company; or

(b)	acting by himself or with persons determined by the Board to be acting in concert with him, hold not less than 30 per cent. but not more than 50 per cent. of the voting rights, and seek to acquire, by himself or with persons determined by the Board to be acting in concert with him, additional shares which, taken together with the shares held by the persons determined by the Board to be acting in concert with him, increase his voting rights. Paragraph (a) and this paragraph (b) do not apply if the applicable limits are reached as a result of a “permitted acquisition” (meaning an acquisition either consented to by the Board,

PART XIV — ADDITIONAL INFORMATION

or made in compliance with Rule 9 of the City Code, or arising from the repayment of a stock borrowing arrangement); or

(c)	effect or purport to effect an acquisition which would breach or not comply with the Substantial Acquisition Rules and Rules 4, 5, 6, or 8 of the City Code, if the Company were subject to the City Code.

Where the Board has reason to believe that any of such circumstances has taken place, then it may take all or any of certain measures:

(a)	require the person(s) appearing to be interested in the shares of the Company to provide such information as the Board considers appropriate;

(b)	have regard to such public filings as may be necessary to determine any of the matters under Bye-law 56;

(c)	make any determination under Bye-law 56 as it thinks fit, either after calling for submissions by the relevant person(s) or without calling for any;

(d)	determine that the voting rights attached to such shares in breach of the Bye-laws, the “Excess Shares”, are from a particular time incapable of being exercised for a definite or indefinite period;

(e)	determine that some or all of the Excess Shares are to be sold;

(f)	determine that some or all of the Excess Shares will not carry any right to any dividends or other distributions from a particular time for a definite or indefinite period; and

(g)	taking such actions as it thinks fit for the purposes of Bye-law 56, including prescribing rules not inconsistent with Bye-law 56, setting deadlines for the provision of information, drawing adverse inferences where information requested is not provided, making determinations or interim determinations, executing documents on behalf of a shareholder, converting any Excess Shares held in uncertificated form to certificated form and vice-versa, or converting any Excess Shares represented by depositary interests issued in uncertificated form under Bye-law 10 into shares in certificated form, paying costs and expenses out of proceeds of sale, and changing any decision or determination or rule previously made.

The Board has the full authority to determine the application of Bye-law 56, including the deemed application of the whole or any part of the City Code, and such authority shall include all the discretion that the Panel would exercise if the whole or part of the City Code applied. Any resolution or determination made by the Board, any Director or the chairman of any meeting acting in good faith is final and conclusive and is not open to challenge as to its validity or as to any other ground. The Board is not required to give any reason for any decision or determination it makes. (Bye-law 56)

4.2.24	Electronic Communications

Subject to the Bermuda Companies Act and to the extent permitted by law and provided that the conditions set out in the Bye-laws are met, the Company may provide information and give notices using electronic communications. (Bye-law 57).

5.	Share Incentive Plans

5.1	Catlin Group Limited Long Term Incentive Plan (the “LTIP”)

Awards have been made over Common Shares in the Company under the LTIP in the form of options which have been designated as either “time-based” or “performance-based” options (“Options”). The LTIP is administered by a committee being the Board of Directors of the Company or one or more committees of the Board of Directors (the “Committee”). No awards have been made since the Global Offer and it is not currently anticipated that any more will be made.

Options and awards made under the Company’s Share Incentive Plans are not pensionable.

Set out below is a summary of the main terms of the LTIP.

5.1.1	Eligibility

Options may be granted only to employees or executive directors who devote substantially the whole of their time to their office or employment and shall be granted at the discretion of the Committee.

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5.1.2	Individual limits

Options will be subject to the limit that the aggregate market value of Common Shares subject to (i) an Option and (ii) any other share-based award granted to a participant under any other discretionary executive share incentive plan in the same financial year of the Company, must not exceed a sum equal to twice the participant’s basic salary unless the Committee, in its discretion, determines that special circumstances exist in which case such limit may be exceeded.

5.1.3	Grant of Options

An Option may be granted at any time, at the discretion of the Committee, within 42 days of the announcement of the Company’s results for any period or at any other time if the Committee considers that exceptional circumstances exist which justify the grant of any Option.

No Option may be granted at any time during which dealing is prohibited under the Model Code of the Listing Rules.

No payment is required for the grant of an Option.

5.1.4	Exercise and lapse

(a)	Time-based Options
Time-based Options vest and become exercisable (subject to continuing employment with the Company) in equal annual tranches over a period of four years beginning on a date not more than 15 months or less than 3 months from the date of grant. Time-based Options lapse not later than the tenth anniversary of the date of grant.

Existing Time-based Options are exercisable at an exercise price of US$5.00 per share and in a few cases at £3.50 per share.

(b)	Performance-based Options
Generally performance-based Options vested and became exercisable as to 50 per cent. on 6 April 2004 and will become exercisable as to the remaining 50 per cent. on 4 July 2007 (subject to continuing employment with the Group) and will lapse on 1 January 2008 to the extent not exercised.
Performance-based Options are exercisable in three equal tranches at US$10.00, US$12.50 or US$15.00 per share.
With respect to both performance-based and time-based Options, the following provisions apply.
Where a participant ceases employment by reason of injury, disability, ill health, retirement (provided this occurs following the second anniversary of grant), death, the transfer of the business in which the participant is employed out of the Group, the company which employs the participant ceasing to be under the control of the Company, the termination of the participant’s employment by reason of redundancy, unfair, constructive or wrongful dismissal or any other reason determined by the Board, the participant or his personal representatives may exercise performance-based Options to the extent vested at the date of cessation of employment and Time-based Options in full in the case of senior management or to the extent vested in the case of all other employees. Options which are unexercised will lapse at the end of the period of 90 to 180 days from the date of cessation of employment depending on the participant’s circumstances. Performance-based Options which are not exercisable at the date of cessation of employment will lapse unless the Board resolves otherwise.
Where a participant ceases employment for any other reason, his Options lapse.
In the event of a takeover Time-based Options may be exercised early and in full or may be released in exchange for equivalent options over the share capital of the acquiring company. The exercise of performance-based Options will not be accelerated in the event of a takeover and such options will become exercisable in due course in accordance with the provisions set out above.
The exercise of an Option is satisfied by delivering the option gain (being the fair market value of the shares subject to the Option less the exercise price) in an equivalent number of Shares.

5.1.5	Variation of share capital

In the event of any transaction or event which affects the Common Shares, such adjustments to the number of Common Shares subject to Options and the exercise price may be made as are determined by the Committee to be fair and reasonable.

PART XIV — ADDITIONAL INFORMATION

5.1.6	Voting, dividends and other Rights

Until Options are exercised, participants have no voting or other rights in respect of the Common Shares that are subject to the Options and Options are not transferable or pensionable.

5.1.7	Amendments

The Board has a wide power of amendment under the LTIP Plan but no amendments to the material advantage of participants will be made without the prior approval of the Company in general meeting if such amendment would require shareholder approval in the circumstances governing amendments to the Performance Share Plan as described in paragraph 5.2.11 below.

5.2	The Catlin Group Limited Performance Share Plan (the “Performance Share Plan”)

The Performance Share Plan has been designed to provide appropriate incentives for employees and directors of a listed company with regard to current best practice and institutional guidelines. The key features of the Performance Share Plan and awards which may be granted under the plan are set out below in the following paragraphs 5.2.1 to 5.2.13 inclusive of this Part XIV. The Performance Share Plan is administered by the Board and the Committee.

5.2.1	Awards
The Performance Share Plan permits the grant of awards in the form of options to acquire Common Shares at a nil exercise price or contingent rights to receive Common Shares for no consideration.
The Performance Share Plan also permits the use of restricted shares, cash or share awards that shall confer on the participant an equivalent economic value if the Committee so determines.
Awards may be satisfied by the issue of new shares or by the transfer of existing shares either from treasury or otherwise.

On any allotment of Common Shares in satisfaction of an award, the Board is authorised to capitalise a sum equal to the par value of such shares from the Company’s distributable reserves.

An eligible participant may be granted more than one type of award.

5.2.2	Eligibility

Awards may be granted to employees and executive directors of the Group who devote substantially the whole of their time to their office or employment and shall be granted at the discretion of the Committee.

5.2.3	Performance conditions

The Committee shall determine the type of award being granted, the number of shares subject to that award, the exercise or vesting period and applicable performance conditions attaching to the award at the date of grant.

The Committee will, when awards are granted, set appropriate performance conditions which must be satisfied before an award can be exercised or vest. In setting the performance conditions the Committee will have regard to the prevailing market conditions and current institutional guidelines to determine conditions which are appropriate for the purposes of recruiting, retaining and incentivising high calibre individuals. The Committee will also regularly monitor the continuing suitability of the performance conditions in the light of these factors. The period over which performance is measured is not less than three years.

The performance conditions may later be varied or waived only where an event occurs which causes the Committee to consider that the performance condition has ceased to be appropriate. In such a case, any new condition imposed or existing condition varied must be in the opinion of the Committee fair, reasonable and broadly equivalent to the previous performance condition.

5.2.4	Overall limits

No award may be granted at any time if, as a result, the total number of shares issued or committed to be issued pursuant to awards made under the Performance Share Plan and pursuant to grants made under all other employees’ share incentive plans established by the Company during the period of ten years prior to such grant), would exceed 5 per cent. of the issued ordinary, share capital of the Company on that date of grant.

5.2.5	Individual limits

Awards made under the Performance Share Plan and other discretionary executive share incentive plans established by the Company are subject to the following individual limits.

PART XIV — ADDITIONAL INFORMATION

Generally, an award may be granted to a participant only if, as a result, the aggregate market value of the shares subject to the award together with any other share-based award made to the participant in the same financial year under the Performance Share Plan or other discretionary executive share incentive plan established by the Company will not exceed a sum equal to twice that participant’s basic salary.

If the Committee determines that awards are made under the Performance Share Plan at intervals of every two years or greater, the individual grant limit is four times salary. This higher limit applies if either an award has not been made under any discretionary executive share incentive plan in respect of the previous financial year or an award will not be made under any discretionary executive share incentive plan in respect of the following financial year.

It is intended that participants would not normally be granted an award under the Performance Share Plan in the same year as an award under any other discretionary executive share incentive plan operated by the Company from time to time. In the event that awards are made under any other discretionary executive incentive plans in the same financial year as an award under the Performance Share Plan, the above limits will be pro-rated accordingly.

In exceptional circumstances, such as an individual’s recruitment, the Committee may determine that these limits may be exceeded.

5.2.6	Grant

An award may be granted at any time at the discretion of the Committee within 42 days of the announcement of the Company’s results for any period or at any other time if the Committee considers that exceptional circumstances exist which justify the grant of any award. No award may be granted at any time in which a dealing would not be permitted under the Model Code.

No payment is required for the grant of an award.

5.2.7	Vesting, exercise and lapse

In normal circumstances, an award will not be capable of exercise or vesting after the tenth anniversary of its date of grant and any conditions to which it is subject must have been fulfilled or waived. An award will lapse on the expiry of ten years from its date of grant.

If a participant ceases employment by reason of death, injury, disability, ill-health, retirement, the transfer of the business in which the participant is employed outside of the Group, or the company by which the participant is employed ceases to be under the control of the Company, an award shall (unless the Committee determines otherwise) become exercisable or vest to the extent that performance conditions are deemed to have been met over the period from the date of grant to the date of cessation.

In all other circumstances in which a participant ceases employment, the award will lapse, subject to the Committee’s discretion to permit exercise or vesting.

In the event of a takeover or in the event of the liquidation of the Company, awards may be exercised or vest early to the extent the Committee determines appropriate after taking into account the extent to which the performance conditions have been met over the period from the date of grant to the date of the take-over or liquidation. In the event of a takeover, awards may be released in exchange for equivalent awards over the share capital of the acquiring company.

An internal reorganisation will not trigger early exercise or vesting unless participants are given the opportunity to exchange their awards for equivalent awards, if appropriate.

5.2.8	Tax withholding

Where a participant becomes liable to taxation (including national insurance or social security contributions) in relation to an award, the Company (or the participant’s employing company, if different) may recover any amounts due from the participant by way of withholding or remittance or by retaining and selling such shares comprised in the participant’s Performance Share Plan award as are necessary. In addition, a participant may be required to discharge any liability to employer’s national insurance contributions in relation to such awards granted to UK participants.

5.2.9	Variation of share capital

In the event of any variation in the ordinary share capital of the Company by way of capitalisation of profits or reserves or by way of rights or any consolidation or sub-division or reduction of capital or

PART XIV — ADDITIONAL INFORMATION

otherwise, then the number and the nominal value of the shares subject to any subsisting awards, the exercise price and the number of shares which may be allotted or transferred in satisfaction of an award which has been exercised or vested but in respect of which no shares have to date been allotted or transferred, may be adjusted in such manner as the Board considers to be fair and reasonable.

Any adjustment which would reduce the exercise price of an award to subscribe for shares below the nominal value of a Common Share may be made only where the Board is authorised and has resolved to capitalise from the Company’s reserves the sum equivalent to the aggregate amount by which the nominal value of the shares subject to the award exceeds the adjusted exercise price.

5.2.10	Voting, dividend and other rights

Until awards are exercised or vest, participants have no voting or other rights in respect of the Common Shares that are subject to the awards. Awards are not transferable.

5.2.11	Administration and amendment

The Performance Share Plan may be amended under the direction of the Committee which may amend the plan by resolution provided that no deletion, amendment or addition shall operate to affect adversely in any material way rights already acquired by a participant under such plan without the approval of the majority of the affected participants having first been obtained.

Prior approval of the Company in general meeting is required for any amendment to the material advantage of participants in respect of eligibility, plan limits, the basis for determining a participant’s entitlement to awards and the terms of securities, cash and other benefits to be provided and for the provisions relating to the adjustment of awards except for minor amendments to benefit the administration of the plan and amendments to take account of changes in legislation or to obtain and maintain favourable tax, exchange control or regulatory treatment for participants or any member of the Group or to take into account existing or proposed legislation.

5.2.12	Overseas plans

The Board may at any time and without further formality establish further plans (in the form of sub-plans, schedules or otherwise) in overseas territories, any such plan to be similar to the Performance Share Plan but modified to take account of local tax, exchange control or securities laws, regulation or practice. Shares made available under any such plan will count against any limits on overall or individual participation in the Performance Share Plan.

5.2.13	Termination

The Performance Share Plan may be terminated at any time by resolution of the Board or of the Company in general meeting and shall in any event terminate on 30 March 2014.

5.3	The Catlin Group plc Share Option Plan (the “Option Plan”)

The Option Plan is a discretionary executive share option plan divided into an unapproved part (“Part A”) and an approved part (“Part B”). In the summary of the key features of the Option Plan set out below, all references to the Option Plan relate to both Part A and Part B, unless otherwise stated.

5.3.1	Options

The Option Plan permits the grant of market-priced options giving the participant a right to acquire Common Shares.

Such options may be satisfied by the issue of new shares or by the transfer of existing shares either from treasury or otherwise.

5.3.2	Eligibility

Options may be granted to employees and directors of the Group who devote substantially the whole of their time to their office or employment and which, in the case of directors must be not less than 25 hours per week for the purpose of options granted under Part B of the Option Plan. Options are granted at the absolute discretion of the Committee.

5.3.3	Performance conditions

The Committee, when options are granted, sets appropriate performance conditions which must be satisfied before an option can be exercised. The period over which performance is measured is not less

PART XIV — ADDITIONAL INFORMATION

than three years. The factors which the Committee considers in setting performance conditions and the circumstances in which the conditions could be varied or waived are the same as those applicable to the Performance Share Plan as set out in paragraph 5.2.3 above.

5.3.4	Grant

An option may be granted at any time at the discretion of the Committee within 42 days of the announcement of the Company’s results for any period, or at any other time if the Committee considers that exceptional circumstances exist which justify the grant of an option.

No option may be granted at any time in which a dealing would not be permitted under the Model Code.

No payment is required for the grant of an option.

5.3.5	Overall limits

No option may be granted at any time if, as a result, the total number of shares issued or committed to be issued pursuant to options granted under the Option Plan and pursuant to grants made under all other employees’ share incentive plans established by the Company during the period of ten years prior to such grant would exceed 5 per cent. of the issued ordinary share capital of the Company on the date of that grant.

5.3.6	Individual limits

Options granted under the Option Plan are subject to the following individual limits.

(i)	Generally, an option may be granted to a participant only if, as a result, the aggregate market value of the shares subject to the option together with any other share-based award made to the participant under the Option Plan or other executive incentive plan established by the Company in the same financial year will not exceed a sum equal to twice that participant’s basic salary.
If the Committee determines that options are granted under the Option Plan at intervals of every two years or greater, the individual limit will be four times salary. This higher limit will apply if either an award has not been made under any discretionary executive share incentive plan in respect of the previous financial year or an award will not be made under any discretionary executive share incentive plan in respect of the following financial year.
It is intended that participants would not normally be granted an option under the Option Plan in the same year as an award under any other discretionary executive share incentive plan operated by the Company from time to time. In the event that options are granted under any other discretionary executive incentive plan in the same financial year as an option granted under the Option Plan, the above limits will be pro-rated accordingly.
In exceptional circumstances, such as an individual’s recruitment, the Committee may determine that this limit may be exceeded.

(ii)	In the case of Part B only, an option may be granted to a participant only if, as a result, the aggregate market value of shares which are subject to options granted to him under Part B of the Option Plan and any other Inland Revenue approved share option scheme (not being a savings-related share option scheme) established by the Group or any associated company of the Group, will not exceed £30,000 or such other limit as may be imposed from time to time by the Inland Revenue.

5.3.7	Exercise price

The exercise price of an option shall be determined by the Board and shall not be less than the market value of a share at the date of grant (or, in the case only of an option to subscribe for shares, the nominal value of a share if higher).

5.3.8	Exercise and lapse of options

In normal circumstances, an option will not be capable of exercise after the tenth anniversary of its date of grant and any conditions to which it is subject must have been fulfilled or waived. An option will lapse on the expiry of ten years from its date of grant.

If a participant ceases employment by reason of death, injury, disability, ill-health, retirement, the transfer of the business in which the participant is employed outside of the Group, or the company by which the participant is employed ceases to be under control of the Company, an option shall (unless the Committee

PART XIV — ADDITIONAL INFORMATION

determines otherwise) become exercisable to the extent that performance conditions are deemed to have been met over the period from the date of grant to the date of cessation.

In all other circumstances in which a participant ceases employment, the option will lapse, subject to the Committee’s discretion to permit exercise.

In the event of a takeover or in the event of the liquidation of the Company, options may be exercised early to the extent the Committee determines appropriate after taking into account the extent to which the performance conditions have been met over the period from the date of grant to the date of the takeover or liquidation. In the event of a takeover options may be released in exchange for equivalent options over the share capital of the acquiring company.

An internal reorganisation will not trigger early exercise unless participants are given the opportunity to exchange their options for equivalent options, if appropriate.

5.3.9	Other provisions

With respect to tax withholding, adjustments to options in the event of an alteration of share capital, voting, dividend and other rights and administration and amendments to the Option Plan or the terms of subsisting options, the provisions in the Option Plan are the same as the provisions which apply to awards under the Performance Share Plan as described above.

5.3.10	Overseas plans

The Board may at any time and without further formality establish further plans (in the form of sub-plans, schedules or otherwise) in overseas territories, any such plan to be similar to the Option Plan but modified to take account of local tax, exchange control or securities laws, regulation or practice. Shares made available under any such plan will count against any limits on overall or individual participation in the Option Plan.

5.3.11	Termination

The Option Plan may be terminated at any time by resolution of the Board or of the Company in general meeting and shall in any event terminate on 30 March 2014.

5.4	Pensions

5.4.1	The following pension benefits accrued to those of the executive Directors who participate in any Catlin Group pension scheme during the year ended 31 December 2005:

Stephen Catlin	$126,499
Christopher Stooke	$90,090

5.4.2	The accumulated total accrued pensions for the executive Directors and senior managers as at 31 December 2005 was US$396,769.

6.	Directors’ and others’ interests

6.1	The interests of the Directors and senior managers in the issued share capital of the Company and the interests of any connected person of a Director the existence of which is known to or could with reasonable diligence be ascertained by that Director, whether or not held through another party, as at

PART XIV — ADDITIONAL INFORMATION

22 November 2006 (being the latest practicable date prior to the date of this document) and as they are expected to be immediately following Admission, are as follows:

	As at		As at
	22 November		22 November	Post		Post
	2006		2006	Admission		Admission

	Number of		Proportion	Number of		Proportion
	Common		of Issued	Common		of Issued
Name	Shares		Share Capital	Shares		Share Capital

Sir Graham Hearne	22,569		0.01%	22,569		0.01%
Stephen Catlin	2,760,548	(1)	1.68%	2,760,548	(1)	1.11%
Stephen Catlin, as one of the trustees of Catlin Settlement Trust	615,000		0.38%	615,000		0.25%
Christopher Stooke	13,859	(2)	0.01%	13,859	(2)	0.01%
Michael Crall	14,815		0.01%	14,815		0.01%
Richard Haverland	79,815		0.05%	79,815		0.03%
Michael Hepher	14,815	(4)	0.01%	14,815	(4)	0.01%
Alan Bossin	0		0.00%	0		0.00%
Jean Claude Damerval	0		0.00%	0		0.00%
Michael Harper	20,000		0.01%	20,000		0.01%
Michael Eisenson	0	(3)	0.00%	0	(3)	0.00%
Jonathan Kelly	0	(5)	0.00%	0	(5)	0.00%
Gene Lee	0	(6)	0.00%	0	(6)	0.00%
Paul Brand	543,641		0.33%	543,641		0.22%
Paul Jardine	50,768		0.03%	50,768		0.02%

(1)	Of this amount, 2,780 Common Shares are held by Mr Catlin’s spouse.

(2)	Held by Mr Stooke’s spouse.

(3)	Mr Eisenson is a non-executive director associated with CB-Catlin Inc. (“Charlesbank”). Due to the way that Charlesbank is structured, it may be deemed to be a connected person to Mr Eisenson and its shareholding attributable to him. Charlesbank has an interest in 9,400,751 Common Shares and Warrants to purchase 1,237,624 Common Shares.

(4)	Of this amount, 5,000 Common Shares are held by the Maple Leaf Family Settlement.

(5)	Mr Kelly is a non-executive director appointed by Capital Z Catlin Private Investment Ltd. and Capital Z Catlin Investment Ltd. (together “Capital Z”) and such entities may be deemed to be connected persons to Mr Kelly in which case the shareholdings of Capital Z may be attributed to Mr Kelly. Capital Z have an interest in 7,103,325 Common Shares and hold Warrants to purchase 5,674,290 Common Shares.

(6)	Mr Lee is a non-executive director appointed by CMBP II (Cayman) Catlin Ltd. and CMBP II Parallel (Cayman) Catlin Ltd. (together “Cypress”) and may be deemed to be connected persons to Mr Lee. Cypress have an interest in 13,753,349 Common Shares and hold Warrants to purchase 4,414,194 Common Shares.

(7)	Based on full acceptance of the Offer in respect of all the Wellington Shares in existence at the close of business on 21 November 2006.

6.2	In addition to their interests in the Common Shares referred to in paragraph 6.1 above, the executive Catlin Directors are interested in the Common Shares held by the trustees of the Catlin Group Employee Benefit Trust which, as at 22 November 2006 (latest practicable date prior to the publication of this document), amounted to 155,155 Common Shares. Of these, Stephen Catlin may be deemed to be the beneficial owner of 10,457 Common Shares, and Christopher Stooke, Paul Brand and Paul Jardine may be deemed to be the beneficial owners of 7,503 Common Shares each, representing in aggregate approximately 0.02 per cent. of the existing issued share capital of Catlin.

PART XIV — ADDITIONAL INFORMATION

6.3	The following Options over Common Shares have been granted to the Directors and senior managers under the LTIP described above in paragraph 5 of this Part XIV:

Number of Common
Name	Shares under option	Exercise price	Exercise period

Time-based Options
Stephen Catlin	2,568,256	US$5.00	Up to 4 July 2012
Christopher Stooke	128,412	US$5.00	Up to 4 July 2012
	48,153	£3.50	Up to 4 July 2012
	16,051	£3.50	4 July 2007-4 July 2012
Paul Brand	642,064	US$5.00	Up to 4 July 2012
Paul Jardine	428,228	US$5.00	Up to 4 July 2012
Performance-based Options
Stephen Catlin	642,064	US$10.00	Up to 1 January 2008
	642,064	US$12.50	Up to 1 January 2008
	642,064	US$15.00	Up to 1 January 2008
	642,064	US$10.00	4 July 2007-1 January 2008
	642,064	US$12.50	4 July 2007-1 January 2008
	642,064	US$15.00	4 July 2007-1 January 2008
Christopher Stooke	32,103	US$10.00	Up to 1 January 2008
	32,103	US$12.50	Up to 1 January 2008
	32,104	US$15.00	Up to 1 January 2008
	64,206	US$10.00	4 July 2007-1 January 2008
	64,206	US$12.50	4 July 2007-1 January 2008
	64,207	US$15.00	4 July 2007-1 January 2008
Paul Brand	160,516	US$10.00	Up to 1 January 2008
	160,516	US$12.50	Up to 1 January 2008
	160,516	US$15.00	Up to 1 January 2008
	160,516	US$10.00	4 July 2007- 1 January 2008
	160,516	US$12.50	4 July 2007- 1 January 2008
	160,516	US$15.00	4 July 2007- 1 January 2008
Paul Jardine	107,057	US$10.00	Up to 1 January 2008
	107,057	US$12.50	Up to 1 January 2008
	107,057	US$15.00	Up to 1 January 2008
	107,057	US$10.00	4 July 2007- 1 January 2008
	107,057	US$12.50	4 July 2007- 1 January 2008
	107,057	US$15.00	4 July 2007- 1 January 2008

        All such Options were granted for nil consideration.

PART XIV — ADDITIONAL INFORMATION

6.4	The following options over Common Shares have been granted to the Directors and senior managers under the Performance Share Plan described above in paragraph 5 of this Part XIV:

	Number of
	Common Shares
Name	under option	Exercise price	Exercise period

Stephen Catlin	131,412	Nil	Up to 50% of the total at each of March 2008 and 2009
	198,152	Nil	Up to 50% of the total at each of March 2009 and 2010
Christopher Stooke	95,101	Nil	Up to 50% of total at each of March 2008 and 2009
	140,082	Nil	Up to 50% of the total at each of March 2009 and 2010
Paul Brand	95,101	Nil	Up to 50% of total at each of March 2008 and 2009
	140,082	Nil	Up to 50% of the total at each of March 2009 and 2010
Paul Jardine	95,101	Nil	Up to 50% of total at each of March 2008 and 2009
	140,082	Nil	Up to 50% of the total at each of March 2009 and 2010
        All awards were granted for nil consideration.

6.5	Save as set out above in this paragraph 6 of this Part XIV, no Director or senior manager has any interest in the share capital of the Company or any of its subsidiaries.

6.6	In so far as is known to the Company as at 22 November 2006 (the latest practicable date prior to the publication of this document), the following persons are interested directly or indirectly in 3 per cent. or more of the issued ordinary share capital of the Company:

		Proportion of
	Number of	issued share
Shareholder	Common Shares	capital

Fidelity	16,764,700	10.2%
CMBP II (Cayman) Catlin Ltd. and CMBP II Parallel (Cayman) Catlin Ltd.	13,753,349	8.4%
Barclays PLC	13,741,002	8.4%
AllianceBernstein	12,753,418	7.8%
CB-Catlin Inc.	9,400,751	5.7%
BlackRock Group	8,071,212	4.9%
Goldman Sachs	7,475,150	4.6%
Capital Z Catlin Private Investment Ltd. and Capital Z Catlin Investment Ltd.	7,103,325	4.3%
Standard Life	5,988,265	3.7%

6.7	Subject to the disenfranchisement provisions provided under Bye-law 25.16 of the Company more fully described in paragraph 4 of this Part XIV, none of the Company’s major shareholders have or will have different voting rights attached to the Common Shares they hold in the Company.

6.8	As at 22 November 2006 (the latest practicable date prior to publication of this document) and in so far as known to the Company, the following persons will, directly or indirectly, be interested in 3 per cent. or more of the issued share capital of the Company upon completion of the Acquisition and based on the illustrative assumptions that the holdings of such persons in Catlin and Wellington at 22 November 2006 do not change (other than through acceptance of the Offer), each Wellington Shareholder takes up his

PART XIV — ADDITIONAL INFORMATION

basic entitlement of New Catlin Shares in the Offer and that no other issues of Common Shares or Wellington Shares occur between 22 November 2006 and completion of the Acquisition:

		Proportion of
	Number of	enlarged
	Common	issued share
Shareholder	Shares	capital

Fidelity	23,469,215	9.5%
CMBP II (Cayman) Catlin Ltd. and CMBP II Parallel (Cayman) Catlin Ltd.	13,753,349	5.6%
Barclays PLC	17,498,611	7.1%
AllianceBernstein	22,239,586	9.0%
CB-Catlin Inc.	9,400,751	3.8%
BlackRock Group	8,071,212	3.3%
Goldman Sachs	7,475,150	3.0%

6.9	Save as set out above in paragraphs 6.6 and 6.8, the Company is not aware of any person who is interested (within the meaning of the Act), directly or indirectly, in 3 per cent. or more of the issued share capital of the Company.

6.10	The Company is not aware of any person who exercises, or could exercise, directly or indirectly, jointly or severally, control over the Company.

7.	Related party transactions

7.1	No Catlin Director has or has had any interest in any transaction which is or was unusual in its nature or conditions or is or was significant to the business of the Catlin Group and which was effected by the Company in the period covered by the historical financial information in this document.

7.2	There are no outstanding loans granted by a member of the Catlin Group to any Catlin Director, nor has any guarantee been provided by any member of the Catlin Group for their benefit.

7.3	Save as disclosed in this paragraph 7 of Part XIV there are no potential conflicts of interest between the duties of Catlin Directors or senior managers owed to the Company and their private interests or other duties.

7.4	In August 2005, Barclays PLC became interested in more than 10 per cent. of the issued share capital of the Company. In December 2005, the Company together with various of its subsidiaries entered into an amended banking facility as referred to below in paragraph 11.1 with Barclays Bank PLC, which is an affiliate of Barclays PLC.

7.5	Michael Eisenson is a non-executive director associated with CB-Catlin Inc., which is a significant investor in the Company.

7.6	Jonathan Kelly is a non-executive director appointed by Capital Z, which is a significant investor in the Company.

7.7	Gene Lee is a non-executive director appointed by Cypress, which is a significant investor in the Company.

7.8	Alan Bossin is also counsel at Appleby Spurling Hunter, who are advisers to Catlin as to Bermudian law.

7.9	Stephen Catlin controls Catlin Estates Limited and Burnhope Lodge. The Catlin Group purchased services from Catlin Estates Limited at a cost of $201,000 in 2005, $111,000 in 2004 and $76,000 in 2003. The Catlin Group purchased services from Burnhope Lodge at a cost of $23,000 in 2005, $39,000 in 2004 and $39,000 in 2003. All transactions were entered into on normal commercial terms. There have been no further transactions during the nine months ended 30 September 2006.

PART XIV — ADDITIONAL INFORMATION

8.	Employees

The table below sets out the number of people (full-time equivalents) employed by the Group at the end of each period covered by the historical financial information contained in this document:

	31 December	31 December	31 December
Geographical location	2005	2004	2003

UK	275	233	171
Non-UK	116	78	59
Total	391	311	230

9.	Directors’ service agreements and letters of appointment

9.1	The executive Catlin Directors, Stephen Catlin and Christopher Stooke, have service agreements with Catlin (in Mr Catlin’s case) and with Catlin Holdings Limited (in Mr Stooke’s case). The main terms and conditions for each of the executive Catlin Directors are as follows.

9.1.1	Stephen Catlin, Chief Executive

Mr Catlin is employed under a service agreement dated 5 April 2006, having been a Director since 29 September 1999. He is employed as Chief Executive Officer and Deputy Chairman of Catlin and is Chairman of CUAL, CICL, Catlin Inc and CICL UK. Mr Catlin’s current basic annual salary is US$988,701.

Mr Catlin’s service agreement is terminable on 12 months’ notice in writing by either the Company or Mr Catlin or immediately upon a payment in lieu of notice being given by the Company. In addition to basic salary, Mr Catlin is entitled to participate in such bonus and incentive schemes as may be determined by the Board from time to time and is eligible for personal accident and travel insurance for himself, his family and any person accompanying him when travelling on business or pleasure, medical insurance in accordance with the scheme in place from time to time, participation in the Company’s life assurance plan and permanent health insurance plan, and reimbursement of all business expenses.

Mr Catlin is subject to post-termination restrictions of 12 months, namely a non-compete restriction in relation to property and casualty insurance and reinsurance of the type written by Group companies in Bermuda and London, a prohibition on soliciting business from or otherwise dealing with customers or prospective customers of the Group (including members of any Lloyd’s syndicate), and a prohibition on soliciting senior employees of the Group.

9.1.2	Christopher Stooke, Chief Financial Officer

Mr Stooke’s service agreement is dated 30 October 2002 and he is employed as Group Chief Financial Officer at an annual salary of £343,200, having been a Director since 12 March 2003. The service agreement is terminable on not less than 12 months’ notice by either party or immediately upon a payment in lieu of notice being given by Catlin Holdings Limited. Mr Stooke is required to comply with all applicable regulatory requirements of Lloyd’s and the FSA and is obliged to provide services to all companies within the Group. If either party gives notice to terminate the agreement or Mr Stooke otherwise evidences an initiation to terminate his employment, Catlin Holdings Limited may exclude him from the Group’s premises and instruct him not to communicate with staff or customers.

Mr Stooke is entitled to reimbursement of expenses and a profit commission at the discretion of Catlin Holdings Limited. He can participate in the Group’s life assurance plan, permanent health insurance scheme, pension scheme, critical illness scheme, medical insurance scheme for himself and his dependants, personal accident and travel insurance scheme while travelling abroad on business and may receive a season travel ticket loan. Mr Stooke is subject to post-termination restrictions for 12 months prohibiting him from soliciting the business of brokers and other intermediaries who have business with the syndicates managed by the Group or insureds who have placed business with such syndicates. During such period he must not assist competitors in carrying on or developing competing businesses or do anything calculated to lead any person to cease to do business with the Group. In this context, the business of the Group is that of being a managing agency or corporate syndicate at Lloyd’s and any business of a Group company to which Mr Stooke has rendered services. During the same period, Mr Stooke is prohibited from soliciting senior employees.

PART XIV — ADDITIONAL INFORMATION

9.2	The non-executive Chairman and the other non-executive Catlin Directors are appointed under the terms of letters of appointment with the Company as follows:

9.2.1	Sir Graham Hearne

Sir Graham Hearne was appointed Chairman of the Board in October 2003 and is chairman of the nomination committee and his terms are set out in an appointment letter dated 13 January 2005 as updated by a letter dated 10 April 2006. The appointment is of indefinite duration subject to termination by 90 days’ notice by either party. If termination is by the Company other than for cause, subject to re-election at the Company’s annual general meeting, compensation of nine months’ fees is payable in addition to the fees due while the notice runs. Annual remuneration of £145,000 is payable quarterly in arrears subject to taxes and withholdings required by law. Sir Graham is required to attend quarterly Board meetings in Bermuda and such other meetings as the Board determines from time to time.

9.2.2	Michael Crall

Michael Crall was appointed as a director in October 2003 and is chairman of the compensation committee of the Board and his terms are set out in an appointment letter dated 20 September 2004 as updated by a letter dated 10 April 2006. The appointment as Director is of indefinite duration subject to termination by 90 days’ notice by either party. The appointment as compensation committee chairman is at the discretion of the Board. If termination of the appointment as both a Director and a committee chairman is by the Company other than for cause, subject to re-election at the Company’s annual general meeting, compensation of nine months’ aggregate fees is payable in addition to the fees due while the notice runs. Annual remuneration as Director of £40,000 is payable quarterly in arrears subject to taxes and withholdings required by law. Annual remuneration as compensation committee chairman is an additional £10,000 per annum on the same terms. Mr Crall is required to attend quarterly Board meetings in Bermuda and such other meetings as the Board determines from time to time.

9.2.3	Richard Haverland

Richard Haverland was appointed as a director in October 2003 and is chairman of the investment committee of the Board and his terms are set out in an appointment letter dated 20 September 2004 as updated by a letter dated 10 April 2006. The appointment as Director is of indefinite duration subject to termination by 90 days’ notice by either party. The appointment as investment committee chairman is at the discretion of the Board. If termination of the appointment as both a Director and a committee chairman is by the Company other than for cause, subject to re-election at the Company’s annual general meeting, compensation of nine months’ aggregate fees is payable in addition to the fees due while the notice runs. Annual remuneration as Director of £40,000 is payable quarterly in arrears subject to taxes and withholdings required by law. Annual remuneration as investment committee chairman is an additional £10,000 per annum on the same terms. Mr Haverland is required to attend quarterly Board meetings in Bermuda and such other meetings as the Board determines from time to time.

9.2.4	Michael Hepher

Michael Hepher was appointed as a director in October 2003 and is chairman of the audit committee of the Board and his terms are set out in an appointment letter dated 20 September 2004 as updated by a letter dated 10 April 2006. The appointment as Director is of indefinite duration subject to termination by 90 days’ notice by either party. The appointment as audit committee chairman is at the discretion of the board. If termination of the appointment as both a Director and a committee chairman is by the Company other than for cause, subject to re-election at the Company’s annual general meeting, compensation of nine months aggregate fees is payable in addition to the fees due while the notice runs. Annual remuneration as Director of £40,000 is payable quarterly in arrears subject to taxes and withholdings required by law. Annual remuneration as audit committee chairman is an additional £15,000 per annum on the same terms. Mr. Hepher is required to attend quarterly Board meetings in Bermuda and such other meetings as the Board determines from time to time.

9.2.5	Each of Alan Bossin, Michael Eisenson, Jean Claude Damerval, Jonathan Kelly and Gene Lee is a non-executive director of the Company and holds office under the terms of a letter of appointment of indefinite duration subject to 90 days’ notice by either party. Annual remuneration is £40,000 payable quarterly in arrears subject to taxes and withholdings required by law. Mr Bossin was appointed in March 2004, Mr Eisenson in November 2002, Mr Damerval in July 2005, Mr Kelly in June 2005 and Mr Lee in February 2006.

PART XIV — ADDITIONAL INFORMATION

9.2.6	Michael Harper was appointed as an independent non-executive director and designated as Senior Independent Director on the terms of an appointment letter dated 7 July 2005, with his appointment effective from 14 July 2005. The appointment is for an initial term of three years and may be terminated by three months’ notice by either party. Annual remuneration as director of £60,000 is payable quarterly in arrears subject to taxes and withholdings required by law.

9.3	Save as set out above in this paragraph 9, there are no existing or proposed service contracts between the Directors and any member of the Group.

9.4	In the financial year ended 31 December 2005 the total aggregate of the remuneration paid and benefits in kind granted (under any description whatsoever excluding pension contributions) to the Catlin Directors and senior managers by members of the Group was US$3,549,605.

9.5	There is no arrangement under which any Catlin Director has waived or agreed to waive future emoluments nor has there been any waiver of emoluments during the financial year immediately preceding the date of this document.

9.6	In addition to their directorships of the Company, the Catlin Directors and senior managers named in this document are or have been directors or partners of the following companies (other than subsidiaries of the Company) and partnerships at some time in the five years preceding the date of this document:

Position
Still
Name	Position at Catlin	Company/Partnership	Held

Sir Graham Hearne	Chairman	PersonalPrint.com Limited	Yes
		Wellstream Holdings Limited	Yes
		Vetco International Limited	Yes
		Energy Development Partners Limited	Yes
		Ascott Farms Limited	Yes
		Ascott Properties Limited	Yes
		Gallaher Group Plc	Yes
		N.M.Rothschild & Sons Limited	Yes
		Braemar Seascope Group Plc	Yes
		Philharmonia Trust Limited	Yes
		Rowan Companies, Inc	Yes
		Eranda Foundation	Yes
		Revus Energy ASA	Yes
		Stratic Energy Corporation	Yes
		Rothschild Continuation Holdings AG	No
		Reckitt & Colman plc	No
		Elf Enterprise Petroleum plc	No
		Hayward Foundation	No
		Enterprise Oil Limited	No
		Invensys Plc	No
		Novar Plc	No
Stephen Catlin	Chief Executive and Deputy Chairman	Catlin Estates Limited The Sick Childrens Trust	Yes Yes
		The McCord Oesophageal Cancer Fund	Yes
		Equitas Holdings Limited	No
		Lloyd’s Market Association	No
Christopher Stooke	Chief Financial Officer	Price Waterhouse PricewaterhouseCoopers	No No
		PricewaterhouseCoopers LLP	No
Michael Crall	Non-executive Director	Royal & SunAlliance (USA)	Yes
		Arrowpoint Capital Corp,	Yes
		Equitas Holdings Limited	No
Richard Haverland	Non-executive Director	Comparison Markets Inc.	Yes
		USI Holdings Corp.	No

PART XIV — ADDITIONAL INFORMATION

Position
Still
Name	Position at Catlin	Company/Partnership	Held

Michael Hepher	Non-executive Director	Kingfisher Plc	Yes
		Maple Leaf Consultancy Limited	Yes
		Canada Life Assurance Company	Yes
		Hans Property Management Limited	Yes
		The Canada Life Group (UK) Limited	Yes
		Canada Life Capital Corporation	Yes
		Great West Lifeco (Winnipeg, Canada)	Yes
		Lane Clarke Peacock LLP	No
		Maple Leaf Global Ltd	Yes
		Cardpoint Plc	No
		Canada Life Financial Corporation	No
		Telecity Plc	No
		Hambro Fraser Smith Holdings Ltd	No
Jean Claude Damerval	Non-executive Director	Scottish Re Group Limited	Yes
		Aoba Life Insurance Co., Tokyo	No
		Aurora National Life, USA	No
		JCD Services Ltd	No
		CX Reinsurance Cy Ltd.	No
		Tawa S.A.	No
		Tawa Associates Ltd.	No
		Tawa Management Ltd.	No
Michael Eisenson	Non-executive Director	Playtex Products, Inc.	Yes
		Charlesbank Capital Partners, LLC	Yes
		United Auto Group, Inc.	Yes
		Zoots Corporation	Yes
		Commercial Industrial Finance Corp.	Yes
		Papa Murphy’s	Yes
		American Health International, Inc.	Yes
		Caliper Life Sciences, Inc.	Yes
		CCC Information Services Group, Inc.	No
		COMIT, LLC	No
		IntelliMark, Inc.	No
		Regency Gas Services, LLC	No
		Universal Technical Institute, Inc.	No
		Xenogen Corporation	No
		Harken Energy Corporation	No
		ImmunoGen. Inc.	No
Michael Harper	Non-executive Director	Umeco Plc	Yes
		Ricardo Plc	Yes
		The Vitec Group Plc	Yes
		BBA Group Plc	Yes
		Balderton Aviation Holdings Limited	Yes
		BBA Holdings Limited	Yes
		BBA Overseas Holdings Limited	Yes
		Chubb Group Limited	No
		Baxi Group Limited	No
		Kidde Limited	No
Jonathan Kelly	Non-executive Director	Infotel, S.A.	Yes
		SBJ Group Limited	Yes
		PXRE Group Limited	Yes
		Capital Z Partners (UK) Limited	No
		British Marine Luxembourg S.A.	No
		Data Distilleries B.V.	No
		British Marine Managers Limited	No

PART XIV — ADDITIONAL INFORMATION

Position
Still
Name	Position at Catlin	Company/Partnership	Held

Gene Lee	Non-executive Director	Cypress Lancashire Partners GP Ltd.	Yes
		Financial Guaranty Insurance Company Corp.	Yes
		Strive National	Yes
Paul Jardine	Group Chief Operating Officer and Chief Executive of Catlin Underwriting Agencies Limited	CX Reinsurance Company Limited Lloyd’s Market Association Equitas Holdings Limited	Yes Yes No
Paul Brand	Group Chief Underwriting Officer	Nuclear Risk Insurers Limited	Yes

Alan Bossin is a Non-Executive Director, is counsel to Appleby Spurling Hunter, advisers to the Company on Bermuda Law, and a resident of Bermuda. The Bermuda Companies Act requires that every Bermuda company exempted from local ownership rules (as the Company is) has a minimum of two Bermuda residents involved with the Company as director, secretary and/or resident representative. Companies listed on an appointed stock exchange (as the Company is) are required to have only a resident representative. Many Bermuda companies appoint one or more Bermuda residents as directors to help satisfy the requirements of the Bermuda Companies Act and to have a quorum available in Bermuda to attend to routine corporate administrative matters. Bermuda lawyers, such as Mr Bossin, are therefore regularly asked to sit as directors of Bermuda companies. This practice accounts for the comparatively large number of Mr Bossin’s current and former directorships which are as follows:

Alea (Bermuda) Ltd., Alea Group Holdings (Bermuda) Ltd. , American Fidelity (China), Ltd. , American Fidelity International (Bermuda) Ltd. , American Fidelity Offshore Investments Ltd., American Surety Ltd., Amicus Limited, Arbor Property and Casualty Limited, Asset Holding Group, Ltd, Asset Insurance Company Ltd. , Auto Dealers Insurance Company Limited, Bay State Insurance Company, Ltd. , BICO LTD. , Boston Insurance SAC Ltd. , Boudicca Insurance Company Ltd, Car Reinsurance Ltd. , Casting Manufacturers Insurance Limited, Castle Harbour Insurance Limited, CASUARINA LIMITED, Catlin Group Limited, Century Insurance Company (Bermuda) Ltd. , Chancellor Limited, Chatham Atlantic Re Ltd., Chicago Standard Holding Company Ltd., The Chicago Standard Insurance Company, Ltd., The CKB, Co., Clients Assurance Pool, Ltd. , Clients Assurance Pool, Ltd, Clients Risk Security Pool Ltd., Clients Risk Security Pool Ltd., Columbia Holdings Limited, Columbia Investments (Bermuda) Limited, Concord Atlantic Holding Limited, COR INSURANCE LIMITED, COR LIMITED, D.L. & C. Holding Company Limited, D.L. & C. Insurance Company Limited, Daihyaku Manulife Holdings (Bermuda) Limited, DCH Insurance Company Limited, DCH Insurance Company Limited, Dynamo Limited, Fencourt Reinsurance Company, Ltd., Financial Structures Limited, Fireman’s Fund Insurance Company of Bermuda (SAC) Limited, First Growth Limited, Fusion Capital, Ltd., Futuro Insurance Company Limited, GAI Insurance Company, Ltd., GeoVera Re Ltd., Gettysburg National Indemnity (SAC) Ltd., GLACIER INSURANCE LTD., Glendale Holdings Ltd., Glendale Insurance Company, Ltd., Global Credit Reinsurance Limited, Global Preferred Re Limited, Golden Rule (Bermuda) Investment Company Ltd., Golden Rule (Bermuda) Ltd., Good Samaritan Insurance Co. Ltd., Goodhealth Worldwide (Americas) Limited, Goodhealth Worldwide (Bermuda) Limited, HARRINGTON INTERNATIONAL INSURANCE LTD., Harrington Sound Insurance Limited, Hartford Insurance, Ltd., Hartford Life, Ltd., Hartford Management, Ltd., Hawthorne Insurance Company Limited, Hawthorne Insurance Company Limited, Heritage Reinsurance Company, Ltd., Ibek Publishing Ltd., IC Finance (Bermuda) Ltd., International Disability Services, Limited, Inter-Ocean Credit Products Ltd., Inter-Ocean Holdings Ltd., Inter-Ocean Reinsurance Company Ltd., Inter-Ocean Services Ltd., Inter-Ocean Services Ltd., Inter-World Insurance Company Limited, Jalic Re Ltd., JCT, Ltd., Kennet Company Limited, Kenwood Holdings Ltd., Kenwood Insurance Company Limited, KeyCorp Insurance Company, Ltd., Key-Royal Reinsurance Company, Limited, KRP, Ltd., Lariat Holding Company, Ltd., Lariat Insurance Company Ltd., Leamington Reinsurance Company Ltd., LEXCO LIMITED, Liberty Health Corporation, Ltd., Liberty Mutual Holdings (Bermuda) Ltd., Liberty Mutual Management (Bermuda) Ltd., Liberty Re (Bermuda) Limited, Lighthouse Insurance Company Limited, Lingard Limited, Lion Corporation Limited, Lionheart Shipping Limited, Manulife Century Investments (Bermuda) Limited, Manulife Enterprises (Bermuda) Limited, Manulife European Holdings (Bermuda) Limited, Manulife Holdings

PART XIV — ADDITIONAL INFORMATION

(Bermuda) Limited, Manulife Reinsurance (Bermuda) Limited, Manulife Reinsurance Limited, Marigold Indemnity, Limited, Monument Limited, , National Bankers Risk Insurance Company Ltd., New Ocean Insurance Co., Ltd., New York Life Insurance Worldwide Ltd., NGSC Insurance Ltd., NJ Car Insurance Company Ltd., Noah Insurance Company Ltd., Noah Insurance Company Ltd., Northern National Insurance Ltd., Oakwood Worldwide Insurance Company Limited, Ocean Lines Limited, Old Dominion Insurance Company Limited, Olmec Insurance, Ltd., Panamco Insurance Company Limited, PESTALOZZI STREET INSURANCE COMPANY, LTD., PML International Insurance Ltd., Primary Group Limited, Primary Reinsurance Company Limited, Primary Risk Holdings Limited, Principal Reinsurance Company, Ltd., Pulsar Re Holdings, Ltd., Pulsar Re, Ltd., Renross Limited, RGB Co., Rosewood Indemnity Ltd., Ruxton Insurance Comp any, Ltd., SAFE HARBOR INSURANCE COMPANY, (SAC) LTD., Safecare, Ltd., SECURITIES DEALERS INSURANCE COMPANY LTD., ServicePro Ltd., Snap-on SecureCorp Insurance Company Ltd., Solaris Indemnity, Ltd., South Atlantic Insurance Co. Ltd., Speedbird Insurance Company Limited, SRS Holdings Ltd., St. James Insurance Company Ltd., Standard Security Re, Ltd., Stormont Ltd., SunArise Insurance Company Ltd., Surety International Ltd., Swiss Retail Insurance Company Ltd., SwissRe Capital Management (Bermuda) Ltd., SwissRe Finance (Bermuda) Ltd., SwissRe Investments (Bermuda) Ltd., Syngenta Reinsurance Limited, The Stuart Insurance Group, Ltd., Thermo Re, Ltd., Thorn Ltd., TMD, Co., Tooling & Machining Holding Co. Ltd., Tooling & Machining Insurance Limited, TOTAL INSURANCE, LTD, Triad Assurance Limited, Tryon Assurance Company, Ltd., TUHS Insurance Company, Ltd., United Overseas Transport and Trading Corporation Limited, Vantage Reinsurance Ltd., Vesta Limited, WFG Reinsurance Limited, Wind River Insurance Company, Ltd., Wind River Services, Ltd. and Wm. H. McGee & Co. (Bermuda) Ltd.

all of which are current directorships, and

Aetna Risk Indemnity Company, Ltd., Affiliated Chemical Insurance Ltd., Alea (Bermuda) Ltd., Alea (Bermuda) Ltd., American Fidelity International (Bermuda) Ltd., Arjo Wiggins (Bermuda) Holdings Limited, Arjo Wiggins Appleton (Bermuda) Limited, ASHFORD COMPANY LIMITED, Asset Holding Group, Ltd., Asset Insurance Company Ltd., British Indemnity Limited, Car Reinsurance Ltd., Castle Harbour Insurance Limited, CFI Insurers, Ltd., CJC, Ltd., CKB, Co., Columbia Investments, Concord Atlantic Holding Limited, COR INSURANCE LIMITED, Credit Corp Bermuda Limited, Credit Derivatives Transactions Ltd., Crest Hill Limited, CWB, Ltd., Delphi Insurance Company Ltd., Difyno Insurance Limited, Eastside Islands Insurance Managers Ltd., Euro-Risk Insurance Limited, Evergreen Reinsurance Company Limited, First Growth Limited, Friendship Insurance Company Ltd., GAI (Bermuda) Ltd., Global Credit Reinsurance Limited, Good Samaritan Insurance Co. Ltd., Goodhealth Worldwide (Americas) Limited, Goodhealth Worldwide (Bermuda) Limited, Greater Atlantic Holding Ltd., Greater Atlantic Insurance Company Ltd., Grupo Primary Holdings Ltd., Grupo Primary Ltd., Hallmark Investments Ltd., Hannover Re (Bermuda) Ltd., Haverford (Bermuda) Ltd., Hawthorne Insurance Company Limited, Independent Agents Insurance Co. (SAC) Ltd., Independent Brokers Ltd., Independent Management Group Ltd., Insurance Group of Asia (Bermuda) Ltd., International Disability Services, Limited, Inter-Ocean N.A. Reinsurance Company Ltd., Inter-Ocean Services Ltd., JCT, Ltd., KRP, Ltd., Lakewood Insurance Limited, LEETS ASSURANCE LTD., Lincoln National Reinsurance Company Limited, Lion Corporation Limited, LMB Ltd, Lumbermen’s Insurance Company Ltd., Manulife (International) Reinsurance Limited, Manulife Holdings (Bermuda) Limited, Manulife Reinsurance Limited, Marigold Indemnity, LimitedMariner Reinsurance Company Limited, Maumee Valley Re Ltd., Monument Limited, Noah Insurance Company Ltd., North Shore Reinsurance Company Limited, Northern National Insurance Ltd., Norwich Union Insurance (Gulf) Ltd., Old Fort Insurance Company, Ltd., Olmec Insurance, Ltd., Owendore Limited, PacWest Reinsurance Company, Ltd., Pigin Limited, Primary (SAC) Limited, Primary Group Limited, Primary Group Limited, Primary Management (Bermuda) Ltd., Primary Reinsurance Company Limited, Primary Risk Holdings Limited, Primary Syndicates Limited, PROVIDERS’ COMPANY (MIDDLE TENNESSEE) LIMITED, Reunited Reinsurance Limited, Rosewood Indemnity Ltd. Royal Enfield, Ltd., Sanwa International (Bermuda) Limited, Solaris Assurance, Ltd., Solutions Reinsurance Limited, Standard Life (Bermuda) Limited, Strategic Risk Solutions (Bermuda) Limited, Swiss Retail Insurance Company Ltd., Syngenta Reinsurance Limited, TCRU (Bermuda) Limited, The Stuart Insurance Group, Ltd., Thermo Re, Ltd., Thorn Ltd., TMD, Co., Tooling & Machining Holding Co. Ltd., Trade Surety Ltd., TRADING SOLUTIONS LTD., Triad Assurance Limited, TUHS Insurance Company, Ltd., Unity Limited, W.J. Insurance Company Ltd., W.J. Insurance Company Ltd., WELLMAN INTERNATIONAL

PART XIV — ADDITIONAL INFORMATION

INVESTMENTS, Western Capital Limited, Winplan Assurance Bermuda Ltd and Wyndham Insurance Company (SAC) Ltd.

all of which are companies of which Mr Bossin has been a director at some time during the last five years but of which he is not a director at the date of this document.

9.7	Within the period of five years preceding the date of this document, no Catlin Director or senior manager:

9.7.1	has had any convictions relating to fraudulent offences;

9.7.2	other than as set out below, has been associated with the bankruptcy, receivership or liquidation of any company or entity, whilst acting in the capacity of a member of the administrative, management or supervisory bodies or as a senior manager of such company or entity; or

9.7.3	has received any official public incrimination and/or sanction by any statutory or regulatory authorities (including designated professional bodies) or has been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of the affairs of a company.

9.7.4	Michael Hepher is a director of Maple Leaf Global Ltd which was placed in members’ voluntary liquidation on 4 October 2005. All creditors were paid in full and the liquidation was completed on 23 October 2006. Maple Leaf Global Ltd will be automatically struck from the register at Companies’ House on or around 23 January 2007.

10.	Corporate governance
The Company is committed to high standards of corporate governance. As a Bermuda incorporated company, the Company is governed by a set of bye-laws as well as through provisions of the Bermuda Companies Act but it is not legally bound by the UK Combined Code on Corporate Governance published in June 2006 (the “Combined Code”). The Group complies voluntarily with the Combined Code wherever possible given its Bye-laws with the following exceptions:

(a)	the Compensation Committee has two independent directors and one non-executive director, and the Audit Committee has three independent directors and two non-executive directors; and

(b)	certain Catlin Directors’ appointment letters do not specify a minimum time commitment. The Board is satisfied that they all devote sufficient time and attention to their responsibilities.
The Board has established Nominations, Compensation, Audit and Investment Committees, with formally delegated duties and responsibilities, and written terms of reference.
The Nominations Committee assists the Board in establishing the appropriate structure, size and composition of the Board and in identifying candidates for election and appointment to the Board. The Nominations Committee is chaired by Sir Graham Hearne and its other members are Michael Crall, Michael Harper, Richard Haverland and Michael Hepher.
The Compensation Committee assists the Board in establishing and reviewing remuneration policy for the Chairman, Chief Executive, executive directors, executives and all other Group employees. The Compensation Committee is chaired by Michael Crall and its other members are Michael Eisenson and Michael Harper.
The Audit Committee monitors: the integrity of the financial statements of the Company; the independent auditor’s qualifications and independence; the performance of the Company’s independent auditors; the appropriateness of the Company’s internal data, systems, controls and risk management; compliance by the Company with legal and regulatory requirements relating to audit and financial reporting functions; and the Company’s internal audit function. It reports to the Board on the foregoing and assists the Board in considering and adopting accounting policies. The Company’s Audit Committee is chaired by Michael Hepher and its other members are Jean Claude Damerval, Richard Haverland, Jonathan Kelly and Gene Lee.
The Investment Committee assists the Board in setting the investment policy to be adopted for Company funds and recommended for adoption to the Boards of the subsidiaries of the Company. The Company’s Investment Committee is chaired by Richard Haverland and its other members are Jean Claude Damerval, Michael Eisenson, Jonathan Kelly and Gene Lee.

11.	Material contracts — Catlin
The following contracts, not being contracts entered into in the ordinary course of business, have been entered into by members of the Catlin Group within the two years immediately preceding the date of this document and

PART XIV — ADDITIONAL INFORMATION

are, or may be, material, or have been entered into at any time by a member of the Catlin Group and contain provisions under which any member of the Catlin Group has any obligation or entitlement which is, or may be, material to the Catlin Group as at the date of this document.

11.1	Catlin, Catlin Insurance Company Ltd. and Catlin Holdings (UK) Limited, as borrowers, entered into a $250 million and £150 million credit facility dated 20 November 2003, as amended and restated on 22 December 2005. The obligations of each borrower are guaranteed on a joint and several basis by the other borrowers and each of Catlin Syndicate Limited, Catlin Finance Limited, Catlin Insurance Company (UK) Holdings Limited and Catlin Holdings Limited, as guarantors. The original lenders are Barclays Bank PLC, ING Bank N.V. and J.P. Morgan Chase Bank. The facility agreement comprises the following three facilities:

11.1.1	Facility A, granted to Catlin, provides for a revolving dollar loan facility (with sterling as an optional currency) of US$50 million to be used for general corporate purposes and is due to mature on the last day of each term of the relevant revolving loan in existence 364 days after December 2005, unless a term out option is exercised in which case all then outstanding amounts shall mature 12 months after the date falling 364 days after 22 December 2005. The interest rate on cash advances drawn under Facility A is the aggregate of 0.65 per cent. p.a., LIBOR and mandatory costs. A term out fee must be paid to the extent the term out option is exercised, and Catlin must also pay a commitment commission of 0.25% per annum on the undrawn portion of Facility A, to be paid quarterly in arrear;

11.1.2	Facility B, granted to Catlin and Catlin Holdings (UK) Limited, provides for a sterling letter of credit facility of £150 million which is intended for the issue of letters of credit in favour of Lloyd’s to provide funds at Lloyd’s and is due to mature on 31 December 2010. The commission on letters of credit under Facility B is 1.20 per cent. p.a. payable quarterly in arrears, reducing to 0.30 per cent. p.a. in respect of any outstandings fully covered by the discounted value of certain secured assets or cash collateral. Catlin must pay a commitment commission of 0.25% per annum on the undrawn portion of Facility B, to be paid quarterly in arrear; and

11.1.3	Facility C, granted to Catlin Insurance Company Ltd., provides for a dollar letter of credit facility in an aggregate amount of $200 million which is intended for the issue of letters of credit in favour of US cedants and is due to mature on 31 December 2007. The commission on letters of credit under Facility C is 0.60 per cent. p.a. payable quarterly in arrears, reducing to 0.30 per cent. p.a. in respect of outstandings fully covered by the discounted value of certain secured assets or cash collateral. Catlin must pay a commitment commission of 0.135% per annum on the undrawn portion of Facility C, to be paid quarterly in arrear, together with payment by Catlin Insurance Company Limited of a fronting fee for each letter of credit issued under Facility C.

In addition, Catlin Holdings (UK) Limited and Catlin Holdings Limited have each entered into a debenture on 24 November 2003 whereby both companies have granted a fixed and floating charge over substantially all of their assets and their undertakings in favour of Barclays Bank PLC as trustee. Catlin Insurance Company Ltd. and Catlin have granted floating charges dated 24 November 2003 over all of their assets and Catlin Syndicate Limited has granted a floating charge dated 24 November 2003 over future profits emerging from the Catlin Syndicate. In each case, such security documents have been entered into to secure the relevant charging company’s obligations under the facility agreement and related finance documents.

Under the facility, the borrowers and guarantors give various covenants and undertakings customary for facilities of this nature including the provision of certain financial information, maintenance of all authorisations and compliance with all material and relevant laws and certain financial ratios. The facility agreement contains certain restrictions on the borrowers and guarantors including restrictions on mergers and acquisitions, the disposal of certain assets, the granting of loans and guarantees, incurring certain indebtedness, the granting of security interests and making certain acquisitions.

All amounts outstanding under the facility agreement shall, at the option of the majority banks, become immediately due and payable and all liabilities of affected letters of credit shall be reduced to zero or otherwise secured by cash collateral if, in summary, there is a change of control whereby any person or group of persons acting in concert gain control of Catlin. In addition, if (i) it becomes unlawful for any bank under the facility agreement to make loans, issue letters of credit or otherwise participate in the facility agreement then such bank’s share of any outstanding amounts under the facility agreement may be prepayable and the liabilities outstanding under any affected letter of credit may be required to be reduced to zero or otherwise secured by cash collateral; (ii) the financial strength rating of Catlin Insurance

PART XIV — ADDITIONAL INFORMATION

Company Limited falls to below B++ as rated by A.M. Best or any such rating is withdrawn, then the banks’ commitments under the facility agreement may be reduced to zero and Catlin shall procure that the amount outstanding under the facility agreement does not exceed the discounted value of the secured assets; or (iii) any member of the Catlin Group receives proceeds of subordinated indebtedness then the Facility A commitments shall be reduced pro rata, and in certain circumstances, the amount received shall be used to prepay Facility A.

The facility agreement contains events of default customary for such financings, the occurrence of which would entitle the banks to accelerate all outstanding loans, require cash collateralisation in respect of outstanding letters of credit and terminate their commitments in respect of the facility agreement.

11.2	A warrant instrument (the “Warrant Instrument”) was entered into by Catlin on 4 July 2002. Catlin agreed to issue warrants (“Warrant(s)”) to purchase Common Shares at $1.00 per warrant. Following consolidation of the share capital of the Company as described at paragraph 3 of this Part XIV under the terms of the Warrant Instrument the Warrants were consolidated on a five-to-one basis and the subscription price amended to US$5 per Common Share.

The holder of a Warrant (the “Holder”) is entitled to exercise a Warrant in whole or in part, at any time, until 4 July 2012 by executing and delivering to Catlin a warrant notice. No earlier than ten days after delivery of the exercise notice, the Holder shall deliver to Catlin the relevant warrant certificate, a warrant exercise subscription form in the specified form and payment of the subscription price. Common Shares will then be issued fully paid pursuant to the exercise of the Warrants.

Catlin shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issuance and/or delivery of the shares subject to the Warrants.

In lieu of making the cash payment of the exercise price that is required, a Holder may deliver to Catlin for repurchase, Common Shares having a value equal to the price of exercise of the Warrants or elect to convert such Warrant into Common Shares (in which case the Holder will be issued with such number of Common Shares whose aggregate value is equal to the aggregate value of the shares subject to the Warrants being exercised less their exercise price).

Catlin is obliged to reserve such authorised but unissued Common Shares as would be sufficient to permit the exercise in full of all Warrants.

No fractional shares can be issued on exercise of a Warrant, but instead Catlin shall pay an amount in cash equal to such fraction multiplied by the current market price per Common Share at the date of such exercise, the current market price being the average of the “daily prices” (as defined in the Warrant Instrument) per Common Share for the 20 consecutive trading days immediately prior to such date.

No Warrant certificate is transferable except to an “affiliate” (as defined in the Warrant Instrument) or limited partner of an affiliate or a transferee of fifty-one per cent. of the issued Common Shares held by the Holder and then, in each case, only if such transferee, prior to such transfer, agrees in writing to be bound by the terms of the Warrant Instrument and the Bye-laws.

If there is a consolidation and/or sub-division of Common Shares which gives rise to a change in nominal value of one Common Share, the exercise price of the Warrants shall be adjusted by multiplying it by the revised nominal value of one Common Share and dividing the result by the nominal value of one Common Share in effect immediately prior to such consolidation or subdivision.

If Catlin makes a bonus issue, the exercise price of Warrants shall be reduced by multiplying it by the aggregate nominal amount of the issued Common Shares immediately before that bonus issue and dividing the result by the aggregate nominal amount of the issued Common Shares immediately after that bonus issue.

In the case of any consolidation, amalgamation or merger of the Company where Catlin is not the continuing corporation, or in the case of any sale or transfer of all or substantially all the assets of Catlin, Catlin shall notify the Holders of such event and cause the surviving corporation to execute instruments and other documents or assurances necessary legally to ensure that the Holders shall have the right by exercising the Warrants to be issued the class and amount of shares which would have become liable to be issued upon exercise of the Warrants immediately prior to such event.

11.3	A Depositary Agreement dated 1 April 2004 between Catlin and Capita IRG Trustees Limited (“Capita IRG Trustees”) under which the Company appoints Capita IRG Trustees to constitute and issue from

PART XIV — ADDITIONAL INFORMATION

time to time, upon the terms of a deed poll dated 1 April 2004 (the “Deed Poll”) (set out in Part XVI of this document), a series of depositary interests (“Depositary Interests”) representing securities issued by Catlin and to provide certain other services in connection with such Depositary Interests. Capita IRG Trustees agreed that it will comply, and will procure certain other persons comply, with the terms of the Deed Poll and that it and they will perform their obligations in good faith and with all reasonable skill, diligence and care. Capita IRG Trustees assumed certain specific obligations including, for example, to arrange for the Depositary Interests to be admitted to CREST as participating securities and to provide copies of, and access to, the register of Depositary Interests.

(a)	Capita IRG Trustees warrants that it is an authorised person under the Financial Services and Markets Act 2000 and is duly authorised to carry out custodial and other activities under the Deed Poll. It also undertakes to maintain that status and authorisation. It will either itself or through its appointed Custodian as bare trustee hold the deposited property (which includes, inter alia, the securities represented by the Depositary Interests) for the benefit of the holders of the Depositary Interests as tenants in common, subject to the terms of the Deed Poll. Catlin agrees to provide such assistance, information and documentation to Capita IRG Trustees as is reasonably required by Capita IRG Trustees for the purposes of performing its duties, responsibilities and obligations under the Deed Poll and the Depositary Agreement. In particular, Catlin is to supply Capita IRG Trustees with all documents it sends to its shareholders so that Capita IRG Trustees can distribute the same to all holders of Depositary Interests.

(b)	The agreement sets out the procedures to be followed where Catlin is to pay or make a dividend or other distribution and in respect of voting at general or other meetings. Capita IRG Trustees is to indemnify Catlin and each of its subsidiaries and subsidiary undertakings against claims made against any of them by any holder of Depositary Interests or any person having any direct or indirect interest in any such Depositary Interests or the underlying securities which arises out of any breach or alleged breach of the terms of the Deed Poll or any trust declared or arising thereunder. The agreement is to remain in force for as long as the Deed Poll remains in force. Catlin may terminate the appointment of Capita IRG Trustees if an Event of Default (as defined in the Depositary Agreement) occurs in relation to Capita IRG Trustees or if it commits an irremediable material breach of the agreement or the Deed Poll or any other material breach which is not remedied within 30 days. Capita IRG Trustees has the same termination rights in respect of Events of Default occurring or any breach by Catlin. Either of the parties may terminate Capita IRG Trustees’ appointment by giving not less than 90 days’ written notice. If the appointment is terminated on an Event of Default or breach, Capita IRG Trustees must serve notice to terminate the Deed Poll by giving 30 days’ notice to all holders of Depositary Interests. If the appointment is terminated by 90 days’ written notice, Capita IRG Trustees must serve notice to terminate the Deed Poll such that its appointment and the Deed Poll terminate on the same date. In either case if Capita IRG Trustees fails to serve notice to terminate the Deed Poll, Catlin may do so on its behalf as its duly authorised attorney. Capita IRG Trustees agrees that it will not, without the prior written consent of Catlin terminate, or take any steps to terminate the Deed Poll other than in accordance with the provisions of the Depositary Agreement.

(c)	Capita IRG Trustees is to ensure that any custodian and any person who maintains the register of Depositary Interests is a member of its group and may not subcontract or delegate its obligations under the Deed Poll to a company that is not a member of the same group without Catlin’s consent. Catlin is to pay certain fees and charges including, inter alia, an annual fee, a fee based on the number of Depositary Interests per year and certain CREST related fees. Capita IRG Trustees is also entitled to recover reasonable out of pocket fees and expenses.

(d)	Catlin pays certain fees and charges under the Depositary Agreement including, inter alia, an annual fee of £10,000, a fee based on the number of Depositary Interests and certain CREST related fees, all of which are customary for an agreement of this type.

11.4	A placing agreement (the “Placing”) dated 9 March 2006 and made between Catlin and JPMorgan Cazenove, JPMorgan Securities Limited and UBS Limited relating to a placing with institutional investors of 7,704,900 Common Shares by means of an accelerated bookbuild process at a price of 500 pence per Common Share. The Placing raised approximately £38 million, net of expenses.

11.5	Catlin as borrower and guarantor and Catlin Holdings Limited, Catlin Holdings (UK) Limited, Catlin Insurance Company Limited, Catlin Syndicate Limited, Catlin Finance (UK) Limited and Catlin

PART XIV — ADDITIONAL INFORMATION

Insurance Company (UK) Holdings Limited, each as guarantors, entered into a $500 million credit facility dated 17 November 2006 with JPMorgan Europe Limited as Agent, JPMorgan PLC as arranger and JPMorgan Chase Bank, N.A. as original bank.

The facility agreement provides for a single US dollar denominated facility to be used, amongst other purposes, for financing the Acquisition and associated transaction and other costs. All amounts outstanding under the facility agreement shall be repaid on the final maturity date, being 364 days after the date of the facility agreement, provided that, at Catlin’s option (subject to no default being outstanding under the facility agreement and payment of an extension fee of 0.15 per cent. of each bank’s commitment), the final maturity date may be extended by 6 months.

Advances under the facility agreement bear interest at LIBOR plus, where appropriate, mandatory costs plus, in the period from the date of first utilisation under the facility until 30 April 2007, 0.45 per cent. per annum, from 30 April 2007 until the final maturity date, 0.60 per cent. per annum and, to the extent that the extension option referred to above is exercised by Catlin, from the final maturity date to the date falling 6 months thereafter, 0.80 per cent. per annum. Catlin is liable to pay a commitment fee of 0.125 per cent. per annum on each bank’s undrawn commitment, payable quarterly in arrears, together with an annual agency fee.

Under the facility, the borrower and guarantors give various covenants and undertakings customary for facilities of this nature including the provision of certain financial information, preservation of assets and compliance with all material laws to which such entities may be subject. The facility agreement contains certain restrictions on the borrowers and guarantors including restrictions on granting security, entering into mergers and acquisitions, the disposal of certain assets, entering into transactions with affiliates, the incurrence of financial indebtedness and the granting of loans and guarantees.

All amounts outstanding under the facility agreement shall, at the option of the majority banks, be prepayable if, in summary, there is a change of control whereby any person or group of persons acting in concert gain control of Catlin. In addition, if (i) it becomes unlawful for any bank under the facility agreement to make loans or participate in the facility agreement then such bank’s share of any outstanding amounts under the facility agreement may be prepayable, or (ii) any member of the Catlin Group raises certain financial indebtedness, or Catlin receives cash or cash equivalent in connection with certain ordinary share, preference share or other equity issuances, then a prepayment of amounts outstanding under the facility agreement to the extent of such raised financial indebtedness, or cash or cash equivalents received, shall be made.

The facility agreement contains events of default customary for acquisition financings, the occurrence of which would entitle the banks to accelerate all outstanding loans and terminate their commitments in respect of the facility agreement.

11.6	Catlin Bermuda entered into a catastrophe swap agreement on 17 November 2006 that provides up to $200.25 million in coverage in the event of a series of severe natural catastrophes. Catlin Bermuda purchased the catastrophe swap from a special purpose vehicle, Bay Haven Limited (“Bay Haven”). Bay Haven has in turn issued to investors $200.25 million in three-year floating rate notes, divided into Class A and Class B notes. The proceeds of these notes comprise the collateral for Bay Haven’s obligations to Catlin Bermuda under the catastrophe swap.
        The catastrophe swap responds to covered risk events occurring during a three-year period. No payment will be made for the first three such risk events. Bay Haven will pay Catlin Bermuda $33.375 million per covered risk event thereafter, up to a maximum of six events. The aggregate limit payable to Catlin Bermuda is $200.25 million.
        The categories of risk events covered by the transaction are: US hurricanes (Florida, Gulf States and East Coast), California earthquakes, US Midwest earthquakes, UK windstorms, European (excluding UK) windstorms, Japanese typhoons and Japanese earthquakes. Only one payment will be made for each covered risk event, but the catastrophe swap will respond to multiple occurrences of a given category of risk event, if more than one qualifying US hurricane occurs during the period.
        The catastrophe swap will be triggered for US risk events, if aggregate insurance industry losses, as estimated by Property Claims Services, exceed defined threshold amounts. Coverage for non-US risk events will be triggered if specific parametric criteria, such as wind speeds or ground motions, were met or exceeded. The first two events paid under the catastrophe swap will impact the Class B notes; subsequent events, up to the limit of six events over the three year period, will impact the Class A notes.

PART XIV — ADDITIONAL INFORMATION

        In addition, on 17 November 2006 Catlin Bermuda entered into a further catastrophe swap agreement with ABN AMRO Bank N.V. London Branch which will respond to the third covered risk event (that is, the covered risk event before the Class B notes are triggered). The terms are otherwise as described for the Class A and Class B notes.

11.7	Pursuant to a letter dated 29 October 2006, Catlin and Wellington have agreed that each party shall pay to the other an inducement fee of £5.9 million in the following circumstances:

(a)	Wellington will pay an inducement fee if following the making of the Offer, it lapses or is withdrawn as a result of a failure to meet the acceptance condition and:

(A)	an Independent Competing Offer becomes effective or is declared unconditional in all respects; or

(B)	before the Offer lapses or is withdrawn, Wellington’s directors have:

(i)	withdrawn or, in a manner adverse to Catlin, modified their approval or unanimous recommendation of the Offer; or

(ii)	publicly approved or recommended an Independent Competing Offer.

(b)	Catlin will pay an inducement fee if:

(A)	the Offer lapses or is withdrawn and, before it lapses or is withdrawn, Catlin’s directors have withdrawn or, in a manner adverse to Wellington, modified their approval or unanimous recommendation to Catlin Shareholders to vote in favour of all resolutions to be proposed at the General Meeting (or at any adjournment thereof); or

(B)	Catlin Shareholders do not pass all resolutions as may be necessary to approve, implement and effect the Offer at the General Meeting (or at any adjournment thereof) by not later than 31 December 2006.

11.8	By a letter agreement dated 7 November 2006 from Catlin to WUAL, and in consideration of WUAL issuing the Cessation Application, Catlin agrees to pay, or reimburse to WUAL, on demand a sum equal to the amount of all the compensation payable to unaligned members of Syndicate 2020 who validly accept the compensation offered by WUAL pursuant to the Cessation Application, and to pay the costs of printing and posting the Cessation Application. In the event that all unaligned members of Syndicate 2020 choose the all-cash option, compensation payable would total approximately £127 million. The Cessation Application and payment of compensation are conditional upon the Offer becoming or being declared unconditional in all respects.

12.	Material contracts — Wellington

The following contracts (not being contracts entered into in the ordinary course of business) (i) have been entered into by members of the Wellington Group within the period of two years immediately preceding the date of this document and are, or may be, material or (ii) contain provisions under which any member of the Wellington Group has any obligation or entitlement which is material to the Wellington Group as at the date of this document.

12.1	A £120 million facilities agreement (the “Facilities Agreement”) entered into on 26 November 2003 by Wellington and some of its subsidiaries with Barclays Bank PLC as agent and trustee and certain other banks (the “Banks”). Wellington and the Banks have recently agreed various changes to the Facilities Agreement although, as at the date of this document, these changes have not yet been evidenced in writing. This summary of the Facilities Agreement provides details of the proposed changes to this agreement. Pursuant to the Facilities Agreement, the Banks agreed to make available to the borrowers who are corporate members (as defined in the Facilities Agreement) a sterling letter of credit facility (with dollars as an optional currency) in an aggregate amount of £75 million. In addition, the Facilities Agreement also makes available to the borrowers who are not corporate members, a sterling term loan facility (with dollars as an optional currency) in an aggregate amount of £30 million and a revolving credit facility (with dollars as an optional currency) in an aggregate amount of £15 million or its equivalent from time to time in dollars. However, the Banks and Wellington have agreed that the revolving credit facility is no longer available with effect from 22 November 2006.

Currently, the letter of credit facility is made available for the purpose of supporting funds at Lloyd’s up to and including the 2006 year of account of Syndicate 2020. However, it has been agreed with the Banks

PART XIV — ADDITIONAL INFORMATION

that the letter of credit facility should be extended to support funds at Lloyd’s for the 2007 year of account of Syndicate 2020. Commission of 1.75 per cent. per annum is payable on the maximum actual and contingent liabilities of the Banks under the relevant letter of credit (and 0.50 per cent. per annum in respect of letters of credit for which cash collateral has been provided). Each letter of credit must have a termination date of no later than the earlier of (i) 31 December 2009 (and, under the agreed extension, 31 December 2010) or (ii) the date on which all outstanding letters of credit have been returned to the agent under the Facilities Agreement and no further letters of credit may be requested. Each borrower that has requested a letter of credit from a Bank agrees to indemnify such Bank against any sums paid (or due and payable) and all liabilities, claims, costs and expenses which such bank incurs in connection with a letter of credit. The letter of credit facility is currently fully utilised and the letters of credit drawn under the facility have a termination date of 31 December 2009. However, the extension to the letter of credit facility means that the termination date will be 31 December 2010.

The term loan facility was made available for the purchase of additional underwriting capacity in Syndicate 2020 as well as for general corporate purposes. The term facility was repaid early, on 22 May 2006.

The revolving credit facility is made available for general corporate purposes and to provide working capital. No revolving loans may have a repayment date later than 31 December 2007. Interest equal to the sum of a margin of 1.75 per cent. per annum, LIBOR and a mandatory costs rate applies in respect of advances made under the revolving credit facility. The revolving credit facility is currently undrawn. A commitment commission equal to 0.50 per cent. per annum is payable in respect of undrawn amounts of the available facilities. The facilities are secured by fixed and floating charges over the assets of certain members of the Wellington Group including WUAL and WUI. As noted above, the revolving credit facility is no longer available with effect from 22 November 2006.

The Facilities Agreement contains representations, warranties, undertakings and indemnities that are given by the Wellington parties, requirements as to the financial condition of the Wellington Group, and events of default entitling the Banks to declare loans outstanding to be immediately due and payable and to require each borrower that has requested a letter of credit to procure that the issuing Bank’s liabilities thereunder are reduced to zero and/or to provide cash collateral in respect of the outstanding letters of credit.

The Facilities Agreement was amended on 12 April 2005 in order to (amongst other things) extend the availability periods and repayment dates applicable to the facilities. The Facilities Agreement was further amended on 19 December 2005 in order to (amongst other things) amend provisions relating to the financial condition of the Wellington Group and to facilitate the transfer of shares and options held by Wellington in Aspen to Wellington Investment Holdings (Jersey) Limited. As part of that transaction, Wellington Investment Holdings (Jersey) Limited entered into an undertaking in favour of the agent under the Facilities Agreement to pay to Wellington its income profits. The Facilities Agreement was further amended on 15 May 2006 in order to (amongst other things) facilitate the entry by Wellington into loan note purchase agreements and notes issued thereunder (as summarised below). Wellington Investment (UK) Limited, a subsidiary of Wellington Investment Holdings (Jersey) Limited, acceded to the Facilities Agreement on 18 May 2006 in accordance with its terms as a guarantor and provided fixed and floating charges over its assets in favour of the agent as trustee. Further, as noted above, it has been agreed between Wellington and the Banks that the Facilities Agreement is to be amended to provide that the letter of credit facility will be extended to support the 2007 year of account of Syndicate 2020 and the revolving credit facility is no longer available with effect from 22 November 2006.

12.2	On 12 May 2006, Wellington issued $27,000,000 Floating Rate Subordinated Notes due 2036 (the “First USD Notes”) and €7,000,000 Floating Rate Subordinated Notes due 2035 (the “First Euro Notes”) (together the “First Notes”). Wellington entered into a number of agreements in connection with the issue of the First Notes, including:

(i)	a US Dollar Note Purchase Agreement dated 12 May 2006 between Wellington, Merrill Lynch International and Alesco Preferred Funding X, Ltd (the “First USD Purchasers”) relating to the purchase and offering of the First USD Notes. The agreement is for Wellington to issue and sell to each First USD Purchaser and for each First USD Purchaser to purchase a specified amount of the First USD Notes;

(ii)	a Euro Note Purchase Agreement dated 12 May 2006 between Wellington, Merrill Lynch International and Dekania Europe CDO I plc (the “First Euro Purchasers”) relating to the

PART XIV — ADDITIONAL INFORMATION

purchase and offering of the First Euro Notes. The agreement is for Wellington to issue and sell to each First Euro Purchaser and each First Euro Purchaser to purchase a specified amount of the First Euro Notes;

(iii)	a US Dollar Agency Agreement dated 22 May 2006 between Wellington and The Bank of New York, London Branch relating to the First USD Notes. The purpose of this agreement is to set out the procedure for Wellington paying principal and interest on the First USD Notes to The Bank of New York, London Branch as paying agent who on-pays to the noteholders and to appoint The Bank of New York as fiscal agent and registrar for the First USD Notes; and

(iv)	a Euro Agency Agreement dated 22 May 2006 between Wellington and The Bank of New York, London Branch relating to the First Euro Notes. The purpose of this agreement is to set out the procedure for Wellington paying principal and interest on the First Euro Notes to The Bank of New York, London Branch as paying agent who on-pays to the noteholders and to appoint The Bank of New York as fiscal agent and registrar for the First Euro Notes.

The First USD Notes bear interest at a floating rate equal to three-month US Dollars LIBOR plus 3.17 per cent. per annum payable quarterly until 2036. The First Euro Notes bear interest at a floating rate equal to three-month US Dollars LIBOR plus 2.95 per cent. per annum payable quarterly until 2035. The First Notes are unsecured securities of Wellington and will, in the event of the winding-up of Wellington, be subordinated to the claims of all its “Senior Creditors” (as described below) and payment of principal and interest under the First Notes will not be paid by Wellington on a winding-up unless Wellington is considered solvent immediately after payment. Senior Creditors are defined in the First Notes as any creditor of Wellington whose claims have been accepted by the liquidator in the winding-up of Wellington not being a creditor: (i) whose right to repayment ranks or is expressed to rank postponed to or subordinate to that of unsubordinated creditors of Wellington; (ii) whose right to repayment is made subject to a condition or is restricted (whether by operation of law or otherwise) or is expressed to be restricted in each case such that the amount which may be claimed for his own retention by such creditor in the event that Wellington is not solvent is less than in the event that Wellington is solvent; or (iii) whose debt is irrecoverable or expressed to be irrecoverable unless the persons entitled to payment of principal and interest in respect of the First Notes recover the amount of such principal and interest which such persons would be entitled to recover if payment of such principal and interest to such persons were not subject to any condition.

The First Notes are listed on the Official List and admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market. In connection with these admissions, Wellington prepared an offering circular dated 25 May 2006.

12.3	On 20 July 2006, Wellington issued US$31,300,000 Floating Rate Subordinated Notes due 2036 (the “FTN/ Bear Notes”), US$9,800,000 Floating Rate Subordinated Notes due 2036 (the “Alesco Notes”) and €11,000,000 Floating Rate Subordinated Notes due 2036 (the “Second Euro Notes” and together with the Second USD Notes “the Second Notes”).

Wellington entered into a number of agreements in connection with the issue of the Second Notes, including:

(i)	a US Dollar Note Purchase Agreement dated 20 July 2006 between Wellington and Alesco Preferred Funding X, Ltd (“Alesco”) relating to the purchase and offering of the Alesco Notes. The agreement is for Wellington to issue and sell to Alesco and for Alesco to purchase the Alesco Notes;

(ii)	a US Dollar Note Purchase Agreement dated 20 July 2006 between Wellington, First Tennessee Bank National Association (“FTN”) and Bear, Stearns & Co. Inc. (“Bear”) (together with FTN, the “Purchasers”) relating to the purchase and offering of the FTN/ Bear Notes. The agreement is for Wellington to issue and sell to the Purchasers and for the Purchasers to purchase the FTN/ Bear Notes;

(iii)	a Euro Note Purchase Agreement dated 20 July 2006 between Wellington and Merrill Lynch International (the “Second Euro Purchaser”) relating to the purchase and offering of the Second Euro Notes. The agreement is for Wellington to issue and sell to the Second Euro Purchaser and for the Second Euro Purchaser to purchase the Second Euro Notes;

PART XIV — ADDITIONAL INFORMATION

(iv)	a FTN/ Bear Agency Agreement dated 20 June 2006 between Wellington and The Bank of New York, London Branch relating to the FTN/ Bear Notes. The purpose of this agreement is to set out the procedure for Wellington paying principal and interest on the FTN/ Bear Notes to The Bank of New York, London Branch as paying agent and registrar who on-pays to the noteholders and to appoint The Bank of New York as fiscal agent and registrar for the FTN Bear Notes;

(v)	the Alesco Agency Agreement dated 20 July 2006 between Wellington and The Bank of New York, London Branch relating to the Alesco Notes. The purpose of this agreement is to set out the procedure for Wellington paying principal and interest on the Alesco Notes to the Bank of New York, London Branch, as paying agent and registrar who on pays to the noteholders and to appoint The Bank of New York as fiscal agent and registrar for the Alesco Notes; and

(vi)	the Euro Agency Agreement dated 20 July 2006 between Wellington and The Bank of New York, London Branch relating to the Second Euro Notes. The purpose of this agreement is to set out the procedure for Wellington’s paying principal and interest on the Second Euro Notes to The Bank of New York, London Branch as paying agent who on-pays to the noteholders and to appoint The Bank of New York as fiscal agent and registrar for the Second Euro Notes.

The FTN/ Bear Notes bear interest at a floating rate equal to three-month US Dollars LIBOR plus 3.10 per cent. per annum payable quarterly until 2036. The Second Euro Notes and the Alesco Notes bear interest at a floating rate equal to three-month US Dollars LIBOR plus 3 per cent. per annum payable quarterly until 2036. The Second Notes are unsecured securities of Wellington and will, in the event of the winding-up of Wellington, be subordinated to the claims of all its “Senior Creditors” (as defined below) and payment of principal and interest under the Second Notes will not be paid by Wellington on a winding-up unless Wellington is considered solvent immediately after payment. Senior Creditors are defined in the Second Notes as any creditor whose claims have been accepted by the liquidator in the winding-up of Wellington, not being a creditor: (i) whose right to repayment ranks or is expressed to rank postponed to or subordinate to that of unsubordinated creditors of Wellington; (ii) whose right to repayment is made subject to a condition or is restricted (whether by operation of law or otherwise) or is expressed to be restricted in each case such that the amount which may be claimed for his own retention by such creditor in the event that Wellington is not solvent is less than in the event that Wellington is solvent; or (iii) whose debt is irrecoverable or expressed to be irrecoverable unless the persons entitled to payment of principal and interest in respect of the Second Notes recover the amount of such principal and interest which such persons would be entitled to recover if payment of such principal and interest to such persons were not subject to any condition.

The Notes are listed on the Official List and traded on the London Stock Exchange’s Gilt Edged and Fixed Interest Market. In connection with these admissions, Wellington prepared an offering circular dated 24 August 2006.

12.4	As part of its investment in Aspen and the launch of Aspen UK in 2002, Wellington was granted an option to subscribe for 378,112 non-voting ordinary shares of Aspen, then representing 12.5 per cent. of the fully diluted share capital of Aspen. In anticipation of the initial public offering of Aspen on the New York Stock Exchange and a proposed 10 for 1 stock split, Aspen entered into an amended and restated instrument on 2 December 2003 in respect of this option which increased the number of Aspen shares subject to it to 3,781,120. The listing of Aspen shares on the New York Stock Exchange in December 2003 triggered the conversion of the option shares into ordinary voting shares.

As a result of the initial public offering of Aspen and its listing on the New York Stock Exchange in December 2003, the option is exercisable by Wellington in whole or in part, subject to a minimum exercise of 1,000,000 shares, at any time on or before 21 June 2012.

The option will lapse at the end of the term, on the liquidation of Aspen (other than liquidation on reconstruction or amalgamation) or, if the option is not exercised, on the completion of an “Asset Sale” or “Share Sale” (each as defined in the option instrument). The subscription price payable for each Aspen share on exercise of the option is £10, together with interest on such amount accruing at 5 per cent. per annum from the date of issue of the option until the date of exercise of the option. The option may be exercised on a “cashless basis” in respect of the portion of Aspen option shares representing the premium over the original subscription price, subject to relevant company law requirements.

There are a range of anti-dilution protections for Wellington contained in the instrument providing for no subsequent adjustment of Wellington’s subscription rights in the event of an “adjustment event” taking

PART XIV — ADDITIONAL INFORMATION

place such as an alteration of the share capital of Aspen which affects the real value of Wellington’s option.

12.5	The following arrangements have been entered into by the Wellington Group in connection with the Cessation Application:

(a)	the letter agreement described in paragraph 11.8 above of this Part XIV; and

(b)	a proposal made by WUAL on 8 November 2006, to the unaligned members of Syndicate 2020 (the “Unaligned Members”) pursuant to which compensation will be paid to Unaligned Members if the Cessation Application is approved (the “Compensation Notice”). In addition, the Compensation Notice gives certain other notices and information required pursuant to Lloyd’s bye-laws. The terms of the compensation allow the Unaligned Members to choose between receiving:

(i)	50 pence in cash for each £1 of capacity on Syndicate 2020; or

(ii)	40 pence in cash for each £1 of capacity on Syndicate 2020 plus the option to maintain an equivalent amount of capacity on a new reinsurance syndicate that will write a whole account quota share reinsurance of Syndicate 2003 for at least the 2007 and 2008 years of account.

Should all Unaligned Members choose the all cash option, compensation paid would total approximately £127 million. Members’ agents representing the Unaligned Members of Syndicate 2020 recommend that all Unaligned Members of Syndicate 2020 for whom they act vote in favour of and accept the terms of the proposed compensation.

The Cessation Application and payment of compensation are conditional upon the Offer becoming or being declared unconditional in all respects.

12.6	The inducement fee letter described in paragraph 11.7 above of this Part XIV.

13.	Significant subsidiaries

The Company acts as the holding company of the Group. The Company holds (directly or indirectly) interests in the capital of the following undertakings, being those which are considered by the Company to be likely to have a significant effect on the assessment of the Company’s assets and liabilities, financial position or profits and losses. Save as noted below, each of these companies is a wholly-owned subsidiary of the Group and the issued

PART XIV — ADDITIONAL INFORMATION

share capital is fully paid. Unless otherwise stated, the registered office of all of the following is 3 Minster Court, Mincing Lane, London EC3R 7DD:

	Country of		Interest in
Name	incorporation	Principal activity	share capital

Catlin Holdings (UK) Ltd.	United Kingdom	Management and holding company	100%
Catlin Underwriting Agencies Ltd.	United Kingdom	Lloyd’s managing agent	100%
Catlin Syndicate Ltd.	United Kingdom	Lloyd’s corporate underwriting member	100%
Catlin Holdings Ltd.	United Kingdom	Management and holding company	100%
Catlin Insurance Company (UK) Ltd.	United Kingdom	Insurance Company	100%
Catlin Insurance Company (UK) Holdings Ltd.	United Kingdom	Holding Company	100%
Catlin North American Holdings Ltd.	United Kingdom	Holding Company	100%
Catlin Insurance Company Ltd.	Bermuda	Insurance company	100%
registered office Canon’s Court 22 Victoria Street Hamilton HM12 Bermuda
Catlin, Inc.	Delaware	Management and	100%
registered office	USA	holding company
Suite 2620 400 Poydras St New Orleans, LA 70130, USA
Catlin Insurance Company, Inc. registered office 1330 Post Oak Blvd., Suite 2325, Houston, Texas, 77056, USA	Texas USA	Insurance Company	100%
Wellington acts as the holding company of the Wellington Group. Wellington holds (directly or indirectly) interests in the capital of the following undertakings, being those which are considered by the Wellington Directors to be likely to have a significant effect on the assessment of Wellington’s assets and liabilities, financial position or profits and losses.

	Country of		Interest in
Name	incorporation	Principal activity	share capital

WUAL	United Kingdom	Lloyd’s managing agency	100%
Wellington Syndicate Services Limited	United Kingdom	Lloyd’s syndicate service company	100%
Wellington (One) Limited*	United Kingdom	Lloyd’s corporate underwriting member	100%
Wellington (Two) Limited*	United Kingdom	Lloyd’s corporate underwriting member	100%
Wellington (Three) Limited*	United Kingdom	Lloyd’s corporate underwriting member	100%
Wellington (Four) Limited*	United Kingdom	Lloyd’s corporate underwriting member	100%
Wellington (Five) Limited*	United Kingdom	Lloyd’s corporate underwriting member	100%
Wellington Alpha Limited	United Kingdom	Lloyd’s corporate underwriting member	100%
Wellington Beta Limited	United Kingdom	Lloyd’s corporate underwriting member	100%

PART XIV — ADDITIONAL INFORMATION

	Country of		Interest in
Name	incorporation	Principal activity	share capital

Wellington Delta Limited	United Kingdom	Lloyd’s corporate underwriting member	100%
Wellington Gamma Limited	United Kingdom	Lloyd’s corporate underwriting member	100%
Wellington Epsilon Limited	United Kingdom	Lloyd’s corporate underwriting member	100%
Wellington Eta Limited	United Kingdom	Lloyd’s corporate underwriting member	100%
Wellington Zeta Limited	United Kingdom	Lloyd’s corporate underwriting member	100%
Wellington Underwriting Inc.	USA	Reinsurance Intermediary/manager	100%
Wellington Specialty Insurance Company	USA	Excess and surplus line underwriter	100%
Wellington Underwriting Holdings Inc.*	USA	Intermediate Holding Company	100%
Wellington Underwriting Holdings Limited*	United Kingdom	Intermediate Holding Company	100%
Wellington (PUL) Limited*	United Kingdom	Intermediate Holding Company	100%
Wellington Investment Holdings (Jersey) Limited*	Jersey	Investment Holding company	100%
Wellington Investment UK Limited	United Kingdom	Investment company	100%
Wellington Underwriting Services Limited	United Kingdom	Management services	100%
Wellinsured Direct Limited	United Kingdom	Lloyd’s syndicate service company	100%
Wellington Pension Trustee Limited	United Kingdom	Pension scheme trustee	100%
Wellington Insurance Limited	United Kingdom	Dormant company	100%
Wellington Reinsurance Limited	United Kingdom	Dormant company	100%

*	Denotes subsidiaries directly owned by Wellington.

PART XIV — ADDITIONAL INFORMATION

14.	Property, plant and equipment

14.1	The Catlin Group has the following principal establishments:

Property address	Current use	Description and tenure	Current rent

Unit 7/2, 7th Floor 3 Minster Court, Mincing Lane London EC3R 7DD	Offices	Leasehold expiring March 2016	£381,496.50 p.a.
6th Floor 3 Minster Court Mincing Lane London EC3R 7DD	Offices	Leasehold expiring March 2016	£880,957 p.a.
Unit 5/3 3 Minster Court Mincing Lane London EC3R 7DD	Offices	Leasehold expiring June 2011	£239,624 p.a.
Unit 7/2 Seventh Floor 3 Minster Court Mincing Lane London EC3R 7DD	Offices	Leasehold expiring 21 March 2016; Tenant break at 24 June 2008 and 24 June 2011	£445,905 p.a.
Cumberland House, 6th Floor 1 Victoria Street, Hamilton, Bermuda	Offices	Leasehold expiring 30 November, 2008	BDA$441,000 p.a.
3340 Peachtree Road, N.E Tower Place 100 Suite 2950 Atlanta, GA 30326, USA	Offices	Leasehold expiring 31 August, 2016	$218,613 p.a.
Abc Tower Ettore-Bugutti- Str. 6-14 Köln 51176, Germany	Offices	Leasehold expiring December 2008	€156,250 p.a.

14.2	The Group has no items of equipment which are material tangible fixed assets.

14.3	So far as the Group is aware, there are no environmental issues that may affect the Group’s use of its fixed assets.

15.	CREST and Depositary Interests
Common Shares may be delivered, held and settled in CREST by means of dematerialised depositary interests representing such Common Shares. Pursuant to a method proposed by CRESTCo under which transactions in international securities may be settled through the CREST system, Capita IRG Trustees Limited (“Capita IRG Trustees” or the “Depositary”), a subsidiary of the Company’s Registrars, Capita Registrars (Jersey) Ltd., may issue dematerialised depositary interests representing entitlements to Common Shares, known as Depositary Interests or “DIs”. The DIs are independent securities constituted under English law which may be held and transferred through the CREST system.
The DIs are created pursuant to and issued on the terms of a deed poll executed by Capita IRG Trustees in favour of the holders of the DIs from time to time (the “Deed Poll”). Prospective holders of DIs should note that they will have no rights in respect of the underlying Common Shares or the DIs representing them against CRESTCo. or its subsidiaries.
Common Shares are transferred to an account of Capita IRG Trustees or its nominated custodian and Capita IRG Trustees issues DIs to participating members.
Each DI is treated as one Common Share for the purposes of determining, for example, eligibility for any dividends. Capita IRG Trustees will pass on to holders of DIs any stock or cash benefits received by it as holder of Common Shares on trust for such DI holder. DI holders are also to receive notices of meetings of holders of Common Shares and other notices issued by the Company to its shareholders.

PART XIV — ADDITIONAL INFORMATION

The DIs have the same security code (ISIN) as the underlying Common Shares and do not require a separate listing on the Official List.
Investors are referred to Part XV of this document which sets out the full text of the Deed Poll. In summary the Deed Poll contains, inter alia, provisions to the following effect.

15.1	The Depositary holds (itself or through its nominated Custodian), as bare trustee, the underlying securities issued by the Company and all and any rights and other securities, property and cash attributable to the underlying securities pertaining to the DIs for the benefit of the holders of the relevant DIs.

15.2	Holders of DIs warrant, inter alia, that the securities in the Company transferred or issued to the Custodian on behalf of the Depositary/ Custodian are free and clear of all liens, charges, encumbrances or third party interests and that such transfers or issues are not in contravention of the Company’s constitutional documents or any contractual obligation, law or regulation.

15.3	The Depositary and any Custodian must pass on to DI holders and, so far as they are reasonably able, exercise on behalf of DI holders all rights and entitlements received or to which they are entitled in respect of the underlying securities which are capable of being passed on or exercised. Rights and entitlements to cash distributions, to information, to make choices and elections and to call for, attend and vote at meetings shall, subject to the Deed Poll, be passed on in the form in which they are received together with amendments and additional documentation necessary to effect such passing-on, or, as the case may be, exercised in accordance with the Deed Poll.

15.4	The Depositary is entitled to cancel DIs and withdraw the underlying securities in certain circumstances including where a DI holder has failed to perform any obligation under the Deed Poll or any other agreement or instrument with respect to the DIs.

15.5	The Deed Poll contains provisions excluding and limiting the Depositary’s liability. For example, the Depositary shall not be liable to any DI holder or any other person for liabilities in connection with the performance or non-performance of obligations under the Deed Poll or otherwise except as may result from its negligence or wilful default or fraud or that of any person for whom it is vicariously liable, provided that the Depositary shall not be liable for the negligence, wilful default or fraud of any Custodian or agent which is not a member of its group unless it has failed to exercise reasonable care in the appointment and continued use and supervision of such Custodian or agent. Furthermore, the Depositary’s liability to a holder of DIs will be limited to the lesser of:

15.5.1	the value of the shares and other deposited property properly attributable to the DIs to which the liability relates; and

15.5.2	that proportion of £10 million which corresponds to the portion which the amount the Depositary would otherwise be liable to pay to the DI holder bears to the aggregate of the amounts the Depositary would otherwise be liable to pay to all such holders in respect of the same act, omission or event or, if there are no such amounts, £10 million.

15.6	The Depositary is entitled to charge holders fees and expenses for the provision of its services under the Deed Poll.

15.7	Each holder of DIs is liable to indemnify the Depositary and any Custodian (and their agents, officers and employees) against all liabilities arising from or incurred in connection with, or arising from any act related to, the Deed Poll so far as they relate to the property held for the account of DIs held by that holder, other than those resulting from the wilful default, negligence or fraud of the Depositary, or the Custodian or any agent if such Custodian or agent is a member of the Depositary’s group or if, not being a member of the same group, the Depositary shall have failed to exercise reasonable care in the appointment and continued use and supervision of such Custodian or agent.

15.8	The Depositary may terminate the Deed Poll by giving not less than 30 days’ notice. During such notice period holders may cancel their DIs and withdraw their deposited property and, if any DIs remain outstanding after termination, the Depositary must, among other things, deliver the deposited property in respect of the DIs to the relevant DI holders or, at its discretion sell all or part of such deposited property. It shall, as soon as reasonably practicable, deliver the net proceeds of any such sale, after deducting any sums due to the Depositary, together with any other cash held by it under the Deed Poll pro rata to holders of DIs in respect of their DIs.

PART XIV — ADDITIONAL INFORMATION

15.9	The Depositary or the Custodian may require from any holder information as to the capacity in which DIs are owned or held and the identity of any other person with any interest of any kind in such DIs or the underlying securities in the Company and holders are bound to provide such information requested. Furthermore, to the extent that, inter alia, the Company’s constitutional documents require disclosure to the Company of, or limitations in relation to, beneficial or other ownership of, or interests of any kind whatsoever, in the Company’s securities, the holders of DIs are to comply with such provisions and with the Company’s instructions with respect thereto.

It should also be noted that holders of DIs may not have the opportunity to exercise all of the rights and entitlements available to holders of Common Shares including, for example, the ability to vote on a show of hands. In relation to voting, it is important for holders of DIs to give prompt instructions to the Depositary or its nominated Custodian, in accordance with any voting arrangements made available to them, to vote the underlying shares on their behalf or, to the extent possible, to take advantage of any arrangements enabling holders of DIs to vote such shares as a proxy of the Depositary or its nominated Custodian.

The Depositary Agreement under which the Company has appointed Capita IRG Trustees to provide the DI arrangements is summarised above in paragraph 11.3 of this Part XIV.

16.	Exchange rate information
The following chart shows, for the period from 1 January 2003 to 31 October 2006, the high, low, period average and period end noon buying rates in the City of New York for cable transfers of pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York expressed as US dollars per £1.00.

	US dollars per £1.00

Period	High	Low	Average(1)	Period end

2003	1.78	1.55	1.73	1.78
2004	1.95	1.75	1.83	1.92
2005	1.93	1.71	1.82	1.72
January 2006	1.79	1.72	1.76	1.78
February 2006	1.78	1.73	1.73	1.75
March 2006	1.76	1.73	1.74	1.74
April 2006	1.82	1.74	1.77	1.82
May 2006	1.89	1.83	1.87	1.87
June 2006	1.88	1.81	1.84	1.85
July 2006	1.79	1.75	1.76	1.77
August 2006	1.78	1.71	1.73	1.73
September 2006	1.77	1.72	1.75	1.72
October 2006	1.79	1.72	1.77	1.78

(1)	The average rate for the pound sterling is calculated as the average of the month-end noon buying rates for the relevant year-long period or the average of the noon buying rates on each business day for the relevant month-long period.
The noon buying rate of the pound sterling on 22 November 2006 was US$1.91 = £1.00.
The above rates may differ from the actual rates used in the preparation of the consolidated financial statements and other financial information appearing in this document. The inclusion of these exchange rates is not meant to suggest that the sterling amounts actually represent such dollar amounts or that such amounts could have been converted into dollars at any particular rate, if at all.

17.	Miscellaneous

17.1	No significant change
There has been no significant change in the financial or trading position of the Catlin Group since 30 June 2006, the date to which the latest unaudited published financial information of the Catlin Group was prepared.
There has been no significant change in the financial or trading position of the Wellington Group since 30 June 2006, the date to which the latest unaudited published financial information of the Wellington Group was prepared. Financial information on Wellington is set out on Part X.

PART XIV — ADDITIONAL INFORMATION

17.2	Working capital
Catlin is of the opinion that, taking into account bank and other available facilities, the Catlin Group has sufficient working capital for its present requirements, that is, for at least the twelve months following the date of this document.

17.3	Expenses
The total costs and expenses payable by the Company in connection with the Acquisition are expected to amount to approximately £13.4 million (excluding amounts in respect of VAT).

17.4	Consents

17.4.1	PricewaterhouseCoopers, chartered accountants, has given and has not withdrawn its written consent to the inclusion in this document of its reports as reproduced in Parts X and XI of this document in the form and context in which they are included, and has authorised the contents of its reports (as reproduced in Parts X and XI of this document) for the purposes of Prospectus Rule 5.5.3R(2)(f)

17.4.2	JPMorgan Cazenove has given and has not withdrawn its written consent to references in this document to its name in the form and context in which they appear.

17.5	Registrars
The registrars of the Company are Capita Registrars (Jersey) Limited.

17.6	Litigation — Catlin

Except as described below in paragraphs 17.6.1 to 17.6.3 inclusive of this Part XIV, there have been no governmental, legal or arbitration proceedings which may have, or have had during the 12 months preceding the date of this document, a significant effect on the Group’s financial position or profitability and, so far as the Company is aware, no such proceedings are pending or threatened by or against the Company.

17.6.1	Political risk coverage dispute

The Catlin Syndicate is party, along with its co-insurers, to an arbitration against its insured over the scope of coverage provided by a political risk policy for losses allegedly incurred to investments during the Argentine financial crisis in 2002. The amount in dispute is approximately $16 million for the Catlin Syndicate’s share.

17.6.2	Delay in start-up / efficacy coverage dispute

The Catlin Syndicate is party, along with its co-insurers, to an arbitration against its insured over coverage for cost overruns, delay in start up and efficacy costs at an oil sands project in Canada. Insurers have avoided the policy on the basis of non-disclosure and misrepresentation by the insured at the time of the placing of the risk. The amount in dispute is C$25.25 million for the Catlin Syndicate’s share (although the Catlin Syndicate’s exposure after application of reinsurance would be significantly less). In addition, the insured has asserted a claim for extra-contractual damages of C$800 million against all its insurers. The Catlin Syndicate’s share of the insurance contract is approximately 12.5 per cent. Based upon legal advice, the Group does not believe that there is any legal or factual basis for the extra-contractual claim.

17.6.3	Cash in transit coverage dispute

The Catlin Syndicate issued cash in transit policies under which certificates were issued to customers of the insured. Claims totalling €10.5 million to Catlin have recently been submitted by certificate holders arising out of a protracted fraud by the insured. In light of fraud and aggregation issues, it is likely that litigation may result, although exposure after application of reinsurance is not in any event expected to exceed €10 million.

17.7	Litigation — Wellington

There have been no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Catlin is aware) during the 12 months prior to the date of this document which may have or have had in the recent past, significant effects on the Wellington Group’s financial position or profitability.

PART XIV — ADDITIONAL INFORMATION

17.8	General
The financial statements of the Company for the three years ended 31 December 2005 were reported on by PricewaterhouseCoopers of Dorchester House, 7 Church Street, Hamilton, Bermuda HM 11, Chartered Accountants, the auditors of the Company.

17.9	Bases and sources

17.9.1	The unaudited estimate that, in the US, Wellington will write $280 million in gross premiums in 2006 is based on the statement in the CEO review in Wellington’s interim report for the 6 months ended 30 June 2006 published on 31 August 2006 that “together Wellington’s US businesses will write gross premium of approximately $280 million”.

17.9.2	The unaudited estimate of 2007 combined stamp capacity of up to £1.3 billion is based on the Catlin Syndicate’s existing capacity of £480 million and Syndicate 2020’s existing capacity of £800 million.

17.9.3	The unaudited estimated aggregated gross premiums written by the enlarged Catlin US for 2006 in excess of $300 million is based on Wellington’s published statement referred to in paragraph 17.9.1 above and Catlin’s unpublished management projections for its US operations in 2006.

17.9.4	The unaudited estimate that Catlin’s US expense ratio will be significantly lowered for 2007/08 as a result of the Acquisition is based on Catlin’s new US operations still being in start-up mode (with expenses as a percentage of income being higher than for an established business) and the consequential benefits of combining with Wellington’s established business.

17.9.5	The unaudited statement that total investments, cash and cash equivalents will increase 81 per cent. to $4.5 billion is based on:

US$ thousands	Catlin Group	Pro forma

Total investments	1,704,414[a]	3,110,599[a]
Cash and cash equivalents	794,497[a]	1,411,784[a]
	2,498,911	4,522,383	+81%

[a]	extracted without adjustment from Part XI of the Prospectus

17.9.6	The Board’s expectation that post-tax synergies of $70 million will arise from the Acquisition — projected to be achieved in full by 2008 — and that a restructuring charge of approximately $20 million pre-tax will be incurred in 2007 is based on management projections. Both numbers are unaudited.

17.9.7	The anticipated Catlin Group tax rate not exceeding 15 per cent. is based on management projections and at projected levels of profitability. This number is unaudited.

17.9.8	As at the close of business on 21 November 2006 (the last practicable date before the publication of this document), there were:

(a)	163,860,875 Catlin Shares in issue;

(b)	489,834,515 Wellington Shares in issue; and

(c)	options over 26,002,662 Wellington Shares which are exercisable or could become exercisable before the Offer closes.

Pursuant to the scrip dividend alternative offered to Wellington Shareholders on 29 September 2006, Wellington expects to issue a further 4,656,280 Wellington Shares on 24 November 2006. These shares have been taken into account in calculating the current value of the Offer.

17.9.9	The maximum number of New Catlin Shares is based on the Offer ratio of 0.17 and the aggregate of (i) the Wellington Shares in issue as at the close of business on 21 November 2006, (ii) the number of Wellington Shares that could be issued pursuant to the exercise of options whilst the Offer remains open for acceptance and (iii) the number of shares expected to be issued to satisfy elections for the scrip dividend alternative offered to Wellington Shareholders on 29 September 2006.

PART XIV — ADDITIONAL INFORMATION

18.	Documents available for inspection
Copies of the following documents will be available for inspection during normal business hours on any Business Day (Saturdays and public holidays excepted) at the offices of Debevoise & Plimpton LLP, Tower 42, Old Broad Street, London EC2N 1HQ, up to and including the date of Admission:

18.1	the memorandum of association and Bye-laws of the Company;

18.2	the audited consolidated financial statements of Catlin and of Wellington for the financial years ended 31 December 2003, 2004 and 2005 respectively;

18.3	the unaudited consolidated interim financial statements of Catlin and of Wellington for the six months ended 30 June 2006;

18.4	the report by PricewaterhouseCoopers on the unaudited reconciliation to US GAAP set out in Part X;

18.5	the report by PricewaterhouseCoopers on the unaudited pro forma statement of net assets set out in Part XI;

18.6	the letters of consent referred to in paragraph 17.4 of this Part XIV.

18.7	the Offer Document; and

18.8	the Circular.

PART XV
SUMMARY OF APPLICABLE BERMUDIAN COMPANY LAW

1.	General
The Company was incorporated as an “exempted” company under the Bermuda Companies Act, which is the principal statute governing the formation and operation of companies in Bermuda. The rights of the Company’s shareholders are governed by Bermuda law, the Company’s memorandum of association and its Bye-laws.
The authorised share capital of the Company is denominated in US dollars and is divided into Common Shares of par value $0.01 each.

2.	Constitutional documents
Every Bermuda “exempted” company has a memorandum of association (“memorandum”) and bye-laws. The memorandum contains, among other things, the objects or business purposes of the company and its powers which are ancillary to the objects and can be exercised in furtherance of one or more objects. The bye-laws govern the company’s internal organisation, management and administration and correspond to the articles of association of a UK company. Unlike such articles, however, the bye-laws are a private document, subject neither to governmental review nor to public inspection. Their adoption and amendment is a two-stage process in the sense that while the directors may recommend adoption and amendment, shareholder confirmation is required (in a general meeting of shareholders) before the adoption and amendment is effective.

3.	Management, administration and employees
The affairs of the Company must be conducted in accordance with the Bermuda Companies Act and the Company’s Bye-laws. In general, the business of the Company will be carried out by its directors.
The Bermuda Companies Act contains no specific restriction on the power of the Directors to resolve to dispose of assets of the Company although it specifically requires that every officer (including a Director, managing director and secretary) of the Company in exercising his or her powers and discharging his or her duties shall do so in the best interests of the Company and exercise the care, diligence and skill which a reasonably prudent person would exercise in comparable circumstances. Furthermore, the Bermuda Companies Act requires that every officer complies with it and with regulations passed pursuant to it as well as with the Company’s Bye-laws.
Under Bermuda law, non-Bermudians (other than spouses of Bermudians or holders of permanent residing certificates) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that (after proper public advertisement in most cases) no Bermudian (or spouse of a Bermudian or any individual holding a permanent residing certificate) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently adopted a new policy limiting the duration of work permits to six years subject to a limited three-year extension and certain exemptions for key employees.

4.	Modification of rights
The Company’s Bye-laws provide that, subject to Bermuda law, the rights attached to any class of shares may be modified by either the consent in writing of the holders of not less than 75% of the issued shares of that class or with the sanction of a resolution of such members in a separate general meeting of the holders of those shares.
To every such separate general meeting, the provisions of the Company’s Bye-laws relating to general meetings shall apply, but so that the necessary quorum shall be two or more persons holding or representing by proxy the majority of the shares of the relevant class.

5.	Dividends and distributions
A company may not declare or pay a dividend or make a distribution out of contributed surplus if the directors have reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due, or that the realisable value of the company’s assets would thereby be less than the aggregate of its liabilities, its issued share capital and share premium accounts. Contributed surplus is defined by the Bermuda Companies Act to include the proceeds arising from cash, credit, resulting from the redemption or conversion of shares at less than the amount set up as nominal capital, donated shares and other asset to the company.

PART XV — BERMUDIAN COMPANY LAW

6.	Shareholder suits
Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company, is illegal, or would result in the violation of the company’s memorandum or bye-laws.
Furthermore, consideration would be given by the Bermuda courts to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than the percentage which actually approved such act.
When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda courts for an order regulating the company’s conduct of affairs in the future or ordering the purchase of the shares of any shareholder by other shareholders or by the company.

7.	Access to books and records and dissemination of information
Every company must maintain a register of directors and officers at its registered office, stating the name and address of each director and officer of the company. This register is open for inspection by members of the public without charge.
A file for all Bermuda “exempted” companies is kept at the Registrar of Companies in Bermuda. The following records of the Company are available for public inspection: (i) the memorandum and any amendments thereto, (ii) the certificate of incorporation, (iii) a statement as to the registered address of the Company, (iv) charges registered against the Company and (v) any prospectus (listing particulars) filed with the Registrar of Companies in Bermuda (the “Registrar”).
Every company must have a registered office in Bermuda, which shall not be a post office box. The register of shareholders, containing the prescribed particulars of the company’s shareholders, must be kept for inspection at the registered office of the company or (after giving notice to the Registrar) at some other convenient place in Bermuda. Provision is made for the keeping of branch registers outside Bermuda by companies (i) whose shares are traded on an “appointed stock exchange” or (ii) whose shares have been offered to the public pursuant to a prospectus filed with the Registrar or (iii) which are subject to the rules or regulations of a competent regulatory authority. Except when the register of shareholders is permitted to be closed (for up to 30 days in the aggregate in each year), the register must be open for inspection by any shareholder without charge and by any other person on payment of not more than 5 Bermudian dollars for each inspection.
A company is required to maintain proper records of account which are usually kept at its registered or principal business office. If, however, such records are kept at some place outside Bermuda, there must be kept at an office of the company in Bermuda such records as will enable the directors or a resident representative to ascertain with reasonable accuracy the financial position of the company at the end of each three month period. Where the company is listed on an appointed stock exchange, the relevant period for such financial information is six months rather than three.
A company is free to select the generally accepted accounting principles and the generally accepted auditing standards of a country other than Bermuda for the preparation and audit of its accounts, but the principles and standards selected must be expressly identified in the financial statements and auditor’s report.
The Bermuda Companies Act contemplates that every “exempted” company will appoint an independent representative of the shareholders as its auditor, and that audited financial statements, prepared in accordance with generally accepted accounting principles, will be placed before the shareholders at each annual general meeting and made available to every member at least 7 days before the general meeting at which they are to be approved. Such presentation can, however, be deferred for up to 90 days or such longer period as the shareholders may agree.

8.	Exchange control
Although the Company is incorporated in Bermuda it is classified as non-resident of Bermuda for exchange control purposes, which means it is free to deal in any currency of its choosing other than “resident” Bermuda dollars.

PART XV — BERMUDIAN COMPANY LAW

The Bermuda Monetary Authority has the responsibility for vetting, on a strictly confidential basis, the proposed beneficial ownership of business enterprises with a foreign ownership component and any changes in such ownership. Thus, the consent of the Bermuda Monetary Authority must be obtained before any shares or other securities of an “exempted” company can be issued or transferred. The Bermuda Monetary Authority has given its permission pursuant to a general permission given by the BMA under the Exchange Control Act 1972 for the issue and free transferability of the Common Shares, as long as the Common Shares are listed on the London Stock Exchange (or such other appointed stock exchange), to and among persons who are non-residents of Bermuda for exchange control purposes. If at any time following Admission, the BMA withdraws its consent to the free transferability of the Common Shares, then application may be made for the listing and trading of Catlin Shares on the London Stock Exchange to be immediately suspended. It may be the case that such suspension remains in force until the BMA reinstates its consent to the free transferability of the Common Shares.
The Bermuda Monetary Authority and the Registrar accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements or opinions expressed in this document.

9.	Takeovers/acquisition of minority holdings
Bermuda law provides that where an offer is made for shares of a company (there are no form, timing or content requirements prescribed by legislation or voluntary code for such an offer in Bermuda) and, within four months of the offer, the holders of not less than 90 per cent. of the shares which are the subject of the offer accept the offer, the offeror may (within two months of the acquisition of the 90 per cent.) by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Shares owned by the offeror or its subsidiaries or their nominees at the date of the offer do not, however count towards the 90 per cent.. If the offeror or any of its subsidiaries or any nominee of the offeror or any of its subsidiaries already own more than 10 per cent. of the shares in the subject company at the date of the offer, the offeror must offer the same terms to all holders of the same class and the holders who accept the offer, besides holding not less than 90 per cent. in value of the shares, must also represent not less than 75 per cent. in number of the holders of those shares, although these additional restrictions will not apply if the offer is made by a subsidiary of a parent (where the subsidiary does not own more than 10 per cent. of the shares of the subject company), even where the parent owns more than 10 per cent. of the shares in the subject company, provided that the subsidiary and the parent are not nominees. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud, bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.
Bermuda law further provides that the holders of not less than 95 per cent. of the shares in a company may give notice to the remaining shareholders of the intention to acquire their shares. The purchasers are entitled and bound to acquire the shares on the terms set out in the notice unless a remaining shareholder, within one month of receiving the notice, applies to court for an appraisal. Where the court appraises the value of the shares, the purchasers are then entitled to acquire the shares at the price so fixed by the court.
A Bermuda company, its creditor(s), shareholder(s) or liquidator, may also apply to court for a court-sanctioned scheme. Upon approval of 75 per cent. of the creditors or shareholders present and voting either in person or by proxy at the requisite special general meeting, the scheme would be binding on all creditors/ shareholders of the company and could require, inter alia, the sale of all shares in the company. Schemes may be transfer schemes or cancellation schemes, but unlike a transfer scheme, a cancellation scheme requires the company to pass a solvency test or obtain the agreement of all its creditors to the scheme. In either case, dissentient shareholders do not have express statutory appraisal rights but the court will only sanction a scheme if it is fair. Shares owned by the offeror can be voted to approve the scheme, but the court will be concerned to see that shareholders approving the scheme are fairly representative of the general body of shareholders.
A statutory amalgamation under Bermuda law may require that shares in an amalgamating company be converted into shares in the amalgamated entity or that the holders of the shares would receive a certain sum of money instead of securities, The amalgamation of a company with a foreign company requires an amalgamation agreement to be approved by a meeting of the holders of shares of each amalgamating company and in certain circumstances by a meeting of the holders of each class of such shares in each amalgamating company. The amalgamation agreement requires 75 per cent. approval and any shareholder that does not vote in favour of the amalgamation may, within one month, apply to the court to appraise the full value of the shares. Within one month following the appraisal, the company may pay the shareholder the appraised value or terminate the amalgamation. To date no cases on appraisal rights have been brought before the Bermuda courts. Bermuda law

PART XV — BERMUDIAN COMPANY LAW

permits a Bermuda holding company and one or more of its wholly-owned Bermuda subsidiaries (or two or more wholly-owned Bermuda subsidiary companies of the same Bermuda holding company) to amalgamate pursuant to short form amalgamation provisions, so called because the usual requirements for an amalgamation agreement and the approval of shareholders are waived.
Where the capital of the target company is to be reduced by the cancellation of shares and part only of a class is to be cancelled, the shares to be cancelled may be selected in such a manner as the directors of the company may determine with the consent of the majority of the holders of the shares of the class to be cancelled unless the bye-laws otherwise provide.

PART XVI
DEPOSITARY INTERESTS — TERMS OF DEED POLL
THIS DEED POLL is made on 1 April 2004
BY CAPITA IRG TRUSTEES LIMITED an English company, number 2729260, whose registered office is at The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU (the “Depositary”), which expression shall, unless the context otherwise requires, include any successor depositary appointed in accordance with clause 13.2 of this Deed, in favour of the holders of Catlin Depositary Interests as hereinafter defined.
WHEREAS:

(A)	Catlin Group Limited (“Catlin”) is a company incorporated and registered in Bermuda with Registered No. 26680 whose central management and control is not exercised in the United Kingdom and whose securities are not registered in a register kept in the United Kingdom by or on behalf of Catlin.

(B)	Application has been made for Catlin Securities to be listed on the Official List and traded on the London Stock Exchange’s market for listed securities.

(C)	The Regulations and the CREST Manual do not provide for the direct holding and settlement of foreign securities such as Catlin Securities by participants in CREST.

(D)	The Depositary has determined to constitute and issue from time to time, upon the terms of this Deed, series of Catlin Depositary Interests, each such series representing a particular Class of Catlin Securities, with a view to facilitating the indirect holding of, and settlement of transactions in, Catlin Securities of each Class concerned by participants in CREST in accordance with the arrangements described in the CREST Manual.

(E)	The Financial Services Authority in its capacity as UK Listing Authority has confirmed that the First Series of Catlin Depositary Interests will not require a listing separate from that of the particular Class of Catlin Securities which they represent.

(F)	London Stock Exchange plc has confirmed that the Catlin Depositary Interests will not require an ISIN separate from that of the particular Class of Catlin Securities which they represent.

(G)	The Depositary has arranged with the Operator for the First Series of Catlin Depositary Interests to be admitted to CREST as participating securities.

(H)	Title to the Catlin Depositary Interests shall be evidenced only by entry on the Catlin Depositary Interest Register and may be transferred only by means of the CREST system.

(I)	CAPITA IRG PLC, an English company, number 2605568, which is already a System Participant, has been retained by the Depositary to maintain the Catlin Depositary Interest Register on behalf of the Depositary.
NOW IT IS WITNESSED AND DECLARED as follows:

1.	INTERPRETATION

1.1.	In this Deed the following expressions shall have the following meanings:

Agent	any agent appointed by the Depositary pursuant to this Deed;

Board Resolution	the resolution of the Board of Directors of Catlin duly passed on 30 March 2004 by virtue of which Catlin treats a CREST Transfer or a Demat Form in which either no transferee or a transferee other than the Custodian is specified together with a Stock Deposit Transaction for a number of Catlin Depositary Interests equivalent to that specified in such CREST Transfer or Demat Form as valid instruments of transfer of shares in the capital of Catlin and to authorise the same for registration as valid transfers of the number of securities specified therein to the Custodian;

Bye-laws	the bye-laws of Catlin as amended or replaced from time to time;

Catlin	Catlin Group Limited, a company incorporated and registered in Bermuda with limited liability under the Bermuda Companies Act 1981 with Registered Number 26680 and whose common shares are

PART XVI — DEPOSITARY INTERESTS & DEED POLL

the subject of an application for listing on the Official List and to trading on the London Stock Exchange’s market for listed securities;

Catlin Depositary Interest Register	in relation to a particular series of Catlin Depositary Interests, the register of Holders referred to in clause 2.9 and maintained in the United Kingdom on behalf of the Depositary by the Catlin Depositary Interest Registrar;

Catlin Depositary Interest Registrar	CAPITA IRG PLC or such other CREST Registrar who for the time being maintains the Catlin Depositary Interest Register;

Catlin Depositary Interests	Catlin Depositary Interests of a particular series issued in uncertificated form from time to time by the Depositary on the terms and conditions of this Deed and in accordance with the Regulations, title to which is evidenced by entry on the Catlin Depositary Interest Register and which represent a particular Class of Catlin Securities;

Catlin Securities	securities issued by Catlin in accordance with its Memorandum and Bye-laws or other constitutive documents, whether represented by bearer certificates or instruments or by being recorded on a register or otherwise howsoever, and which are not participating securities (as defined in the Regulations); but excluding such securities or Classes of securities as the Depositary may from time to time determine;

Class	a particular class of Catlin Securities, units of which are for the time being in issue, where all the individual units of the Class concerned are identical in all respects and cannot be separately distinguished;

CREST Manual	the document entitled the “CREST Manual” issued by the Operator but excluding the CREST International Manual;

CREST member	a person who has been admitted by the Operator as a system member,

CREST Rules	rules within the meaning of the Regulations and/or the FSMA made by the Operator;

CREST system	the meaning ascribed thereto in the Glossary of the CREST Manual;

CREST Transfer	the form of stock transfer in use from time to time within the CREST system for a transfer of a certificated unit of a participating security to a CREST member to be held by a CREST member in uncertificated form;

Custodian	subject to clause 3.3, any custodian or custodians or any nominee of any such custodian of the Deposited Property as may from time to time be appointed by the Depositary for the purposes of this Deed;

Demat Form	the CREST Dematerialisation Request Form in use from time to time within the CREST system for conversion of a unit of a participating security held by a CREST member into uncertificated form;

Deposited Catlin Securities	means Catlin Securities of a particular Class or entitlements thereto from time to time credited to an account of the Custodian on behalf of the Depositary in the Share Register which are to be held under the terms of this Deed and in respect of which Catlin Depositary Interests of a series representing that Class of Catlin Securities shall be issued pursuant to the terms of this Deed;

Deposited Property	in relation to a particular Class of Catlin Securities, the Deposited Catlin Securities and all and any rights and other securities, property and cash for the time being held by or for the Custodian or the Depositary and attributable to the Deposited Catlin Securities;

PART XVI — DEPOSITARY INTERESTS & DEED POLL

First Series of Catlin Depositary Interests	all Catlin Depositary Interests from time to time constituted and Interests issued in accordance with this Deed in relation to Catlin Securities which are common shares of US$0.01 each having the rights set out in the Memorandum and Bye-laws;

FSA	the Financial Services Authority;

FSMA	The Financial Services and Markets Act 2000;

Holder	in relation to a particular Class of Catlin Securities and subject to clause 6.2.1, the CREST member recorded in the Catlin Depositary Interest Register for the time being as the holder of a Catlin Depositary Interest of the series which represents Catlin Securities of that Class; and, where the context admits, shall include a former Holder and the personal representatives or successors in title of a Holder or former Holder;

Liabilities	any liability, damage, loss, cost, claim or expense of any kind or nature whether direct, indirect, special, consequential or otherwise;

Membership Agreement	the agreement entered into by a Holder with the Operator pursuant to which the Operator agreed to admit the Holder as a system-member;

Memorandum	the memorandum of association of Catlin as amended or re placed from time to time;

Operator	CRESTCo Limited or such other person who is for the time being the Operator of the CREST system for the purposes of the Regulations;

Proceedings	any proceeding, suit or action of any kind and in any jurisdiction arising out of or in connection with this Deed or its subject matter;

Regulations	The Uncertificated Securities Regulations 2001 (SI 2001 No. 3755) and such other regulations under Section 207 of the Companies Act 1989 as are applicable to the Operator and/or the CREST relevant system and are from time to time in force;

Share Register	means the register of members of Catlin maintained in accordance with its Bye-laws or other constitutive document by Catlin or on behalf of Catlin by the Share Registrar;

Share Registrar	the person who for the time being maintains the Share Register;

Stock Deposit Transaction	a properly authenticated dematerialised instruction in respect of a transaction type referred to in the CREST Manual as a Stock deposit;

Stock Withdrawal Transaction into Own Name	a properly authenticated dematerialised instruction in respect of a transaction type referred to in the CREST Manual as a Stock withdrawal and which does not include a transferee; and

Stock Withdrawal Transaction into New Name	a properly authenticated dematerialised instruction in respect of a transaction type referred to in the CREST Manual as a Stock withdrawal and which includes a transferee.

1.2.	In this Deed, unless otherwise specified:

1.2.1	references to clauses, sub-clauses, schedules and paragraphs are to clauses, sub-clauses, schedules and paragraphs, of this Deed;

1.2.2	headings to clauses and paragraphs are for convenience only and do not affect the interpretation of this Deed;

PART XVI — DEPOSITARY INTERESTS & DEED POLL

1.2.3	references to a “person” shall be construed so as to include any individual, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having a separate legal personality) of two or more of the foregoing;

1.2.4	references to any statute or statutory instrument or any provision thereof shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.2.5	words importing the singular shall include the plural and vice versa unless the context otherwise requires;

1.2.6	references to fees, costs, charges, expenses or other payments, shall be exclusive of any value added tax or similar tax charged or chargeable in respect thereof; and when any value added tax is chargeable, the Depositary shall be entitled to recover that tax in addition to the stated fees, costs, charges, expenses or other payments;

1.2.7	words and phrases defined in the Regulations, the CREST Rules, and the CREST Manual which are not defined in this Deed shall have the same meanings where used herein unless the context otherwise requires;

1.2.8	in construing this Deed, general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things or by particular examples intended to be embraced by the general words;

1.2.9	any provision to the effect that the Depositary shall not be liable in respect of a particular matter shall be construed to mean that the Depositary shall not have any liability which the Depositary might, in the absence of such a provision, incur, whether the Depositary could incur such a liability:

(a)	under the terms of this Deed or any other agreement or instrument relating to the CREST system (whether such terms are express or implied by statute, law or otherwise);

(b)	in tort;

(c)	for misrepresentation;

(d)	for breach of trust or of any other duty imposed by law; or

(e)	in any other way;

1.2.10	unless otherwise stated, nothing in this Deed is intended to confer a benefit on, and no term in this Deed will, therefore, be enforceable by, any third party pursuant to the Contracts (Rights of Third Parties) Act 1999 but this is without prejudice to the rights and obligations of the Depositary and any Holder created by this Deed, For these purposes, a term of this Deed shall only be “otherwise stated” if it incorporates an express reference to a right or benefit of the Custodian or Catlin; and

1.2.11	if a benefit is conferred on any third party in accordance with clause 1.2.10, the Depositary may rescind or vary any term of this Deed in accordance with its terms without the consent of the third party at all times.

2.	FORM AND ISSUE OF CATLIN DEPOSITARY INTERESTS

2.1.	Subject to clause 6.2, the Depositary shall only issue and transfer Catlin Depositary Interests to CREST members who in accepting such issue or transfer give CRESTCo the authority to confirm such membership and supply a copy of their Membership Agreement to the Depositary. In accepting any issue or transfer to it of Catlin Depositary Interests, each Holder shall be deemed to be accepting and agreeing to the terms of this Deed and all obligations imposed on it hereunder.

2.2.	Subject to the provisions of this Deed, the Depositary shall issue to a CREST member such number or amount of Catlin Depositary Interests of a particular series as is equal to the number or amount (as the case may be) of Catlin Securities of the relevant Class issued or transferred to the Custodian on behalf of the Depositary, for the account of that CREST member.

2.3.	Subject to the provisions of this Deed, the Depositary shall only issue Catlin Depositary Interests upon either:

2.3.1	receipt by the Depositary of a CREST Transfer or a Demat Form in respect of a specified number and Class of Catlin Securities which, in either case, has been executed by or on behalf of the holder of such Catlin Securities; or

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2.3.2	the issue to the Custodian on behalf of a CREST member of a specified number and Class of Catlin Securities; and in either case

2.3.3	receipt by the Depositary of a Stock Deposit Transaction for an equivalent number of Catlin Depositary Interests.

2.4.	Receipt by the Depositary of either:

2.4.1	a CREST Transfer or a Demat Form as referred to in clause 2.3.1 which, by virtue of the Board Resolution, includes a CREST Transfer or a Demat Form in which either no transferee or a transferee other than the Custodian is specified; and

2.4.2	a Stock Deposit Transaction for a number of Catlin Depositary Interests equivalent to that specified in such CREST Transfer or Demat Form;

shall constitute an instrument of transfer of such Catlin Securities in favour of the Custodian as transferee and by virtue of this clause but subject to the provisions of this Deed, be deemed to constitute:

(a)	an irrevocable instruction to the Depositary to issue an equivalent number of Catlin Depositary Interests in the name of the CREST member in whose favour such CREST Transfer is made or in whose name such Demat Form is made; and

(b)	an irrevocable direction to the Depositary or the Catlin Depositary Interest Registrar on its behalf, to adjust by means of a registrar’s adjustment transaction the stock account of the relevant CREST member in respect of the relevant number of Catlin Depositary Interests;

and accordingly, forthwith upon receipt of the same the Depositary shall, subject to the provisions of this Deed:

(i)	procure that there is forthwith delivered to the Custodian on behalf of the Depositary, by unconditional credit to the Custodian’s account in the Share Register, a number or amount of Catlin Securities of the Class concerned equal to the number or amount of Catlin Depositary Interests to be so issued;

(ii)	issue such Catlin Depositary Interests; and

(iii)	send such Registrar’s adjustment transaction.

2.5.	The issue to the Custodian on behalf of a CREST member of a specified number and Class of Catlin Securities shall be deemed, subject to the provisions of this Deed, to constitute:

2.5.1	an irrevocable instruction to the Depositary to issue an equivalent number of Catlin Depositary Interests in the name of the CREST member in whose favour such Catlin Securities are issued; and

2.5.2	a direction to the Depositary or the Catlin Depositary Interest Registrar on its behalf, to adjust by means of a registrar’s adjustment transaction the stock account of the relevant CREST member in respect of the relevant number of Catlin Depositary Interests;

and, accordingly, forthwith upon the issue of such Catlin Securities, the Depositary shall, subject to the provisions of this Deed:

(a)	procure that there is forthwith delivered to the Custodian on behalf of the Depositary, by unconditional credit to the Custodian’s account in the Share Register, a number or amount of Catlin Securities of the Class concerned equal to the number or amount of Catlin Depositary Interests so issued;

(b)	issue such Catlin Depositary Interests; and

(c)	send such Registrar’s adjustment transaction.

2.6.	The sending by the Depositary or the Catlin Depositary Interest Registrar of a Registrar’s adjustment transaction in accordance with this Deed is taken to constitute confirmation by the Depositary that:

2.6.1	the relevant number of Catlin Depositary Interests has been issued in the name of the relevant CREST member; and that

2.6.2	there has been delivered to the Custodian on behalf of the Depositary, by unconditional credit to the Custodian’s account in the Share Register, a number or amount of Catlin Securities of the Class concerned equal to the number or amount of Catlin Depositary Interests so issued.

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2.7.	If at any time after the date of this Deed Catlin creates any separate Class(es) of Catlin Securities then any Catlin Depositary Interests to be issued in respect of any such separate Class of Catlin Securities shall be issued in series, each series representing interests in a separate Class of Catlin Securities.

2.8.	Catlin Depositary Interests shall be issued on the terms and conditions set forth or referred to in or prescribed pursuant to this Deed and the CREST Manual, in each case as from time to time amended.

2.9.	The Depositary shall maintain in England separate registers in respect of each series of Depositary Interests in accordance with the Regulations. Each such register shall record:

2.9.1	the number of Catlin Depositary Interests outstanding from time to time;

2.9.2	the name and address of each person holding the Catlin Depositary Interests;

2.9.3	how many Catlin Depositary Interests each such person holds; and

2.9.4	the date of issue and cancellation and changes in ownership in respect of all of Catlin Depositary Interests.

2.10.	Title to Catlin Depositary Interests shall be evidenced only by entry on the Catlin Depositary Interest Register and may be transferred only by means of the CREST system.

2.11.	Catlin Depositary Interests may be issued only in uncertificated form. A request for conversion of Catlin Depositary Interests into certificated units of a security for the purposes of the Regulations shall be deemed to be a request to the Depositary for cancellation of such Catlin Depositary Interests and withdrawal of the Deposited Property represented by such Catlin Depositary Interests in accordance with this Deed.

2.12.	Subject to clauses 913 and 10.2, Catlin Depositary Interests shall be transferable free from any equity, set-off or counterclaim between the Depositary and the original or any intermediate Holder.

2.13.	The Depositary shall have no obligation to arrange for the Catlin Depositary Interests to be listed on any stock exchange or quoted or permitted to be dealt in or on any other market.

2.14.	The Catlin Depositary Interests have not been and will not be registered under the securities legislation of any territory other than England and Wales.

2.15.	Save for the trusts declared by clause 5.1 of this Deed, the Depositary shall not be bound by or compelled to recognise any express, implied or constructive trust or other interest in respect of Deposited Property, even if it has actual or constructive notice of the said trust or interest. The Depositary does not undertake any duty or obligation to any person (other than a Holder) and accepts no liability to any such person.

2.16.	Catlin Depositary Interests may be cancelled by the Depositary pursuant to clauses 6, 7 and 9.3 and, so far as the Depositary considers appropriate, in the circumstances contemplated in clauses 9.11, 9.13, 10.2 and 11.1.

2.17.	The Depositary shall maintain in respect of each Holder.

2.17.1	a securities account showing the amount of Deposited Catlin Securities attributable to that Holder and, if and so long as the Deposited Property includes cash;

2.17.2	a cash account recording the cash amounts (if any) attributable to such Deposited Catlin Securities.

3.	APPOINTMENT OF CUSTODIAN

3.1.	The Depositary shall from time to time appoint one or more persons to act for it as Custodian. The function of the Custodian shall be to hold such of the Deposited Property as may be designated from time to time by the Depositary, and any cash or other property derived from such Deposited Property, on behalf of the Depositary. The Custodian shall be subject at all times and in all respects to the direction of the Depositary and shall be responsible solely to it. The Depositary may at any time terminate the appointment of any Custodian and appoint a successor Custodian. The Custodian may be a member of the same group of companies as the Depositary.

3.2.	The Depositary shall require the Custodian to ensure that all Deposited Property held by the Custodian is identified as being held on behalf of the Depositary for the account of Holders. The Depositary shall not be liable to earn any interest on or to account to Catlin or any Holder or any other person for any interest earned on moneys held either by it or by the Custodian or by any Agent which shall have been paid by or

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on behalf of Catlin or any Holder under this Deed or shall otherwise have been received in respect of Deposited Property.

3.3.	Notwithstanding the provisions of clause 3.1, the Depositary may, to the extent permitted by applicable laws and regulations to which it is subject, itself perform the functions of the Custodian, in which case references in this Deed to the Custodian shall be deemed to be references to the Depositary.

4.	DEPOSIT OF DEPOSITED PROPERTY; FURTHER PROVISIONS

4.1.	Each person to whom Catlin Depositary Interests are to be issued pursuant to this Deed (the “Taker”) shall be bound to give such warranties and certifications to the Depositary as the Depositary may reasonably require. Each Taker shall in any event be taken to warrant that Catlin Securities which are transferred or issued to the Custodian on behalf of the Depositary for the account of the Taker are transferred or, as the case may be, issued free and clear of all liens, charges, encumbrances or third party interests (other than the interests therein arising pursuant to clause 5 of this Deed) and that such transfers or, as the case may be, such issues of Catlin Securities to the Custodian are not in contravention of the Bye-laws or other constitutive documents of Catlin or of any contractual obligation binding on the Taker or the person making the transfer or of any applicable law or regulation or order binding on or affecting the Taker or the person making the transfer, and the Taker shall indemnify the Depositary and keep it indemnified from and against any liability which it may suffer by reason of any breach of any such warranty.

4.2.	The Depositary shall be entitled to refuse to accept Catlin Securities for deposit hereunder:

4.2.1	whenever it is notified in writing that Catlin has restricted the transfer thereof to comply with ownership restrictions under applicable law or under the Bye-laws or any contractual provision binding Catlin; or

4.2.2	if the Depositary is requested to do so by or on behalf of Catlin in order to facilitate Catlin’s compliance with or to avoid any breach of any securities or other laws in any jurisdiction; or

4.2.3	if such action is deemed necessary or advisable by the Depositary at any time or from time to time because of any requirement of any applicable law or of any government or governmental authority, body or agency or any regulatory authority or the Operator, or under any provision of this Deed or for any other reason.

5.	DECLARATION OF TRUST; NO SECURITY INTEREST; DUTIES WITH RESPECT TO DEPOSITED PROPERTY

5.1.	The Depositary hereby declares and confirms that it holds (itself or through the Custodian) as bare trustee and will so hold, subject to the terms of this Deed, all the Deposited Property pertaining to each series of Catlin Depositary Interests for the benefit of the Holders of that series as tenants in common and that each of the Holders is entitled to rights in relation to the relevant Deposited Property accordingly. For the avoidance of doubt, in acting hereunder the Depositary shall have only those duties, obligations and responsibilities expressly undertaken by it in this Deed and, except to the extent expressly provided by this Deed, does not assume any relationship of trust for or with the Holders or any other person.

5.2.	Nothing in this Deed is intended to nor shall create a charge or other security interest in favour of the Depositary. Any right or power of the Depositary in respect of the Deposited Property is reserved by the Depositary under its declaration of trust contained in clause 5.1 and is not given by way of grant by any Holder.

5.3.	The Depositary shall pass on to and, so far as it is reasonably able, exercise on behalf of and shall ensure that the Custodian passes on to and, so far as it is reasonably able, exercises on behalf of the relevant Holder(s) all rights and entitlements which it or the Custodian receives or is entitled to in respect of Deposited Catlin Securities in accordance with this Deed and which are capable of being passed on or exercised.

5.3.1	Any such rights or entitlements to cash distributions, to information, to make choices and elections, and to call for, attend and vote at general meetings and any class meetings shall, subject to the other provisions of this Deed, be passed on to the relevant Holder(s) forthwith (and in any event within 3 working days) upon being received by the Custodian in the form in which they are received by the Custodian together with such amendments or such additional documentation as shall be necessary to effect such passing-on or, as the case may be, exercised in accordance with the terms of this Deed.

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5.3.2	Any such rights or entitlements to any other distributions, including but not limited to scrip dividends, to bonus issues or arising from capital reorganisations shall be passed on to the relevant Holder(s) (a) by means of the consolidation, sub-division, change in currency denomination, cancellation and/or issue of Catlin Depositary Interests to reflect the consolidation, sub-division, change in currency denomination, and/or cancellation of the underlying Deposited Catlin Securities or the issue of additional Catlin Depositary Interests to the relevant Holder(s) to reflect the issue of additional Catlin Securities to the Custodian and (b) in either case forthwith following such consolidation, sub-division, change in currency denomination and/or cancellation or issue of such Catlin Securities as the case may be.

5.3.3	If arrangements are made which allow a Holder to take up any rights in Catlin Securities requiring further payment from a Holder, it must if it wishes the Depositary to exercise such rights on its behalf put the Depositary in cleared funds before the relevant payment date or such other date that the Depositary may notify the Holders in respect of such rights.

5.3.4	The Depositary will accept all compulsory purchase and similar notices in respect of Catlin Depositary Interests but will not, and the Custodian will not, exercise choices, elections or voting or other rights or entitlements in the absence of express instructions from the relevant Holder.

5.3.5	The Depositary shall re-allocate any Catlin Securities or distributions which are allocated to the Custodian and which arise automatically out of any right or entitlement to Deposited Catlin Securities to Holders pro-rata to the Deposited Catlin Securities held for their respective accounts provided that the Depositary shall not be required to account for any fractional entitlements arising from such re-allocation which fractional entitlements shall be aggregated and given to charity.

5.3.6	Any other rights or entitlements shall be passed on to or, as the case may be, exercised on behalf of, Holders in such manner and by such means as the Depositary shall in its absolute discretion determine. Where the rights or entitlements consist of reports, notices, circulars or other information received by the Depositary, the obligation to pass them on is subject to the Depositary having received a sufficient number of each such document to pass on one copy to each Holder.

5.4.	The Depositary will not be bound to take notice of, nor to see to the carrying out of, any trust, mortgage, charge, pledge or claim in favour of any other person. A receipt from a Holder (or from a Holder’s personal representatives or nominated transferee in accordance with clause 6) for the Catlin Depositary Interests will free the Depositary from responsibility to any such other person in respect of any such interest. The Depositary may ignore any notice it receives of the right, title, interest or claim of any other person to an interest in those assets, except where the interest is conferred by operation of law.

6.	WITHDRAWAL OF DEPOSITED PROPERTY ON TRANSFER AND RELATED MATTERS

6.1.	Subject to the provisions of this Deed, the Depositary shall only cancel Catlin Depositary Interests and transfer the Deposited Property represented thereby upon the request of the Holder.

6.2.	The receipt by the Depositary of either a Stock Withdrawal Transaction into Own Name or a Stock Withdrawal Transaction into New Name for a specified number of Catlin Depositary Interests shall in addition to the meaning attributed to it within the CREST system (if different) be deemed to constitute:

6.2.1	in the event of a Stock Withdrawal Transaction into New Name, an irrevocable instruction to the Catlin Depositary Interest Registrar to debit the account on the Catlin Depositary Interest Register of the CREST member who issued such Stock Withdrawal Transaction and credit the account of the transferee specified in such Stock Withdrawal Transaction, whether or not a CREST member, in each base with the relevant number of Catlin Depositary Interests and for the avoidance of doubt any such transferee whether or not a CREST member shall not become a Holder;

6.2.2	in the event of a Stock Withdrawal Transaction (whether into New Name or Own Name) an irrevocable request from the Holder on the Catlin Depositary Interest Register for those Catlin Depositary Interests to be cancelled and for the Deposited Property represented thereby to be withdrawn; and

6.2.3	an irrevocable instruction from the Holder on the Catlin Depositary Interest Register to the Custodian to forthwith transfer the relevant Deposited Property to the transferee specified in such Stock Withdrawal Transaction into New Name or, in the case of a Stock Withdrawal Transaction into Own Name, the Holder of the relevant Catlin Depositary Interests (in either case the “Transferee”) and to pay any money comprised in or referable to the Deposited Property relating to such Catlin Depositary Interests to such Transferee.

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6.3.	In respect of any transfer to the Transferee:

6.3.1	The Depositary shall be entitled to deliver to the Transferee, in lieu of the relevant Deposited Catlin Securities to which he is entitled, any securities into which such Deposited Catlin Securities have been converted, sub-divided, re-denominated or consolidated, any securities which are substituted by Catlin for such Deposited Catlin Securities or any proceeds and/or securities received or issued in lieu of such Deposited Catlin Securities as a result of any corporate event of or affecting Catlin; and

6.3.2	without prejudice to the generality of clause 6.3.1, where the Depositary has at the direction of the Holder assented Deposited Catlin Securities to a third party pursuant to a take-over offer, the Depositary shall deliver to the Transferee in question the proceeds and/or securities received in respect of the assented Deposited Catlin Securities attributed to the Catlin Depositary Interests being withdrawn in lieu of such Deposited Catlin Securities; in each case as soon as practicable following receipt if the same have not been received by the Depositary by the time of receipt of the relevant Stock Withdrawal Transaction whether into Own Name or into New Name.

6.4.	Notwithstanding the provisions of clause 6, the Depositary shall not be required to make arrangements for the transfer of Catlin Securities of a particular Class during any period when the Share Register is closed.

6.5.	The Depositary shall not be liable to a Holder or a Transferee if any Deposited Property cannot be delivered to or to the order of a Transferee by reason of any prohibition imposed upon the Depositary or the Holder by applicable law or any other matter beyond the Depositary’s reasonable control.

6.6.	Notwithstanding the withdrawal of Deposited Catlin Securities under this clause 6, income distributions attributable thereto will be dealt with in accordance with clause 5.

6.7.	Any person requesting cancellation of Catlin Depositary Interests may be required by the Depositary to furnish it with such reasonable proof, certificates and representations and warranties as to matters of fact, including, without limitation, as to his identity and with such further documents and information as the Depositary may reasonably deem necessary or appropriate for the administration or implementation of this Deed in accordance with applicable laws and regulations. The Depositary may withhold delivery of the Deposited Property until such items are so furnished.

7.	COMPULSORY WITHDRAWAL

7.1.	If it shall come to the notice of the Depositary, or if the Depositary shall have reason to believe, that any Catlin Depositary Interests:

7.1.1	are owned directly or beneficially by any person in circumstances which, in the opinion of the Depositary, might result in the Depositary or the Custodian suffering any liability to taxation or pecuniary, fiscal or material regulatory disadvantage which it might not otherwise have suffered; or

7.1.2	are owned directly or beneficially by, or otherwise for the benefit of, any person in breach of any law or requirement of any jurisdiction or governmental authority or so as to result in ownership of any Catlin Securities exceeding any limit under, or otherwise infringing the constitution, Bye-laws or other constitutive document of or law applicable to Catlin or the terms of issue of the Catlin Securities; or

7.1.3	are owned directly or beneficially by, or otherwise for the benefit of, any person who fails to furnish to the Depositary such proof, certificates and representations and warranties as to matters of fact, including, without limitation, as to his identity, as the Depositary may deem necessary or appropriate for the administration or implementation of this Deed in accordance with applicable laws and regulations, including (without limitation) information specified in the CREST Manual; or

7.1.4	are owned by a Holder who ceases at any time to be, or is suspended in whole or in part as, a CREST member for any reason; or

7.1.5	cease to be capable of being held in the CREST system; or

7.1.6	are held by a Holder who has failed to duly and punctually perform any obligation to the Depositary or Custodian or Catlin imposed upon him by virtue of this Deed or any other agreement or instrument to which he is a party or by which he is bound with respect to those or any other Catlin Depositary Interests, and in relation to whom the Depositary determines that it is appropriate that the provisions of this clause shall apply, then the Holder shall be deemed to have requested the cancellation of his Catlin Depositary Interests and the withdrawal of the Deposited Catlin Securities represented by his Catlin Depositary Interests.

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7.2.	On the Holder being deemed, at the election of the Depositary, to have requested the withdrawal of the Deposited Catlin Securities represented by his Catlin Depositary Interests pursuant to clause 7.1, the Depositary shall make such arrangements to the extent practicable and permitted by applicable law and regulation for the delivery of the Deposited Property represented by the Holder’s Catlin Depositary Interests to the Holder as the Depositary shall think fit. Without limitation, the Depositary may:-

7.2.1	arrange for the Catlin Depositary Interests of such Holder to be transferred (or cancelled and re-issued) to a CREST member selected by the Depositary who shall hold the same as nominee for such Holder on such terms as the Depositary or that CREST member shall think fit; or

7.2.2	arrange for such Catlin Depositary Interests to be cancelled and for the Deposited Property represented thereby to be transferred to such Holder; or

7.2.3	in its absolute discretion, liquidate all or part of the Deposited Property and deliver the net proceeds in respect thereof to the Holder.

The Depositary shall be entitled to deduct such fees, costs, duties, taxes and charges and any other sums owing to the Depositary in accordance with the provisions of this Deed from the Deposited Property or from the net proceeds thereof before delivering the same to the Holder. If any official consents need to be obtained prior to the delivery of the Deposited Property or the net proceeds thereof to the Holder, the Depositary shall make such arrangements with respect to the Deposited Property or the net proceeds thereof as it shall see fit.

8.	AUTHORISATIONS, CONSENTS, etc.

8.1.	The Depositary warrants that it is an authorised person under the FSMA and is duly authorised to carry out the custodial and other activities required of it by this Deed in accordance with that Act and undertakes that, if and so long as this Deed remains in force, it shall, at its own burden and expense, maintain that status and authorisation or any corresponding status under any legislation or regulatory requirement in England which may from time to time apply to the carrying on of such activities in addition to or in substitution for the requirements of the FSMA.

8.2.	Subject to clause 8.1, if any other governmental or administrative authorisation, consent, registration or permit or any report to any governmental or administrative authority is required in order for the Depositary to receive Catlin Securities to be deposited hereunder and/or for Catlin Depositary Interests representing the same to be issued pursuant to this Deed, or in order for Catlin Securities or other securities or property to be distributed or to be subscribed or acquired in accordance with the provisions prescribed in or pursuant to this Deed, the prospective Holder shall apply for such authorisation, consent, registration, or permit or file such report within the time required. The Depositary shall not be bound to issue Catlin Depositary Interests or distribute, subscribe or acquire Catlin Securities or other property with respect to which such authorisation, consent, registration, permit or such report shall not have been obtained or filed, as the case may be, and shall have no duties to obtain any such authorisation, consent, registration or permit or to file any such report except in circumstances where the same may only be obtained or filed by the Depositary and only without unreasonable burden or expense.

9.	LIABILITY

9.1.	The Depositary shall not incur any liability to any Holder or to any other person for any Liabilities suffered or incurred arising out of or in connection with the performance or non-performance of its obligations or duties whether arising under this Deed or otherwise, save to the extent that such Liabilities result from its negligence or wilful default or fraud or that of any person for whom the Depositary is vicariously liable provided that the Depositary shall not incur any such liability as a result of the negligence or wilful default or fraud of any Custodian or Agent which is not a member of the same group of companies as the Depositary unless the Depositary shall have failed to exercise reasonable care in the appointment and continued use and supervision of such Custodian or Agent. Nor shall the Depositary incur any such liability if any Liability suffered or incurred by the Holder is attributable to or results from the negligence or wilful default or fraud of the Operator or Catlin or the acts or omissions of any person who provides banking services in connection with the CREST system. Except in the case of personal injury or death, any liability incurred by the Depositary to a Holder under this Deed will be limited to:

9.1.1	the value (at the date the act, omission or other event giving rise to the liability is discovered and as if such act, omission or other event had not occurred) of the Deposited Property that would have been

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properly attributable (if such act, omission or other event had not occurred) to the Catlin Depositary Interests to which the liability relates; or if less;

9.1.2	that proportion of £10 million which corresponds to the proportion which the amount the Depositary would otherwise be liable to pay to the Holder bears to the aggregate of the amounts that the Depositary would otherwise be liable to pay to all or any Holders in respect of the same act, omission or event which gave rise to such liability or if there are no such other amounts, £10 million.

9.2.	The Depositary shall not incur any liability to any Holder or to any other person if, by reason of:

9.2.1	any provision of any present or future law or regulation of any jurisdiction or of any governmental authority, or by reason of the interpretation thereof; or

9.2.2	the Bye-laws or other constitutive document of Catlin; or

9.2.3	the provisions of the CREST Manual or CREST Rules or the application thereof; or

9.2.4	any refusal or failure of the Operator or of any other person to provide any service in relation to the CREST system or any operational failure of the CREST system; or

9.2.5	any act or omission of Catlin; or

9.2.6	any other computer failure; or

9.2.7	any circumstance beyond the reasonable control of the Depositary,

the performance by it or any other person of any act or thing which is required or permitted or contemplated to be done or performed by or pursuant to this Deed shall be prevented or delayed or required to be effected in some manner or to an extent which is different in any respect from that provided for or contemplated by this Deed.

9.3.	If and to the extent that by virtue of laws of any jurisdiction outside the United Kingdom, or the application or operation of those laws in any particular event or circumstance, or by virtue of the provisions of the Bye-laws or other constitutive documents of Catlin or the application or operation of those provisions in any particular event or circumstance, the Depositary or the Custodian does not acquire unconditional and absolute title or right to any Deposited Property, or acquires a title or right to any Deposited Property which is in any manner encumbered or defective or liable to be displaced or avoided, or where as a result of an event or circumstance beyond the Depositary’s reasonable control the Deposited Property is reduced or depleted or the Depositary does not hold sufficient Catlin Securities to cover the Catlin Depositary Interests in issue, neither the Depositary nor the Custodian shall be in any way liable to any Holder or any other person by reason thereof; but in any such case the Depositary shall be entitled to take or cause to be taken such action as shall in its opinion be reasonable or appropriate, including without limitation the cancellation without compensation of the Catlin Depositary Interests of any Holder(s) determined by the Depositary whether or not such Holder(s) are in any way responsible for the relevant event or circumstance; and each Holder agrees that, by acquiring and holding Catlin Depositary Interests representing Catlin Securities by means of the arrangements contemplated by this Deed, he accepts the risk that, by virtue of such laws or terms and conditions, or the application or operation thereof, or any such event or circumstance, his interest in any relevant Deposited Property may not be entire, complete and unimpeachable.

If the Depositary becomes entitled to take or cause to be taken action as aforesaid, it will in its sole discretion consider whether it may directly or indirectly transfer or make available to any Holder adversely affected, in whole or in part, the benefit of any rights, claims or other assets which may be available to the Depositary and which pertain to the matter(s) giving rise to the relevant event or circumstance.

9.4.	The Depositary may rely on, and shall not be liable for any loss suffered by any Holder or any other person by reason of its having accepted (or the Custodian or any other Agent or Catlin or its agents having accepted) as valid and having relied upon, any written notice, request, direction, transfer, certificate for Catlin Securities (or other securities) electronic communication or any other document or any translation thereof or communication reasonably believed by it in good faith to be genuine notwithstanding that the same shall have been forged or shall not be genuine or accurate or shall not have been duly authorised or delivered.

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9.5.	The Depositary may act, or take no action, on the advice or opinion of, or in reliance upon, any certificate or information obtained from, Catlin or any reputable lawyer, valuer, accountant, banker, broker, information provider, settlement system operator registrar or other expert whether obtained by Catlin, the Depositary or otherwise and shall not except where any such person is a member of the same group of companies as the Depositary be responsible or liable to any Holder or any other person for any loss or liability occasioned by so acting or refraining from acting or relying on information from persons depositing Catlin Securities or otherwise entitled to the issue of Catlin Depositary Interests. Any such advice, opinion, certificate or information may be sent or obtained by letter, telex, facsimile transmission, e-mail, telegram, cable or other electronic communication and the Depositary shall not be liable for acting on any such advice, opinion, certificate or information notwithstanding that the same shall have been forged or shall not be genuine or accurate.

9.6.	The Depositary may call for and shall be at liberty to accept as sufficient evidence of any fact or matter or the expediency of any transaction or thing, a certificate, letter or other written communication, purporting to be signed on behalf of Catlin by a director of Catlin or by a person duly authorised in writing by a director of Catlin or such other certificate from any such person as is specified in clause 9.5 which the Depositary considers appropriate and the Depositary shall not be bound in any such case to call for further evidence or be responsible to any Holder or any other person for any loss or liability that may be occasioned by the Depositary acting on such certificate.

9.7.	The Depositary shall not be required or obliged to monitor, supervise or enforce the observance and performance by Catlin of any of its obligations, including, without limitation, those arising under or in connection with applicable law, or any contract or instrument to which Catlin is a party or by which it or any of its assets is bound. The Depositary makes no representation or recommendation to any person regarding the financial condition of Catlin or the advisability of acquiring Catlin Depositary Interests or Catlin Securities or other property or as to the type or character or suitability thereof and takes no responsibility for the operations of Catlin or the effect thereof on the value of the relevant Catlin Securities or Catlin Depositary Interests or any rights derived therefrom.

9.8.	The Depositary, the Custodian and any Agent may engage or be interested in any financial or other business transactions with Catlin or any other member of any group of which Catlin is a member, or in relation to the Deposited Property (including, without prejudice to the generality of the foregoing, the conversion of any part of the Deposited Property from one currency to another), may at any time hold or be interested in Catlin Depositary Interests for their own account, and shall be entitled to charge and be paid all usual fees, commissions and other charges for business transacted and acts done by them otherwise than in the capacity of Depositary or Custodian or Agent (as the case may be) in relation to matters arising under this Deed (including, without prejudice to the generality of the foregoing, charges on the conversion of any part of the Deposited Property from one currency to another and on any sales of property) without accounting to the Holders or any other person for any profit arising therefrom.

9.9.	The Depositary shall endeavour to effect any sale of securities or other property or transferable right and any conversion of currency as is referred to or contemplated by this Deed in accordance with its normal practices and procedures but shall have no liability with respect to the terms of such sale or conversion or if the effecting of such sale or conversion shall not be reasonably practicable:

9.10.	The Depositary shall have no responsibility whatsoever to any Holder or any other person as regards any deficiency which might arise because the Depositary is subject to or accountable for any tax in respect of any or any part of the Deposited Property or any income or capital distribution or other payment arising therefrom or any proceeds of sale thereof. The Depositary shall be entitled to make such deductions from the Deposited Property or any income or capital arising therefrom or to sell all or any of the Deposited Property and make such deductions from the proceeds of sale thereof as may be required by applicable law in order to comply with its obligations to account for any tax liability in respect thereof.

9.11.	Without prejudice to any other powers which the Depositary may have hereunder, the Depositary shall be entitled to enter into any agreement with or give any undertakings to any relevant taxation authority concerning the taxation status of the transactions effected pursuant to this Deed and to do all such things as may be required under the terms of any such agreement or undertakings.

9.12.	Notwithstanding anything else contained in this Deed but subject always to the rights of a Holder under clause 5, the Depositary may refrain from doing anything which could or might, in its reasonable opinion, be contrary to any law of any jurisdiction or any of the CREST Rules or any regulation or requirement of any regulatory authority or other body which is binding upon it, or which would or might otherwise in its

PART XVI — DEPOSITARY INTERESTS & DEED POLL

reasonable opinion render it liable to any person and the Depositary may do anything which is, in its opinion, necessary to comply with any such law, regulation or requirement or which is in its opinion necessary to avoid any such liability.

9.13.	No provision of this Deed shall require the Depositary to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder. If, notwithstanding this provision, the Depositary reasonably does so, it shall be entitled to make such deductions from the Deposited Property or any income or capital arising therefrom or to sell all or any of the Deposited Property and make such deductions from the proceeds of sale thereof as may be required to account for any loss or liability suffered by the Depositary in respect thereof.

9.14.	All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Holders or their agents will be delivered to or sent to or from them at their own risk.

9.15.	The Depositary shall not be liable to a Holder in respect of any of its obligations under this Deed if it is unable to fulfil those obligations by reason of any prohibition imposed upon the Depositary or the Holder by applicable law, any benefit attaching to Catlin Securities being unable to pass through the CREST system and alternative arrangements not being agreed with Catlin or any other matter beyond the Depositary’s reasonable control.

10.	DEPOSITARY’S FEES AND EXPENSES

10.1.	The Depositary shall be entitled to charge Holders in respect of the provision of its services under this Deed the fees and expenses notified from time to time.

10.2.	The Depositary shall not be liable for any taxes, duties, charges, costs or expenses which may become payable in respect of the Deposited Catlin Securities or other Deposited Property or the Catlin Depositary Interests, whether under any present or future fiscal or other laws or regulations or otherwise, and such part thereof as is proportionate or in the opinion of the Depositary referable to a Catlin Depositary Interest shall be payable by the Holder thereof to the Depositary at any time on request; or may be deducted from Deposited Property held for the account of the Holder and/or from any amount due or becoming due on such Deposited Property in respect of any dividend or other distribution. In default thereof, the Depositary may in its sole discretion sell, and for the account of the Holder discharge the same out of the proceeds of sale of, any appropriate number of Deposited Catlin Securities or other Deposited Property, and subsequently pay any surplus to the Holder.

11.	INDEMNITIES

11.1.	A Holder shall be liable for and shall indemnify the Depositary and the Custodian and their respective agents, officers and employees and hold each of them harmless from and against, and shall reimburse each of them for, any and all Liabilities, arising from or incurred in connection with, or arising from any act performed in accordance with or for the purposes of or otherwise related to, this Deed insofar as they relate to Deposited Property held for the account of, or Catlin Depositary Interests held by, that Holder, except for Liabilities caused by or resulting from any wilful default or negligence or fraud of (i) the Depositary or (ii) the Custodian or any Agent if such Custodian or Agent is a member of the same group of companies as the Depositary or if, not being a member of the same group of companies, the Depositary shall have failed to exercise reasonable care in the appointment and continued use and supervision of such Custodian or Agent. The Depositary shall be entitled to make such deductions from the Deposited Property or any income or capital arising therefrom or to sell all or any of the Deposited Property and make such deductions from the proceeds of sale thereof as may be required to discharge the obligations of the Holder(s) under this clause.

11.2.	The obligations of each Holder under clause 11.1 shall survive any termination of this Deed in whole or in part and any resignation or replacement of the Depositary and any Custodian.

11.3.	Should any amount paid or payable under this Deed by a Holder be itself subject to tax in the hands of the recipient or be required by law to be paid under any deduction or withholding, the relevant Holder(s) will pay such sums as will after any such tax, deduction or withholding leave the recipient with the same amount as he would have had if no such tax had been payable and no deduction or withholding had been made and such payments and adjustments shall be made as may be necessary to give effect to this clause 11.3.

PART XVI — DEPOSITARY INTERESTS & DEED POLL

12.	AGENTS

12.1.	The Depositary may from time to time appoint one or more Agents on such terms as the Depositary may think fit to perform any obligations of the Depositary under this Deed and the Depositary may remove any such Agent.

12.2.	In particular but without prejudice to the generality of clause 12.1, the Depositary shall be entitled to delegate by power of attorney or otherwise to any Agent, all or any of the powers, authorities and discretions vested in the Depositary by this Deed and such delegation may be made upon such terms and subject to such conditions, including the power to sub-delegate, as the Depositary may think fit.

12.3.	Notice of any appointment or removal pursuant to clause 12.1 or any delegation pursuant to clause 12.2 shall, where such matter is in the opinion of the Depositary material to the Holders of any series of Catlin Depositary Interests, be given by or for the Depositary to the Holders of that or those series.

13.	RESIGNATION OF THE DEPOSITARY

13.1.	Subject to clause 13.2, the Depositary may resign as Depositary by giving at least 30 days’ prior notice in writing to that effect to the Holders.

13.2.	The resignation of the Depositary shall take effect on the date specified in such notice provided that no such resignation shall take effect until the appointment by the Depositary of a successor Depositary. The Depositary undertakes to use its reasonable endeavours to procure the appointment of a successor Depositary with effect from the date specified in such notice as soon as reasonably practicable following the giving of notice of resignation. Upon any such appointment and acceptance, notice thereof shall be given by or for the Depositary to the Holders as soon as reasonably practicable.

13.3.	Upon the resignation of the Depositary (referred to in this clause 13.3 as the “Retiring Depositary”) and against payment of all sums due to the Retiring Depositary under this Deed, the Depositary shall deliver to its successor as Depositary (the “Successor”) sufficient information and records to enable the Successor efficiently to perform its obligations under this Deed and shall transfer to the Successor or to a Custodian or other Agent appointed by the Successor all Deposited Property held by the Retiring Depositary as trustee under this Deed. Upon the date when such resignation takes effect, any Custodian appointed by the Retiring Depositary shall be instructed by the Retiring Depositary to transfer to the Successor or to a Custodian or other Agent appointed by the Successor the Deposited Property held by it pursuant to this Deed.

14.	TERMINATION OF DEED

14.1.	The Depositary may terminate this Deed either in its entirety or in respect of one or more series of Catlin Depositary Interests by giving not less than 30 days’ prior notice to that effect to the Holders of the Catlin Depositary Interests concerned.

14.2.	Termination of this Deed for whatever reason shall be without prejudice to any and all accrued rights, obligations and liabilities of the Depositary and any Holder as at the date of termination.

14.3.	During the period from the giving of such notice to the Holders until termination, each Holder shall be entitled to cancel the Catlin Depositary Interests held by it and withdraw the Deposited Property related thereto in accordance with the terms of this Deed.

14.4.	If any Catlin Depositary Interests in respect of which this Deed is terminated remain outstanding after the date of termination, the Depositary shall as soon as reasonably practicable (i) deliver the Deposited Property then held by it under this Deed in respect of the Catlin Depositary Interests to the respective Holder, or, at its discretion (ii) sell all or part of such Deposited Property; (iii) request the Operator to remove the relevant Catlin Depositary Interests from the CREST system and (iv) following such removal shall not register transfers of the relevant Catlin Depositary Interests, pass on dividends or distributions or take any other action in respect of such Deposited Property, except that it shall, as soon as reasonably practicable, deliver the net proceeds of any such sale, after deducting any sums then due to the Depositary, together with any other cash then held by it under this Deed, pro rata to Holders in respect of their Catlin Depositary Interests. After making such sale, the Depositary shall, without prejudice to clause 14.2, be discharged from all further obligations under this Deed, except its obligation to account to Holders for such net proceeds and other cash comprising the Deposited Property without interest.

PART XVI — DEPOSITARY INTERESTS & DEED POLL

14.5.	For the avoidance of doubt, any obligations of a Holder herein to make payments to the Depositary and indemnify it shall survive any such termination.

15.	AMENDMENT OF DEED

15.1.	All and any of the provisions of this Deed (other than this clause) may at any time and from time to time be amended or supplemented by the Depositary in any respect which it may deem necessary or desirable by a deed supplemental to this Deed.

15.2.	Notice of any amendment or supplement, other than an amendment or supplement of a minor or technical nature which does not in the reasonable opinion of the Depositary materially affect the interests of the Holders of the Catlin Depositary Interests concerned, shall be given by or for the Depositary to the Holders of such series within 30 days of the amendment or supplement taking effect.

15.3.	Any amendment or supplement which shall, in the reasonable opinion of the Depositary, be materially prejudicial to the interests of the Holders as a whole or to the Holders of one or more series of Catlin Depositary Interests shall only be made following consultation with Catlin and shall not take effect until 40 days after service of notice on the Holders at which time the Holders shall be deemed to have accepted the amendment or supplement.

15.4.	The Depositary shall not be obliged to have regard to the consequences for the Holders of any proposed amendment or supplement to this Deed or the exercise of any power conferred on the Depositary by this Deed except to the extent expressly provided in this Deed.

16.	FURTHER ACKNOWLEDGEMENTS BY THE HOLDER

16.1.	The Holder acknowledges and agrees that:

16.1.1	the Depositary has no responsibility for the operation or non-operation of the CREST system; accordingly, the Depositary shall be entitled without further enquiry to execute or otherwise act upon instructions or information or purported instructions or information received by means of the CREST system notwithstanding that it may afterwards be discovered that such instructions or information were not genuine or were not initiated by the Operator, a CREST member or other person authorised to give them; any such execution or action by the Depositary shall, save in the case of wilful default or reckless disregard of its obligations, constitute a good discharge to the Depositary, which shall not be liable for any Liabilities suffered or incurred by the Holder or any other person arising in whatever manner directly or indirectly from and/or as a result of such execution or action;

16.1.2	the Depositary and the Custodian rely on Catlin and/or the Share Registrar to supply information relating to cash distributions, corporate actions, forthcoming meetings of the holders of those securities and other matters having a bearing on the rights of persons holding Catlin Depositary Interests representing Catlin Securities; accordingly the content of the information made available to Holders and the time at which such information is available will reflect the content of and timing of the supply of information to the Depositary, the Custodian or its nominee, for which no responsibility is accepted;

16.1.3	the Holder shall not cause or endeavour to cause the Depositary, the Custodian or its nominee to make or assert any right or claim whatsoever against the Operator or Catlin or its directors, officers, employees or agents;

16.1.4	the Depositary and the Custodian may hold Holders’ money entitlements in client bank accounts outside the United Kingdom on a pooled basis pending distribution and such money may not be protected as effectively as money held in a bank account in the United Kingdom; in particular, the relevant bank may be entitled to combine funds held in a client bank account with any other account of the Depositary or the Custodian or to exercise any right of set-off or counterclaim against money held in a client bank account in respect of any sum owed to it on any other account by the Depositary or the Custodian;

16.1.5	the Depositary undertakes to take reasonable care in the selection and continued use of any person who provides banking and related services in connection with the Deposited Catlin Securities but neither the Depositary nor the Custodian is responsible for the acts or omissions of any such person; and the Holder further acknowledges and agrees that any such person is responsible only to any or both of the Depositary and the Custodian and undertakes to take no action to recover damages, compensation or payment or remedy of any other nature from any such person; and that

PART XVI — DEPOSITARY INTERESTS & DEED POLL

16.1.6	nothing in this Deed shall prevent the Depositary carrying out nominee or depositary services for anybody else.

17.	LIABILITY TO PAY STAMP DUTY RESERVE TAX

17.1.	The Holder agrees and acknowledges that if and to the extent that stamp duty reserve tax (“SDRT”) is not payable on agreements to transfer certain Catlin Depositary Interests by virtue of the Stamp Duty Reserve Tax (UK Depositary Interests in Foreign Securities) Regulations 1999, it shall be the responsibility of the Holder, and not the Depositary or any other person, to ensure that any Catlin Depositary Interests which the Holder is proposing to acquire or dispose of by means of the CREST system and which are identified by the CREST system as being exempt from the charge to SDRT on their transfer are so exempt.

17.2.	The Holder undertakes:

17.2.1	to notify the Operator and the Depositary forthwith if Catlin Depositary Interests which the Holder is proposing to acquire or dispose of by means of the CREST system and which are identified by the CREST system as being exempt from the charge to SDRT on their transfer are not so exempt; and

17.2.2	to pay to the Operator any SDRT and any interest, charges or penalties in relation to late or non-payment of SDRT arising directly or indirectly from any agreement of the Holder to acquire or dispose of Catlin Depositary Interests or Catlin Securities represented or to be represented by Catlin Depositary Interests which are not exempt for whatever reason from the charge to SDRT on their transfer and to hold the Depositary harmless from any and all Liabilities arising from or incurred in connection therewith.

17.3.	For the purposes of this clause 17, a CREST member will be taken to be proposing to acquire Catlin Depositary Interests or to have entered into an agreement to acquire Catlin Depositary Interests if he acquires Catlin Depositary Interests from another CREST member or if the Catlin Depositary Interests are to be issued to him and to be proposing to dispose of Catlin Depositary Interests or to have entered into an agreement to dispose of Catlin Depositary Interests if he disposes of Catlin Depositary Interests to another CREST member or if the Catlin Depositary Interests would, as a result, be cancelled.

18.	REGULATORY REQUIREMENTS

18.1.	The Depositary is regulated in the conduct of its investment business (which for these purposes is taken to refer to the safeguarding and administration of the holdings of Catlin Securities in the manner described in this Deed) by the FSA. The following further provisions apply in relation to such investment business.

18.2.	The Holder may give instructions to the Depositary in the manner described in this Deed. The Depositary will not specifically acknowledge such instructions.

18.3.	The Depositary has established procedures in accordance with the requirements of the FSA for the effective consideration of complaints by Holders. All formal complaints should be made in writing to the compliance officer of the Depositary at the registered office address of the Depositary from time to time. In addition, Holders have a right of complaint direct to the FSA.

18.4.	A statement is available from the Depositary describing Holders’ rights to compensation if the Depositary is unable to meet its liabilities.

18.5.	None of the Depositary, the Custodian or its nominee shall (a) arrange for any Catlin Securities or other Deposited Property to be lent to any other person, or (b) charge in favour of any other person any such property as security.

19.	DISCLOSURE OF OWNERSHIP, etc.

19.1.	The Depositary or the Custodian may from time to time require from any Holder or former or prospective Holder:

19.1.1	information as to the capacity in which such Holder owns, owned, holds or held Catlin Depositary Interests and regarding the identity of any other person or persons who then or previously has or has had any interest of any kind whatsoever in such Catlin Depositary Interests and/or the underlying Catlin Securities represented thereby and the nature of any such interest; and

PART XVI — DEPOSITARY INTERESTS & DEED POLL

19.1.2	evidence or declaration of nationality or residence of the legal or beneficial owner(s) of Catlin Depositary Interests registered or to be registered in his name and such information as is required for the transfer of the relevant Catlin Securities to the Holder, and such other information as may be necessary or desirable for the purposes of this Deed or any other agreement or arrangement relating to the CREST system. Each Holder agrees to provide any such information requested by Catlin or the Depositary or the Custodian and consents to the disclosure of such information by the Depositary or Custodian or Catlin to the extent necessary or desirable to comply with their respective legal or regulatory obligations in any jurisdiction or any provision of the Bye-laws or other constitutive document of Catlin.

19.2.	To the extent that provisions of or governing any Catlin Securities or the Memorandum, Bye-laws or other constitutive document of Catlin or applicable law or regulation in any jurisdiction may require the disclosure to Catlin of, or limitations in relation to, beneficial or other ownership of or any interest of any kind whatsoever in Catlin Securities or other securities, the Holders of Catlin Depositary Interests shall comply with the provisions of such constitutive documents and applicable laws and regulations and with Catlin’s instructions in respect of such disclosure or limitation, as may be forwarded to them from time to time by the Depositary. Holders shall comply with all such disclosure requirements of Catlin from time to time.

20.	NOTICES

20.1.	Any notice shall be in writing and signed by or on behalf of the person giving it. Except in the case of personal service, any such notice shall be sent or delivered to the party to be served, in the case of the Depositary, at the address set out above and marked for the attention of the Company Secretary and, in the case of a Holder, at the address set out in the Catlin Depositary Interest Register. Any alteration in the details of the party to be served shall, to have effect, be notified to the other party in accordance with this clause. Service of a notice must be effected by one of the following methods:

20.1.1	personally on any person or on a director or officer or the secretary of any party and shall be treated as served at the time of such service;

20.1.2	by prepaid first class post (or by airmail if from one country to another) and shall be treated as served on the second (or if by airmail the fourth) business day after the date of posting. In proving service it shall be sufficient to prove that the envelope containing the notice was correctly addressed, postage paid and posted;

20.1.3	by delivery of the notice through the letterbox of the party to be served and shall be treated as served on the first business day after the date of such delivery;

20.1.4	if by fax when received in a legible form; or

20.1.5	if by e-mail or other electronic communication (such contact details as agreed by the party to be served) when received in a legible form.

21.	SEVERABILIITY

If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.

22.	COPIES OF DEED

A Holder shall be entitled to one copy of this Deed upon payment of a reasonable copying charge upon written request made to the Depositary.

23.	GOVERNING LAW AND JURISDICTION

23.1.	This Deed and the Catlin Depositary Interests shall be governed by and construed in accordance with English law.

23.2.	For the benefit of the Depositary, the Holder irrevocably agrees that the courts of England shall have jurisdiction to bear and determine any suit, action or proceeding, and to settle any disputes, which may

PART XVI — DEPOSITARY INTERESTS & DEED POLL

arise out of or in connection with this Deed. For such purposes, the Holder irrevocably submits to the jurisdiction of the courts of England.

23.3.	The Holder irrevocably waives any objection which it might now or hereafter have to the courts referred to in clause 23.2 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Deed and agree not to claim any such court is not a convenient or appropriate forum.

23.4.	The submission to the jurisdiction of the courts referred to in clause 23.2 shall not (and shall not be construed so as to) limit the right of the Depositary to take proceedings against the Holder in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

24.	OVERRIDING PROVISIONS

24.1.	For so long as the Catlin Depositary Interests remain a participating security in CREST, no provision of this Deed or of any other instrument relating to the Catlin Depositary Interests of that series shall apply or have effect to the extent that it is in any respect inconsistent with:

24.1.1	the holding of the Catlin Depositary Interests in uncertificated form;

24.1.2	the transfer of title to the Catlin Depositary Interests by means of a relevant system; or

24.1.3	the Regulations.

24.2.	Without prejudice to the generality of clause 24.1 and notwithstanding anything contained in this Deed or any such instrument:

24.2.1	all Catlin Depositary Interest Registers shall be maintained at all times in the United Kingdom;

24.2.2	Catlin Depositary Interests may be issued in uncertificated form in accordance with and subject as provided in the Regulations;

24.2.3	title to the Catlin Depositary Interests which are recorded on a Catlin Depositary Interest Register as being held in uncertificated form may be transferred by means of the relevant system concerned;

24.2.4	the Depositary shall comply with the provisions of regulations 25 and 26 of the Regulations in relation to the Catlin Depositary Interests;

24.2.5	regulation 41 of the Regulations may be applied by the Depositary where relevant; and

24.2.6	a number of persons up to but not exceeding four may be registered as joint holders of a Catlin Depositary Interest.
IN WITNESS whereof this Deed has been duly entered into the day and year first above written.
The Common Seal of
CAPITA IRG TRUSTEES LIMITED
was hereunto affixed
in the presence of:

PART XVII
DEFINITIONS

“2005 US Hurricanes”	means hurricanes Katrina, Rita and Wilma which affected the US during the course of 2005

“Act” or “Companies Act”	means the Companies Act 1985 (as amended from time to time)

“Acquisition”	means the proposed acquisition by Catlin pursuant to the Offer of the issued and to be issued share capital of Wellington

“Admission”	means the admission of the New Catlin Shares to the Official List in accordance with the Listing Rules and to trading on the London Stock Exchange’s market for listed securities in accordance with the Admission and Disclosure Standards

“Admission and Disclosure Standards”	means the requirements contained in the publication “Admission and Disclosure Standards” dated July 2006 (as amended from time to time) containing, inter alia, the admission requirements to be observed by companies seeking admission to trading on the London Stock Exchange’s market for listed securities

“Announcement”	means the announcement made by Catlin on 30 October 2006 of its firm intention to make the Offer in accordance with Rule 2.5 of the City Code

“Aspen”	means Aspen Insurance Holdings Limited

“Australia”	means the Commonwealth of Australia, its territories and possessions and all areas subject to its jurisdiction and any political sub-division thereof

“Bermuda Companies Act”	means the Bermuda Companies Act 1981

“BMA”	means the Bermuda Monetary Authority

“Business Day”	means any day (other than a Saturday or Sunday) on which banks generally are open for business in London (other than solely for settlement and trading in euro)

“Bye-laws”	means the bye-laws of the Company, as amended from time to time

“Canada”	means Canada, its territories and possessions and all areas subject to its jurisdiction and any political sub-division thereof

“Catlin” or the “Company”	means Catlin Group Limited

“Catlin Bermuda”	means Catlin Insurance Company Limited

“Catlin Board”, “Board of Catlin” or “Catlin Board of Directors”	means the board of directors of Catlin

“Catlin Directors”	means the directors of Catlin

“Catlin Group”	means Catlin and its subsidiary undertakings excluding Wellington and the Wellington Group

“Catlin Shares” or “Shares” or “Common Shares”	means the common shares of $0.01 each in the capital of Catlin

“Catlin Shareholders”	means the holders of Catlin Shares

“Catlin UK”	means Catlin Insurance Company (UK) Ltd

“Catlin US”	means Catlin Insurance Company Inc.

“Cessation Application”	means the application made by Wellington pursuant to Lloyd’s Major Syndicate Transactions Byelaw for WUAL to cease accepting new or renewal business on behalf of Syndicate 2020 with effect from 31 December 2006

PART XVII — DEFINITIONS

“Circular”	means the circular to Catlin Shareholders in connection with the Acquisition and pursuant to the Listing Rules, dated 24 November 2006

“City Code”	means the City Code on Takeovers and Mergers of the United Kingdom

“Closing Price”	means the middle market quotation as derived from the London Stock Exchange Daily Official List

“Conditions”	means the conditions to the Offer

“Depositary”	means Capita IRG Trustees Limited

“Depositary Interests” or “DIs”	means the demateralised depositary interests in respect of Common Shares issued or to be issued by the Depositary

“Disclosure Rules”	means the disclosure rules and regulations made by the UK Listing Authority

“Enlarged Group”	means the Catlin Group and the Wellington Group following completion of the Acquisition

“First Closing Date”	means 18 December 2006

“Form Of Acceptance And Election”	means the form of acceptance and election relating to the Offer which accompanies the Offer Document

“FSMA”	means the Financial Services and Markets Act 2000

“Further Terms”	means the further terms of the Offer

“General Meeting”	means the general meeting of Catlin to be convened for the purposes of, inter alia, considering, and if thought fit, approving the Acquisition

“Global Offer”	means the initial public offering of the Company on 6 April 2004

“Group”	means the Catlin Group as at the date of this document and, following the completion of the Acquisition, the Catlin Group and the Wellington Group together

“IFRS”	means International Financial Reporting Standards as adopted for use in the European Union

“Independent Competing Offer”	means an Independent Offer which is either (i) announced before the Offer lapses or is withdrawn or (ii) is announced following the announcement of another Independent Offer which is itself announced before the Offer lapses or is withdrawn in accordance with its terms

“Independent Offer”	means an offer (including by way of a scheme of arrangement) or proposal to acquire more than 50 per cent. of the Wellington Shares (when added to any Wellington Shares already owned or agreed to be acquired by the person making or entering into the offer or proposal) and which:

(a) is made or entered into by a person who is not acting in concert with or an affiliate of (as those terms are defined in the City Code) Catlin; and

(b) does not relate to a reorganisation, reconstruction or redomestication of the Wellington Group and which does not result in a material change in the ultimate ownership of the Wellington Group

“Insurance Act”	means the Insurance Act 1978 of Bermuda and related regulations, as amended from time to time

PART XVII — DEFINITIONS

“Interim Implementation Regulations”	means the Takeovers Directive (Interim Implementation) Regulations 2006

“JPMorgan”	means JPMorgan Chase Bank, N.A.

“JPMorgan Cazenove”	means JPMorgan Cazenove Limited

“Listing Rules”	means the listing rules and regulations made by the UK Listing Authority

“Lloyd’s”	means the Society and Corporation of Lloyd’s incorporated by the Lloyd’s Act of 1871

“London Stock Exchange”	means London Stock Exchange plc

“LTIP”	means the Catlin Group Long Term Incentive Plan

“Mix And Match Facility”	means the mix and match facility under which Wellington Shareholders who validly accept the Offer may, subject to availability, elect to vary the proportion of New Catlin Shares and cash they will receive under the Offer

“Model Code”	means the model code on director’s dealings in securities set out in Annex 1 to LR 9 of the Listing Rules

“New Catlin Shares”	means Catlin Shares proposed to be issued fully paid to Wellington Shareholders pursuant to the Offer

“Offer”	means the recommended offer made by Catlin (including the Mix And Match Facility) to acquire Wellington Shares on the terms and subject to the conditions set out or referred to in the Offer Document and, where the context admits, any subsequent revisions, variations, extensions or renewals thereof

“Offer Document”	means the Offer Document addressed to Wellington Shareholders for the purposes of the Offer and dated 24 November 2006

“Official List”	means the Official List maintained by the UK Listing Authority

“Option Plan”	means the Catlin Group plc Share Option Plan

“Panel”	means the United Kingdom Panel on Takeovers and Mergers

“Prospectus”	means this document

“Prospectus Rules”	means the prospectus rules and regulations made by the UK Listing Authority

“Syndicate 2003” or “Catlin Syndicate”	means syndicate 2003 at Lloyd’s

“Syndicate 2020” or “Wellington Syndicate”	means syndicate 2020 at Lloyd’s

“UK” or “United Kingdom”	means the United Kingdom of Great Britain and Northern Ireland

“UK Listing Authority” or “UKLA”	means the United Kingdom Financial Services Authority in its capacity as the competent authority for listing under Part VI of the FSMA

“US” or “United States” or “United States of America”	means the United States of America, its territories and possessions, any State of the United States and the District of Columbia

“Wellington”	means Wellington Underwriting plc

“Wellington Board”, “Board of Wellington” or “Wellington Board of Directors”	means the board of directors of Wellington

PART XVII — DEFINITIONS

“Wellington Corporate Members”	means those subsidiaries of Wellington which are registered as corporate members of Lloyd’s

“Wellington Directors”	means the directors of Wellington

“Wellington Group”	means Wellington and its subsidiary undertakings

“Wellington Information”	means the information contained in Part VII (Information on Wellington) of this document, the information contained in Parts A, B and C of Part X (Financial information on Wellington) of this document and the information contained in paragraphs 12, 13, 17.1 and 17.7 of Part XIV of this document to the extent that such information relates to Wellington, the Wellington Group, the Wellington Directors, their immediate families, related persons and, so far as they are aware, persons connected with them

“Wellington Shareholders”	means the holders of Wellington Shares

“Wellington Share Schemes”	means any or all of the Wellington Underwriting plc Performance Share Plan, the Wellington Underwriting plc 1996 Approved Executive Share Option Scheme, the Wellington Underwriting plc 1996 Executive Share Option (No. 2) Scheme, the Wellington Underwriting plc Savings Related Share Option Scheme, the Wellington Underwriting Holdings Limited Executive Share Option Scheme, the Wellington Underwriting plc Overseas Share Option Scheme and the Wellington Underwriting plc Deferred Equity Share Scheme

“Wellington Shares”	means the ordinary shares of 10 pence each in the capital of Wellington

“WSIC”	means Wellington Specialty Insurance Company

“WUAL”	means Wellington Underwriting Agencies Limited

“WUI” or “WU Inc”	means Wellington Underwriting Inc.
All references to legislation in this document are to the legislation of England and Wales unless the contrary is indicated. Any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof. Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.
For the purpose of this document, “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the meanings given by the Companies Act (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4(A) of the Companies Act). References to “£”, “sterling”, “p” and “pence” are to the lawful currency of the United Kingdom and references to “$”, “dollar”, “c” and “cents” are to the lawful currency of the United States of America.

PART XVIII
Glossary of technical terms

Active Underwriter	The person (or persons) with principal authority to conduct underwriting on behalf of a syndicate at Lloyd’s.

Binding authority	Authority given by an insurer or reinsurer to brokers or agents (known as “coverholders”) to bind insurance or reinsurance risks on its behalf.

Broker	One who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other services rendered, between (1) a policy holder and a primary insurer, on behalf of the insured party, (2) a primary insurer and reinsurer, on behalf of the primary insurer or (3) a reinsurer and a retrocessionaire, on behalf of the reinsurer.

Capacity	In relation to a syndicate, the limit for the time being prescribed on the amount of insurance business that is able to be allocated to a particular year of account which is to be accepted by a syndicate, such limit being expressed as the maximum amount of premium income arising out of insurance business underwritten through that syndicate or, in relation to a member of Lloyd’s, the member’s overall premium limit.

Capital solvency ratio	The ratio of a member’s funds at Lloyd’s to its OPL, determined in accordance with Lloyd’s requirements.

Cash call	A request for funds made by a Lloyd’s managing agent pursuant to the terms and conditions of the standard managing agent’s agreement in the form prescribed by Lloyd’s at or prior to the closure of the relevant year of account.

Casualty insurance or casualty reinsurance	Insurance that is primarily concerned with the losses caused by injuries to third persons (in other words, persons other than the policyholder) and the legal liability imposed on the insured resulting therefrom and reinsurance of such losses.

Catastrophe	A severe loss, typically involving multiple claimants. Common perils include earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, explosions and other natural or man-made disasters. Catastrophe losses may also arise from acts of war, acts of terrorism and political instability.

Catastrophe loss	Loss and directly identified loss adjustment expenses resulting from catastrophes.

Catastrophe reinsurance	A form of excess of loss reinsurance which, subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified retention with respect to an accumulation of losses resulting from a catastrophic event. These reinsurance contracts are typically designed to cover property insurance losses but can be written to cover other types of insurance losses such as from workers’ compensation policies.

Cede, cedent or ceding company	When a party reinsures its liability with another, it “cedes” business and is referred to as the “cedent” or “ceding company”, an alternative for reinsured.

Combined ratio	The sum of the loss ratio and the expense ratio.

Controller	An individual or body corporate holding 10 per cent. or more of the shares in a company regulated by the FSA and Lloyd’s.

Corporate member	A member of Lloyd’s which is a body corporate.

PART XVIII — GLOSSARY

Council	The Council of Lloyd’s, and any person or delegate acting under its authority, including the Lloyd’s Market Board and the Lloyd’s Regulatory Board.

Coverholder	See “Binding authority”.

Direct insurance	insurance sold by an insurer that contracts with the insured, as distinguished from reinsurance.

Excess of loss	Reinsurance or insurance that indemnifies the reinsured or insured against all or a specified portion of losses over a specified currency amount or “retention”.

Expense ratio	Policy acquisition costs and administrative and other expenses, less financing and amortisation expenses, divided by net premiums earned.

Facultative reinsurance	The reinsurance of part or all of the insurance of an individual risk covered by a single policy on negotiated terms and conditions.

Following underwriter	An underwriter who accedes to the terms and conditions of the risk established by a lead underwriter.

Funds at Lloyd’s	Funds held in trust at Lloyd’s to support a member’s underwriting activities.

Gross premiums written	Total premiums for insurance written and reinsurance assumed during a given period.

Hard market	An insurance or reinsurance market in which premiums and terms and conditions are favourable or are improving from the insurer’s or reinsurer’s point of view.

Incurred but not reported or IBNR	Reserves for estimated losses that have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer including unknown future developments on losses which are known to the insurer or reinsurer.

Lead underwriter	The first underwriter named on an underwriting slip, with primary responsibility for negotiating the terms and conditions of the risk and adjusting and settling all claims. “Leading” is when a lead underwriter establishes the policy terms.

Long tail	A term to describe insurance business where it is known from experience that notification and settlement of claims could take many years.

Losses occurring basis	Refers to an insurance policy under which losses are covered if they occur while the policy is in force, even if they are not discovered, and the claim subsequently made, until many years later.

Loss and loss expense reserves	An amount set aside to provide for outstanding claims both reported and not reported, together with the associated costs of handling such claims.

Loss ratio	Losses and loss expenses divided by net premiums earned.

Managing agent	An underwriting agent at Lloyd’s responsible for managing a syndicate and, among other things, employing the Active Underwriter.

Member	A member of Lloyd’s.

Name	An individual underwriting member of Lloyd’s.

Net premiums earned	The portion of net premiums written during or prior to a given period that was actually recognised as income during such period.

PART XVIII — GLOSSARY

Net premiums written	Gross premiums written for a given period less premiums ceded to reinsurers and retrocessionaires during such period.

Non-proportional reinsurance	Reinsurance under which the reinsurer’s participation in a claim depends on the size of the claim, such as excess of loss.

Overall premium limit or OPL	The premium limit which determines the maximum amount of business which a member of Lloyd’s may underwrite, based on the level of that member’s funds at Lloyd’s and its RBC Ratio, in any year of account.

Proportional reinsurance	A generic term describing all forms of reinsurance in which the reinsurer shares a proportional part of the original premiums and losses of the reinsured. (Also known as pro rata or participating reinsurance.) Quota share reinsurance is a form of proportional reinsurance. In proportional reinsurance the reinsurer generally pays the ceding company a ceding commission. The ceding commission generally is based on the ceding company’s acquisition cost being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expenses) and also may include a profit factor.

Qualifying quota share or QQS	An arrangement whereby a Lloyd’s syndicate may increase its capacity through a quota share reinsurance contract made in accordance with regulations approved by the Prudential Supervision Committee of Lloyd’s.

Quota share reinsurance	A proportional reinsurance agreement under which a reinsurer accepts a fixed proportion of the risk or an agreed category of risks and shares in premiums and claims in that proportion.

RBC Ratio	Risk-based capital ratio, the result of the computation made annually by Lloyd’s of the capital required to support the underwriting of a specific syndicate for the following year of account, having regard for the syndicate’s business plan and capital loading.

Reinstatement premiums	The premiums charged for restoration of the reinsurance limit of a contract to its full amount after payment by the reinsurer of losses as a result of an occurrence.

Reinsurance	An arrangement in which a reinsurance company, the reinsurer, agrees to indemnify another insurance or reinsurance company, the ceding company, against all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. Reinsurance can provide a ceding company with several benefits, including a reduction in net liability on individual risks and catastrophe protection from large or multiple losses. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without a concomitant increase in capital and surplus, and facilitates the maintenance of acceptable financial ratios by the ceding company. Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.

Risks attaching basis	Refers to a reinsurance policy under which cover is provided for losses arising on policies issued or renewed during a defined period and where the insurer remains liable until the expiry of such policies.

Retrocession	Reinsurance of reinsurance business.

Soft market	An insurance or reinsurance market in which premiums and terms and conditions are unfavourable or are deteriorating from the insurer’s or reinsurer’s point of view.

PART XVIII — GLOSSARY

Stop loss contract	A type of reinsurance that reinsures a defined insurance portfolio excess of an agreed loss ratio. For example, the stop loss contract might attach once the loss ratio exceeds 100 per cent.; losses in excess of that loss ratio are ceded to the stop loss reinsurer, up to an agreed limit; losses in excess of the limit would revert to the reinsured.

Surplus lines	A generic US regulatory classification referring to insurance coverage not ordinarily written by insurers fully “admitted” in various states. Surplus lines business is largely unregulated as to rate and form but insurers must be authorised to write such business in a state by the local regulator.

Syndicate	A group of Names and/or corporate members underwriting insurance business at Lloyd’s through the agency of a managing agent to which a particular syndicate number is assigned by or with the authority of the Council.

Treaty reinsurance	The reinsurance of a specified type or category of risks defined in a reinsurance agreement (a “treaty”) between a primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer and the reinsurer is obligated to accept a specified portion of all of that type or category of risks originally written by the primary insurer or reinsured.

Unearned premium	The portion of premiums written that is allocable to the unexpired portion of the policy term.

US Government and Agency Securities	US government and agency securities are composed of bonds issued by the US Treasury and municipal securities issued by states, cities, counties and towns in the United States to fund public capital projects like roads, schools, sanitation facilities and bridges as well as operating budgets which contain an explicit guarantee by the US government as to their repayment. The fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment.

Year of account	The year of account at Lloyd’s commencing 1 January and ending 31 December in each year.
24 November 2006